As filed with the Securities and Exchange Commission on March 31, 2004

Registration No. 333- 112463

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	6099	65-0903895
(State of Incorporation)	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
	Classification Code Number)

Suite 325-744 West Hastings Street
Vancouver, British Columbia, Canada V6C 1A5
(604) 669-4561
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
James Schneider, Esq.
Schneider Weinberger LLP
2499 Glades Road, Suite 108
Boca Raton, Florida 33431
(561) 362-9595
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
John W. Carr, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value	192,967,138	$7.01	$1,352,699,637.38	$171,387.04 (3)
Special Convertible Preferred Stock, $0.10 par value (4)	192,967,138	—	—	$0

(1)
Based on the estimated maximum number of Registrant’s common shares which may be issued in connection with the proposed acquisition of substantially all of the assets and liabilities of Net 1 Applied Technology Holdings Limited, a South African company, with and into a subsidiary of the Registrant. In accordance with Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also shall register any additional shares of common stock of the Registrant which may become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) based on the product of (a) $7.01 (the last sale reported on the OTC Bulletin Board on January 27, 2004) and (b) the number of shares of Common Stock to be registered.

(3)	Previously paid.
(4)
The registrant has not paid a registration fee in respect of the shares of Special Convertible Preferred Stock because these shares do not trade separately, convert only into shares of the registrant’s Common Stock, and do not have any market value independently of the shares of Common Stock.

                    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[NET 1 LETTERHEAD/LOGO]

                                                                                , 2004

To the Shareholders of Net 1 UEPS Technologies, Inc.:

                    The board of directors of Net 1 has approved the acquisition by Net 1 of substantially all of the assets and the assumption of all of the liabilities of Net 1 Applied Technology Holdings Limited, a public company incorporated in South Africa and listed on the JSE Securities Exchange South Africa, through a newly incorporated South African company called “New Aplitec”, which will become a subsidiary of Net 1. In addition, the board of directors of Net 1 has approved the acquisition by Net 1 of certain assets of Net 1 Holdings S.a.r.l., a company incorporated in Luxembourg that currently holds the U.S. patent for the Funds Transfer System for which Net 1 currently holds a license.

                    In connection with the recapitalization of Net 1 and to provide the necessary liquidity to consummate the acquisition of Aplitec, the board of directors of Net 1 has approved the issuance of 105,661,428 newly issued common shares of Net 1 to the Brait Consortium, a group of affiliated investment funds, through its representative, SAPEF III International G.P. Limited , in consideration for a capital contribution of $52.8 million.

                    I cordially invite you to attend our special meeting of shareholders to vote on proposals to:

                    (i) authorize an amendment to Net 1’s articles of incorporation to (a) increase the number of authorized shares of common stock from 100,000,000 to 500,000,000, (b) increase the number of authorized shares of preferred stock from 3,000,000 to 300,000,000, (c) modify the par value of the shares of preferred stock that may be issued by Net 1 from $0.10 per share to $0.001 per share, and (d) authorize the terms of the special convertible preferred stock;

                    (ii) authorize the issuance and terms of 192,967,138 shares of special convertible preferred stock of Net 1 in connection with the Aplitec acquisition ;

                    (iii) authorize the issuance of 105,661,428 shares of common stock of Net 1 to the Brait Consortium in exchange for a capital contribution of $52.8 million ; and

                    (iv) approve the 2004 Stock Incentive Plan.

                    The special shareholders meeting will be held on          , 2004 at 9 a.m. at the offices of Schneider Weinberger LLP, 2499 Glades Road, Suite 108, Boca Raton, Florida 33431. We cannot complete the transactions unless, among other things, the disinterested holders of a majority of outstanding shares of Net 1 common stock that cast votes at the special meeting of shareholders approve each of the above-referenced proposals .

                    Your board of directors has determined that the proposed transactions are fair to, advisable and in the best interests of Net 1 and its shareholders. The board recommends that at the special meeting you vote “FOR” the proposed transactions.

                    The board of directors has received a written opinion dated January 30, 2004 of its advisor, Stenton Leigh Capital Corp., to the effect that, as of such date and based upon and subject to the matters stated in the opinion, the issuance of shares of common stock of Net 1 to the Brait Consortium at a price of $0.50 per share was fair, from a financial point of view, to the holders of Net 1 common stock.

                    YOUR VOTE IS IMPORTANT. To assure your representation at the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope according to the instructions set forth on the enclosed proxy card. This will allow your shares to be voted whether or not you attend the meeting.

                    Detailed information concerning the proposed transactions is set forth in the accompanying proxy statement/ prospectus. I urge you to read the enclosed material carefully and request that you promptly complete and return the enclosed proxy in the enclosed return envelope, which requires no postage if mailed in the United States. You should, in particular, consider the matters discussed under “Risk Factors” beginning on page 22 . If you attend the special meeting, you may vote in person even if you have previously returned your proxy. Your vote is important regardless of the number of shares of common stock you own.

                    We support the proposed transactions and urge you to vote “FOR” the proposed transactions.

Sincerely,

Serge Belamant
Chairman of the Board

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock or the shares of special convertible preferred stock to be issued by Net 1 under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2004, and is being first mailed to shareholders on or about                     , 2004.

NET 1 UEPS TECHNOLOGIES, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                     , 2004

Dear Net 1 Shareholder:

                    A special meeting of shareholders of Net 1, a Florida corporation, will be held on         , 2004 at 9 a.m., local time, at the offices of Schneider Weinberger LLP, 2499 Glades Road, Suite 108, Boca Raton, Florida 33431, and any adjournments or postponements thereof.

                    At the meeting, you will be asked to:

1.
authorize an amendment to Net 1’s articles of incorporation to (a) increase Net 1’s authorized shares of common stock, par value $0.001 per share, from 100,000,000 to 500,000,000 shares, par value $0.001 per share, to allow for additional shares of common stock of Net 1 to be issued in connection with the proposed transactions, (b) increase Net 1’s authorized shares of preferred stock, par value $0.10 per share, from 3,000,000 to 300,000,000 shares of preferred stock, par value $0.10 per share, to allow for a sufficient number of shares of preferred stock to be issued in connection with the Aplitec acquisition, and (c) modify the par value of the shares of preferred stock that may be issued by Net 1 from $0.10 per share to $0.001 per share;

2.	authorize the issuance and terms of 192,967,138 shares of special convertible preferred stock of Net 1 in connection with the Aplitec acquisition;

3.
authorize the issuance of 105,661,428 shares of common stock of Net 1 to the Brait Consortium, through its representative, SAPEF III International G.P. Limited , in exchange for a capital contribution of $52.8 million;

4.	approve the 2004 Stock Incentive Plan; and

5.	act upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

                    The accompanying proxy statement/prospectus describes the proposed transactions in detail.

                    The board of directors has set the close of business on     , 2004, as the record date for determining shareholders entitled to receive notice of the meeting and to vote at the meeting, and any adjournments or postponements thereof.

                    The proposed transactions cannot be completed unless a majority of Net 1’s shareholders that cast votes at the special meeting of shareholders approve each of the above-referenced proposals . Net 1 Holdings, a Luxembourg company, owns 53.75% of the outstanding shares of Net 1. Dr. Serge Belamant, the current chairman of Net 1’s board of directors , the chief executive officer of Aplitec and the chief executive of Net 1 Holdings, has the right to vote these shares on behalf of Net 1 Holdings. Because of Dr. Belamant’s interest in the proposed transactions to be voted upon, the shares owned by Net 1 Holdings will be counted for purposes of establishing a quorum at the special meeting, but those shares will be voted in proportion to the votes cast (FOR and AGAINST) by our disinterested shareholders. Thus, the vote of a majority of Net 1’s shareholders other than Net 1 Holdings will be determinative of the outcome of the proposed transactions.

                    We will admit to the special meeting (1) all shareholders of record at the close of business on , 2004, (2) persons holding proof of beneficial ownership as of such date, such as a letter or account statement from the person’s broker, (3) persons who have been granted proxies, and (4) such other persons that we, in our sole discretion, may elect to admit. All persons wishing to be admitted must present photo identification. If you plan to attend the special meeting, please check the appropriate box on your proxy card.

By order of the board of directors,

David Anthony
Secretary

________________________, 2004

                    Your vote is important. Please return your proxy as soon as possible, whether or not you expect to attend the special meeting in person.

                    You may submit your proxy by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage prepaid envelope.

                    You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

i

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS

Q1:	What are the proposed transactions for which I am being asked to vote?

A1:	You are being asked to approve and adopt:

(i) amendments to Net 1’s articles of incorporation to (a) increase the number of authorized shares of common stock from the current 100,000,000 shares to 500,000,000, (b) increase the number of authorized shares of preferred stock from the current 3,000,000 to 300,000,000, (c) modify the par value of the shares of preferred stock that may be issued by Net 1 from $0.10 per share to $0.001 per share, and (d) authorize the terms of the special convertible preferred stock;

(ii) the Aplitec acquisition and the issuance of 192,967,138 shares of special convertible preferred stock in connection with such acquisition;

(iii) the issuance of 105,661,428 shares of common stock to the Brait Consortium, through its representative, SAPEF III International G.P. Limited in exchange for a $52.8 million capital contribution; and

(iv) the 2004 Stock Incentive Plan.

Without your approval of the above-referenced proposals , we will not be able to consummate any of the proposed transactions.

Q2:	What are the benefits and risks of the proposed transactions to Aplitec, Net 1 and their respective shareholders?

A2:	Since its formation, Aplitec has implemented numerous “UEPS” smart card systems and has developed the unique skills and business models required to successfully implement these smart card systems from an operational and financial perspective. Although Aplitec owns the FTS/UEPS patents only for South Africa and its surrounding territories, it has also been successful in exploiting the technology in countries outside its designated territories through a Distribution Agreement with Net 1. The proposed transactions willconsolidate the FTS/UEPS intellectual property rights under a single structure, which will allow Aplitec to fully capitalize on Net 1’s global rights to the FTS/UEPS patents.

Net 1 has been unable to raise sufficient capital to implement its business model, due partly to its failure to have successfully implemented any smart card systems. Additionally, Net 1 is concerned that it does not have the capital to continue as a going concern beyond the second quarter of 2004. The proposed transactions will provide a much-needed capital injection into Net 1, and will give Net 1 access to the business model, intellectual property rights and operations of Aplitec.

The proposed transactions will dilute your interest in Net 1 by up to 95.29%, and it will further dilute the interests to be held by Aplitec’s reinvesting shareholders by up to 42.73%. Additionally, the proposed transactions may have a negative effect on Net 1 and the price of Net 1’s shares of common stock due to challenges of combining the two companies, the complex group structure and the management focus required to implement the combination. However, we believe that they also provide substantial benefits that are aimed to enhance the companies’ overall value. For example, the proposed transactions will create:

	•	a platform from which the combined group can compete on global markets;
	•	a base of credible strategic investors;
	•	capital to implement its international expansion; and
	•	the ability to attract funds from large institutional investors in the future.

Q3:	Why is Net 1 issuing new shares of common stock to the Brait Consortium?

A3:	Net 1 intends to issue to the Brait Consortium 105,661,428 shares of Net 1 common stock at a purchase price of $0.50 per share, or a total purchase price of $52.8 million. Of this amount, approximately $35.91 million (assuming a conversion rate of 6.40 ZAR = $1.00) will be used to fund cash payments to Aplitec’s current shareholders in connection with the Aplitec acquisition, and the remainder will be used by Net 1 to finance its operations and implement its business plan.

Fees and expenses of approximately $ 6.5 million will be paid out of the resources of Net 1, of which approximately $3.9 million will be paid to the Brait Group.

Q4:	What consideration is Net 1 paying to consummate the Aplitec acquisition?

A4:

In addition to the ZAR 229.8 million ($35.91 million) that Net 1 will pay in connection with the Aplitec acquisition, Net 1 will issue special convertible preferred stock to the Cayman Trust, whose trustee is Walkers SPV, for the benefit of Aplitec’s reinvesting shareholders. In addition, Net 1 will cause New Aplitec to issue B class preference shares and to extend B class loan accounts to the South African Trust for the benefit of Aplitec’s reinvesting shareholders. The purchase price for the Aplitec acquisition, including the amount of cash consideration, was determined through negotiations among Claude Guerard (Net 1’s Chief Executive Officer), representatives of the Brait Group and a special committee of Aplitec. The cash consideration reflected the maximum amount that management believed that Net 1 could afford to pay in connection with the Aplitec acquisition, taking into account the availability of external financing and the cash needs of Net 1 after the proposed transactions.

As part of this transaction, Aplitec’s current shareholders would be entitled to receive cash and could, if they so elect, reinvest a portion of such cash in the combined company (the “reinvestment option”) through a participation interest in the South African Trust, whose trustee will be First National Asset Management & Trust Company (subject to approval by South African regulators). The South African Trust will hold (i) 100% of the New Aplitec B class preference shares, (ii) 100% of the New Aplitec B Class loan accounts, and (iii) a right to receive from the Cayman Trust shares of Net 1 special convertible preferred stock. Those Aplitec shareholders who elect the reinvestment option are referred to herein as the “reinvesting shareholders”. These three securities are together convertible into shares of Net 1 common stock upon the occurrence of a “trigger event,” which is described more fully in Answer 6.

Net 1 believes that the combination of loan accounts and shares to be issued by New Aplitec represents the optimal corporate structure for a South African company. For example, the loan accounts will give New Aplitec the flexibility to take advantage of certain potential tax benefits in South Africa.

Q5 :	Is Net 1 permitted to issue special convertible preferred stock?

A5 :	Yes. Net 1’s articles of incorporation permit the issuance of up to 3,000,000 shares of preferred stock with conversion rights and other characteristics as the board of directors of Net 1 may determine. Nevertheless, Net 1 is seeking the specific approval by its shareholders to authorize issuance of the special convertible preferred stock to be issued by Net 1 in connection with the Aplitec acquisition.

Q 6 :	What are the key features of the Net 1 special convertible preferred stock?

A 6 :	The Net 1 special convertible preferred stock will be issued to the Cayman Trust for the future benefit of Aplitec’s current shareholders that choose to reinvest in the combined company. Each share will be convertible (on a one-for-one basis) into a share of Net 1 common stock on the occurrence of a trigger event. A “trigger event” is defined as any one of the following events:

• notification by the reinvesting Aplitec shareholder of the intention to convert some or all of the shares of Net 1 special convertible preferred stock attributable to him or her (via the South African Trust) into shares of Net 1 common stock;
• the abolition or relaxation of South African Exchange Control regulations such that South African residents would be permitted to directly hold shares of non-South African companies; or
• the liquidation, insolvency or other winding-up of either New Aplitec or Net 1.

Prior to their conversion into shares of common stock, the special convertible preferred stock will have voting rights in Net 1 that correspond to Net 1 common stock and will entitle the holders to receive dividends payable from all of Net 1’s business operations outside of South Africa and on the liquidation of New Aplitec.

Q 7 :	How many shares of special convertible preferred stock will Net 1 issue?

A 7 :	192,967,138

Q 8 :	Can the price at which shares of common stock of Net 1 are issued to the Brait Consortium change between now and the time the transactions are completed?

A 8 :	No.

Q 9 :	Can the number of shares of special convertible preferred stock that is issuable in the Aplitec acquisition change between now and when the transactions are completed?

A 9 :	No.

Q10:	Can the consideration that Net 1 will pay to acquire Net 1 Holdings change between now and when the transactions are completed?

A 10 :	No.

Q 11 :	What are the U.S. federal income tax consequences of the transactions to Net 1?

A 11 :	Net 1 will not recognize any income or gain as a result of the issuance of its shares of common stock and special convertible preferred stock in the proposed transactions.

Q 12 :	What vote is required for approval?

A 12 :	The proposed transactions contemplated herein must be approved by holders of a majority of the shares of Net 1 common stock voting at the special shareholders meeting, provided that a quorum has been established. You are entitled to vote at the meeting if you held Net 1 common stock at the close of business on the record date, which is , 2004. On that date, 15,852,856 shares of Net 1 common stock were outstanding and entitled to vote.

Q 13 :	Will Net 1 shareholders have dissenters’ or similar rights?

A 13 :	Shareholders who vote against the proposed transactions are not entitled to dissenters’ or similar rights under Florida law and Net 1’s articles of incorporation.

Q 14 :	What regulatory approvals are required in order to close the proposed transactions?

A 14 :	As a condition precedent to the closing of the Aplitec acquisition, certain approvals from South African regulatory authorities are required.

Q 15 :	Are there any third party consents required as a condition to closing the proposed transactions?

A 15 :	The Aplitec acquisition is subject to approval by the holders of a majority of the issued ordinary shares of Net 1. The Aplitec acquisition has already been approved by the shareholders of Aplitec. However, the decision by Aplitec’s shareholders whether to reinvest in the combined company will be made only after the Net 1 special meeting.

Q 16 :	When do you expect the proposed transactions to be completed?

A 16 :	We expect to complete the proposed transactions in the second quarter of 2004.

Q 17 :	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A 17 :	You should instruct your broker to vote your shares, following the directions your broker provides. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares.

Q 18 :	What do I need to do now?

A 18 :	After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. Your proxy card will instruct the persons named on the card to vote your shares at the stockholders meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR the proposed transactions. YOUR VOTE IS VERY IMPORTANT.

Q 19 :	May I change my vote after I have mailed my signed proxy card?

A 19 :

Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to:

             ADP Investor Communications
             5970 Chedworth Way
             Mississauga, Ontario L5R 4G5
             Canada

Third, you can attend the Net 1 special shareholder meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q 20 :	What does the board of directors of Net 1 recommend?

A 20 :	Net 1’s board of directors has determined that the proposed transactions are fair to, advisable and in the best interests of Net 1 and its shareholders and recommends that you vote FOR the proposed transactions.

Q 21 :	Will Net 1 continue as a public company?

A 21 :	Yes. Net 1 will continue to be a public reporting company under the Securities Exchange Act of 1934 and its shares will continue to be quoted on the OTC Bulletin Board.

Q 22 :	Will I have the same ownership and voting percentages in Net 1 after the transactions are completed as I do now?

A 22 :	No. The proposed transactions will dilute your interests in Net 1 by up to 95.29%.

Q 23 :	Who can help answer my questions?

A 23 :	If you have any questions about the proposed transactions or if you need additional copies of this proxy statement/prospectus you should contact:

ADP Investor Communications

In the U.S.: (800) 454-8683

In Canada: (800) 474-7493

SUMMARY

                    This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus, including the annexes, for a more complete understanding of the proposed transactions. For purposes of convenience, we have provided certain amounts in both South African Rand (ZAR) and U.S. dollars. Unless otherwise noted, the rate of exchange used in determining these U.S. dollar amounts was ZAR 6.40 = $1.00, which was the noon buying rate for customs purposes of the Rand as reported by the Federal Reserve Bank of New York on March 29 , 2004.

The Companies

          Net 1 UEPS Technologies, Inc.

                    Net 1 was incorporated in the State of Florida on May 8, 1997. Net 1 is a development stage company engaged in the business of commercializing the smart card technology-based Universal Electronic Payment System (version 10 and any further releases), or “UEPS”, and the Fund Transfer System, or “FTS”, through the development of strategic alliances with national and international bank and card service organizations. The patent rights for the FTS technology in the U.S. is held by Net 1 Holdings. The FTS patents in South Africa and its surrounding territories (Namibia, Botswana and Swaziland) are held by Net 1 Investment Holdings (Pty) Ltd., or “Net 1 (Pty)”, which was acquired by Aplitec in July 2000. Net 1 has a license in respect of the U.S. FTS patent and owns the exclusive marketing right for the UEPS technology for the world excluding South Africa and its surrounding territories. To date, Net 1’s activities have consisted only of acquiring certain rights to the above-mentioned technology from Net 1 Holdings and entering into a Distribution Agreement with Net 1 (Pty), pursuant to which Net 1 (Pty) is entitled to market and sell the UEPS technology on behalf of Net 1. Net 1 has one full-time employee, its Chief Executive Officer, Mr. Claude Guerard, who provides services to Net 1 pursuant to a consulting agreement. Net 1 generates all of its revenues by selling technology licenses on behalf of Net 1 Holdings, for which Net 1 receives a fee equal to Net 1 Holdings’ net profit before amortization. Net 1 currently receives revenues in connection with technology licenses sold to institutions in Latvia, Burundi, Ghana, Rwanda and Malawi. Each of these licenses is material to Net 1’s operations.

                    As a development stage company, Net 1’s management devotes most of its activities to raising the funds required to implement its business plan. Planned principal activities have not produced significant revenues, Net 1 has suffered recurring operating losses since its incorporation and it has so far been unsuccessful at raising funds. Net 1’s loss from operations for the 2003 fiscal year was $281,869 and the accumulated deficit was $2,523,508 at December 31, 2003 . These factors raise substantial doubt about Net 1’s ability to continue as a going concern beyond the second quarter of 2004 if the proposed transactions are not completed.

                    Net 1’s principal executive offices are located at Suite 325-744 West Hastings Street, Vancouver, British Columbia, Canada V6C 1A5, and its telephone number is (604) 669-4561.

          Net 1 Applied Technology Holdings Limited

                    Aplitec is a holding company established and existing under the laws of South Africa. Aplitec’s subsidiaries employ specialized smart card technologies to add efficiency to commercial activities requiring money transfers, payment systems and other electronic data applications.

                    Through its subsidiaries, Aplitec is involved in the administration, management and payment of social welfare grants and handles the payment of pensions on behalf of the government in five of the nine provinces of South Africa. Revenue is generated through registration fees, card loading fees and transaction fees in the distribution of social welfare grants, and commissions generated through the provision of automated payment collection services to third parties. Aplitec also operates micro-lending businesses, operating more than 100 branches throughout South Africa and develops, markets and licenses administrative and payment solutions for the micro-finance industry. The primary source of revenue of this business is interest income. Aplitec also provides financial services to pensioners through its proprietary smart card platform and provides technical, operational and outsourcing services to companies.

                    Aplitec, through its subsidiary Net 1 (Pty), owns the FTS patents for South Africa and its surrounding territories and, pursuant to a Distribution Agreement with Net 1, provides integrated software and hardware services to customers outside its designated territories, for which it charges service fees and makes a margin on software and hardware sold.

                    Aplitec’s principal executive offices are located at 4th Floor, President Place, 148 Jan Smuts Avenue, Rosebank 2128 South Africa, and its telephone number is +27 11 343-2000.

          Net 1 Holdings S.a.r.l.

                    Net 1 Holdings, a Luxembourg company, owns the U.S. FTS patent and marketing rights to the UEPS technology for all regions other than South Africa and its surrounding territories. On May 3, 2000, Net 1 Holdings granted a license to Net 1 to use the U.S. patent and an exclusive marketing right to the UEPS technology worldwide, except for South Africa and its surrounding territories, in exchange for 4,729,612 shares of Net 1 common stock. At December 31, 2003 , Net 1 Holdings owned 8,520,578 shares of Net 1 common stock, or 53.75% of the issued and outstanding shares of Net 1 common stock.

                    Net 1 Holdings’ principal executive offices are located at No. 6, Rue Jean Monnet, L-2180 Luxembourg, and its telephone number is +352 466-1111.

           Net 1 Applied Technologies South Africa Limited (formerly Newshelf 713 (Proprietary) Limited)

                    New Aplitec is a company incorporated in South Africa that will become a subsidiary of Net 1 upon the completion of the Aplitec acquisition. New Aplitec was formed solely for the purpose of effecting the Aplitec acquisition, and it has not carried on any activities other than in connection with the Aplitec acquisition.

          The Brait Consortium

                    The Brait Consortium consists of funds under the management of the Brait Group, Southern Cross Capital Limited and FF&P Asset Management Limited. The Brait Group is an international investment group focused on private equity, alternative funds management, corporate advisory services and proprietary investing. The Brait Group has an established team and a track record that is recognized as a leader in the private equity asset class in the African region. Southern Cross Capital Limited manages a number of private equity funds that are funded by various Oppenheimer family interests. FF&P Asset Management Limited is a wholly owned subsidiary of Fleming Family and Partners Limited, an independent privately owned investment house, that manages funds and trusts on behalf of its clients. The Brait Consortium is acquiring Net 1’s common stock in this transaction through its representative, SAPEF III International G.P. Limited.

The Proposed Transactions (page 36 )

          The Aplitec Acquisition

                    Pursuant to the terms of a Sale Agreement between Aplitec and New Aplitec, a copy of which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, New Aplitec will acquire substantially all of the assets, and assume all of the liabilities, of Aplitec. As part of this transaction, Aplitec’s current shareholders will have the option of selecting one of the following two forms of consideration for each Aplitec ordinary share:

•	ZAR 5.00 in cash ($ 0.78 ) (the “cash option”), or

•	ZAR 1.90 in cash ($ 0.30 ), plus an investment with a value of ZAR 2.85 ($ 0.45) in New Aplitec, through a participation interest in the South African Trust that will hold:

››	B class preference shares of New Aplitec with a value of ZAR 1.84 ( $0.29 );

››	B class loan accounts of New Aplitec with a value of ZAR 1.01 ( $0.16 ); and

››	a right to shares of Net 1 special convertible preferred stock issued, for no additional consideration and with no value other than their right to convert into shares of Net 1 common stock, by Net 1 to the Cayman Trust, and which are convertible into shares of Net 1 common stock upon the occurrence of a trigger event (together, the “reinvestment option”).

The trustee of the South African Trust will be First National Asset Management & Trust Company, subject to approval by South African regulators. The trustee of the Cayman Trust is Walkers SPV.

Assuming that 100% of Aplitec’s current shareholders elect the reinvestment option, they will receive cash in the amount of ZAR 450.3 million ($ 70.35 million) and an interest (via the South African Trust) in New Aplitec B class preferred shares, B class loan accounts and shares of Net 1 special convertible preferred stock, which together are convertible into 58.14% of the aggregate shares of common stock of Net 1. Brait S.A. and several of its affiliates, or the “Brait Group”, has committed to acquire all of the rights of the reinvestment option not taken up by Aplitec’s current shareholders up to a maximum amount of 64.70% of the total reinvestment option. The Brait Group will pay ZAR 2.85 ($0.45) per Aplitec share not involved in the reinvestment, which is the cash equivalent of what would have been paid by Aplitec’s shareholders. The Brait Group is a member of the Brait Consortium. Aplitec has received written indications from two shareholders who together own 35.30% of Aplitec’s outstanding shares, of their intent to elect the reinvestment option. Additionally, Aplitec has received a commitment from a South African asset manager, whose clients together own 22.24% of Aplitec’s outstanding shares, that it will recommend the reinvestment option to such clients. This commitment to recommend is common in South Africa. Therefore, Net 1 believed that at least 57.54% of Aplitec’s current shareholders will elect the reinvestment option.

                    In addition, as consideration for a capital contribution from Net 1 to New Aplitec, Net 1 will receive 100% of the A class shares and 100% of the A class loan accounts of New Aplitec.

          Contribution by the Brait Consortium

                     Pursuant to the terms of a Common Stock Purchase Agreement between Net 1 and SAPEF III International G.P. Limited (as representative for the Brait Consortium), a copy of which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, will purchase from Net 1 105,661,428 newly issued shares of Net 1 common stock for $52.8 million.

                     The following table represents the ownership and voting interests of the Brait Consortium and the Brait Group after the completion of the proposed transactions described in this proxy statement/prospectus, based on various scenarios:

Anticipated[1]	Minimum[2]	Maximum[3]
32.84%	31.83%	69.90%
____________________

(1)	Assumes that 100% of Aplitec shareholders elect the reinvestment option and the Brait Group elects to apply $2.5 million of its capital raising fee to purchase 5 million shares of Net 1 common stock at a purchase price of $0.50 per share. Based upon Aplitec’s share price on March 29, 2004 of ZAR 7.80 ($1.22) per share, which is above the cash offer price of ZAR 5.00 ($0.78) per share, it is assumed that 100% of the Aplitec shareholders will elect the reinvestment option.
(2)	Assumes that 100% of Aplitec shareholders elect the reinvestment option and the Brait Group elects not to apply any part of its capital raising fee to purchase shares of Net 1 common stock. This scenario takes into account only the 105,661,428 shares of Net 1 common stock to be issued to the Brait Consortium in connection with its capital contribution.
(3)	Assumes that the Brait Group takes up the rights to the reinvestment option not taken up by Aplitec’s current shareholders up to the maximum of 64.70% of the reinvestment option and the Brait Group elects to apply $2.5 million of its capital raising fee to purchase 5 million shares of Net 1 common stock at a purchase price of $0.50 per share. This would consist of the Brait Group’s interest held via the South African Trust (37.06%) as well as the shares of Net 1 common stock that the Brait Consortium (of which the Brait Group is a member) will receive directly from Net 1 (32.84%).

          Net 1 Holdings Acquisition

                    Pursuant to the terms of an Asset Purchase Agreement between Net 1 and Net 1 Holdings, a copy of which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, Net 1 will acquire, on behalf of a wholly owned subsidiary to be formed or acquired in Luxembourg, selected assets of Net 1 Holdings (including the U.S. patent for the FTS and rights to the UEPS technology) for aggregate consideration of $1.00.

          Structure of the Proposed Transactions

                    The following charts present the structure of the constituent companies before and after the proposed transactions. The post-transaction share ownership of Net 1 is presented on a fully diluted basis and assumes that 100% of Aplitec’s current shareholders elect the reinvestment option. To the extent that any Aplitec shareholders elect the cash option, the Brait Group will acquire the interests in the South African Trust that are not subscribed for by such shareholders, thus increasing the Brait Group’s ownership interest in Net 1. The various ownership scenarios of the Brait Group are detailed in the table above. The risks associated with the Brait Group possibly owning a majority of the voting interest of Net 1 are more fully addressed under “Risk Factors – Risks Relating to the Proposed Transactions.”

Before the Transactions

Comet Ltd.* 52.7%
Beata Marketing Ltd.* 9.46%
Cian Company Ltd.* 9.46%
Wrestford Assoc. Ltd.* 9.46%
Sidebrook Trading Ltd.* 9.46%
Juna Marketing Ltd.* 9.46%
Net 1 Holdings (CEO: Dr. Belamant)
53.75%
Net 1 (Chairman: Dr. Belamant)
International
South Africa
Nedbank Limited 29.3%
Allan Gray Investment Management 22.2%
Dr. Belamant 6.0%
Other Public Shareholders 42.5%
Aplitec (Chairman and CEO: Dr. Belamant)
Pension and Welfare Business
Micro-lending Business
Technology Sales and Outsourcing Business

* There are no voting agreements among these shareholders.

After the Transactions

Brait Consortium 31.83%
Public Net 1 shareholders 4.78%
Management and Employees 5.25%
Cayman Trust (Trustee: Walkers SPV)
Net 1 (Chairman and CEO: Dr. Belamant)
58.14%* (via special convertible preferred stock)
100%
Luxembourg company holding selected assets of Net 1 Holdings
Right to receive special convertible preferred stock on the occurrence of a trigger event
100% A class shares and loan accounts
International
South Africa
Aplitec's reinvesting shareholders/The Brait Group
South African Trust (Trustee: First Natl. Asset Mgmt. & Trust Co. (Pty) Ltd.) ‡
100% B class preference shares and loan accounts
New Aplitec
Pension and Welfare business
Micro-lending business
Technology sales and outsourcing business

* Dr. Belamant will own 3.49% of the voting interest of Net 1via the South African Trust.

‡ On March 12, 2004, Brait Capital Partners Trustees (Pty) Ltd. resigned as trustee of The South African Trust. First National's appointment as replacement trustee is subject to the approval by the Master of the High Court in South Africa, which we expect will occur prior to closing.

The Proposals

                    Below is a summary of each of the proposals to be voted upon at the special meeting. If these proposals are not approved by Net 1’s shareholders, we will not be able to complete the proposed transactions.

Proposal #1: Amendment to Net 1’s Articles of Incorporation

                    You are being asked to approve an amendment to Net 1’s articles of incorporation. The amendment will (a) increase the number of authorized shares of common stock from the current 100,000,000 shares to 500,000,000, (b) increase the number of authorized shares of preferred stock from the current 3,000,000 to 300,000,000, (c) modify the par value of the shares of preferred stock from $0.10 per share to $0.001 per share and (d) authorize the terms of the special convertible preferred stock. This amendment is necessary because Net 1’s current articles of incorporation do not authorize enough shares of common stock or preferred stock to complete the proposed transactions. If the proposed amendment is not approved by Net 1’s shareholders, we will not be able to complete the proposed transactions. We encourage you to read the proposed amendment to our articles of incorporation, a copy of which is attached as Annex A to this proxy statement/prospectus.

Proposal #2: Issuance of Special Convertible Preferred Stock to the Cayman Trust

                    You are being asked to approve the issuance of 192,967,138 shares of Net 1 special convertible preferred stock in connection with the Aplitec acquisition. These shares will be issued to the Cayman Trust and held for the benefit of Aplitec’s current shareholders who elect the reinvestment option. Upon the occurrence of a trigger event, shares of Net 1 special convertible preferred stock, along with a proportionate number of New Aplitec B class preference shares and loan accounts, are convertible into shares of Net 1 common stock. A “trigger event” is defined as any one of the following events: (a) notification by a reinvesting Aplitec shareholder of the intention to convert some or all of the shares of special convertible preferred stock attributable to him or her into shares of Net 1 common stock, (b) the relaxation of South African Exchange Control Regulations such that South African residents would be permitted to directly hold shares of non-South African companies or (c) the liquidation, insolvency or other winding-up of either Net 1 or New Aplitec.

                    The purpose of this structure is to allow Aplitec’s current shareholders to invest in the combined company. South African Exchange Control regulations currently restrict South African residents from investing in non-South African companies (please see the section titled “Exchange Controls” for more information on these regulations). The proposed acquisition structure, which has been approved by the South African Reserve Bank, provides Aplitec shareholders who elect the reinvestment option the opportunity to invest in Net 1.

                    The Net 1 special convertible preferred stock has been designed to afford its holders substantially all of the rights and benefits of Net 1 common stock. These shares will vote at all meetings of Net 1, and they will be entitled to share in certain distributions of Net 1 in respect of non-South African amounts. We encourage you to review the complete terms of the Net 1 special convertible preferred stock in the proposed amendment to our articles of incorporation, a copy of which is attached as Annex A to this proxy statement/prospectus.

Proposal #3: Issuance of Common Stock to the Brait Consortium

                    You are being asked to approve the issuance of 105,661,428 shares of Net 1 common stock to the Brait Consortium in exchange for a capital contribution of $52.8 million. This will allow Net 1 to fund the Aplitec acquisition, and it will also provide needed capital for Net 1 to finance its operations and implement its business plan.

                    This issuance is governed by the terms of a Common Stock Purchase Agreement, dated January 30, 2004, between Net 1 and SAPEF III International G.P. Limited (as representative of the Brait Consortium). The material terms of the Agreement are summarized on page [54] herein, and a complete copy of the Agreement was filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. We encourage you to review this information.

Proposal #4: Net 1 2004 Stock Incentive Plan

                    You are being asked to approve the 2004 Stock Incentive Plan. The Plan will permit Net 1 to grant to our employees, directors, and consultants a variety of options and stock-based awards. The total number of shares of Net 1 common stock available under the 2004 Stock Incentive Plan will be 17,441,872, of which 8,720,936 shares may be used with respect to stock options, and 8,720,936 shares may be used in respect of other stock-based awards. The Net 1 board of directors, or any committee that it may delegate, will administer the 2004 Stock Incentive Plan, and in that capacity will determine who will receive awards under the 2004 Stock Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards. Net 1 will issue stock-based awards in respect of all 8,720,936 shares of Net 1 common stock available for such awards to certain key employees, for no cash consideration, upon completion of the proposed transactions. No awards may be granted after the tenth anniversary of the effective date of the 2004 Stock Incentive Plan, but awards granted before such tenth anniversary may extend beyond that date.

                    A detailed summary of the 2004 Stock Incentive Plan begins on page 123 herein, and a complete copy of the 2004 Stock Incentive Plan is attached as Annex B to this proxy statement/prospectus. We encourage you to review this information.

The Special Meeting (page 33 )

                    When and Where. The special meeting of Net 1’s shareholders will be held at 9 a.m., local time on , 2004, at the offices of Schneider Weinberger LLP, 2499 Glades Road, Suite 108, Boca Raton, Florida 33431.

                    Purposes of the Special Meeting. At the special meeting, you will be asked to approve (i) an amendment to the Net 1 articles of incorporation to (a) increase the number of authorized shares of common stock from 100,000,000 to 500,000,000, (b) increase the number of authorized shares of preferred stock from 3,000,000 to 300,000,000, (c) modify the par value of the shares of preferred stock that may be issued by Net 1 from $0.10 per share to $0.001 per share, and (d) authorize the terms of the special convertible preferred stock, (ii) the Aplitec acquisition and the issuance of 192,967,138 shares of special convertible preferred stock in connection with such acquisition, (iii) the issuance of shares of common stock to the Brait Consortium in exchange for a $52.8 million capital contribution, and (iv) the 2004 Stock Incentive Plan. A copy of the proposed amendment to our articles of incorporation is attached as Annex A to this proxy/statement prospectus. The material terms of the Aplitec acquisition and issuance of shares to the Brait Consortium are fully described in the section titled “The Proposed Transactions.” The Net 1 2004 Stock Incentive Plan is attached as Annex B to this proxy statement/prospectus, and its material terms are fully described in the section titled “Management of Net 1 After the Proposed Transactions.”

                    Record Date; Voting Power. Holders of Net 1 common stock as of the close of business on     , 2004, the record date, are entitled to vote at the special meeting or any adjournment or postponement thereof. Each share of Net 1 common stock is entitled to one vote.

                    Vote Required. The affirmative vote of a majority of the outstanding shares of Net 1 common stock that cast votes at the special shareholders meeting is required to approve (i) the amendment to Net 1’s articles of incorporation, (ii) the Aplitec acquisition and the issuance of 192,967,138 shares of special convertible preferred stock in connection with such acquisition, (iii) the issuance of shares of common stock to the Brait Consortium in exchange for a $52.8 million capital contribution, and (iv) the 2004 Stock Incentive Plan. As of the record date, 15,852,856 shares of Net 1 common stock were outstanding. Because of Dr. Belamant’s interest in the proposed transactions to be voted upon, the 53.75% of Net 1 common stock owned by Net 1 Holdings will be counted for purposes of establishing a quorum at the special meeting, but those shares will be voted in proportion to the votes cast (FOR and AGAINST) by our disinterested shareholders, who together own 46.25% of Net 1’s common stock. Thus, the vote of a majority of Net 1’s shareholders other than Net 1 Holdings will be determinative of the outcome of the proposed transactions.

                    Quorum; Abstentions and Broker Non-Votes. The required quorum for the special meeting is a majority of the issued and outstanding shares of Net 1 common stock as of the record date. Both abstentions and broker non-votes will be included in determining the number of votes present at the special meeting for the purpose of determining the presence of a quorum. The actions proposed in this proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. Brokers who hold your shares of Net 1 common stock as nominees cannot vote those shares unless you instruct them to, following the procedures they give you.

                    How to Vote. A shareholder may vote in person at the special meeting or by proxy without attending the special meeting. To vote by proxy, a shareholder must compete the enclosed proxy card, sign and date it and then return it in the enclosed prepaid postage envelope.

                    Revocation of Proxy. A shareholder may revoke a proxy at any time prior to its exercise by (a) delivering to Net 1’s secretary a written notice of revocation of proxy prior to the special meeting, (b) delivering prior to the special meeting a duly executed proxy bearing a later date than the initial proxy (using a new proxy card) or (c) attending the special meeting and voting in person. The presence of a shareholder at the special meeting will not in itself automatically revoke such shareholder’s proxy. If not revoked, the proxy will be voted in accordance with the instructions indicated on the proxy.

Recommendation of the Net 1 Board of Directors (page 38 )

                    On January 30, 2004, the Net 1 board of directors determined that the proposed transactions are fair, advisable and in the best interests of Net 1 and its shareholders, and it voted to approve the proposed transactions and related agreements. Net 1’s board recommends a vote “FOR” approval of the proposed transactions.

Opinion of Stenton Leigh Capital Corp. (page 40 )

                    On January 30, 2004, the Net 1 board of directors received a fairness opinion from Stenton Leigh Capital Corp. with regard to the proposed issuance of shares of Net 1 common stock to the Brait Consortium. A copy of this opinion is attached as Annex C to this proxy statement/prospectus.

Interests of Certain Persons in the Proposed Transactions (page 50 )

                    When considering the recommendation by the Net 1 board of directors to vote “FOR” the proposed transactions, you should be aware that certain persons have interests in the transactions that are different from, and may conflict with, your interests:

•	Dr. Serge Belamant, a director and the chairman of Net 1’s board of directors , the chief executive officer of Aplitec and the chief executive of Net 1 Holdings, has the right to vote 53.75% of Net 1’s outstanding shares that are beneficially owned by Net 1 Holdings.

•	Dr. Belamant, along with Herman Kotze, Brenda Stewart and Nitin Soma, will enter into employment agreements in connection with the proposed transactions. These agreements will be finalized before the completion of the proposed transactions.

•	The Brait Consortium will have the right to designate three nominees to the slate of directors that Net 1’s management recommends to shareholders in Net 1’s annual proxy statement. These designees have not yet been selected. Additionally, affiliates of the Brait Group, which is a member of the Brait Consortium, are providing advisory services to Net 1 in connection with the proposed transactions and will receive a “capital raising fee” of $3.7 million and a further corporate finance fee of ZAR 1.15 million ($ 179,688). The Brait Group has the option of applying up to $2.5 million of its capital raising fee to purchase up to 5 million shares of Net 1 common stock, at a purchase price of $0.50 per share.

                     The following table represents the ownership and voting interests of the Brait Consortium and the Brait Group after the completion of the proposed transactions described in this proxy statement/prospectus, based on various scenarios:

Anticipated[1]	Minimum[2]	Maximum[3]
32.84%	31.83%	69.90%
__________________

(1)	Assumes that 100% of Aplitec shareholders elect the reinvestment option and the Brait Group elects to apply $2.5 million of its capital raising fee to purchase 5 million shares of Net 1 common stock at a purchase price of $0.50 per share. Based upon Aplitec’s share price on March 29 , 2004 of ZAR 7.80 ($ 1.22 ) per share, which is above the cash offer price of ZAR 5.00 ($ 0.78 ) per share, it is assumed that 100% of the Aplitec shareholders will elect the reinvestment option.
(2)	Assumes that 100% of Aplitec shareholders elect the reinvestment option and the Brait Group elects not to apply any part of its capital raising fee to purchase shares of Net 1 common stock. This scenario takes into account only the 105,661,428 shares of Net 1 common stock to be issued to the Brait Consortium in connection with its capital contribution.
(3)	Assumes that the Brait Group takes up the rights to the reinvestment option not taken up by Aplitec’s current shareholders up to the maximum of 64.70% of the reinvestment option and the Brait Group elects to apply $2.5 million of its capital raising fee to purchase 5 million shares of Net 1 common stock at a purchase price of $0.50 per share. This would consist of the Brait Group’s interest held via the South African Trust (37.06%) as well as the shares of Net 1 common stock that the Brait Consortium (of which the Brait Group is a member) will receive directly from Net 1 (32.84%).

                    The Net 1 board of directors was aware of these interests and considered them in approving the transactions.

Conditions to the Transactions (page 53 )

                    Net 1’s obligation to issue shares of common stock to the Brait Consortium and New Aplitec’s obligation to complete the Aplitec acquisition are conditioned upon each other and neither will close unless the other transaction is approved pursuant to the terms set forth in their respective transaction documents. In addition, the closing of the Aplitec acquisition is conditioned upon the following:

•	the registration statement, of which this proxy statement/prospectus forms a part, being declared effective and no stop order having been issued by the SEC; and

•	the shareholders of Net 1 approving:

	››	the amendment to the Net 1 articles of incorporation to:

		o	increase the number of authorized shares of common stock to 500,000,000 from the current 100,000,000 shares authorized;

		o	increase the number of authorized shares of preferred stock to 300,000,000 from the current 3,000,000 shares authorized;

		o	modify the par value of the shares of preferred stock that Net 1 is authorized to issue from $0.10 per share to $0.001 per share; and

		o	authorize the terms of the special convertible preferred stock, and

	››	the Aplitec acquisition and the issuance of 192,967,138 shares of special convertible preferred stock in connection with such acquisition; and

	››	the issuance of shares 105,661,428 of common stock to the Brait Consortium in exchange for a $52.8 million capital contribution; and

	››	the 2004 Stock Incentive Plan.

The Transaction Agreements

                    The principal agreements that have been entered into in connection with the proposed transactions are (i) the Sale Agreement between Aplitec and New Aplitec, (ii) the Common Stock Purchase Agreement between Net 1 and SAPEF III International G.P. Limited (as representative of the Brait Consortium) , and (iii) the Asset Purchase Agreement between Net 1 and Net 1 Holdings.

          Sale Agreement (page 51 )

                    The Sale Agreement provides that New Aplitec, which is to become a subsidiary of Net 1, will acquire substantially all of the assets, and assume all of the liabilities, of Aplitec. Each party’s obligation to complete the transaction is subject to satisfaction or waiver of certain conditions by May 31, 2004, including the following:

•	receipt of approvals required under the Competition Act of South Africa;

•	receipt of approvals of the Exchange Control Department of the South African Reserve Bank;

•	approval of the transaction by Aplitec’s current shareholders;

•	receipt of all required third party consents;

•	entering into of employment agreements between New Aplitec or Net 1 and senior executives and employees of Aplitec, which will include the issuance of shares of Net 1 common stock pursuant to the 2004 Stock Incentive Plan;

•	absence of material adverse changes with respect to Aplitec from the date of execution through to the closing date set with respect to the proposed transactions;

•	approval by Net 1’s shareholders of the amendment to Net 1’s articles of incorporation; and

•	the completion of a due diligence investigation to the satisfaction of the Brait Consortium.

          Common Stock Purchase Agreement (page 54 )

                     The Common Stock Purchase Agreement provides that SAPEF III International G.P. Limited (as representative of the Brait Consortium), will purchase 105,661,428 newly issued shares of Net 1 common stock for $52.8 million. The closing of this transaction will occur on the twelfth business day after the last of the conditions to the agreement have been satisfied or waived, or at another time as Net 1 and the Brait Consortium will agree.

Representations and Warranties

                    The Common Stock Purchase Agreement contains customary representations and warranties of Net 1 and the Brait Consortium relating to, among other things:

•	capital structure of Net 1 currently and upon completion of the issuance of shares to the Brait Consortium;

•	documents filed with the SEC, the accuracy of information contained in those documents and the absence of undisclosed liabilities;

•	absence of material changes or events;

•	compliance with applicable law;

•	disclosure of affiliate transactions; and

•	the receipt of fairness opinions from Net 1’s advisors.

          Conditions to Closing

                    Each party’s obligation to effect the transactions contemplated by the Common Stock Purchase Agreement is subject to the satisfaction or waiver of various conditions, including the approval by Net 1’s shareholders of the amendment to Net 1’s articles of incorporation and the completion of the Aplitec acquisition. Net 1 will also take all actions necessary prior to closing to increase the size of its board of directors to up to ten directors and to elect up to three nominees of the Brait Consortium.

          Asset Purchase Agreement (page 60 )

                    The Asset Purchase Agreement provides that Net 1 will acquire selected assets of Net 1 Holdings through a wholly owned subsidiary to be formed or acquired in Luxembourg, including (i) the rights to the U.S. FTS patent and UEPS technology currently held by Net 1 Holdings and (ii) the assignment of Net 1 Holdings’ rights and obligations under certain agreements, including the Patent and Technology Agreement with Net 1, for $1.00. This transaction is a condition to the completion of the Aplitec acquisition.

Related Agreements (page 56)

                    In connection with the above-referenced transactions, certain parties have entered into the following agreements: (i) the Subscription Agreement between Net 1 and New Aplitec; (ii) the Subscription Agreement between the South African Trust and New Aplitec; (iii) the Umbrella Agreement among various parties, (iv) the Trust Deed for the South African Trust; (v) the Trust Deed for the Cayman Trust and (vi) the Underwriting Agreement. The material terms of these agreements are described under the section of this prospectus titled “The Proposed Transactions”.

Trading of Net 1 Common Stock (page 19)

                    Shares of Net 1 common stock are quoted on the OTC Bulletin Board. After completion of the proposed transactions, shares of Net 1 common stock will continue to be quoted on the OTC Bulletin Board.

2004 Stock Incentive Plan (page 123 )

                    You are being asked to approve the 2004 Stock Incentive Plan, which is attached to this proxy statement/prospectus as Annex B. The plan authorizes the grant of a variety of stock-based incentive awards; provided, however, that (i) no more than 8,720,936 shares of Net 1 common stock may be granted in respect of stock options, and (ii) no more than 8,720,936 shares of Net 1 common stock may be granted in the form of other stock-based awards, including grants of restricted shares.

Share Ownership After the Proposed Transactions (page 127 )

                    The following table presents the fully diluted ownership interests of Net 1 shares of common stock and special convertible preferred stock immediately after the completion of the proposed transactions. This table assumes that 100% of Aplitec’s current shareholders elect the reinvestment option. To the extent that any Aplitec shareholders elect the cash option, the Brait Group will acquire those interests in New Aplitec via the South African Trust, thereby increasing its ownership interest in Net 1.

					Percentage
		Percentage of			ownership of
	Number of	Shares of	Number of shares	Percentage of	shares of Net 1
	Shares of	Common	of special	shares of special	common stock
	Common	Stock	convertible	convertible	on fully diluted
Beneficial Owner	Stock	(%)	preferred stock	preferred stock (%)	basis (%)

Net 1 Holdings	8,520,578	6.13	—	—	2.57
Gemplus	1,521,278	1.09	—	—	0.46
Other Net 1
shareholders	5,811,000	4.18	—	—	1.75
Total - Net 1
shareholders	15,852,856	11.41	—	—	4.78

Nedbank Ltd	—	—	56,542,278	29.29	17.03
Allan Gray Inv.
Mgmt	—	—	42,914,210	22.24	12.93
Serge Belamant
(direct)	—	—	11,593,671	6.01	3.49
Other Aplitec
shareholders	—	—	81,934,979	42.46	24.68
Total – Aplitec
shareholders			192,967,138	100.00	58.14

Brait
Consortium (1)	105,661,428	76.04	—	—	31.83
2004 Stock
Incentive Plan	17,441,872	12.55	—	—	5.25
Total – All
shareholders	138,956,156	100.00	192,967,138	100.00	100.00
_________________
(1) Excludes the 5 million shares of Net 1 common stock that the Brait Group has the option to purchase.

                    Following completion of the transactions, the shares of Net 1 special convertible preferred stock will have voting rights on a one-to-one basis with the shares of Net 1 common stock.

SELECTED HISTORICAL FINANCIAL DATA OF NET 1 AND APLITEC

                    The following tables present selected financial data of Net 1 and Aplitec, which have been derived from the audited financial statements of Net 1 and Aplitec. The selected historical financial data should be read in conjunction with “Business”, “Operating and Financial Review and Prospects” and the historical and pro forma financial statements included in this proxy statement/prospectus.

Selected Historical Financial Data of Net 1

	Year Ended December 31,
	1999	2000	2001	2002	2003
	(in US$ except number of shares)

Income Statement
Revenue	—	—	—	157,565	41,017
Administrative expenses	267,161	336,685	677,879	324,615	322,907
Financing costs	—	(475)	(284)	(108)	(21)
(Loss)/Profit from operations	(267,161)	(336,210)	(677,595)	(166,942)	(281,869)
Basic EPS	(0.02)	(0.03)	(0.04)	(0.01)	(0.02)
Diluted EPS	(0.02)	(0.03)	(0.04)	(0.01)	(0.02)
Cash dividends paid	—	—	—	—	—

Balance Sheet
Total assets	87,470	795,623	90,902	114,039	12,754
Total liabilities	145,720	185,353	158,227	348,306	528,920
Shareholders’ equity	(58,250)	610,270	(67,325)	(234,267)	(516,136)
Shares outstanding at year-end	10,873,244	15,852,856	15,852,856	15,852,856	15,852,856

Selected Historical Financial Data of Aplitec

	Year Ended June 30,
	1999	2000	2001	2002	2003
	(in thousands of ZAR, except share and per share data)

Income Statement
Amounts in accordance with
South African GAAP
Revenue	ZAR241,665	ZAR436,860	ZAR557,445	ZAR525,585	ZAR691,484
Profit from operations	32,703	79,243	125,756	135,000	175,868
Net profit for the year	29,774	59,558	93,187	104,033	126,187
Basic earnings per share	0.16	0.30	0.41	0.45	0.53
Diluted earnings per share	0.16	0.30	0.41	0.45	0.53
Cash dividend per common share	0.02	—	—	—	0.11

Amounts in accordance with
United States GAAP
Profit from continuing operations			ZAR 61.405	ZAR 86.443	ZAR 108.106
Net profit for the year			61,404	86,444	118,803
Basic earnings per share before
extraordinary item and cumulative effect
of a change in accounting principle			0.27	0.38	0.46
Diluted earnings per share before
extraordinary item and cumulative effect
of a change in accounting principle			0.27	0.37	0.46
Basic earnings per share after
extraordinary item and cumulative effect
of a change in accounting principle			0.27	0.38	0.50
Diluted earnings per share after
extraordinary item and cumulative effect
of a change in accounting principle			0.27	0.37	0.50

Balance Sheet
Amounts in accordance with
South African GAAP
Total assets	224,476	266,453	392,255	510,717	682,528
Total liabilities	110,754	110,910	83,180	92,262	158,408
Capital and reserves	113,722	155,543	309,075	418,455	524,120
Shares in issue (‘000s)	178,565	198,599	229,814	233,464	236,977

Amounts in accordance with
United States GAAP
Total assets			ZAR479,790	ZAR587,853	ZAR767,473
Total liabilities			117,111	155,161	215,132
Shareholders’ equity			362,679	432,692	552,341

COMPARATIVE STOCK PRICES AND DIVIDENDS

Comparison

                    Net 1’s common stock is quoted on the OTC Bulletin Board under the symbol “NUEP.OB” and ordinary shares of Aplitec are listed and traded on the JSE under the share code “APL”. The following table sets forth, for the respective fiscal periods of Net 1 and Aplitec indicated, the high and low bid information per share of Net 1 common stock, and the high and low sales prices per share of Aplitec ordinary shares, as reported on Bloomberg Financial Markets. The quotations for Net 1’s common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Net 1
	Common Stock		Aplitec Ordinary Shares
	High	Low	High		Low		Dividends
	US$	US$	ZAR	US$(1)	ZAR	US$(1)	ZAR
2000
First Quarter	8.25	0.25	3.40	0.53	1.80	0.28	—
Second Quarter	6.58	3.00	2.45	0.38	1.40	0.22	—
Third Quarter	5.50	3.50	3.70	0.58	2.23	0.35	—
Fourth Quarter	4.88	2.00	3.25	0.51	2.30	0.36	—

2001
First Quarter	3.50	1.50	3.40	0.53	2.51	0.39	—
Second Quarter	1.69	1.15	3.30	0.52	2.70	0.42	—
Third Quarter	2.00	0.90	4.00	0.63	3.10	0.48	—
Fourth Quarter	1.10	0.70	3.70	0.58	3.25	0.51	—

2002
First Quarter	1.45	0.75	3.90	0.61	2.80	0.44	—
Second Quarter	1.35	0.95	3.50	0.55	2.90	0.45	0.11(2)
Third Quarter	1.20	0.90	3.20	0.50	2.60	0.41	—
Fourth Quarter	1.30	0.90	3.60	0.56	2.75	0.43	—

2003
First Quarter	1.30	0.95	3.60	0.56	3.00	0.47	—
Second Quarter	2.12	1.06	4.15	0.65	3.50	0.55	0.15(3)
Third Quarter	2.40	1.90	6.00	0.94	4.00	0.63	—
Fourth Quarter	6.80	2.22	7.00	1.09	4.85	0.76	—

2004
First Quarter (through
March 29 , 2004)	10.15	5.22	9.00	1.41	5.36	0.84	—

(1)	Converted at the rate of ZAR 6.40 = $1.00, which was the noon buying rate for customs purposes of the Rand as reported by the Federal Reserve Bank of New York on March 29 , 2004.
(2)	$0.02.
(3)	$0.02.

                    On October 23, 2003, the last trading day prior to public reports regarding a possible transaction, the price per share of Net 1 common stock quoted on the OTC Bulletin Board was $3.53 per share and the sale price of Aplitec ordinary shares quoted on the JSE was ZAR 4.20 per share, each as reported on Bloomberg Financial Markets. On March 29 , 2004, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the sale price of Net 1 common stock was $ 7.00 per share and the sale price of Aplitec ordinary shares was ZAR 7.80 ($1.22) per share, each as reported on Bloomberg Financial Markets. The market prices of shares of Net 1 common stock and Aplitec ordinary shares are subject to fluctuation. As a result, Net 1 and Aplitec shareholders are urged to obtain current market quotations. On March 29 , 2004 there were approximately 15,852,856 shares of Net 1 common stock outstanding and approximately 236,977,187 shares of Aplitec ordinary shares outstanding.

Net 1 Dividend History

                    Net 1 has not paid any dividends on its shares of common stock since its incorporation.

EXCHANGE CONTROLS

                    The following is a summary of the material South African exchange control measures, which has been derived from publicly available documents. South African exchange controls may be of material relevance to Net 1 as New Aplitec will be a significant subsidiary of Net 1 after the transactions described in this proxy statement/prospectus are consummated. The following summary has been prepared by South African counsel, Paul Botha Inc., and is not a comprehensive description of all of the exchange control regulations and does not cover exchange control consequences that depend upon your particular circumstances. We recommend that you consult your own advisor about the exchange control consequences in your particular situation. The discussion in this section is based on current South African law and regulations. Changes in law may alter the exchange control provisions that apply to a non-South African company that has investments in South Africa or in South African companies.

Introduction

                    Dealing in foreign currency, the export of capital and/or revenue, incurring of liabilities by South African residents to non-residents and various other exchange control matters in South Africa are regulated by South African exchange control regulations. These exchange control regulations form part of the general monetary policy of South Africa. The regulations are issued pursuant to section 9 of the South African Currency and Exchanges Act, 9 of 1933. Pursuant to the regulations, the control over South African capital and/or revenue reserves, as well as their accruals and spending, is vested in the Minister of Finance. The Minister of Finance has delegated the administration of exchange controls to the Exchange Control Department of the South African Reserve Bank, or “Excon”, which is responsible for the day to day administration and functioning of exchange controls. Excon has wide discretion but exercises its powers within certain policy guidelines. Within prescribed limits, authorized dealers in foreign exchange are permitted to deal in foreign exchange. Such dealings in foreign exchange by authorized dealers are undertaken in accordance with the provisions and requirements of the exchange control rulings, which rulings are issued by Excon, as the delegate of the Minister of Finance, and contain certain administrative measures, as well as conditions and limits applicable to transactions in foreign exchange, which may be undertaken by authorized dealers. Non-residents have been granted general approval, pursuant to the rulings, to deal in South African assets and to invest and disinvest in South Africa.

                    South Africa’s exchange control regulations provide for restrictions on exporting capital from the Common Monetary Area, consisting of the Republic of South Africa, the Republic of Namibia, and the Kingdoms of Lesotho and Swaziland. Transactions between residents of the Common Monetary Area, on the one hand, including companies, and non-residents of the Common Monetary Area, on the other hand, are subject to these exchange control regulations.

                    There are many inherent disadvantages of exchange controls including the distortion of the price mechanism, the problems encountered in the application of monetary policy, the detrimental effects on inward foreign investment and the administrative costs associated therewith. The South African Minister of Finance has indicated that all remaining exchange controls are likely to be dismantled as soon as circumstances permit. There has, since 1996, been a gradual relaxation of exchange controls. The gradual approach to the abolition of exchange controls adopted by the Government of South Africa is designed to allow the economy to adjust more smoothly to the removal of controls that have been in place for a considerable period of time. The stated objective of the authorities is equality of treatment between residents and nonresidents with respect to inflows and outflows of capital. The focus of regulation, subsequent to the abolition of exchange controls, is expected to favor the positive aspects of prudential financial supervision. The present exchange control system in South Africa is used principally to control capital movements. South African companies are not permitted to maintain foreign bank accounts and, without the approval of Excon, are generally not permitted to export capital from South Africa or hold foreign currency. In addition, South African companies are required to obtain the approval of Excon prior to raising foreign funding on the strength of their South African balance sheets, which would permit recourse to South Africa in the event of defaults. Repayment of principal and interest on funding is usually approved where the repayment is limited to the amount borrowed and a market-related role of interest subject to a maximum of South African prime plus two percent. New Aplitec has obtained Excon’s approval for the loan funding from Net 1 for the Aplitec acquisition. Where 75% or more of a South African company’s capital, voting power, power of control or earnings is directly or indirectly controlled by non-residents, such a company is designated an affected person by the South

African Reserve Bank, and certain restrictions are placed on its ability to obtain local financial assistance. Upon completion of the Aplitec acquisition, New Aplitec will be designated as an affected person by the South African Reserve Bank.

                    Foreign investment and loans by South African companies to companies outside South Africa are also restricted. In addition, without the approval of Excon, South African companies are generally required to repatriate to South Africa profits of foreign operations and are limited in their ability to utilize profits of one foreign business to finance operations of a different foreign business. South African companies establishing subsidiaries, branches, offices or joint ventures abroad are generally required to submit financial statements on these operations to Excon on an annual basis. As a result, a South African company’s ability to raise and deploy capital outside the Common Monetary Area is restricted.

                    Although exchange controls have been gradually relaxed since 1996, unlimited outward transfers of capital currently are not permitted.

Investment in South African Companies

                    A foreign investor may invest freely in shares in a South African company. Foreign investors may also sell shares in a South African company and transfer the proceeds out of South Africa without restrictions upon production of a certificate from an auditor in South Africa confirming that the purchase price paid was fair. Acquisitions of shares or assets of South African companies by non-South African purchasers are not generally subject to review by the South African Reserve Bank when the consideration is in cash, but will require a review by the South African Reserve Bank in certain circumstances, including when the consideration is equity in a non-South African company or when the acquisition is financed by a loan from a South African lender.

Dividends

                    There are no Excon restrictions on the remittance in full of dividends declared out of trading profits to nonresidents of the Common Monetary Area upon production of a certificate from a South African auditor confirming that the dividends are payable out of the profits of the company. Cash dividends paid by New Aplitec are not subject to South African taxes in the hands of its shareholders, regardless of the nationality or residency of such shareholders. For a description of certain material U.S. federal tax consequences to Non-U.S. Holders, please see the section titled “The Proposed Transactions—Material United States Federal Tax Consequences to Non-U.S. Holders.”

                     Pursuant to Excon’s approval of the Aplitec acquisition, dividends may be declared by the New Aplitec board of directors only if (i) such declaration is approved by a majority of the holders of New Aplitec B class preference shares, (ii) all loan accounts have been paid by New Aplitec and (iii) certain dividend-to-earnings ratios are maintained. However, because the New Aplitec board will be appointed by Net 1, Net 1 will ultimately determine whether any dividends are declared by New Aplitec, subject to the above conditions. Any dividends declared by New Aplitec will be distributed to the holders of A class and B class preference shares pro rata in accordance with their respective ownership interests in New Aplitec.

Sale of Intellectual Property

                     Pursuant to Excon’s approval of the Aplitec acquisition, New Aplitec will not be entitled to sell the FTS patent held in South Africa and its surrounding territories to a non-South African resident without the prior written approval of Excon.

RISK FACTORS

                    In addition to the other information in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote to approve the proposed transactions.

RISKS RELATING TO THE PROPOSED TRANSACTIONS

Investors and financial analysts may have difficulty in evaluating Net 1, which may adversely affect the market price of the Net 1 shares of common stock.

                    If the proposed transactions are completed, Net 1 believes that it will be the only company with a principal focus on branded UEPS technology globally. Net 1 will have five principal sources of revenue: manufacture licensing, software licensing, usage licensing, joint ventures and hardware sales. Analysts may apply different valuation methodologies to these revenue streams and to Net 1. Investors and analysts may also have difficulty in evaluating the transaction structure, which may impact on their valuation of Net 1. Net 1’s business does not have an operating history and is not proven, and investors and analysts may need an extended period of time to fully understand this business. Although Net 1 expects to devote time and effort in explaining its business to investors, analysts and other market participants, it is possible that they will have difficulty evaluating Net 1, which may have an adverse effect on the market price of Net 1’s shares of common stock.

Net 1 may fail to realize the anticipated benefits of the proposed transactions, which may negatively affect Net 1’s ability to develop its business plan.

                    Net 1 will need to implement promptly and effectively a post-transaction action plan in order to realize the benefits or synergies from the proposed transactions, including:

•	increasing revenues from licensing and other sources; and

•	developing new businesses and providing additional services that benefit from the combined assets and resources of Net 1’s constituent companies.

                    Net 1’s management has been involved for some time in attempting to develop Net 1’s business plan with only limited success. If Net 1’s management team fails to execute this action plan, Net 1 may not realize anticipated growth in revenue, cash flow and earnings, which would have an adverse effect on the market price of Net 1’s shares of common stock.

The proposed transactions may not be completed if certain conditions are not met.

                    The proposed transactions are subject to a number of conditions, the outcome of which cannot be influenced by Net 1, including the approval of regulatory bodies in South Africa. If these conditions are not fulfilled or waived before May 31, 2004, the proposed transactions will not be completed. If the proposed transactions are not completed, Net 1 may not be able to continue as a going concern beyond the second quarter of 2004.

Any failure to complete the proposed transactions or delay in the completion of the proposed transactions could cause Net 1 to incur substantial costs and negatively affect Net 1’s results of operations.

                    If the transactions are not completed on a timely basis or at all, Net 1 may suffer negative consequences to its business, results of operations, financial condition and prospects, including, among others, the following:

•	substantial fees and expenses related to the transactions in the range of $ 2.0 million to $ 5.8 million, such as legal and accounting fees and disbursements, which must be paid even if the transactions are not completed; and

•	if the transactions are terminated and Net 1’s board of directors determines to pursue another transaction, it may not be able to find a partner at all or on terms as attractive as those provided for by the transactions described herein.

                    In addition, as a development stage company that has not been able to raise adequate financing to fund its business plan and operations since its incorporation in 1997, the failure to consummate the transactions and obtain the proposed financing from the Brait Consortium raises concerns about Net 1’s ability to continue as a going concern beyond the second quarter of 2004.

                    Any of these effects or the failure to complete the transactions on a timely basis or at all could adversely affect the market price of Net 1’s shares of common stock.

The shares of Net 1 common stock and special convertible preferred stock to be issued in connection with the proposed transactions will significantly dilute the voting power and may dilute the value of Net 1’s common stock currently outstanding.

                    Net 1 will issue to the Brait Consortium 105,661,428 shares of common stock at a purchase price of $0.50 per share and in addition, the Brait Group has the option of applying up to $2.5 million of its capital raising fee to purchase up to 5 million shares of Net 1 common stock, for a purchase price of $0.50 per share . Net 1 will also issue to the South African Trust 192,967,138 shares of special convertible preferred stock in connection with the Aplitec acquisition, which are convertible on a one-for-one basis into shares of Net 1 common stock. The shares of special convertible preferred stock will be convertible into shares of common stock that will be issued to holders of special convertible preferred stock upon exercise of their conversion option. Together, these issuances (assuming the Brait Group purchases 5 million additional shares of Net 1 common stock) will account for 90.10 % of the voting power of Net 1 after the closing of the proposed transactions. These issuances will significantly limit the voting power of shares of Net 1 common stock currently outstanding, and they could have a material adverse impact on the market price of Net 1’s common stock.

Net 1’s shareholders who vote against the proposed transactions will not have dissenters’ or similar rights.

                    Neither Florida law nor Net 1’s articles of incorporation provide for any dissenters’ or appraisal rights to shareholders who vote against the proposed transactions. The absence of such rights may limit the ability of Net 1 shareholders to challenge the proposed transactions after they are approved.

If a sufficient number of Aplitec’s current shareholders do not elect the reinvestment option, the Brait Group may control Net 1, which could inhibit or cause potential changes of control of Net 1 and may give rise to conflicts of interest with Net 1’s other shareholders.

                    To the extent Aplitec shareholders decline the reinvestment option, the Brait Group, an affiliate of which is a member of the Brait Consortium, will acquire those interests via the South African Trust. The Brait Group would therefore participate in the ownership of New Aplitec in lieu of the non-participating Aplitec shareholders and exercise voting and other rights in Net 1 indirectly through the South African Trust. The effect of this scenario would be to increase the Brait Group’s ownership of Net 1’s voting shares. If a sufficient number of Aplitec’s shareholders decline the reinvestment option, the Brait Group may effectively control a majority of the voting interest of Net 1 when added to the shares of common stock that will be issued directly to the Brait Consortium (of which the Brait Group is a member) in connection with its capital contribution. Finally, the Brait Group may elect to apply up to $2.5 million of its capital raising fee to purchase up to 5 million shares of Net 1 common stock at a purchase price of $0.50 per share, which has the potential to increase its total holdings to 69.90% of the voting interest of Net 1. This would enable the Brait Group to determine all matters requiring shareholder approval, including a sale of Net 1 or of substantially all of its assets, or a material acquisition by Net 1.

                    The Brait Consortium also has the right to designate three nominees to the slate of directors that Net 1’s management recommends to shareholders in its annual proxy statement. This could discourage other parties from initiating potential merger or other change of control transactions that might otherwise be beneficial to Net 1’s shareholders. In addition, if the Brait Group were to become the controlling shareholder of Net 1, its interests may differ with those of Net 1’s other shareholders with respect to, among other things, Net 1’s strategic direction, significant corporate transactions, or other corporate opportunities that could be pursued by Net 1 or by the Brait Group. For example, Brait or its affiliates may in the future invest in companies that may compete with Net 1 and may prevent Net 1 from expanding its business into areas where any such other companies provide competing services.

Aplitec is making no representations or warranties with respect to the sale of assets to New Aplitec.

                     Aplitec is making no warranties or representations with respect to the acquisition of the business of Aplitec by New Aplitec. As a result, New Aplitec and Net 1 may be exposed to certain liabilities which may have a material adverse effect on its business, operating results, cash flows and financial condition.

There is a risk we may become subject to a United States tax liability for failing to withhold on certain distributions.

                    As discussed more fully under “The Proposed Transactions—Material United States Federal Tax Consequences to Non-U.S. Holders—Consequences to Non-U.S. Holders—Reclassification of Special Convertible Preferred Stock Interest,” there is no statutory, judicial or administrative authority that directly addresses the tax treatment of Non-U.S. holders that elect to receive units in a trust representing beneficial interests in B class preference shares and B class loan accounts issued by New Aplitec pursuant to the reinvestment option. We believe these interests should be treated for United States federal income tax purposes as, and intend to treat them as, separate and distinct interests in New Aplitec. As such, we and our affiliates do not intend to withhold any amounts for United States federal taxes in respect of such interests. There is a risk, however, that these interests, together with the special convertible preferred stock, will be treated as representing a single direct equity interest in Net 1 for United States federal income tax purposes. In such case, distributions received with respect to the B class preference shares and B class loan accounts could be subject to United States federal withholding tax as described under “The Proposed Transactions—Material United States Federal Tax Consequences to Non-U.S. Holders—Consequences to Non-U.S. Holders—Dividends.” Should Non-U.S. Holders fail to pay the United States federal tax associated with such distributions, we may be liable for such taxes in our capacity as withholding agent. In addition, our failure to collect and remit United States federal withholding tax may also subject us to penalties.

RISKS RELATING TO NET 1

Net 1’s business has incurred losses and might not be able to continue as a going concern if the proposed transactions are not completed.

                    Net 1’s business has a history of losses and Net 1 is expected to continue to incur losses as it has to fund operating and capital expenditures in the future including marketing, personnel and integration costs. Net 1 incurred total net losses in 2003 of $281,869 and the accumulated deficit at December 31, 2003 was $2,523,508. If the proposed transactions are not completed, Net 1 believes that it will not be able to adequately fund its operating and capital expenditures, and that it will not be able to continue as a going concern beyond the second quarter of 2004.

Net 1 may fail to retain or recruit qualified managers with the requisite multi-national and industry expertise, which could impede the implementation of Net 1’s business strategy.

                    Net 1’s future financial and operational performance depends, in large part, on the continued service of Dr. Belamant, who is the current chairman of Net 1’s board of directors and who will also serve as Net 1’s chief executive officer after the completion of the proposed transactions. The loss of the services of Dr. Belamant could have a material adverse effect on Net 1’s businesses and financial performance.

                    Net 1’s multi-country strategy also requires the hiring and retention of highly qualified personnel in each market. Net 1 may not be able to retain key personnel or attract and retain additional highly qualified technical and managerial personnel in the future. Any failure to attract and retain the necessary personnel could result in Net 1 failing to successfully implement its business plan and prevent Net 1 from attaining profitability.

Net 1 may be required to raise additional financing by issuing new securities with terms or rights superior to those of the shares of common stock, which could adversely affect the market price of the shares of common stock.

                    Net 1 may require additional financing to fund future operations, including expansion in current and new markets, the granting of new licenses, programming development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. Because of the early stage of development of Net 1’s operations, its negative earnings and exposure to market risks associated with economies in emerging markets, Net 1 may not be able to obtain financing on favorable terms or at all. If Net 1 raises additional funds by issuing equity securities, the percentage ownership of its then current shareholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of its shares of common stock, which could adversely affect the market price and voting power of shares of common stock. If Net 1 raises additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of its shares of common stock, and the terms of these debt securities could impose restrictions on its operations and create a significant interest expense for Net 1.

Net 1 may have difficulty raising necessary capital to fund operations as a result of market price volatility for its shares of common stock.

                    In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small-capitalization companies such as Net 1, have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values, or prospects of such companies. For these reasons, Net 1’s shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which Net 1 will have no control. If its business development plans are successful, additional financing may be required to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of Net 1’s technologies may, therefore, be dependent upon Net 1’s ability to obtain financing through debt and equity or other means.

Patent competition may adversely affect our products or processes, and the lack of proprietary protection could be harmful to our operations.

                    Our products and technology have unique characteristics and structures and, as a result, are subject to patent protection, the extent of which varies from country to country. During the life of a patent, a product is only subject to competition by alternative products. However, aggressive patenting by our competitors and potentially patent piracy may threaten protected products and processes and may result in an increased patent infringement risk, especially in emerging economies such as those where we currently operate. The expiration of a patent also results in increased competition in the market for the previously patented products and processes. In addition, Net 1’s patent filings in Europe have been revoked and consequently it does not have any patent protections in the member countries of the European Union. Each of these factors could have a material adverse effect on our business, operating results, cash flows and financial condition.

We may not be able to exploit technological advances quickly and successfully, which could impair our competitive position and operations.

                    Most of our operations depend on the use of advanced technological methods. The use of the appropriate advanced technological procedures can affect, among other things, the competitiveness of our products, the safety of transactions performed using our products, the continuity of our operations and the capacity and efficiency of our production.

                    We believe that new technologies may emerge and that existing technologies may be further developed in the fields in which we operate. Unexpected rapid changes in employed technologies that affect our operations and product range could render the technologies we utilize obsolete or less competitive in the future. Difficulties in accessing new technologies may impede us from implementing them and competitive pressures may force us to implement these new technologies at a substantial cost. In addition, limited access to sources of new capital to acquire new technologies may adversely affect our results of operations and financial condition.

                    We cannot predict the effect of technological changes on our business or on our ability to provide competitive products. Our ability to meet the competition will depend on our timely and cost-effective implementation of new technological advances. It will also depend on our success in commercializing these advances in spite of competition we face by patents registered by our competitors. If we are unable to implement new technologies in a timely or cost-efficient basis or penetrate new markets in a timely manner in response to changing market conditions or customer requirements, we could experience a material adverse effect on our business, operating results, cash flows and financial condition.

Volatility in the South African Rand to U.S. dollar exchange rate may adversely affect our business, operating results, cash flows and financial condition.

                    The Rand is a substantial operating currency for Aplitec and will be a substantial operating currency for Net 1 upon completion of the Aplitec acquisition. Because a large part of Net 1’s sales will be denominated in Rand, a decline in the value of the Rand against the U.S. dollar may have a significant adverse effect on the results of operations of Net 1. In recent years, the Rand has steadily depreciated against the U.S. dollar, moving at an average rate per U.S. dollar from ZAR 6.33 in 2000 to ZAR 7.64 in 2001 to ZAR 10.20 in 2002. However, since June 2002, the Rand has appreciated against the U.S. dollar, mainly due to a general depreciation of the U.S. dollar, reaching ZAR 6.40 on March 29, 2004. Over this period, the exchange rate has been particularly volatile and we expect this volatility to continue in the foreseeable future.

                    In addition, although the Rand exchange rate is primarily market-determined, its value at any time may not be an accurate reflection of underlying value, due to the potential effect of exchange controls. Trends in sales and profits may experience significant fluctuations as the rate of exchange between the Rand and the U.S. dollar fluctuates. We cannot assure you what effect, if any, a decline in the exchange rate of the Rand against the U.S. dollar will have on our results of operations and financial condition after consummation of the transactions.

Our ability to engage in a reorganization subsequent to the proposed transactions may be limited.

                    Immediately following the proposed transactions, substantially all of our business activities will be conducted outside of the United States. We intend to analyze the possibility of engaging in a subsequent reorganization in which Net 1 would become organized outside of the United States. However, legislation recently proposed by the United States Congress could affect the economic feasibility of such a reorganization.

There are risks relating to other countries in which we intend to operate that could adversely affect our business, operating results, cash flows and financial condition.

                    In the future, we intend to expand operations into countries and regions (such as Africa, South America, Southeast Asia and Central Europe) that are subject to significantly differing political, economic and market conditions. Specific country risks that may have a material impact on our business, operating results, cash flows and financial condition, include:

•	political and economic instability;

•	external acts of warfare and civil clashes;

•	government interventions, including protectionism and subsidies;

•	regulatory, taxation and legal structure changes;

•	cancellation of contractual rights; and

•	expropriation of assets.

                    Many of these countries are in various stages of developing institutions and legal and regulatory systems that are characteristic of parliamentary democracies. However, institutions in these countries may not yet be as firmly established as they are in parliamentary democracies in the developed world. Many of these countries are also in the process of transitioning to a market economy and, as a result, experience changes in their economies and their government policies that can affect our investments in these countries. Moreover, the procedural safeguards of the new legal and regulatory regimes in these countries are still being developed and, therefore, existing laws and regulations may be applied inconsistently. In some circumstances, it may not be possible to obtain the legal remedies provided under those laws and regulations in a timely manner.

                    As the political, economic and legal environments remain subject to continuous development, investors in these countries face uncertainty as to the security of their investments. Any unexpected changes in the political or economic conditions in these or neighboring countries may have a material adverse effect on the international investments that Net 1 has made or may make in the future, which may in turn have a material adverse effect on its business, operating results, cash flows and financial condition.

Net 1 may incur significant costs to ensure compliance with United States corporate governance and accounting requirements subsequent to the proposed transactions.

                    Aplitec is currently subject to all laws applicable to South African companies, as well as the listing requirements of the JSE. Following the completion of the proposed transactions, Net 1 may need to modify its corporate governance standards to comply with U.S. requirements, including the Sarbanes-Oxley Act. Additionally, the accounting standards currently used by Aplitec may require modifications to ensure compliance with U.S. GAAP. These adjustments may require Net 1 to incur significant third-party advisory costs.

RISKS RELATING TO APLITEC AND NEW APLITEC

There are risks relating to South Africa that could adversely affect New Aplitec’s business, operating results, cash flows and financial condition.

                    New Aplitec, which will be Net 1’s primary operating subsidiary after the proposed transactions, is a South African company. All of New Aplitec’s operations will be located and all of its sales will be generated in South Africa and its surrounding territories. As a result, New Aplitec will be subject to the uncertainties of the political, economic and regulatory environment of South Africa.

                    The changing political and social environment. South Africa has faced a rapidly changing political environment since the democratic elections of 1994, when over forty years of National Party rule came to an end. South Africa now faces social, political and economic challenges, which may adversely affect New Aplitec’s business, operating results, cash flows and financial condition. The country is experiencing high levels of unemployment and crime. There are significant differences in the level of economic and social development among its people, with large parts of the population not having access to education, healthcare, housing and other basic services. Furthermore, South Africa faces challenges related to lack of adequate infrastructure. These problems have hampered foreign direct investment into South Africa, prompted emigration of skilled workers and may in the future have an adverse impact on productivity.

                    High inflation and interest rates. The economy of South Africa has been, and may in the future be, characterized by high rates of inflation and high interest rates. High rates of inflation could increase Net 1’s South African-based costs and decrease its operating margins. High interest rates could adversely affect Net 1’s ability to obtain cost-effective debt financing in South Africa.

                    Black economic empowerment. The South African government has recently taken a number of steps to increase ownership of South African business assets by Black Empowerment Entities, or “BEEs”. The government and the information technology industry in South Africa are currently drafting an “Information Technology charter”, which is expected to result in a requirement that South African information technology companies accommodate a BEE ownership component, which will probably be a set percentage ownership that has to be achieved over a predetermined period. The potential dilutive effect and the cost of accommodating BEE shareholders is a risk to the shareholders of New Aplitec.

                    Exchange control regulation. South Africa’s exchange control regulations restricts the export of capital from South Africa, the Republic of Namibia, and the Kingdoms of Lesotho and Swaziland, known collectively as the Common Monetary Area. Transactions between South African residents (including companies) and non-residents of the Common Monetary Area are subject to exchange controls enforced by the South African Reserve Bank. As a result, Net 1’s ability to raise and deploy capital outside the Common Monetary Area is restricted. In particular, New Aplitec will:

•	generally not be permitted to export capital from South Africa or to hold foreign currency without the approval of the South African Reserve Bank; and

•	generally be required to repatriate to South Africa profits of its foreign operations.

                    These restrictions could prevent New Aplitec and ultimately Net 1 from obtaining adequate funding on acceptable terms for its acquisitions and other business opportunities outside South Africa.

                     Acquisitions of non-South African shares or assets, or South African shares or assets, from a non-South African by South African residents, are subject to prior approval by the South African Reserve Bank, pursuant to South African exchange control regulations. The South African Reserve Bank may refuse to approve such proposed acquisitions in its discretion. As a result, New Aplitec’s management may be limited in its ability to consider strategic options and Net 1’s shareholders may not be able to realize the premium over the current trading price of Net 1’s shares that they might otherwise receive upon an acquisition of New Aplitec’s ordinary shares if Net 1 sought to dispose of New Aplitec. Moreover, Excon’s approval of the Aplitec acquisition is conditioned on the requirement that it must approve any sale of the FTS patent in South Africa and its surrounding territories to a non-South African resident.

                    Unionized labor force. Most of South Africa’s major industries are unionized, and the majority of employees belong to trade unions. In the past, trade unions have had a significant impact on the collective bargaining process as well as on social and political reform in South Africa in general. Aplitec currently has 141 unionized employees. Although in recent years Aplitec has not experienced significant labor disruptions, we cannot assure you that such labor disruptions could not occur in the future.

                    Regional instability. Historically, there has been regional, political, and economic instability in the countries surrounding South Africa. Such political or economic instability in neighboring countries could affect the social, political and economic conditions in South Africa, and this could have a negative impact on Net 1’s ability to manage its operations in the country.

                    HIV/AIDS. HIV/AIDS and tuberculosis, which is exacerbated in the presence of HIV/AIDS, are major healthcare challenges in South Africa and other sub-Saharan countries. HIV infection among women in antenatal clinics throughout South Africa has risen from 1% in 1990 to nearly 25% in 2000. Under South African law, Aplitec cannot run tests to determine if its employees are infected with, or die from, AIDS. Aplitec may incur costs relating to the loss of personnel and the related loss of productivity as well as the costs relating to recruiting and training of new personnel. New Aplitec is not in a position to accurately quantify these costs and cannot assure you that the costs that will be incurred in connection with this epidemic will not have a material adverse effect on New Aplitec and its financial condition.

The provincial governments of South Africa will be New Aplitec’s largest customers, and any payment defaults by these governments will adversely affect our operations.

                    Cash Paymaster Services (Proprietary) Limited, or “CPS”, Aplitec’s principal operating subsidiary, is responsible for the distribution of social welfare grants on behalf of five of the provincial governments of South Africa. CPS uses internal cash resources and facilities to fund the payment of these grants in the KwaZulu-Natal and Eastern Cape provinces of South Africa. These funds are subsequently recovered from the provincial government at the end of the payment cycle. New Aplitec’s ongoing revenues, operating results and cash flows will be dependent on this concentrated group of customers. Also, Aplitec’s pre-funding obligations with respect these grants expose it to the risk of default by the applicable provisional government. Although no provincial government has ever defaulted on a repayment of funds at the end of the payment cycle, we cannot guarantee that such a default will not occur in the future. Any such default could have a material adverse effect on New Aplitec and its financial position.

New Aplitec may not be successful in renewing its existing contracts to distribute social welfare payments through its CPS subsidiary.

                    CPS generates the majority of the revenue and profits of Aplitec. Most of the contracts are in extension periods and contracts in the five provinces will expire at different times between December 2004 and November 2006. New Aplitec’s failure to win tenders for the award of these contracts once they expire or to obtain further extensions will have a material adverse effect on New Aplitec and its financial position.

New Aplitec may not recover outstanding amounts owed to its micro-finance businesses.

                    Aplitec operates a traditional micro-finance business, with more than 100 branches throughout South Africa. These branches extend short-term loans for periods ranging from 30 days to 3 months. Despite credit granting procedures, the rate of default on loans has been high due to the high credit risk of these borrowers and the difficulty of collecting outstanding repayments. New Aplitec may therefore not recover the principal and interest amounts currently owed by its borrowers, which at December 31 , 2003 totaled ZAR 78.2 million ($ 12.22 million). New Aplitec’s inability to recover these amounts may have a material adverse effect on its financial position.

New Aplitec may be exposed to credit risk through its investment in hedging arrangements.

                    New Aplitec intends to use financial instruments in order to reduce its exposure to exchange rate and interest rate fluctuations arising from its operations.

                    Foreign exchange risk. New Aplitec intends to use forward cover contracts in order to limit its exposure to the ZAR/USD and ZAR/EUR exchange rate fluctuations from foreign currency transactions. We could enter into such contracts at rates which may result in financial losses, should the South African Rand strengthen against the currency being hedged against.

                    Interest rate risk. As a result of normal borrowing and leasing activities, New Aplitec’s operating results will be exposed to fluctuations in South African interest rates, which will be managed primarily through Aplitec’s regular financing activities. Any adverse movements in South African interest rates which have not been hedged against may result in financial losses.

New Aplitec may face competition from the incumbent retail banks in South Africa in the un-banked market segment.

                    The incumbent South African retail banks recently announced a joint initiative to create a common banking product to offer to the significant portion of South Africa’s population that does not have access to traditional banking services, or the “un-banked”. This national bank account is scheduled to be introduced in the middle of 2004 and will offer limited transactional capabilities with minimal charges. While the initiative is still under development, the use of these accounts to deliver social welfare grants will have a material adverse effect on New Aplitec and its financial position.

New Aplitec may fail to retain or recruit qualified managers with needed industry expertise, which could impede the implementation of New Aplitec’s business strategy.

                    New Aplitec’s future financial and operational performance depends, in large part, on the continued service of its senior management. New Aplitec will rely, in particular, on the strategic guidance of Dr. Belamant, the current chief executive officer and chairman of the board of directors of Aplitec, and on the services of Aplitec’s current executive managers including Herman Kotze, Brenda Stewart and Nitin Soma. The loss of the services of these individuals, and Dr. Belamant in particular, could have a material adverse effect on New Aplitec’s businesses and financial performance.

                    New Aplitec’s and Net 1’s future growth also requires the hiring and retention of highly qualified personnel. They may not be able to retain key personnel or attract and retain additional highly qualified technical and managerial personnel in the future. Any failure to attract and retain the necessary personnel could delay or lead to the cancellation of new projects or the overall implementation of New Aplitec’s business plan, which could impact the growth in revenue and profitability of New Aplitec.

New Aplitec may not be successful in attracting and retaining sufficient skilled employees in South Africa.

                    New Aplitec is highly dependent on the continuous development and successful application of new technologies. In order to achieve this, it needs to maintain a focus on recruiting and retaining qualified personnel. In the past, Aplitec has been successful in recruiting such personnel. However, demand for personnel with the range of capabilities and experience required in its industry in South Africa is high and success in attracting and retaining such employees is not guaranteed. The risk exists that its scientific skills base may be depleted over time because of natural attrition. Furthermore, social and economic factors in South Africa have led and continue to lead numerous qualified individuals to leave the country, thus depleting the availability of qualified personnel in South Africa. Failure to attract and retain people with the right capabilities and experience could negatively affect Net 1’s ability to introduce the appropriate technological improvements to New Aplitec’s business and may have a material adverse effect on operating results.

Patent competition may adversely affect New Aplitec’s products or processes.

                    New Aplitec’s various products and technology have unique characteristics and structures and, as a result, are subject to patent protection, the extent of which varies from country to country. During the life of its patent, a product is only subject to competition by alternative products. While Aplitec’s patents in South Africa, Botswana, Namibia and Swaziland remain in full force and effect, aggressive patenting by our competitors and future patent piracy may threaten protected products and processes and may result in increased patent infringement risk. In addition, the expiration of a patent results in increased competition in the market for the previously patented products and processes.

New Aplitec may not be able to exploit technological advances quickly and successfully.

                    Most of Aplitec’s operations are highly dependent on the use of advanced technological methods. The use of the appropriate advanced technological procedures can affect, among other things, the competitiveness of its products, the safety of transactions performed using these products and the continuity of operations.

                    New technologies may emerge and existing technologies may be further developed in the fields in which Aplitec currently operates. Unexpected rapid changes in employed technologies that affect these fields could render Aplitec’s current products obsolete or less competitive in the future. Difficulties in accessing new technologies may impede New Aplitec in the future from implementing them, and competitive pressures may force New Aplitec to implement these new technologies at a substantial cost.

                    The effect of technological changes on New Aplitec’s business or its ability to provide competitive products cannot be predicted. New Aplitec’s ability to meet the competition will depend on the timely and cost-effective implementation of new technological advances. It will also depend on their success in commercializing these advances in spite of competition faced by patents registered by its competitors. If New Aplitec is unable to implement new technologies in a timely or cost-efficient basis or penetrate new markets in a timely manner in response to changing market conditions or customer requirements, it could experience a material adverse effect on its business, operating results, cash flows and financial condition.

RISKS RELATING TO NET 1’S SHARES OF COMMON STOCK

The market for the shares of Net 1 common stock may be highly volatile.

                    The market for the shares of Net 1 common stock may be highly volatile for reasons both related to the performance of Net 1 or events pertaining to the industry as well as factors related to the regions where Net 1 and its subsidiaries conduct their business. Instability in the prices for the products and services that Net 1 and its subsidiaries will provide may adversely affect Net 1’s ability to raise capital. Net 1’s shares of common stock can be expected to be subject to volatility in both price and volume arising from market expectations. Shareholders of Net 1 may be unable to sell significant quantities of shares in the public trading markets without a significant reduction in the price of its common shares.

                    In addition, the trading prices of Net 1’s shares of common stock have been volatile and may continue to be volatile in the future. Factors including the depth and liquidity of the market for Net 1’s shares of common stock, investor perceptions of Net 1 and general economic conditions worldwide may cause the trading prices of Net 1’s shares of common stock to fluctuate significantly. Due to these factors, the shares of common stock obtained upon the conversion of special convertible preferred stock may not trade at a price higher than or equal to the price at which the shares of common stock were trading prior to conversion.

There may be significant selling by reinvesting Aplitec shareholders after the completion of the transactions, which may have a material adverse impact on the price of Net 1’s common stock.

                     After the completion of the proposed transactions, it is possible that a significant number of Aplitec’s reinvesting shareholders may convert their interests into shares of Net 1 common stock. This could create an excess supply of Net 1 common stock in the market, which may have a material adverse impact on the price of Net 1’s common stock.

Broker-dealers may be discouraged from effecting transactions in Net 1 common stock because it is considered a penny stock and is subject to the penny stock rules.

                    Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in “a penny stock”. A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Net 1 is a non-NASDAQ traded equity security and, while its stock price has recently traded above $5.00 per share, its historical trading prices are below $5.00. See “Comparative Stock Prices and Dividends”. During the period from January 1, 2003 to December 31, 2003, Net 1’s price per share ranged from $ 0.95 (low) to $ 6.80 (high). The closing price per share on March 29 , 2004 was $ 7.00 per share. The additional sales practice and disclosure requirements imposed upon broker-dealers, to the extent they apply to Net 1 after the transactions, may discourage broker-dealers from effecting transactions in Net 1 shares, which could severely limit the market liquidity of the shares and impede the sale of its shares in the secondary market.

                    Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

                    In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

RISKS RELATING TO HOLDERS OF NET 1’S SPECIAL CONVERTIBLE PREFERRED STOCK

Payments to Non-U.S. Holders in respect of the B Class Preference Shares and B Class Loan Accounts may be subject to United States withholding tax.

                     There is no statutory, judicial or administrative authority that directly addresses the tax treatment of Non-U.S. holders that elect to receive units in a trust representing beneficial interests in B class preference shares and B class loan accounts issued by New Aplitec pursuant to the reinvestment option. We believe these interests should be treated for United States federal income tax purposes as, and intend to treat them as, separate and distinct interests in New Aplitec. As such, we and our affiliates do not intend to withhold any amounts for United States federal taxes in respect of such interests. There is a risk, however, that these interests, together with the special convertible preferred stock, will be treated as representing a single direct equity interest in Net 1 for United States federal income tax purposes. In such case, distributions received with respect to the B class preference shares and B class loan accounts could be treated as United States-source dividends received in respect of an equity interest in Net 1 and could be subject to United States federal withholding tax for which non-U.S. holders would be liable at a 30% rate or such lower rate as may be specified by an applicable income tax treaty . See “The Proposed Transactions—Material United States Federal Tax Consequences to Non-U.S. Holders—Consequences to Non-U.S. Holders,” for more details on the foregoing .

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

                    Some of the statements contained or incorporated by reference in this proxy statement/prospectus, including those relating to Net 1’ s, Aplitec’s and New Aplitec’ s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements. Forward looking statements include the information concerning possible or assumed future results of operations of Net 1 , Aplitec and New Aplitec . These statements are not historical facts but instead represent only Net 1’s expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include the risk factors set forth above and other market, credit or counterparty, liquidity, legal and operational risks discussed elsewhere in this document and the documents which are incorporated herein by reference. Those risks and uncertainties include, but are not limited to:

•	Market Fluctuations and Volatility. Changes in interest and foreign exchange rates, securities valuations and increases in volatility can increase risk, and may also impact customer flow related revenues in Net 1’s businesses, particularly those outside the U.S.

•	Industry Competition and Changes in Competitive Environment. Increased competition from both banking institutions and non-traditional financial services providers, including issuers of credit cards, and from industry consolidation could impact fees earned from Net 1’s businesses.

•	Investor Sentiment. Last year saw a record number of accounting and corporate governance scandals, which have had a significant impact on investor confidence in the marketplace. In addition, geopolitical concerns about possible military action and terrorist activities can have an effect on the global financial markets.

•	Liquidity. Liquidity risk management is of critical importance to Net 1. Liquidity could be impacted by the inability to access the long-term or short-term debt markets or the repurchase and securities lending markets necessary to expand Net 1’s business.

                    Net 1’ s, Aplitec’s and New Aplitec’ s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any forward-looking statements, and, accordingly, readers are cautioned not to place undue reliance on such statements. In addition, there can be no assurance that (a) Net 1 has correctly identified and assessed all of the factors affecting its businesses; (b) the publicly available and other information with respect to these factors on which Net 1 has based its decisions is complete or correct; (c) Net 1’s analyses are correct; or (d) Net 1’s strategies, which are based in part on these analyses, will be successful. Net 1 undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING

General; Date; Time and Place

                    This proxy statement/prospectus is being provided by, and the enclosed proxy is solicited by and on behalf of, Net 1’s board of directors for use at a special meeting of Net 1 shareholders. This proxy statement/prospectus is also furnished by Net 1 to holders of Aplitec’s ordinary shares along with an election circular and a prospectus in connection with the election of the reinvestment option by Aplitec’s current shareholders.

                    The special meeting is scheduled to be held at on                      , 2004 at 9 a.m. at the offices of Schneider Weinberger LLP, 2499 Glades Road, Suite 108, Boca Raton, Florida 33431.

Purpose of the Special Meeting

                    The purpose of the special meeting of Net 1’s shareholders is to consider the approval and adoption of (i) an amendment to Net 1’s articles of incorporation to (a) increase the number of authorized shares of common stock from 100,000,000 to 500,000,000, (b) increase the number of authorized shares of preferred stock from 3,000,000 to 300,000,000, (c) modify the par value of the shares of preferred stock that may be issued by Net 1 from $0.10 per share to $0.001 per share, and (d) authorize the terms of the special convertible preferred stock, (ii) the Aplitec acquisition and the issuance of 192,967,138 shares of special convertible preferred stock in connection with such acquisition, (iii) the issuance of shares of common stock to the Brait Consortium in exchange for a $52.8 million capital contribution, (iv) the 2004 Stock Incentive Plan and (v) to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, and to transact any other business that is properly brought before the special meeting. A copy of the proposed amendment to our articles of incorporation is attached as Annex A to this proxy/statement prospectus. The material terms of the Aplitec acquisition and issuance of shares to the Brait Consortium are fully described in the section titled “The Proposed Transactions.” Finally, the 2004 Stock Incentive Plan is attached as Annex B to this proxy statement/prospectus, and its material terms are fully described in the section titled “Management of Net 1 After the Proposed Transactions.”

Record Date; Voting Power

                    Only holders of shares of Net 1 common stock as of the close of business on                       , 2004, which is the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements thereof. Each share of Net 1 common stock is entitled to one vote at the special meeting.

Required Vote; Quorum

                    The affirmative vote of a majority of the outstanding shares of Net 1 common stock as of the record date that cast votes at the special shareholders meeting is required to approve the amendment to Net 1’s articles of incorporation and the other proposed transactions. As of the record date, 15,852,856 shares of Net 1 common stock were outstanding and held by approximately                      holders of record.

                    The proposed transactions cannot be completed unless a majority of Net 1’s shareholders that cast votes at the special meeting of shareholders approve each of the proposals made at the special meeting. Dr. Serge Belamant, the current chairman of Net 1’s board of directors, the chief executive officer of Aplitec and the chief executive of Net 1 Holdings, has the right to vote 53.75% of the outstanding shares of Net 1 common stock owned by Net 1 Holdings. Additionally, Dr. Belamant will serve as the chief executive officer of Net 1 and New Aplitec upon completion of the proposed transactions. Because of Dr. Belamant’s interests in the proposed transactions to be voted upon, the shares owned by Net 1 Holdings will be counted for purposes of establishing a quorum at the special meeting, but those shares will be voted in proportion to the votes cast (FOR and AGAINST) by our disinterested shareholders. Thus, the vote of a majority of Net 1’s shareholders other than Net 1 Holdings will be determinative of the outcome of the proposed transactions.

                    Brokers holding shares of Net 1 common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof.

                    The holders of a majority of the shares of the Net 1 common stock outstanding on the record date must be present, either in person or by proxy, at the special meeting to constitute a quorum. In general, abstentions and broker non-votes are counted as present or represented at the special meeting for the purpose of determining a quorum for the special meeting.

                    How to Vote. A shareholder may vote in person at the special meeting or by proxy without attending the special meeting. To vote by proxy, a stockholder must complete the enclosed proxy card, sign and date it and return it in the enclosed prepaid postage envelope. The enclosed proxy card sets forth instructions for voting.

Revocation of Proxy

                    A proxy card is enclosed for use by Net 1’s shareholders. The board of directors of Net 1 requests that shareholders sign and return the proxy card in the accompanying envelope. No postage is required if mailed within the United States. If you have questions or requests for assistance in completing and submitting proxy cards, please contact ADP Investor Communications a firm that provides professional proxy soliciting services that Net 1 has retained, at (905) 507-5266.

                    All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the proposed transactions. A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date (using a new proxy card), by giving written notice of revocation to the secretary of Net 1, or by attending the special meeting and voting in person.

No Dissenters’ or Similar Rights

                    Net 1 shareholders who vote against the proposed transactions will not be entitled to dissenters’ or similar rights. Neither Florida law nor Net 1’s articles of incorporation and bylaws provide for dissenters’ rights or appraisal rights.

Expenses of Solicitation

                    Net 1 will bear the costs of soliciting proxies from its shareholders. Net 1 will also bear the costs of filing, printing and mailing the registration statement on Form S-4 and this proxy statements/prospectus. In addition to soliciting proxies by mail, directors, officers and employees of Net 1, without receiving additional compensation therefore, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and Net 1 will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, ADP Investor Communications has been retained by Net 1 to assist in the solicitation of proxies. This firm may contact holders of shares of Net 1 common stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to beneficial owners of shares of Net 1 common stock. ADP Investor Communications will receive reasonable and customary compensation for its services (estimated at $12,200) and will be reimbursed for certain reasonable out-of-pocket expenses.

Miscellaneous

                    It is not expected that any matter not referred to herein will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the special meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting votes. However, shares represented by proxies that have been voted “AGAINST” the proposed transactions contemplated herein will not be used to vote “FOR” postponement or adjournment of the special meeting to allow additional time to solicit additional votes “FOR” the proposed transactions.

THE PROPOSED TRANSACTIONS

General

                    On October 31, 2003, New Aplitec’s board of directors and the representatives of the board of directors of Aplitec, each approved the sale agreement pursuant to which Net 1, through New Aplitec, would acquire substantially all of the assets and liabilities of Aplitec. After the Aplitec acquisition, New Aplitec will become a subsidiary of Net 1. On January 30, 2004, SAPEF III International G.P. Limited (as representative of the Brait Consortium), executed the Common Stock Purchase Agreement with Net 1 providing for, among other things, a contribution of $52,830,714 to Net 1 in exchange for the issuance by Net 1 of 105,661,428 shares of its common stock. The proceeds of that issuance are to be used, in part, to enable Net 1 to complete the Aplitec acquisition. The Net 1 board of directors approved the Common Stock Purchase Agreement on January 30, 2004.

Background of the Proposed Transactions

                    Net 1 owns the exclusive rights to market and sell the UEPS technology throughout the world, excluding South Africa and its surrounding territories and to license the U.S. FTS patent. Aplitec holds similar rights in South Africa and its surrounding territories.

                    Over the last five years, Aplitec has successfully launched numerous UEPS systems in South Africa and its surrounding territories. This is attributable to Aplitec’s ability to develop business models that are responsive to its customers’ specific needs and then effectively implement the system. Aplitec continues to develop the UEPS technology and its derivative applications to meet the requirements of both its customers and its own business ventures. By contrast, Net 1 has not been able to successfully implement its business plan. This has resulted primarily from its inability to raise the necessary capital to develop and market the UEPS technology. Additionally, its lack of operating history makes it increasingly difficult to attract investors and potential customers. In 2002, representatives of Net 1 met with Jones Gable Securities, Gruntal Securities and Thompson Kernaghan to discuss possible funding opportunities, each time without success. During the last quarter of 2002, Net 1 retained Investec Limited, an international merchant banking group, to provide corporate finance services and assistance in order to raise equity and/or debt funding. These efforts were unsuccessful and, in February 2003, the parties mutually agreed to terminate the relationship.

                    Throughout this process to secure funding, Net 1 has sought to generate revenue through license arrangements. In October 2002, Net 1 entered into a Distribution Agreement with Net 1 (Pty), a subsidiary of Aplitec, pursuant to which Net 1 appointed Net 1 (Pty) as a UEPS integrator for all territories excluding South Africa and its surrounding territories. These relationships allowed Aplitec to market and sell UEPS systems on behalf of Net 1, and generated license fees for Net 1. However, these arrangements have not provided Net 1 sufficient revenue to successfully develop and implement its own business plan.

                    On March 6, 2003, Dr. Serge Belamant, the chairman of Net 1’s board of directors and the chief executive officer of Aplitec, met with representatives of the Brait Group to discuss possible business transactions involving Net 1 and Aplitec. At this meeting, Dr. Belamant expressed an interest in the Brait Group investigating mechanisms and sources of funding for Net 1’s acquisition of Aplitec. These transactions would further Net 1’s goals of:

››	maturing from a development stage business into a profitable company with global reach;

››	combining the rights to the UEPS and FTS technologies into a single group, which will unlock value for both companies and their shareholders; and

››	giving Net 1 the required access to the international capital markets to raise further capital to implement its business plan.

                    On April 30, 2003, Net 1 formally retained an affiliate of the Brait Group as its financial advisor to develop the structure and implementation of a possible acquisition of Aplitec, including the raising of funds necessary to finance such acquisition and obtaining the necessary approvals of South African regulatory authorities. The agreement (and subsequent amendments) between the Brait Group and Net 1 provides that, in exchange for the Brait Group’s services, it will receive a fee based on a percentage of the capital raised to finance the Aplitec acquisition, in addition to a fee of ZAR 1.15 million ($ 179,688 ) in connection with its corporate finance services. If the proposed transactions are consummated, the Brait Group will be paid a fee of approximately $3.9 million. In lieu of receiving a cash payment, the Brait Group has the option of receiving part of its fee in the form of shares of Net 1 common stock calculated at a price of $0.50 per share up to a maximum of 5 million shares.

                    Over the next several months, the Brait Group met with Dr. Belamant and Claude Guerard, Net 1’s chief executive officer, to develop the broad outlines of a potential transaction with Aplitec. On July 21, 2003, the Brait Group submitted a letter on behalf of Net 1 to Aplitec’s board of directors expressing its interest in pursuing a business combination with Aplitec. In August 2003, Brait initiated a detailed due diligence review of Aplitec, and it commenced structuring a transaction that would allow the South African shareholders of Aplitec to participate in the combined entity. In September 2003, Brait received approval in principle from Excon to pursue the proposed transaction. To protect the interests of Aplitec’s minority shareholders and mitigate any potential conflicts of interests, Aplitec’s board of directors appointed a special committee comprised of two independent non-executive directors (Derek Geoffrey Sidney Muller and Jeffrey Livingstone) to evaluate the proposed transactions with Net 1. There were no restrictions placed on the special committee’s ability to evaluate and negotiate the proposed acquisition. Aplitec also retained Rand Merchant Bank, a division of FirstRand Bank Limited, to act as an independent advisor to Aplitec’s minority shareholders.

                     During this period, the parties also conducted negotiations regarding the senior officers and board composition of the combined company. It was decided that Dr. Belamant, along with Herman Kotze, Brenda Stewart and Nitin Soma, would be hired as senior officers of the combined company and that Mr. Guerard would resign as Chief Executive Officer of Net 1 but may continue to serve as a non-executive director. It was further decided that Messrs. Belamant and Kotze would join the Net 1 board of directors, and that the Brait Consortium would have the right to designate three nominees to the slate of directors that Net 1’s management recommends to shareholders in Net 1’s annual proxy statement. The parties agreed to defer other decisions regarding board composition until after the completion of the proposed transactions.

                    In October, Brait and Net 1 agreed in principle to an arrangement whereby a group of investors assembled by Brait would make a capital contribution to Net 1 of $52.8 million in exchange for shares of Net 1 common stock. The parties heavily negotiated the per share consideration to be paid by the Brait Consortium, and they finally settled on a purchase price of $0.50 per share. Separately, the Brait Group agreed to acquire any rights of the reinvestment option not taken up by Aplitec’s current shareholders for the same consideration that would have been paid by such holders. Brait and Simpson Thacher & Bartlett LLP, Brait’s outside legal counsel, commenced a due diligence review of Net 1, and Simpson Thacher began discussions with Schneider Weinberger LLP, Net 1’s outside legal counsel, about the transaction structure and documentation. On October 24, 2003, Net 1 filed a current report on Form 8-K disclosing the negotiations with Brait and the proposed Aplitec acquisition. To protect the interests of Net 1’s disinterested shareholders, Net 1 retained Stenton Leigh Capital Corp., an independent financial consultant, to evaluate the fairness of any consideration to be paid by the Brait Consortium in exchange for shares of Net 1 common stock. The board of Net 1 did not consider obtaining a fairness opinion with respect to the consideration to be paid to the Aplitec shareholders.

                    On October 28, 2003, the Aplitec special committee met to consider the proposed transactions with Net 1. It evaluated the terms and conditions of the proposed transaction and received the advice of Rand Merchant Bank , the independent advisors to the minority shareholders of Aplitec. Following this evaluation, the special committee approved the combination with Net 1 and it further delegated Dr. Belamant and Mr. Herman Kotze the authority to sign the agreements giving effect to the transactions. The Sale Agreement, the New Aplitec Subscription Agreement and the South African Trust Deed were executed on October 31, 2003.

                    On January 30, 2004, after the close of the market, the Net 1 board of directors held a special meeting with Net 1’s advisors to consider the Aplitec acquisition and the issuance of shares to the Brait Consortium. At that meeting, Stenton Leigh reviewed with the board its financial analyses of the transactions and delivered the fairness opinion described below under the section “Opinion of Stenton Leigh Capital Corp.” The board took note of the fact that, while the $0.50 per share to be paid by the Brait Consortium was less than the current market price of Net 1’s common stock, it was also significantly higher than the value assigned to such shares by Stenton Leigh. Moreover, the Net 1 board agreed with the analysis of Stenton Leigh to disregard the market price of Net 1 common stock due to its thin trading volume. Schneider Weinberger then reviewed with the board the final terms of the agreements governing the proposed transactions.

                    After hearing these presentations and further discussions, the Net 1 board of directors voted to approve the agreements and the proposed transactions contemplated by those agreements, including the amendment to Net 1’s articles of incorporation and the terms of the special convertible preferred stock to be issued in connection with the Aplitec acquisition. The Net 1 board of directors further voted to approve the 2004 Stock Incentive Plan. After the close of the markets on January 30, 2004, the parties executed the Common Stock Purchase Agreement between Net 1 and the SAPEF III International G.P. Limited (on behalf of the Brait Consortium) and the Asset Purchase Agreement with Net 1 Holdings.

                    Because of Dr. Belamant’s interest in the proposed transactions to be voted upon, the shares owned by Net 1 Holdings will be voted in proportion to the votes cast (FOR or AGAINST) by Net 1’s minority shareholders. Thus the vote of minority shareholders will be determinative of the outcome of the proposed transactions.

Recommendation of the Net 1 Board; Reasons for the Proposed Transactions

                    The Net 1 board of directors has approved the transactions, has determined that the proposed transactions are fair to, advisable and in the best interests of, Net 1 and the holders of Net 1 common stock, and recommends that Net 1 shareholders vote “FOR” approval and adoption of the amendment to Net 1’s articles of incorporation and the proposed transactions.

                    In reaching this determination, the Net 1 board of directors consulted with its outside legal counsel and its advisor, and considered various material factors, which are listed below. In view of the wide variety of factors considered in connection with the transactions, the board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision.

Factors Considered by the Net 1 Board of Directors

                    Net 1’s board of directors believes that the Aplitec acquisition, combined with the capital contribution by the Brait Consortium, will help Net 1 to achieve its goal of becoming a global leader in the area of electronic payment systems with customers throughout the world. Taking advantage of the complementary nature and the geographic scope of the combined assets and the experience of the combined management team, Net 1’s board of directors believes that the proposed transactions will create revenue growth and product and market diversification for Net 1, which will result in stronger financial and operating performance than either Net 1 or Aplitec could achieve on its own.

                    As part of its review and determination that the proposed transactions are fair to and in the best interest of Net 1’s shareholders, Net 1’s board of directors consulted with its legal advisors regarding the duties of the members of the board of directors. The Net 1 board of directors also considered the following factors and material information in reaching its determination that the proposed transactions are fair to, and in the best interests of, Net 1’s shareholders:

•	the strategic benefits of combining the businesses, including the following:

	››	consolidating the global UEPS technology rights into a single group, creating a single access point through which value could be unlocked;

	››	establishing first-mover advantage in developing economies for the commercialization of the UEPS technology. “First-mover advantage” refers to the benefits that would accrue to the first company that establishes a primary transacting platform in a particular developing country. While Net 1 holds the exclusive rights to market and sell the UEPS technology, it has so far been unable to exploit these rights in developing countries as it does not have the necessary infrastructure, skills and resources. Also, Net 1 must still compete against the companies that offer similar card-based products. Net 1 believes that the Aplitec acquisition will enhance its business opportunities, and since the UEPS platform can be used to support a wide range of functions and transactions, the first-mover in these new markets can have enhanced revenue and profitability prospects;

›› exploiting market opportunities for growth through strategic alliances and acquisitions; and

›› improving the financial performance of Net 1’s business by developing additional revenue streams and achieving cost savings by combining general and administrative functions of multiple operations;

•	the ability of Net 1’s shareholders to participate in the financial success of Aplitec and the combined company;

•

presentations regarding the above-mentioned strategic benefits of combining the assets of Net 1 and Aplitec, and positive operational and financial aspects of the transactions from Net 1’s perspective, including, among other things, the ability to transform, through these transactions, from a development stage company into a global company with diversified international operations;

•	historical information concerning the business, results of operations and financial condition, operations, technology, management and competitive position of Net 1, including, among other factors, the history of losses incurred by Net 1, the expectation that it will continue to incur losses and estimates that the Aplitec acquisition will help Net 1 to achieve profitability quicker than if it remained a stand-alone company;

•	the review of Net 1’s financial condition, results of operations and prospects of the business of Net 1 before and after giving effect to the transactions based on available estimates as to earnings and losses, including, among other things, ongoing liquidity and capital resource requirements in the context of financial market conditions limiting the ability of Net 1 to raise other financing and an expectation that the combined company’s larger scale and improved operational performance would enhance access to financing in the capital markets;

•	the opportunities and options available to Net 1 if the transactions were not undertaken, including remaining a stand-alone company that has so far been unable to raise capital to implement its business plan and achieve profitability, and the conclusion that the contemplated transactions would result in greater benefits than other options;

•	the financial presentations and written opinion of Stenton Leigh Capital Corp. dated as of January 30, 2004, as to the fairness from a financial point of view of the issuance of shares of Net 1 common stock to the Brait Consortium under the terms of the Common Stock Purchase Agreement between Net 1 and the Brait Consortium; and

•	the interests of the directors and executive officers of Net 1 in the transactions, as described in the section titled “The Proposed Transactions—Interests of Certain Persons in the Proposed Transactions.”

                    The Net 1 board of directors also considered the potential adverse factors relating to the proposed transactions, including the following:

•	the challenges of combining the businesses and assets of separate companies across vast geographic distances and the risks of not achieving the expected operating efficiencies or growth;

•	any failure to complete the proposed transactions will cause Net 1 to incur substantial costs, c urrently estimated to be $2 million, which could res ult in Net 1’s bankruptcy by July 1, 2004;

•	the possibility that the financial markets might react negatively to the combined company, as well as the need to educate the market about the benefits of a multi-national company that offers UEPS technology and services;

•	the risk of diverting management focus and resources from other strategic opportunities while working to implement the combination and the risk that key management, sales and transaction personnel might choose not to remain employed by the combined company;

•	the risk that the transactions may not be completed, even if approved by Net 1’s shareholders, especially given the need to obtain approval of a majority of the holders of Aplitec’s ordinary shares before any of the transactions become effective, and the potential impact on Net 1;

•	the possible negative effect on Net 1 and on the price for Net 1’s shares of capital stock due to the fact that the Brait Group may exercise effective control of Net 1 if a sufficient number of Aplitec’s current shareholders do not elect the reinvestment option by virtue of an agreement with New Aplitec to take up the rights to the reinvestment option not taken up by Aplitec’s shareholders;

•	the risks that the benefits sought to be achieved by the proposed transactions will not be realized; and

•	the other risks described under “Risk Factors”.

                    The discussion of the information and factors considered by the Net 1 board of directors is not intended to be exhaustive, but includes the material factors considered. The Net 1 board of directors did not assign particular weight or rank to the factors it considered in approving the transactions. In considering the above-mentioned factors, individual directors may have given different weight to various factors. Net 1’s board of directors considered all of these factors as a whole, and concluded that, on balance, the potential benefits of the proposed transactions to Net 1 and its shareholders outweigh the risks.

Opinion of Stenton Leigh Capital Corp.

                    Stenton Leigh Capital Corp., or “Stenton Leigh,” founded in 1989, specializes in performing business appraisals and other consulting services to public and privately held companies. In addition to business appraisal and fairness opinions, Stenton Leigh provides dispute and litigation support, impairment and intangible asset appraisals , assists clients with merger and acquisition transactions and other corporate finance matters.

                    On October 16, 2003, Net 1 engaged Stenton Leigh to undertake an independent appraisal of the value of Net 1’s common shares and issue a fairness opinion as to the fairness of the issuance of approximately 105.6 million shares of common stock to the Brait Consortium at a price of $0.50 per share. The board of directors of Net 1 retained Stenton Leigh based upon its qualifications and its capabilities with respect to undertaking appraisals of companies of Net 1’s size and financial condition. The fee paid to Stenton Leigh was in no way influenced by the results of the valuation conclusion.

                    Between October 16, 2003 and January 30, 2004, the date on which the final report was delivered to the board of directors, representatives of Stenton Leigh conducted a number of telephonic meetings with management to gather information relevant to the valuation analysis. During such meetings and discussions, members of management, including the chairman and chief executive officer, discussed information contained in Net 1’s financial statements and other information requested by and delivered to Stenton Leigh. On January 30, 2004, Stenton Leigh advised the board of directors of Net 1 that, based upon and subject to limitations of its analyses, as of such date, the consideration to be received by Net 1 was fair, from a financial point of view, to the Net 1 shareholders.

                    The full text of Stenton Leigh’s opinion, which contains many of the assumptions Stenton Leigh made, the matters it considered and the limitations on the review it undertook in connection with its delivery of its opinion, is included as Annex C and is incorporated by reference into this proxy statement/prospectus. Stenton Leigh’s opinion is directed to the Net 1 board of directors and addresses only the fairness of the consideration from a financial point of view. It does not address the underlying business decision of Net 1 to proceed with the acquisition of substantially all of the assets and the assumption of all the liabilities of Aplitec nor any other aspect of the transaction and does not constitute a recommendation to any Net 1 shareholder as to how that shareholder should vote at the Net 1 special meeting. The following summary of Stenton Leigh’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion. Net 1 shareholders are urged to read the Stenton Leigh opinion carefully and in its entirety, a copy of which is attached as Annex C to this proxy statement/prospectus.

                    In connection with rendering its opinion regarding the issuance of shares of common stock of Net 1 to the Brait Consortium, Stenton Leigh considered , among other things, the following:

(1)	Net 1’s Form 10-QSB for the quarter ended September 30, 2003 and Form 10-KSB for the year ended December 31, 2002;

(2)	Discussions with management and directors of Net 1;

(3)	Assumptions on Net 1’s market, competitive position and outlook as relayed by Net 1 management at January 30, 2004;

(4)	Relevant internal and public information including economic, investment, industry, public market and transaction data as a background against which to assess findings specific to the business were considered;

(5)	Major contracts both existing and anticipated in the very near future for Net 1, if any, were discussed with management, including any features or factors that may have an influence on value; and

(6)	Management’s forecast financial statements for the four years ended December 31, 2006.

                    In preparing its opinion, Stenton Leigh relied upon and assumed the accuracy and completeness of all of the financial and other information that was used, without assuming any responsibility for independent verification of any such information, and further relied upon the assurances of Net 1’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Stenton Leigh did not audit this information as part of its analysis and therefore, did not express an opinion or other form of assurance regarding the information.

                    Stenton Leigh assumed that the issuance of shares of common stock to the Brait Consortium will comply, in all respects, with the securities laws, trade regulations and other applicable statutes and regulations of the various foreign jurisdictions under which the issuance may be governed. Stenton Leigh’s opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 30, 2004. Accordingly, although subsequent developments may affect Stenton Leigh’s opinion, Stenton Leigh did not assume any obligation to update, review or reaffirm their opinion.

                    The presentation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. No company, business or transaction used in those analyses as a comparison is identical to Net 1 nor is an evaluation of the results of those analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the issuance to the Brait Consortium, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in those analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual or predictive of future results or values, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or securities are not appraisals and may not reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

                    In arriving at its opinion, Stenton Leigh made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Stenton Leigh’s analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its opinion. In its analyses, Stenton Leigh made numerous assumptions with respect to Net 1, industry performance and regulatory environment, general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of Net 1 and involve the application of complex methodologies and educated judgment.

                    Following is a summary of each of the material financial analyses performed by Stenton Leigh in connection with its opinion dated January 30, 2004.

Analysis of Net 1

                    It is widely recognized that there is no one correct method of valuation, and that any appraisal depends upon an analysis of the relevant facts, common sense, and the informed judgment of the valuator. A full and complete appraisal requires the analyst to implement all relevant valuation methods that are appropriate to the particular assignment. For this valuation, Stenton Leigh considered at least one method under each approach.

                    Due to Net 1’s history of losses combined with its uncertain future outlook as presented to Stenton Leigh by Net 1’s management at the Valuation Date , Stenton Leigh used the market approach as the appropriate approach to value determination. Stenton Leigh selected the market approach because in Net 1’s case, it reflects the fair market value that would be realized taking into consideration Net 1’s negative book value, shortage of working capital and forecasted losses. Given Net 1’s history of losses, management’s negative future outlook, and negative book value, an income approach or an asset approach would not provide meaningful results.

                    Below is a brief description of each of the market approach, the income approach and the asset approach, as well as the reasons for the selected approach:

                    Market Approach

                    The market approach suggests that the value of the entity can be determined by examining the “market” that has been established by historical experience. This approach is a general way of determining a value indication for a business interest by using one or more methods that compare the subject to similar businesses, or partial interests in similar businesses, that have been sold. Examples of market approach methods include the publicly traded guideline company method, the mergers and acquisitions guideline company method and the analysis of prior transactions in the ownership of the subject business. The business used for comparison must serve as a reasonable basis for such comparison. In searching for guideline companies, factors to be considered in judging whether a reasonable basis for comparison exists include:

•	a sufficient similarity of qualitative and quantitative investment characteristics;

•	the amount and verifiability of data known about the similar investment;

•	whether or not the price of the similar investment was obtained in an arm’s length transaction or was instead purchased in a forced or distressed sale.

                    Should comparable market transaction data be located that are deemed to be reasonably similar, comparisons are normally made through the use of valuation ratios. The computation and use of these ratios should provide meaningful insight and guidance about the subject, considering all relevant factors. Therefore, care should be exercised with respect to issues such as:

•	the selection of the underlying data used to compute the valuation ratios;

•	the selection of the time periods and/or the averaging methods used for the underlying data;

•	the computation of the valuation ratios;

•	the timing of the price data used in the valuation ratios; and

•	how the valuation ratios were selected and applied to the subject entity’s underlying data.

                    Finally, comparisons are made by using comparable definitions of the components of the valuation ratios, such as earnings and cash flow.

                    Publicly Traded Guideline Companies. One method within the market approach is to search for transaction data for similar and relevant “guideline” corporations. The valuator must locate publicly traded companies that are similar in nature and operations to the company being valued. When guideline companies can be identified and are deemed to be applicable, the valuator may form comparisons between the performance of the group of guideline companies and the subject business. These comparisons are known as indicators of value or price multiples and may include Tangible Book Value Multiple, Price/Earnings, Total Invested Capital (“TIC”)/Cash Flow, and TIC/Sales. Stenton Leigh conducted a search of public companies operating in the computer services industry.

                    Stenton Leigh selected a number of companies that it viewed as comparable to Net 1. Although none of the selected companies were “exact”, they represented companies in similar businesses. To apply the market approach, Stenton Leigh performed a computerized database search for guideline companies that could be considered “comparable”. In selecting valuation multiples, Stenton Leigh compared the results of the search to Net 1’s historical results and to those of the industry and S&P 500. Stenton Leigh then adjusted the multiples to account for the guideline companies’ size, revenue, profitability, trading volume and other characteristics.

                    Mergers and Acquisitions Guideline Company Data. This market approach obtains and analyzes information from mergers and acquisitions of entire guideline companies, both public and privately held. The sales and pricing information is then applied to the subject company to determine its value. Stenton Leigh performed a search of various transaction databases.

                    The majority of the transactions identified through this process were eliminated because their lines of business were materially different from Net 1’s. Stenton Leigh used the mean and median results to determine Net 1’s value under this method.

                    Income Approach

                    The income approach develops a value that arises from the presumed ability of the entity to produce a profit or return on investment (“ROI”) for its owner. This approach is a general way of determining a value indication of a business by using one or more methods through which anticipated benefits are converted into value as of the valuation date. Anticipated benefits are expressed in monetary terms and may be reasonably represented by such items as dividends or various forms of earnings cash flow.

                    Both capitalization of benefits method and discounted future benefits methods are acceptable. In capitalization of benefits methods, a representative benefit level is divided or multiplied by an appropriate capitalization factor to convert the benefit of value. In discounted future benefits methods, benefits are estimated for each of several future periods. These benefits are converted to value by applying an appropriate discount rate and using present value procedures.

                    Anticipated benefits are converted to value by using procedures that consider the expected growth and timing of benefits, the risk profile of the benefits stream, and the time value of money.

                    The conversion of anticipated benefits to value normally requires the determination of a capitalization factor or discount rate. In that determination, the appraiser should consider such factors as the level of interest rates, the rates of return expected by investors on alternative investments, and the specific risk characteristics of the anticipated benefits. Therefore, the two basic components of the income approach are the measure of income and the required rate of return.

                    In capitalization of benefits methods, expected growth is incorporated in the capitalization factor. In discounted future benefits methods, expected growth is considered in estimated in the future stream of benefits.

                    Asset Approach

                    The asset approach, sometimes referred to as the cost approach, is conceptually the least complex of all approaches to consider and use as an appraisal guideline. The asset-based approach is a general way of determining a value indication of a business interest using one or more methods based directly on the value of the assets owned by the business less the business’s liabilities. In theory, a buyer would not pay more than it would cost to create an entity of equivalent economic utility. Therefore, the concept is to adjust all assets and liabilities, whether or not recorded on the entity’s balance sheet, to market value. Generally, the entity is presumed to be a going concern and the adjustments will reflect that premise. The asset approach typically does not take into consideration the “intangible” value of the enterprise, unless these assets are specifically identified and valued. The asset-based approach should be considered in valuations conducted at the total entity level or involving a business appraised on a basis other than a going concern. Valuations of particular ownership interests in an entity may or may not require the use of the asset-based approach.

Results and Conclusions

                    Below is a description of the results and conclusions reached by Stenton Leigh under each of the above-referenced approaches:

                    Market Approach

                    Publicly Traded Guideline Companies. One method within the market approach is to search for transaction data for similar and relevant “guideline” corporations. The appraiser must locate publicly traded companies that are similar in nature and operations to the company being valued. When guideline companies can be identified and are deemed to be applicable, the appraiser may form comparisons between the performance of the group of guideline companies and the subject business. These comparisons are known as indicators of value or price multiples and may include Tangible Book Value Multiple, Price/Earnings, TIC/Cash Flow, and TIC/Sales.

                     Stenton Leigh conducted a search of public companies operating in the same industries as Net 1. In order to select the appropriate multiples to be applied in this Valuation Report, Stenton Leigh analyzed four principal approaches:

1.	Reviewed companies in the technology sector;

2.	Reviewed companies in the computer services industry;

3.	Compared the results of numbers 1 and 2 above to Net 1’s historical results and to the S&P 500;

4.	Selected a short list of “guideline” companies being the closest in comparability to Net 1.

                    The results of the findings for numbers 1, 2, and 3 above are set out in the ratio comparison table set forth below.

                    The first step in applying the market approach to valuing a company is to identify publicly traded companies that are comparable. Analysts who regularly value companies in different industries have well-defined methods for determining which companies are comparable to the subject company. The procedure used to develop the group of public companies includes the following steps, which may vary depending on the situation:

•	The industry or industries in which the company operates are identified;

•	Various databases are searched for a group of companies in a line of business similar to that of Net 1;

•	Detailed descriptions and business segment data for the potential guideline companies are reviewed to eliminate those with products or services that differ from the subject company;

•	Companies whose stock is thinly traded are typically eliminated, as such companies’ transactions data is less meaningful; and

•	The remaining companies are further analyzed in terms of operating, financial, geographical, industry, and/or market characteristics to insure that they are reasonable for inclusion in the guideline company group.

                    The last step in this process is the most subjective. A thorough understanding of the financial standing and the operating performance of the subject company is essential to establishing the parameters by which to screen guideline data. Screens should include revenue mix, market, products, size of company, revenue, margins, capital structure, and growth – both historical and estimated. While an optimal guideline group will contain numerous companies, the number of companies included will depend on the similarity to the company, trading activity, and the financial information available.

                    A perfect guideline company is identical to the company with regard to business type, capital structure, size, and primary market. It has similar management dynamics, has a stock that is widely traded, encounters the same risks and opportunities, and, importantly, has the same prospects for growth in the near term, immediate term, and long term. Because it is in essence a mirror image of the subject company, a perfect market comparable provides a whole range of meaningful valuation multiples which can be applied to reported and/or prospective operating results and provide a meaningful and defensible valuation. Of course, perfect guideline companies rarely exist, and finding an entire group of, say, five to eight perfect guideline companies is almost unheard of. As a result, it is often necessary to make some adjustment to the multiples derived from the group.

                    Once the group of guideline companies is identified, critical valuation data about each company is assembled into a table. This table includes critical balance sheet and income statement data, trading information about the guideline companies, and an array of valuation multiples implied by public market pricing.

                     Stenton Leigh selected a number of companies it viewed as comparable to Net 1. Although none of the selected companies were “exact”, they represent companies in similar businesses.

                    To apply the market approach, we performed a computerized database search for guideline companies that could be considered “comparable”. This search revealed the following companies:

ADS	=	Alliance Data Systems
FISV	=	Fiserv, Inc.
FDC	=	First Data Corporation

The following is a summary of the analysis Stenton Leigh undertook involving these selected companies and Net 1:

	Valuation
							Price to	TIC* to
		P/E High	P/E Low		TIC* to	Price to	Tangible	Cash	Market
	P/E	- Last 5	- Last 5		Sales	Book	Book	Flow	Cap.
	(TTM)	yrs	yrs	Beta	(TTM)	(TTM)	(TTM)	(TTM)	(millions)

ADS	40.73	NA	NA	1.03	2.46	3.23	20.24	41.52	2,186
FISV	24.31	47.70	21.55	0.94	2.78	3.46	NM	17.57	7,264
FDC	21.94	46.32	13.33	0.90	4.02	6.95	NM	22.14	28,766
Net 1	NM	NA	NA	NA	858.02	NM	NM	NM	116

TOTAL	86.98	94.02	34.88	2.87	9.26	13.64	20.24	81.23	38,216

AVG	28.99	31.34	11.63	0.96	3.09	4.55	6.75	27.08	12,739

MEDIAN	24.31	46.32	13.33	0.94	2.78	3.46	10.12	22.14	7,264
_________________
* Total Invested Capital
NA – Information not available

NM – Not meaningful – results in negative value

                    Comparable Analysis Summary

                    Valuation Indicators. Market Capitalization: Net 1 is a publicly traded company with a market capitalization of approximately $115.7 million at January 28, 2004 based on a closing share price of $7.30 and 15,852,856 shares outstanding. The market capitalization of the companies used in our valuation analysis was in the range of $2.3 billion to $27.0 billion. As previously stated, perfect guideline companies rarely exist, and finding an entire group of perfect guideline companies is almost unheard of. However, the companies selected by Stenton Leigh were believed to be in similar businesses to Net 1 and, while they are much larger than Net 1, provide an indication of value. Stenton Leigh adjusted the guideline company multiples to account for their much larger size.

	RATIO COMPARISON
					Guideline
Valuation Ratios	Company	Industry(1)	Sector(2)	S&P 500	Companies

P/E Ratio (TTM)	NM	31.01	39.72	26.50	28.99
P/E High - Last 5 Yrs.	NA	58.18	65.66	48.10	31.34
P/E Low - Last 5 Yrs.	NA	14.14	19.72	16.25	11.63
Beta	NA	1.79	1.99	1.00	0.96
TIC to Sales (TTM)	858.02	4.97	6.32	3.72	3.09
Price to Book (MRQ)	NM	5.25	5.78	4.58	4.55
Price to Tangible Book (MRQ)	NM	12.67	7.41	7.78	6.75
TIC to Cash Flow (TTM)	NM	29.85	32.13	19.51	27.08
% Owned Institutions	NA	49.67	47.38	63.78	72.41

__________________

(1)	Computer service industry
(2)	Technology sector
Source: Multex.com, Inc.

                    Price Earnings Multiple Analysis. Net 1 had losses in 2002 and through September 30, 2003, the date with the most current available financial information, and therefore this valuation approach would not provide meaningful results. According to Net 1 management, there were no material changes to Net 1’s results of operations through January 30, 2004 , the date of Stenton Leigh’s report to the Net 1 board.

                    TIC to Sales Multiple Analysis. Stenton Leigh reviewed the selected company, industry, sector and S&P 500 results and concluded a multiple of 2.00 as appropriate for Net 1 at January 30, 2004 based on historical losses and Net 1’s smaller size. The following sets forth the application of this sales multiple to Net 1’s 2003 annual revenue results:

Annualized 2003 Revenue	$54,689
Multiple	2.00

Total Value	$109,378

                    TIC to Cash Flow. Net 1 had negative cash flow in 2002, and through September 30, 2003, the date with the most current available financial information, and therefore this valuation approach would not provide meaningful results. According to Net 1 management, there were no material changes to Net 1’s results of operations through January 30, 2004.

                    Net Book Value Multiple Analysis. As of September 30, 2003, the date with the most current available financial information, Net 1 had a negative book value, and therefore this valuation approach would not provide meaningful results. According to Net 1 management, there were no material changes to Net 1’s financial position through January 30, 2004.

                    Prior Transaction Analysis

                    The market approach suggests that the value of the entity can be determined by examining the “market” that has been established by historical experience. One method, usually applicable to larger, publicly held corporations, is to refer to the value set by the most recent trading of the stock by private and public investors who have made their own determination as to value. Net 1 did not have any private common stock transactions during the past twelve months.

                    Mergers and Acquisitions Guideline Company Data

                    The market approach obtains and analyzes information from mergers and acquisitions of entire guideline companies, both public and privately held. The sales and pricing information is then applied to the subject company to determine its value. Stenton Leigh performed a search of the Pratt’s Stats, Mergerstat, Public Company, Bizcomps and Institute of Business Appraisers (“IBA”) transaction databases.

                    The following details the results of the search:

SIC	Pratt’s Stats		Mergerstat		Bizcomps		Public Company		IBA
Code	Total	Selected	Total	Selected	Total	Selected	Total	Selected	Total	Selected	Total	Selected

7374	37	4	10	1	7	0	5	0	17	0	76	5

                    The majority of these transactions were eliminated because their lines of business were materially different from that of Net 1. The remaining transactions selected took place between 1998 and 2002. Due to the limited number selected, Stenton Leigh used the mean and median results.

			Sale
	Net		Price	TIC/	Price/
	Sales	Net Earnings	000	Sales	Earnings

Mean	$ 18,380,197	$ 58,523	$ 16,398	0.948	2.888
Median	$ 14,216,888	$ 35,216	$ 10,852	0.919	2.888

Value
	Net 1	TIC/Sales		Indication		Mean Value
	Annualized	Multiple		(000’s)		(000’s)
Date	Sales	Mean	Median	Mean	Median	Total

9/30/03	$ 54,689	0.948	0.919	$ 1,845	$ 50,259	$ 51,052

                    In estimating a value using the direct market data method, Stenton Leigh would normally eliminate the high and the low values and consider the remaining value indications reflected in the above table to be the most appropriate. However, since Stenton Leigh did not use the Price/Earnings multiples due to Net 1 ’s losses, it used the average of the mean and median TIC/Sales multiples calculated above.

                    Market Capitalization

                    The market capitalization for Net 1 as of January 28, 2004 was approximately $115,725,849 based on a total of 15,852,856 common shares outstanding at $7.30 per share, which was the closing price per share as reported on Bloomberg Financial Markets.

                    Asset Approach

                    Net Book Value Methodology

                    The net book value (“NBV”) of a business is the historical value of that entity’s assets less the value of its liabilities. To calculate net book value, Stenton Leigh referred to Net 1’s financial statements as of September 30, 2003, the date with the most recent available financial information. According to Net 1 management, there were no material changes to Net 1’s financial position through January 30, 2004.

                    Net 1’s assets consist primarily of cash and accounts receivable. Management has indicated that all liabilities are supported by adequate documentation to reflect evidence of an obligation of the Company. At September 30, 2003 Net 1 had a negative book value.

                    Net Tangible Book Value

                    The net tangible assets of a business is the historical value of that entity’s assets less the value of its intangibles and liabilities. To calculate the net tangible assets of Net 1, Stenton Leigh referred to Net 1’s financial statements as of September 30, 2003, the date with the most recent available financial information. According to Net 1 management, there were no material changes to Net 1’s financial position through January 30, 2004.

                    Net 1’s assets consist primarily of cash, accounts receivable, inventory and property and equipment. As of September 30, 2003, Net 1 had intangible assets of $1,563. At September 30, 2003 Net 1 had a negative tangible book value.

                    Income Approach

                    As described above, the Income Approach may rely on either a capitalization of benefits method, or a discounted cash flow method. For either method to be used, there must be an expectation of expected profits. The capitalization relies upon historical profits to which a growth rate is applied to determine value. Since Net 1 has both historical and forecasted losses, the Income Approach could not be used.

Determination of Value

                    In determining the final Business Enterprise Value (“BEV”) of Net 1, Stenton Leigh analyzed the results of the various approaches to value. To arrive at the final BEV Stenton Leigh added to its value conclusion any preferred equity and long-term and short-term debt at the valuation date and subtract cash and cash equivalents. The rationale is that, in buying a business, its current owners, the shareholders, and its creditors must be repaid. These costs become obligations of a prospective purchaser. Net 1’s cash, on the other hand, is a liquid asset than can be used at the prospective purchaser’s discretion.

                    Set out below is a summary of the findings of the various approaches to value which Stenton Leigh examined to determine the value of Net 1 at January 30, 2004:

Value
I. MARKET
Publicly Traded Guideline Companies:
Net Book Value	N/U
Price/Earnings	N/U
TIC/Cash Flow	N/U
TIC/Sales	$109,378
Prior Transactions	N/U
Mergers & Acquisitions	$51,052
Market Capitalization	$115,725,849
Average of Market approach (excluding Market Capitalization)[1]	$80,215

II. ASSET
Net Book Value		N/U
Net Tangible Book Value		N/U
Average of Asset approach	$	N/U

III. INCOME
Capitalized Returns		N/U
Discounted Cash Flow		N/U
Average of Income approach		N/U

Value Conclusion (average of Market approach)		$80,215
Add: Short-term and long-term debt		0
Less: Cash and cash equivalents		11,457
Total Value		$68,758

N/U – Not Used
____________________________

1 The market capitalization is not a good indication of value since Net 1 has a limited number of outstanding shares in the public float (approximately 1%) and has very limited trading volume.

                    To arrive at Stenton Leigh’s value conclusion, the Income Approach was not selected since Net 1 has historical and forecasted losses. The Asset Approach was not selected since it resulted in a negative value. Stenton Leigh selected the Market Approach because in this instance, the Market Approach reflects the fair market value that would be realized taking into consideration Net 1’s negative book value, shortage of working capital and forecasted losses.

                    Based upon the foregoing, and the various factors and assumptions considered necessary to the development of Stenton Leigh’s valuation conclusion, in Stenton Leigh’s opinion the fair market value of the common stock of Net 1 at January 30, 2004 is as set out below:

Total Value
Value of Net 1	$68,758
Common Shares Outstanding	15,852,856
Value per Common Share	$0.004

                    Therefore, Stenton Leigh concluded that the Net 1 common stock should be valued at approximately $0.01 per share or a total of $68,758 at January 30, 2004.

                    To further determine the fairness of the proposed transaction with the Brait Consortium to Net 1’s shareholders, Stenton Leigh performed a separate analysis to determine the value of Net 1 subsequent to the Aplitec acquisition. From this analysis, Stenton Leigh determined that based upon the value of Aplitec and the additional funding to be provided by the Brait Consortium, Net 1 shareholders would receive greater value subsequent to the Aplitec acquisition than the proposed transaction price of $0.50 per share, and therefore the proposed Aplitec acquisition is anti-dilutive to the existing Net 1 shareholders.

                     Stenton Leigh also reviewed the public market capitalization of Net 1 and its trading volume. In Stenton Leigh’ s opinion, the market capitalization did not reflect a true value for Net 1 at January 30, 2004 as its public shares were very thinly traded. Further, Net 1 management has advised that they believe that if a small block of stock were to be sold into the public market (i.e. 100,000 shares) their stock price would most likely drop to pennies. This, combined with Stenton Leigh’s analysis of the underlying value of Net 1, which is virtually insolvent as described above, and the fact that the existing Net 1 shareholders will benefit from an infusion of a capital by keeping Net 1 in existence and creating significant upside potential for Net 1 and therefore its shareholders, in Stenton Leigh’s opinion, the issuance of common shares of Net 1 at January 30, 2004 is fair to the shareholders of Net 1, subject to the assumptions and qualifications set forth in Stenton Leigh’s fairness opinion, a copy of which is attached as Annex C to this proxy statement/prospectus.

Miscellaneous

                    Net 1 has paid Stenton Leigh $70,000 for its advisory services. Net 1 has also reimbursed Stenton Leigh for its reasonable out-of-pocket expenses, including reasonable fees and expenses and it has agreed to indemnify Stenton Leigh and affiliated parties against liabilities, including liabilities under the U.S. federal securities laws, arising out of its engagement, unless such expenses arise out of the gross negligence of Stenton Leigh.

Interests of Certain Persons in the Proposed Transactions

                    When considering the recommendation by the Net 1 board of directors to vote “FOR” the transactions, you should be aware that certain persons have interests in the transactions that are different from, and may conflict with, your interests:

•	Dr. Serge Belamant, a director and the chairman of Net 1’s board of directors , the chief executive officer of Aplitec and the chief executive of Net 1 Holdings, has the right to vote 53.75% of the outstanding shares of Net 1 common stock that is owned by Net 1 Holdings. Dr. Belamant will benefit as a result of his interest in Aplitec, any compensatory or option grants received pursuant to the 2004 Stock Incentive Plan and the employment agreement described below.

•	The following individuals will execute employment agreements prior to the completion of the proposed transactions and will hold the following positions of each of New Aplitec and Net 1:

	››	Dr. Belamant, Chief Executive Officer and Chairman of the Board of New Aplitec and Net 1 ;

	››	Herman Kotze, Chief Financial Officer of New Aplitec and Net 1 ;

	››	Brenda Stewart, Director of Marketing and New Business Development of New Aplitec and Senior Vice President - Marketing and Sales of Net 1 ; and

	››	Nitin Soma, Director of Software Development of New Aplitec and Senior Vice President -Information Technology of Net 1.

•	The Brait Consortium will have the right to designate three nominees to the slate of directors that Net 1’s management recommends to shareholders in Net 1’s annual proxy statement. These designees have not yet been selected. Additionally, affiliates of the Brait Group, which is a member of the Brait Consortium, are providing advisory services to Net 1 in connection with the proposed transactions and will receive a “capital raising fee” of $3.7 million and a further corporate finance fee of ZAR 1.15 million ($ 179,688 ). The Brait Group has the option of applying up to $2.5 million of its capital raising fee to purchase up to 5 million shares of Net 1 common stock, at a purchase price of $0.50 per share.

                     The following table represents the ownership and voting interests of the Brait Consortium and the Brait Group after the completion of the proposed transactions described in this proxy statement/prospectus, based on various scenarios:

Anticipated[1]	Minimum[2]	Maximum[3]
32.84%	31.83%	69.90%

(1)	Assumes that 100% of Aplitec shareholders elect the reinvestment option and the Brait Group elects to apply $2.5 million of its capital raising fee to purchase 5 million shares of Net 1 common stock at a purchase price of $0.50 per share. Based upon Aplitec’s share price on March 29 , 2004 of ZAR 7.80 ($ 1.22 ) per share, which is above the cash offer price of ZAR 5.00 ($ 0.78 ) per share, it is assumed that 100% of the Aplitec shareholders will elect the reinvestment option.

(2)	Assumes that 100% of Aplitec shareholders elect the reinvestment option and the Brait Group elects not to apply any part of its capital raising fee to purchase shares of Net 1 common stock. This scenario takes into account only the 105,661,428 shares of Net 1 common stock to be issued to the Brait Consortium in connection with its capital contribution.

(3)	Assumes that the Brait Group takes up the rights to the reinvestment option not taken up by Aplitec’s current shareholders up to the maximum of 64.70% of the reinvestment option and the Brait Group elects to apply $2.5 million of its capital raising fee to purchase 5 million shares of Net 1 common stock at a purchase price of $0.50 per share. This would consist of the Brait Group’s interest held via the South African Trust (37.06%) as well as the shares of Net 1 common stock that the Brait Consortium (of which the Brait Group is a member) will receive directly from Net 1 (32.84%).

                    The Net 1 board of directors was aware of these interests and considered them in approving the transactions.

Employment Agreements

                    Net 1 and New Aplitec will enter into employment agreements with each of Dr. Belamant, Herman Kotze, Brenda Stewart and Nitin Soma prior to the completion of the proposed transactions. These four individuals are currently employed by Aplitec, and since their cost of employment is already included in Aplitec’s financial results, Net 1 does not expect that the execution of new employment agreements will have a material effect on the financial results of the combined company. The agreements will provide for the grant of stock-based awards under the 2004 Stock Incentive Plan to these four individuals and other key employees upon completion of the proposed transactions in respect of an aggregate of 8,720,936 shares of Net 1 common stock. Such stock-based awards will be issued for no cash consideraton.

Sale Agreement

                    The sale agreement between Aplitec, certain of its subsidiaries and New Aplitec provides that New Aplitec, a newly incorporated South African company, will acquire substantially all of the assets and all of the liabilities of Aplitec. This sale was approved by a majority of Aplitec’s shareholders on December 9, 2003 . We urge you to carefully read the sale agreement in its entirety, a copy of which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

                    If all the conditions relating to the acquisition are fulfilled or waived, then New Aplitec will acquire substantially all of the assets and liabilities of Aplitec, excluding:

•	cash in the sum of ZAR 300 million ($ 46.88 million) plus enough cash as is necessary to pay holders of Aplitec shares an additional amount equal to ZAR 0.25 ($0.04) for each Aplitec ordinary share for which such Aplitec shareholder elects the cash option, as described below; and

•	the shares held indirectly by Aplitec in three subsidiaries that are not parties to the Aplitec acquisition (Country on a Card (Pty) Limited, Net 1 Loyalty (Pty) Limited and Net 1 Payroll (Pty) Limited). These subsidiaries contain no assets , business operations, agreements, contracts or liabilities on behalf of Aplitec or Net 1.

                    Aplitec is making no representations or warranties with respect to the assets being sold to New Aplitec.

          The Purchase Price and the Reinvestment Option

                    The net purchase price payable by New Aplitec for the assets of Aplitec will be ZAR 825.64 million ($ 129.01 million). This will result in a distribution to Aplitec’s shareholders of either ZAR 5.00 in cash ($ 0.78) per Aplitec ordinary share, in the case of the cash option, or ZAR 4.75 ($ 0.74 ) per Aplitec ordinary share, in the case of the reinvestment option. As part of the purchase price, New Aplitec will also assume all of the liabilities of Aplitec.

                    Each Aplitec shareholder who elects the reinvestment option will receive the following:

•	ZAR 1.90 ($ 0.30 ) in cash (equivalent to 40% of the purchase price of ZAR 4.75 ($ 0.74 ) attributable to each Aplitec ordinary share); and

•	An investment of ZAR 2.85 ($ 0.45 ) in the South African Trust which will subscribe for a proportionate number of New Aplitec B class preference shares and B class loans. The foregoing consideration is in addition to the special convertible preferred stock of Net 1 that will be held in the Cayman Trust for the future benefit of each holder of Aplitec ordinary shares who elects the reinvestment option. These shares of special convertible preferred stock are convertible on a one-for-one basis into shares of Net 1 common stock, as described under the section titled, “Umbrella Agreement – Conversion into Net 1 common stock.”

                    Pursuant to an Underwriting Agreement with New Aplitec, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part , the Brait Group has committed to acquire all the rights of the reinvestment option not taken up by the current Aplitec shareholders for the same consideration that would have been paid by such shareholders.

                    The above consideration has been structured in order to achieve compliance with South African exchange control requirements. Under current South African Reserve Bank Exchange Control Regulations, South African residents generally may not own any assets outside of South Africa. If a South African resident does acquire an asset outside South Africa, he or she must sell the asset within 90 days and repatriate the proceeds to South Africa.

                     Our transaction structure allows Aplitec’s reinvesting shareholders to beneficially own an interest in a non-South African asset (Net 1) without the need to divest within the 90-day period described above. Upon completion of the proposed transactions, these shareholders will be issued units of the South African Trust. The South African Trust is a necessary part of the transaction structure because its trustee is charged with ensuring that all proceeds received upon the sale of shares of Net 1 common stock are repatriated to South Africa. The South African Trust will hold the New Aplitec B class preference shares and loan accounts, as well as a right to receive shares of Net 1 special convertible preferred stock from the Cayman Trust. The Cayman Trust is a necessary part of the transaction structure because the South African Trust is a South African “resident” and therefore is not permitted to hold securities of Net 1. The Cayman Trust may distribute shares of special convertible preferred stock only to the South African Trust and only upon receipt of written instructions from the trustee of the South African Trust.

                     The South African Reserve Bank has agreed that, until a South African resident wishes to dispose of his interest in Net 1, he can continue to enjoy the economic benefits of ownership (i.e. dividends) through the trust structure described above. Additionally, the South African Reserve Bank has agreed that, upon conversion of Net 1 special convertible preferred stock into shares of Net 1 common stock, the South African Trust has up to twelve months to sell such shares of Net 1 common stock, provided that the proceeds be immediately repatriated to South Africa.

                     The combination of New Aplitec securities and Net 1 special convertible preferred stock gives Aplitec’s reinvesting shareholders an economic interest substantially equivalent to that of Net 1’s common shareholders. Under the proposed amendment to Net 1’s articles of incorporation, shares of special convertible preferred stock have the same voting rights as common stock. This allows Aplitec’s reinvesting shareholders, through the trust structure described above, to vote on all Net 1 matters in accordance with their ownership interests. The New Aplitec A class shares and loan accounts (which shall be owned by Net 1) and the B class preferred shares and loan accounts (which shall be held by the South African Trust for the benefit of its unit holders) are required to maintain the appropriate proportional ownership interests at both the Net 1 and New Aplitec levels. The total amount of B class loan accounts to be held by the South African Trust (ZAR 239.4 million or $37.40 million) is equal to 58.14% of the total outstanding loan accounts of New Aplitec, which is the same ownership percentage that both the shares of Net 1 special convertible preferred stock and the New Aplitec B class preference shares to be issued represent of the total capital stock of Net 1 and New Aplitec respectively on a fully diluted basis. This also ensures that the relative voting interests of each group are equivalent at both the Net 1 and New Aplitec levels. The New Aplitec loan accounts will also give New Aplitec the flexibility to take advantage of certain potential tax benefits in South Africa.

                     Shares of Net 1 special convertible preferred stock are convertible on a one-for-one basis into shares of Net 1 common stock. In order to receive shares of Net 1 common stock, the South African Trust must present a certain number of shares of Net 1 special convertible preferred stock, as well as a proportionate number of New Aplitec B class preference shares and loan accounts, to Net 1 (please see the section titled “Conversion into Net 1 Common Stock” for more information). Any dividends or other distributions received by the South African Trust will be distributed to the Trust’s unit holders.

                    If Aplitec’s shareholders elect the reinvestment option, the following transactions will occur for each Aplitec ordinary share held by such shareholders:

•	the aggregate sum reinvested by the Aplitec shareholders will be retained by New Aplitec;

•	New Aplitec will issue to the South African Trust a B class preference share, ZAR 0.001 par value plus a premium of ZAR 1.83896 cents ( $0.29 );

•	New Aplitec will credit to the South African Trust a B class loan account of New Aplitec of ZAR 1.01004 ( $0.16 ); and

•	the South African Trust in its books will issue to the shareholder one unit in the trust representing a capital contribution of ZAR 1.83996 ( $0.29 ) and a loan account of ZAR 1.01004 ( $0.16 ).

                    If any Aplitec shareholder fails to make the election between the cash option and the reinvestment option, such Aplitec shareholder will be deemed to have elected the cash option.

                    Upon completion of the proposed transactions, Aplitec’s reinvesting shareholders and/or the Brait Group will hold, as the direct beneficiaries of the South African Trust and indirect beneficiaries through the Cayman Trust, 100% of Net 1 special convertible preferred stock. The reinvestment option has been fixed at an exchange rate of ZAR 7.00 = $1.00, which is the exchange rate used for determining the number of shares of Net 1 special convertible preferred stock issued to the Cayman Trust. Each share of special convertible preferred stock is convertible to one share of common stock of Net 1. On a converted and fully diluted basis the reinvestment option will be convertible into 58.14% of the outstanding common stock of Net 1, assuming that the Brait Group does not elect to apply up to $2.5 million of its capital raising fee to purchase up to 5 million shares of Net 1 common stock at a purchase price of $0.50 per share.

          Conditions to Completion of the Aplitec Acquisition

                    Each party’s obligation to effect the Aplitec acquisition is subject to the satisfaction or waiver of the following material conditions:

•	receiving all required regulatory approvals;

•	receiving all approvals of the Exchange Control Department of the South African Reserve Bank;

•	receiving all third party consents to the assignment of Aplitec’s contracts to New Aplitec;

•	New Aplitec registering a prospectus to be issued and registered with the Registrar of Companies in South Africa and the circulation of this proxy statement/prospectus to the Aplitec shareholders (note that New Aplitec will not be publicly traded);

•	the completion of a due diligence investigation to the satisfaction of the Brait Consortium;

•	Aplitec assigning all of its intellectual property to New Aplitec;

•	the waiver by all third parties of pre-emptive or similar rights relating to Aplitec or its assets rights;

•	New Aplitec or Net 1 and certain key executives of Aplitec (to be identified by New Aplitec) entering into employment agreements and undertakings in restraint of trade to the satisfaction of New Aplitec, which will include the issuance of shares pursuant to the 2004 Stock Incentive Plan;

•	the approval by Net 1’s stockholders of the increase in authorized share capital, the issue of shares of Net 1 common stock to the Brait Consortium and the issuance of Net 1’s shares of special convertible preferred stock in connection with the Aplitec acquisition and the registration with the SEC of Net 1 common shares issuable upon conversion of such shares; and

•	the acquisition by Net 1 of the rights to the U.S. FTS patent and the UEPS technology currently held by Net 1 Holdings, and the assumption of Net 1 Holdings’ rights and obligations under certain existing agreements, including the Patent and Technology Agreement with Net 1.

                     An additional condition to the completion of the Aplitec acquisition was its approval by a majority of Aplitec’s shareholders. This approval was obtained on December 9, 2003.

                    The closing of the Aplitec acquisition will occur on the sixteenth business day after the last of the conditions to the acquisition have been satisfied or waived. Although no assurances can be given, we currently expect that the Aplitec acquisition will close in the second quarter of 2004. However, because the Aplitec acquisition is subject to regulatory approvals and other customary conditions, we cannot predict the exact timing of closing.

Common Stock Purchase Agreement

                    The following description summarizes the material provisions of the Common Stock Purchase Agreement between Net 1 and SAPEF III International G.P. Limited (as representative of the Brait Consortium) . We urge you to carefully read the Common Stock Purchase Agreement in its entirety, a copy of which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

          General

                    The Common Stock Purchase Agreement provides that Net 1 will issue 105,661,428 shares of common stock at $0.50 per share to SAPEF III International G.P. Limited (as representative of the Brait Consortium) for a total purchase price of $52.8 million and procurement of the assignment of shares of New Aplitec.

                    The closing of the Common Stock Purchase Agreement will occur on the twelfth business day after the last of the conditions to the agreement have been satisfied or waived, or at another time as Net 1 and SAPEF III International G.P. Limited (as representative of the Brait Consortium) will agree. Although we can give no assurances, we currently expect that the closing of the Common Stock Purchase Agreement will occur in the second quarter of 2004. However, because the closing is subject to customary conditions and other agreements, we cannot predict the exact timing.

          Representations and Warranties

                    The Common Stock Purchase Agreement contains customary representations and warranties of Net 1 relating to, among other things:

•	corporate organization and power and similar corporate matters;

•	capital structure at the time of signing and upon completion of the issuance of shares to the Brait Consortium;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities or third parties relating to the Common Stock Purchase Agreement;

•	the accuracy of information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	the accuracy of information contained in documents filed with the SEC, as well as the absence of undisclosed liabilities;

•	approval of the Common Stock Purchase Agreement and all related actions and transactions by Net 1’s board of directors and shareholders;

•	absence of significant litigation, material changes or events;

•	compliance with applicable law;

•	filing of tax returns and payment of taxes;

•	environmental matters;

•	ownership of intellectual property;

•	engagement and payment of fees of brokers, investment bankers, finders and advisors;

•	the disclosure of and validity of material contracts to which Net 1 is a party;

•	maintenance of insurance;

•	receipt of an opinion of Stenton Leigh, Net 1’s advisor;

•	affiliate transactions; and

•	labor matters and employee benefit plans.

                    Except for the representations and warranties regarding authorization, taxes, capital structure, government approvals, environmental matters and brokers and finders, the representations and warranties made by the parties to the Common Stock Purchase Agreement will survive for 24 months after the closing of the agreement, and their accuracy forms the basis of one of the conditions to the obligations of Net 1 and SAPEF III International G.P. Limited (as representative of the Brait Consortium) to complete the transaction.

          Conditions to the Closing

                    Each party’s obligation to effect this transaction is subject to the satisfaction or waiver of various conditions, which include the following:

•	each of the representations and warranties contained in the Common Stock Purchase Agreement qualified as to materiality being true and correct, and all other representations and warranties contained in the Common Stock Purchase Agreement being true and correct in all material respects;

•	the parties to the Common Stock Purchase Agreement having performed or complied in all material respects with all agreements, obligations, covenants and conditions required to be performed or complied with by it on or before the date on which the transaction is to be completed, and Net 1 having provided a certificate of a senior executive officer and the chairman of the board of directors to that effect;

•	no laws having been adopted or promulgated and no temporary restraining order, preliminary or permanent injunction or other order issued by any court or other governmental entity of competent jurisdiction being in effect that makes the stock purchase illegal or otherwise prohibiting the consummation of the Common Stock Purchase Agreement;

•	no action or litigation proceeding having been commenced by any governmental authority against any party to the Common Stock Purchase Agreement seeking to restrain or delay the purchase and sale of the shares of common stock or the other transactions contemplated by the Common Stock Purchase Agreement;

•	all approvals, consents, permits and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated by the Common Stock Purchase Agreement will have been obtained;

•	the Brait Consortium having received from Schneider Weinberger, outside legal counsel to Net 1, on the date on which the transaction is to be completed, a written opinion as to the shares of common stock of Net 1 being issued to the Brait Consortium; and

•	the required stockholder approval will have been obtained.

                     In addition, each party’s obligation to effect the Common Stock Purchase Agreement is further subject to the satisfaction or waiver of the following additional conditions:

•	the amendment to Net 1’s articles of incorporation authorizing the increase of authorized shares of common stock and preferred stock and the designation of the shares of convertible preferred stock will have been filed with and certified by the Florida Department of State;

•	Net 1 and the Brait Consortium will have entered into a registration rights agreement, the terms of which will be mutually agreed upon by the parties;

•	Net 1’s board of directors will have approved the Common Stock Purchase Agreement and the transactions contemplated thereby;

•	the Asset Purchase Agreement will have been executed and delivered; and

•	the Aplitec acquisition agreement will have been executed and delivered and the suspensive conditions referred to in that agreement will have been substantially fulfilled or waived to the satisfaction of the Brait Consortium.

                    The Common Stock Purchase Agreement provides for indemnification for any breach of representations and warranties or covenants that causes any loss to the indemnified party. Net 1 will take all actions necessary to increase the size of its board of directors to up to ten directors and to elect up to three nominees of the Brait Consortium. Net 1 also agrees to deliver financial statements, accountants’ reports and financial plans to the Brait Consortium, and it will provide notification of any event of default or any material adverse development against itself.

Subscription Agreement

                    In connection with the Aplitec acquisition, Net 1 will subscribe for 170,647,911 A class shares of New Aplitec pursuant to the terms of a Subscription Agreement between Net 1 and New Aplitec. Net 1 will pay to New Aplitec approximately ZAR $229.8 million ($ 35.91 million) to subscribe for all of the A class shares of New Aplitec at par value of ZAR 0.001 and a premium of ZAR 0.33568 ($0.05) per share and to advance a loan account in the sum of ZAR 1.01004 ( $0.16 ) per A class share. This subscription and advance by Net 1 will be funded out of the consideration received from the Brait Consortium in connection with its purchase of Net 1 common stock. New Aplitec will issue the A class shares to Net 1 and credit Net 1 with the loan accounts in its books.

                    A copy of the Subscription Agreement has been filed as an exhibit to the registration statement of which this proxy statement/ prospectus is a part.

Umbrella Agreement

                    In order to regulate relations between Net 1, the South African Trust, the Cayman Trust, the Brait Consortium and New Aplitec, the parties have entered into an Umbrella Agreement.

          Voting of New Aplitec shareholders

                    When New Aplitec convenes a meeting of its shareholders, it will notify the South African Trust in its capacity as the holder of the New Aplitec’s B class preference shares. The South African Trust will then inform the unit holders of the South African Trust of the meeting and the reasons thereof and will distribute to them forms of proxy. Those unit holders who wish to vote the B class preference shares attributable to their units will complete the proxy forms and forward them to the trustees of the South African Trust. The trustees of the South African Trust will, in turn, lodge proxies at the New Aplitec meeting to vote B class preference shares in the manner instructed by its unit holders.

          Voting of Net 1 Shareholders

                    When Net 1 convenes a meeting of its shareholders, it will notify the Cayman Trust in its capacity as the holder of Net 1’s special convertible preferred stock. The Cayman Trust will then notify the South African Trust of the meeting and provide it with sufficient copies of the materials relating to such meeting to distribute to its unit holders. Those unit holders who wish to direct the Cayman Trust to vote the shares of special convertible preferred stock of Net 1 attributable to their units will complete forms of proxy, indicating the manner in which they wish to vote them. These proxies will be forwarded back to the enforcer of the Cayman Trust, who will, in turn, lodge proxies at the Net 1 meeting to vote the shares of special convertible preferred stock in the manner instructed by the unit holders of the South African Trust.

          Dividends on the special convertible preferred stock

                    The Umbrella Agreement provides that when dividends are declared by Net 1 out of profits from any non-South African source, the class of special convertible preferred stock will receive a pro rata portion of such dividend (via the Cayman Trust) equivalent to its relative ownership of Net 1 at the time such dividend is declared. The Cayman Trust will forward any dividends received from Net 1 to the South African Trust, which will then distribute the dividends to its unit holders ( in proportion to their unit holdings ) to the last known address of each unit holder or, if so instructed by such holder, by way of a direct transfer into a banking account.

          Conversion into Net 1 common stock

                     The conversion into shares of Net 1 common stock will occur upon the occurrence of a trigger event, which is defined as any one of the following events: (i) notification by the reinvesting Aplitec shareholder of the intention to convert some or all of such holder’s units in the South African Trust; (ii) the abolition or relaxation of Excon regulations such that South African residents would be permitted to directly hold shares of non-South African companies; or (iii) the liquidation, insolvency or other winding up of either New Aplitec or Net 1. Upon receipt of notice of a trigger event, the trustee of the South African Trust will request delivery from the Cayman Trust of the number of shares of Net 1 special convertible preferred stock attributable to the units being converted. Upon delivery by the Cayman Trust, the South African Trust will transfer these shares of Net 1 special convertible preferred stock, along with a proportionate number of New Aplitec B class preference shares and loan accounts (together, the “bundled securities”) to Net 1 in exchange for shares of Net 1 common stock. The conversion ratio for this exchange is one share of Net 1 common stock for each share of special convertible preferred stock. Additionally, because each South African Trust unit represents an equal ownership interest in both New Aplitec and Net 1 (via the Cayman Trust), and because there will be outstanding at the closing more New Aplitec B class securities (236,977,187) than shares of Net 1 special convertible preferred stock (192,967,138), the delivery by the Cayman Trust will be based upon a “distribution ratio” of 0.814286 shares of Net 1 special convertible preferred stock for each South African Trust unit to be converted. Thus, for every unit of the South African Trust to be converted, the Cayman Trust will deliver 0.814286 shares of special convertible preferred stock to the South African Trust. This ratio ensures that any conversion into Net 1 common stock results in an equivalent reduction in the underlying unit holder’s interest in each of New Aplitec and the Cayman Trust.

                    Following this conversion, the South African Trust will hold these shares of Net 1 common stock pending sale instructions from the beneficiary of those shares (i.e. the reinvesting Aplitec shareholder). The sale of these shares must occur within 12 months after conversion, pursuant to the Excon approval received. Upon receipt of the proceeds in South Africa, against surrender of the unit certificates, the trustees of the South African Trust will distribute the sale proceeds, net of all costs, to the unit holder. Thereafter, the trustees of the South African Trust will cancel the units and make appropriate entries in the register of unit holders.

                    You should carefully read the umbrella agreement in its entirety, a copy of which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

New Aplitec Subscription Agreement

                    The trustees of the South African Trust and New Aplitec have entered into a Subscription Agreement. Under this agreement, the South African Trust will subscribe for all of the B class preference shares of New Aplitec at a price of ZAR 1.83996 ( $0.29 ) per share. New Aplitec will issue the B class preference shares to the South African Trust and will credit the trust with loan accounts in the sum of ZAR 1.01004 ( $0.16 ) per share, in New Aplitec’s books. The South African Trust will receive one B class preference share and one B class loan account for every Aplitec ordinary share reinvested by Aplitec’s current shareholders.

                    The New Aplitec B class preference shares and B class loans held by the South African Trust in New Aplitec are linked together and may not be transferred, nor may units in the South African Trust be transferred, except in connection with the conversion of Net 1 special convertible preferred stock into Net 1 common stock as detailed above.

                    On the date of the issuance of the B class preference shares and the B class loan accounts, New Aplitec will warrant that:

•	it has no assets or liabilities;

•	it has no other class of shares, other than its A class ordinary shares;

•	no third party has the right to purchase any preference shares in New Aplitec except in connection with the Aplitec acquisition;

•	it has no employees; and

•	it has not conducted any business prior to the date of issuance.

                    You should carefully read the New Aplitec Subscription Agreement in its entirety, a copy of which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part .

New Aplitec Participation Trust Deed

                    In connection with the Aplitec acquisition, New Aplitec and Brait Capital Partners Trustees (Proprietary) Limited, the initial trustees, entered into a trust deed for the establishment of the South African Trust. First National Asset Management & Trust Company (Proprietary) Limited has been appointed by New Aplitec as the replacement trustee of the South African Trust, subject to approval by South African regulators . The trustee will have the power generally to acquire and manage the trust’s assets for the benefit of the trust’s unit holders. The South African Trust has no termination date.

          Disposal of special convertible preferred stock

                     On the occurrence of a trigger event, the trustees of the South African Trust will give written notice to the Cayman Trust, requesting the distribution of the special convertible preferred stock in the distribution ratio for each unit in respect of which a unit holder has given notice of conversion. Upon receipt of such notice, the Cayman Trust will distribute the special convertible preferred stock to the trustees of the South African Trust based on the distribution ratio. The trustees of the South African Trust will then notify Net 1 of the conversion of the shares of special convertible preferred stock into shares of Net 1 common stock and will deliver to Net 1 the shares of special convertible preferred stock and a proportionate number of New Aplitec B class preference shares and B class loan accounts. The trustees of the South African Trust will sell the converted shares of Net 1 common stock on the OTC Bulletin Board or whatever trading medium Net 1 belongs to at the time of sale. Pursuant to the Umbrella Agreement, any dispute regarding the interpretation of a trigger event will be resolved by the High Court of South Africa, Witwatersrand Local Division.

                     The trustees of the South African Trust will sell the shares of common stock in Net 1 as and when directed by the reinvesting shareholders, but in any event within 12 months of the conversion to comply with Excon requirements. If South African exchange controls are relaxed or abolished and unit holders are permitted to hold the common shares directly, the trustees will distribute the Net 1 common shares to the unit holders in the unit holders’ participation ratios and wind up the trust. Net 1 does not currently expect that

Aplitec’s reinvesting shareholders will all convert at once, but rather over a period of time because we think that they will perceive the reinvestment option as a long-term investment opportunity. However, we cannot guarantee that large numbers of reinvesting shareholders will not convert at once. Please see the section titled “Risk Factors” for a discussion of this possibility.

                     Upon receipt of the proceeds in South Africa and against surrender of the unit certificates, the trustees will distribute the proceeds, net of all costs, to the unit holder or holders concerned. Thereafter, the trustees will cancel the units and make the appropriate entries in the register in respect of the units realized and issue new unit certificates, if required. Once a unit holder ceases to hold any units, he will no longer be a unit holder for purposes of the South African Trust. The South African trust does not intend to register the units it will issue upon completion of the proposed transactions because it does not consider such units to be “securities” as that term is defined in the Securities Act.

                     The following is a summary of the material terms regarding the relationship between the two trusts:

•	The Cayman Trust will initially hold the shares of Net 1 special convertible preferred stock for the benefit of the unit holders of the South African Trust. Upon the occurrence of a trigger event, the Cayman Trust will distribute shares of Net 1 special convertible preferred stock to the trustee of the South African Trust for conversion into Net 1 common stock.

•	The Cayman Trust will vote the shares of Net 1 special convertible preferred stock as directed by the South African Trust, which will receive voting instructions from its unit holders.

•	The Cayman Trust will pay dividends received in respect of the Net 1 special convertible preferred stock to the South African Trust.

                     The trustees of the South African Trust and Cayman Trust have a fiduciary duty to each of their respective beneficiaries. The enforcer of the Cayman Trust has no fiduciary duty to the Cayman Trust other than to investigate wrongdoings or unfitness on the part of the trustees of the Cayman Trust. Net 1 has agreed to indemnify Walkers SPV against all liabilities, except when due to fraud, dishonesty or recklessness by Walkers SPV. The relationship of the Cayman Trust and the South African Trust are purely contractual in nature. There is no other relationship between these two Trusts.

Underwriting Agreement

                     In connection with the Sale Agreement, New Aplitec, South African Private Equity Trust III (“SAPET”) and South African Private Equity Fund III L.P. (“SAPEF” and, together with SAPET, the “Underwriters”) entered into an Underwriting Agreement, pursuant to which the Underwriters agreed to take up all of the rights of the reinvestment option not taken up by Aplitec’s current shareholders, up to the maximum sum of ZAR 437.0 million ($68.28 million), which is equivalent to 64.70% of the reinvestment option. The Underwriters will pay ZAR 2.85 ($0.45) per Aplitec share not involved in the reinvestment, which is the cash equivalent of what would have been paid by Aplitec’s shareholders. Each of the Underwriters is an affiliate of the Brait Group.

Aplitec Holdings Participation Trust Deed

                    In order to provide for the conversion of Net 1’s shares of special convertible preferred stock, the Cayman Trust has been established pursuant to a Deed of Trust among Walkers SPV, as trustee of the Cayman Trust, SAPEF III International G.P., as original enforcer, and Brait Capital Partners Trustees (Proprietary) Limited, as trustee of the South African Trust, and Net 1. An enforcer is required under applicable Cayman law and serves to oversee the actions of the trustee and ensure compliance with the trust deed. The beneficiaries of the Cayman Trust are those persons or classes of persons nominated as beneficiaries in accordance with the applicable provisions of the Cayman Trust. The Cayman Trust has no termination date.

                    The assets of the Cayman Trust will initially consist of 192,967,138 shares of Net 1 special convertible preferred stock issued pursuant to the Aplitec acquisition, to be held until the trustee receives notification from the South African Trust to distribute some or all of the special convertible preferred stock to the South African Trust. It is not anticipated that the Cayman Trust will incur any material costs in connection with this distribution of special convertible preferred stock.

                    You should carefully read the Aplitec Holdings Participation Trust Deed in its entirety, a copy of the form of which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part .

Asset Purchase Agreement

                    As a condition to the Aplitec acquisition, Net 1 and Net 1 Holdings have entered into an Asset Purchase Agreement pursuant to which Net 1, through a wholly owned subsidiary to be formed or acquired in Luxembourg, will acquire selected rights of Net 1 Holdings, including the rights to the U.S. FTS patent and the UEPS technology currently held by Net 1 Holdings, and assume Net 1 Holdings’ rights and obligations under certain existing agreements, including the Patent and Technology Agreement with Net 1, for $1.00. While Net 1 Holdings does own these rights, including the U.S. FTS patent, it has granted marketing rights to Net 1. The only revenue that Net 1 Holdings generates is due to Net 1’s marketing efforts, for which Net 1 receives 100% of the net profit (before amortization) generated by Net 1 Holdings. Therefore, the true value of these rights lies with Net 1, and their value in Net 1 Holdings’ hands was deemed to be $1.00.

                    Net 1 Holdings has made the following material representations and warranties to Net 1:

•	due organization and good standing of Net 1 Holdings;

•	proper execution, delivery and performance of the Asset Purchase Agreement;

•	absence of conflicts between the Asset Purchase Agreement and any other laws regulations or constituent documents of Net 1 Holdings; and

•	transfer status, as well as absence of liens or other encumbrances or other defects, of the intellectual property to be acquired by Net 1.

                    You should carefully read the Asset Purchase Agreement in its entirety, a copy of the form of which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part .

Transaction Expenses, Fees and Costs

                    All expenses, fees and costs incurred in connection with the proposed transactions will be paid by Net 1, New Aplitec and the Brait Group. Net 1 and New Aplitec estimate that their portion of these expenses, fees and costs will total approximately $ 6.5 million, of which $ 5.76 million will be paid by Net 1 and $ 752,735 will be paid by New Aplitec. Third-party fees of approximately $750,000 have been incurred by the Brait Group in structuring and implementing the proposed transactions.

Accounting Treatment

          Accounting for the transaction

                    If a sufficient number of Aplitec’s current shareholders elect the reinvestment option to constitute a majority of the voting interest (or the largest shareholder group) in Net 1, the Aplitec acquisition would likely be accounted for as a reverse acquisition. In a reverse acquisition, Net 1 would be treated as the acquired business and goodwill would consist of the difference between the purchase price or fair value of the Net 1 business and the fair value of its individual assets and liabilities. This goodwill would be accounted for in accordance with the provisions of FASB Statement No. 142 whereby goodwill is not amortized but subject to annual impairment testing. Recognizing the individual assets and liabilities of the acquired business entails recording at fair value an intangible asset apart from goodwill if it arises from contractual or other legal rights or if it is separable, as defined in FAS Statement No 141 “Business Combinations”. Subsequent to initial recognition an intangible asset is amortized over its useful life (unless that life is determined to be indefinite) which is the period over which the asset is expected to contribute to future cash flows. The estimated fair values of the likely intangible assets in (a) Aplitec are set out in Note 10 to the pro forma financial information on page 70 and (b) Net 1 are set out in Note 10 to the pro forma financial information on page 76.

                    The historical financial statements of the combined entity would be those of the accounting acquirer (i.e. Aplitec) and any comparative financial statements presented also should be those of the accounting acquirer rather than the legal acquirer (i.e. Net 1). The components of shareholders’ equity would be stated in terms of Aplitec’s equity accounts before the reverse acquisition, but with Net 1’s issued number of shares, with an adjustment to reflect the effects of the reverse acquisition on the equity components on the date of acquisition.

                    In transactions involving reverse acquisitions, the purchase price is generally the fair market value of the public company’s stock (legal acquirer/accounting acquiree) at the measurement date of the acquisition, multiplied by the number of shares outstanding immediately prior to the acquisition. While Aplitec and Net 1 are publicly traded companies, the purchase price would likely not take Net 1’s share price into consideration due to the fact that it is a very thinly traded stock.

                    In this reverse acquisition the legal acquirer would issue cash and securities to acquire the shares of the accounting acquirer. The payment of cash to the shareholders of the accounting acquirer would be considered a distribution of capital thus reducing its stockholders’ equity.

                    If an insufficient number of Aplitec shareholders take the reinvestment option such that it is not the largest shareholder group in Net 1, the transaction would be recognized as a business combination with Net 1 as both the accounting and legal acquirer. The cost of the acquisition would be the value of cash and any securities issued as consideration for the assets and liabilities of Aplitec, and would be allocated to such assets acquired and liabilities at their estimated fair values on the date of acquisition. Any cost in excess of the net value of Aplitec’s assets and liabilities would be recognized as goodwill and accounted for in the same manner discussed above.

                    In the course of any review by the SEC of this registration statement or subsequent filings reflecting the above proposed accounting, we may be required to adopt different accounting from that discussed above. Any such modification may be significant.

          Reporting by Net 1 under the Exchange Act of 1934 subsequent to the proposed transactions

                    The SEC staff has indicated that reports filed by the registrant after a reverse acquisition should parallel the financial reporting required under GAAP (i.e. as if the acquiree were the legal successor to the registrant’s reporting obligation as of the date of the merger). To comply with Exchange Act requirements, the registrant should assure that its filings with the SEC result in timely, continuous reporting, with no lapses in periods presented in the financial statements and no audited periods exceeding 12 months.

                    Consequently, subsequent to the consummation of the proposed transactions, Net 1 will change its fiscal year-end from December 31 to June 30 to align with the present fiscal year-end of Aplitec. In those circumstances, the SEC staff has indicated that no transition report is necessary. Periodic reports for periods ending prior to the consummation of the proposed transactions will be filed by Net 1 as they become due in the ordinary course of business. Commencing with the periodic report for the quarter in which the proposed transactions are consummated, reports will be filed based on the fiscal year of the accounting acquirer. Those financial statements will depict the operating results of the accounting acquirer, including the acquisition of the registrant from the date of consummation, but in U.S. GAAP and U.S. dollars rather than South African GAAP and ZAR as at present.

Material United States Federal Tax Consequences to Non-U.S. Holders

                    The following discussion describes the material United States federal income and estate tax consequences as of the date hereof to a Non-U.S. holder (as defined below) of the ownership of special convertible preferred stock of Net 1 issued in connection with the Aplitec acquisition and the ownership of common stock of Net 1 into which such preferred stock can be converted. This discussion also addresses certain tax consequences to Net 1 of issuing such stock. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. holders in light of their particular circumstances. Special rules may apply to certain Non-U.S. holders, such as United States expatriates, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid United States federal income tax, and investors in pass-through entities that are subject to special treatment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Such Non-U.S. holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and United States Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those discussed below.

                    As discussed above under “The Transactions,” the special convertible preferred stock will be held through a trust arrangement. Although it is not entirely clear, it is expected that for United States federal income tax purposes the South African Trust and the Cayman Trust will be classified as grantor trusts. Consequently, Non-U.S. holders of units in the South African Trust should be treated as owners of their proportionate share of the underlying shares of special convertible preferred stock held by the Cayman Trust for United States federal income tax purposes and the discussion below assumes such treatment. It is possible, however, that the trusts could be treated as entities other than trusts for United States federal income tax purposes, although such alternative treatment should not generally result in any adverse United States federal income tax consequences to the Non-U.S. holders.

                    Persons considering ownership of common stock should consult their own tax advisors concerning the United States federal income and estate tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

          Consequences to Net 1

                    Net 1 will not recognize any income or gain as a result of the issuance of special convertible preferred stock and common stock in exchange for cash in connection with the proposed transactions contemplated herein.

          Consequences to Non-U.S. Holders

                    As used herein, a “Non-U.S. holder” of common stock or special convertible preferred stock means a beneficial owner (other than an entity treated as a partnership) that is not any of the following for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

          Reclassification of Special Convertible Preferred Stock Interest

                    As discussed above under “The Proposed Transactions,” shareholders of Aplitec that elect the reinvestment option will receive units in a trust representing beneficial interests in B class preference shares and B class loan accounts issued by New Aplitec together with special convertible preferred stock. Although no statutory, judicial or administrative authority exists that directly addresses the tax treatment of Non-U.S. holders that elect to receive these interests, Net 1 intends to treat the special convertible preferred stock, B class preference shares and B class loan accounts for United States federal income tax purposes as separate and distinct interests. There is a risk, however, that these interests will be treated as representing a single direct equity interest in Net 1 for United States federal income tax purposes. In such case, all distributions received by Non-U.S. holders of special convertible preferred stock, including distributions received with respect to the B class preference shares and B class loan accounts, could be treated as United States-source dividends received in respect of an equity interest in Net 1 and could be subject to United States federal withholding tax as described below under “—Dividends.”

          Dividends

                    Dividends paid to a Non-U.S. holder of common stock or special convertible preferred stock may be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the

Non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis in the same manner as if the such holder were a United States person as defined under the Code. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

                    A Non-U.S. holder of common stock or special convertible preferred stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form) and certify under penalty of perjury, that such holder is not a United States person or (b) if the common stock or special convertible preferred stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. holders that are entities rather than individuals. A Non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

                    As discussed above, the shares of special convertible preferred stock will prior to their conversion or sale be held through a trust arrangement. Under the United States-South Africa income tax treaty (the “Treaty”), a maximum rate of 15% applies to dividends from United States sources distributed to South African residents. For United States federal income tax purposes, beneficiaries of the trusts that are residents of South Africa and are otherwise entitled to benefits under the Treaty may be entitled to the reduced rate of withholding under the Treaty in respect of any dividends paid on the special convertible preferred stock assuming such holders are taxable currently in South Africa on any dividend distributions to the trusts.

          Disposition of Common Stock or Special Convertible Preferred Stock

                    A Non-U.S. holder generally will not be subject to United States federal income tax with respect to any gain recognized on a sale or other disposition of common stock or on a sale, exchange, conversion or other disposition of convertible preferred stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. holder, (ii) in the case of a Non-U.S. holder who is an individual and holds the common stock or special convertible preferred stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other conditions are met, or (iii) Net 1 is or has been a “United States real property holding corporation” for United States federal income tax purposes.

                    An individual Non-U.S. holder described in clause (i) above will be subject to tax on the net gain derived from the sale, exchange or other disposition under regular graduated United States federal income tax rates. An individual Non-U.S. holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, exchange or other disposition which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. Net 1 believes it is not and does not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

          Constructive Dividends

                    The conversion rate into which shares of special convertible preferred stock, together with B class preference shares and B class loan accounts of New Aplitec, may be exchanged for common stock of Net 1 may be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in Net 1’s assets or earnings may in some circumstances result in a deemed dividend to holders in accordance with the earnings and profits rules under the Code.

          Federal Estate Tax

                    Common stock or special convertible preferred stock held by an individual Non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

          Information Reporting and Backup Withholding

                    Net 1 must report annually to the IRS and to each Non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty. A Non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless applicable certification requirements are met (as described above under “—Dividends”).

                    Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale or exchange of common stock or special convertible preferred stock within the United States or conducted through United States-related financial intermediaries unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

                    Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

UNAUDITED P RO FORMA CONSOLIDATED FINANCIAL INFORMATION

Overview

                    The unaudited pro forma consolidated financial information presented herein gives effect to the various transactions described in this proxy statement/prospectus, based on certain assumptions set forth in further detail below. The transactions referred to are the contribution made by the Brait Consortium to Net 1 for common shares in Net 1, the acquisition of Aplitec by Net 1 as the legal acquirer and the acquisition of selected assets (legal rights) of Net 1 Holdings for the nominal consideration of $1.00. While Net 1 Holdings does own these rights, including the U.S. FTS patent, it has granted marketing rights to Net 1. The only revenue that Net 1 Holdings generates is due to Net 1’s marketing efforts, for which Net 1 receives 100% of the net profit (before amortization) generated by Net 1 Holdings. Therefore, the true value of these rights lies with Net 1, and their value in Net 1 Holdings’ hands was deemed to be $1.00.

                    If enough Aplitec shareholders exercise the reinvestment option with the result that the Aplitec shareholders will own the majority of the voting stock of Net 1 or if Aplitec’s shareholders become the single largest shareholding group of Net 1, the Aplitec acquisition would be accounted for as a reverse acquisition. In a reverse acquisition, Net 1 would become the acquired business and goodwill would arise as the difference between the purchase price or fair value of the Net 1 business and the fair value of its individual assets and liabilities.

                    If instead Aplitec’s shareholders do not become the single largest shareholding group of Net 1, the transaction would be accounted for as a business combination with Net 1 treated as both the accounting and legal acquirer. The cost of the acquisition would be calculated as the value of cash and any securities issued as consideration for the assets and liabilities of Aplitec. The cost of the acquisition would be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition and any cost in excess of these amounts would be recognized as goodwill.

                    The number of shareholders of Aplitec that will take the reinvestment option is currently unknown and accordingly the purchase price and accounting treatment for the transaction cannot be determined at this time. Therefore, unaudited pro forma financial information of Net 1 after giving effect to the transaction is presented herein on two bases:

Option 1 assumes that all of the existing Aplitec shareholders who have not provided undertakings to reinvest (or to recommend such reinvestment) choose the cash option. Under this option, the cash option would be elected with respect to 100,621,904 existing shares of Aplitec out of 236,977,187 shares outstanding at such date; and

Option 2 assumes that all of the existing Aplitec shareholders exercise the reinvestment option.

Basis of presentation

                    The following unaudited consolidated pro forma financial information (the “pro forma financial information”) has been derived by applying pro forma adjustments to Aplitec’s historical consolidated financial statements included elsewhere in this proxy statement/prospectus. The pro forma financial information is for informational purposes only and does not purport to present what the results would have been had these transactions actually occurred on the dates presented or to project the results of operations or financial position for any future period.

                    The pro forma financial information should be read in conjunction with Aplitec’s and Net 1’s financial statements included elsewhere in this proxy statement/prospectus. The pro forma financial information gives effect to the following transactions as though they had occurred on December 31 , 2003 for the pro forma balance sheet and July 1, 2002 for the pro forma income statements:

•	the contribution of $52,830,714 to Net 1 by the Brait Consortium in exchange for 105,661,428 shares of Net 1 common stock, at a subscription price of $0.50 per common share;

•	the distribution of cash remaining in Aplitec following the proposed transaction of either $ 48,882,329 or $ 45,100,574 to Aplitec shareholders, assuming either Option 1 or Option 2 above, respectively;

•	Net 1’s provision for transaction costs, including tax liabilities arising as a result of the transaction, estimated at $ 12,433,142 assuming Option 1, and estimated at $11,960,000 assuming Option 2;

•	the acquisition of Aplitec for the aggregate consideration valued at $ 132,777,974 , assuming Option 1 above;

•	the reverse acquisition of Net 1 for the aggregate consideration of $60,757,142, assuming Option 2 above.

The matters set forth below are relevant to the pro forma financial information presented herein:

•	When the transaction is consummated the accounting acquirer will determine the fair value of the assets and liabilities acquired and allocate the purchase price accordingly. For the purpose of this pro forma information, a preliminary evaluation has been made, under each of the options identified, of the assets and liabilities acquired and their possible fair values. This has involved making judgments in particular as to the intangible assets that exist in each entity and their possible fair value. Consequently, the purchase price allocation assumed under each of the options is only provisional. It is possible that if and when a final purchase price allocation is determined that additional intangible assets may be identified, such as in-process research and development, or that the relevant fair value estimates will be revised.

•	Pro forma per share data is based on the number of Net 1 common and special convertible preferred stock that would have been outstanding had the combination occurred on the date presented. In order to compute the number of common shares used in the calculation of pro forma basic and diluted earnings per common share, the number of common shares issued to Brait Consortium in the combination was added to the weighted average number of Net 1 shares outstanding. A reconciliation of shares used to compute historical basic earnings per share to shares used to compute pro forma basic and diluted earnings per common share follows:

	Option One	Option Two
Common shares used to compute Net 1
historical basic earnings per share	15,852,856	15,852,856
Common shares issued to the Brait Consortium	105,661,428	105,661,428
Common shares issued under 2004 Stock
Incentive Plan	8,720,936	8,720,936
Common shares used to compute pro forma
basic and diluted earnings per share	130,235,220	130,235,220
Special convertible preferred shares issued to		192,967,138
reinvesting shareholders	111,032,138
Special convertible preferred shares issued to
the Brait Consortium	81,935,000	-

Special convertible preferred shares used to
compute pro forma basic and diluted earnings	192,967,138	192,967,13
per share		8

The number of common shares used to calculate pro forma diluted earnings per share excludes the impact of 8,720,936 employee stock options, the complete terms of which have not yet been finalized . Earnings per common share does not give effect to any future taxes to be paid by Net 1 upon receipt of New Aplitec dividends, which could otherwise reduce the earnings available for distribution to the holders of Net 1 common stock.

•	There are no significant inter-company balances or transactions in the periods presented.

•	The fair value of Aplitec’s dormant subsidiaries that are not being acquired by Net 1 is negligible.

•	The execution of new employment agreements is not expected to have a material effect on the results of operations

•	As part of the planned transactions Net 1 will acquire the income generating assets, which are certain legal rights to technology, from Net 1 Holdings for the nominal consideration of $1.00 . These legal rights have hitherto generated income in Net 1 Holdings and therefore the pro forma income statements reflect the income and expenses of Net 1 Holdings. However, the pro forma balance sheet does not reflect the assets and liabilities of Net 1 Holdings as:

	o	the acquisition cost and the fair value of the legal rights acquired are both immaterial (the only revenue that Net 1 Holdings generates is as a result of Net 1’s marketing efforts, for which Net 1 receives 100% of the net profit (before amortization) generated by Net 1 Holdings. Therefore the true value of the legal rights lies with Net 1, and the value of these rights in Net 1 Holdings’ hands was deemed to be $1.00); and

	o	the other assets of Net 1 Holdings, being receivables and cash, are not being acquired.

PRO FORMA CONSOLIDATED INCOME STATEMENT
(unaudited—in thousands of U.S. dollars, except per share data or unless otherwise indicated)
For the year ended June 30, 2003

Option 1

	Aplitec
	(ZAR '000)			Net 1	Pro forma		Pro forma
	(1)	Aplitec (3)	Net 1 (5)	Holdings (7)	adjustments	Notes	combined

Revenue	678,567	74,924	41	134	-		75,099
Cost of sales	(234,885)	(25,935)	-	(24)	(6,385)	10	(32,344)

Gross profit	443,682	48,989	41	110	(6,385)		42,755
Other operating income	5,373	593	-	-	-		593
Operating expenses - continuing
operations
Distribution costs	(6,155)	(680)	-	-	-		(680)
Administration expenses	(72,063)	(7,957)	(8)	-	(1,992)	9	(9,957)
Other operating expenses	(196,334)	(21,678)	(142)	-	-		(21,820)

Total operating expenses	(274,552)	(30,315)	(150)	-	(1,992)		(32,457)
Operating profit/(loss)	174,503	19,267	(109)	110	(8,377)		10,891
Interest income/(expense), net	23,546	2,600	-	-	(2,341)	11	259

Profit before taxation	198,049	21,867	(109)	110	(10,718)		11,150
Taxation	(85,794)	(9,473)	-	(17)	3,297		(6,193)

Profit after taxation	112,255	12,394	(109)	93	(7,421)		4,957
Minority interests	(4,095)	(452)	-	-	-		(452)

Net profit from continuing
operations	108,160	11,942	(109)	93	(7,421)		4,505
Earnings per share ($)
Basic and diluted
Common stock							0.01
Special convertible preferred
shares							0.01
Number of common shares used
to calculate earnings per
share							130,235,220
Number of special convertible
preferred shares used to
calculate earnings per share							192,967,138

PRO FORMA CONSOLIDATED INCOME STATEMENT
(unaudited—in thousands of U.S. dollars, except per share data or unless otherwise indicated)
For the six months ended December 31 , 2003

Option 1

	Aplitec
	(ZAR '000)			Net 1	Pro forma		Pro forma
	(2)	Aplitec (4)	Net 1 (6)	Holdings (8)	adjustments	Notes	combined

Revenue	390,742	55,022	-	10	–		55,032
Cost of sales	(129,363)	(18,216)	-	(400)	(4,071)	10	(22,687)

Gross profit	261,379	36,806	-	(390)	(4,071)		32,345
Other operating (expense )	(159)	(22)	-	-	-		(22)
Operating expenses –
continuing operations
Distribution costs	(7,053)	(993)	-	-	-		(993)
Administration expenses	(36,540)	(5,145)	(7)	-	(560)	9	(5,712)
Other operating expenses	(97,226)	(13,691)	(197)	(25)	-		(13,913)

Total operating expenses	(140,819)	(19,829)	(204)	(25)	(560)		(20,618)
Operating profit/(loss)	120,401	16,955	(204)	(415)	(4,631)		11,705
Interest income/(expense), net	11,160	1,571	-	-	(1,084)	11	487

Profit before taxation	131,561	18,526	(204)	(415)	(5,715)		12,192
Taxation	(53,284)	(7,503)	-	(8)	1,948		(5,563)

Net profit from continuing
operations	78,277	11,023	(204)	(423)	(3,767)		6,629
Earnings per share ($)
Basic and diluted
Common stock							0.02
Special convertible preferred
shares							0.02
Number of common shares
used to calculate earnings
per share							130,235,220
Number of special
convertible preferred
shares used to calculate
earnings per share							192,967,138

PRO FORMA CONSOLIDATED BALANCE SHEET
(unaudited—in thousands of U.S. dollars, except per share data or unless otherwise indicated)
As at December 31, 2003

Option 1

	Historical (US GAAP)
	Aplitec (ZAR			Pro forma		Pro forma
	'000) (2)	Aplitec (4)	Net 1 (6)	adjustments	Notes	combined

Assets
Current assets
Inventory	5,620	845	-	-		845
Trade and other Receivables	138,543	20,828	-	-		20,828
Cash and cash Equivalents	503,169	75,644	12	(65,701)	13	57,016
				(48,882)	12
				95,943	14,15
Total current assets	647,332	97,317	12	(18,640)		78,689
Non-current assets
Goodwill	60,104	9,036	-	60,144	21	69,180
Intangible assets	24,906	3,744	1	27,742	10	31,487
Property, plant and Equipment	58,355	8,772	-	-		8,772
Deferred tax	30,657	4,609	-	-		4,609
Total non-current Assets	174,022	26,161	1	87,886		114,048
Total assets	821,354	123,478	13	69,246		192,737
Liabilities
Current liabilities
Trade and other payables	75,951	11,418	529	12,433	16	24,380
Tax	70,152	10,546	-	(3,703)	17	6,843
Total current liabilities	146,103	21,964	529	8,730		31,223
Long-term liabilities
Deferred taxes	70,314	10,571	-	-		10,571
Total long-term liabilities	70,314	10,571	-	-		10,571
Total liabilities	216,417	32,535	529	8,730		41,794
Shareholders' equity
Aplitec common stock, $0.001 par
value	237	36	-	(36)	18	-
Net 1 common stock, $0.001 par value	-	-	16	106	14	122
Special Convertible Preferred Stock,
$0.001 par value	-	-	-	111	19	193
				82	15
B class preference shares, ZAR0.001
par value	-	-	-	36	22	36
Additional paid in Capital	267,838	40,265	1,992	36	18	153,116
				1,760	20
				(36)	22
				52,831	14
				43,112	15
				(65,701)	13
				60,144	21
				27,742	10
				(111)	19
				(82)	15
				(106)	14
				(8,730)	16,17
Retained earnings	336,862	50,642	(2,524)	(48,882)	12	(2,524)
				(1,760)	20
Total shareholders' equity	604,937	90,943	(516)	60,516		150,943
Total shareholders' equity and
liabilities	821,354	123,478	13	69,246		192,737

(1)	Based on the audited financial statements of Aplitec for the year ended June 30, 2003 on a US GAAP basis (see paragraph (d) of Note 23 to Aplitec’s audited financial statements).

(2)	Based on the unaudited financial statements of Aplitec as at and for the six month period ended December 31 , 2003 on a US GAAP basis. See note 10 to the unaudited financial statements of Aplitec for the six month period ended December 31 , 2003.

(3)	Translates the audited financial statements of Aplitec for the year ended June 30, 2003 on a US GAAP basis (see Note 23 to Aplitec’s audited financial statements) at a rate of ZAR 9.0568 = $1.00 for the income statement, which approximates the average daily exchange rate for the twelve months in the period ended June 30, 2003 as reported by an independent external source (www.oanda.com).

(4)	Translates the unaudited financial statements of Aplitec for the six month period ended December 31 , 2003 on a US GAAP basis at an exchange rate of ZAR 6.6518 = $1.00 for the balance sheet, which approximates the closing exchange rate as reported by an independent external source (www.oanda.com) on December 31 , 2003 and ZAR 7.10152 = $1.00 for the income statement, which approximates the average daily exchange rate for the six months in the period ended December 31 , 2003 as reported by an independent external source (www.oanda.com).

(5)	Based on the audited US GAAP financial statements of Net 1 included in its annual report on Form 10-KSB for the year ended December 31, 2002, adding subsequent interim periods and deducting comparable preceding year interim results, as reflected in the unaudited financial statements of Net 1 included in its quarterly reports on Forms 10-QSB, as appropriate.

(6)	Based on the audited US GAAP financial statements of Net 1, deducting comparable preceding interim results, as reflected in the unaudited financial statements of Net 1 included in its quarterly reports on Form 10-QSB, as appropriate.

(7)	Based on the unaudited management financial information of Net 1 Holdings for the year ended June 30, 2003 on a US GAAP basis. Net 1 Holdings is incorporated in Luxembourg as a limited liability, 1929 type company. Under Luxembourg law, such companies are patent holding and/or investment companies only and are not allowed to trade, other than to receive royalty/license fees on patents and/or investment income. As such, the only expenses incurred by such companies are principally those associated with keeping patents and/or investments current. Aside from these expenses, Net 1 Holdings has no administrative expenses, operating expenses or interests. The revenue of Net 1 Holdings is comprised entirely of license fees received and the costs of maintaining the patents are reflected as costs of sales.

(8)	Based on the unaudited management financial information of Net 1 Holdings for the six month period ended December 31, 2003 on a US GAAP basis. Net 1 Holdings is incorporated in Luxembourg as a limited liability, 1929 type company. Under Luxembourg law, such companies are patent holding and/or investment companies only and are not allowed to trade, other than to receive royalty/license fees on patents and/or investment income. As such, the only expenses incurred by such companies are principally those associated with keeping patents and/or investments current. Aside from these expenses, Net 1 Holdings has no administrative expenses, operating expenses or interests. The revenue of Net 1 Holdings is comprised entirely of license fees received and the costs of maintaining the patents are reflected as costs of sales.

(9)	Represents the stock compensation charge for 8,720,936 ordinary shares in Net 1 that are to be allocated for issuance to management under the 2004 Stock Incentive Plan. It is currently contemplated that these stock awards will vest in increments of 1,744,187 per year over a period of five years. The compensation charge in year one is $1,992. The compensation charge for the first six months of year two is $ 560 .

(10)	Represents the recognition at estimated fair values, of intangible assets in the acquiree which at present have no carrying value in the financial statements of the acquiree. As noted above, this identification and estimation of fair value is provisional and may change if and when a final purchase price allocation is made. The tax bases of these identifiable intangible assets approximates their accounting bases, and consequently, the recognition of these assets does not result in the recognition of additional deferred taxes.

				Annual
	Fair	Fair value	Asset life	amortization
Asset	value ($)	(ZAR)	(yea rs)	charge ( ZAR )

Cash Paymaster Services contracts	17,064	113,509	2.7	42,040
Support services relating to UEPS
software	10,678	71,025	4.5	15,783
	27,742	184,534		57,823

Using the rates of exchange noted in (3) and (4) above, total amortization expenses for the year and six month period ended June 30, 2003 and December 31, 2003 are $6,385 and $4,071, respectively.

(11)	Represents estimated interest earned by Aplitec in the year ended June 30, 2003 and in the six month period ended December 31 , 2003 on existing Aplitec cash of $ 48,882 that would have been distributed to shareholders and therefore not have been held by Aplitec had the transaction been consummated on July 1, 2002. An estimated pre-tax interest rate of 5.4 % has been used in respect of the year ended June 30, 2003 and of 4.4 % in respect of the six month period ended December 31 , 2003, based on the actual interest earned on the year-end cash balance of Aplitec on a US GAAP basis. The adjustment has been tax-effected at 37.78%.

(12)	Under Option 1, $ 48,882 of cash, which is equal to ZAR 300 million plus such additional cash of Aplitec as is equal to 25 cents for each of the total 236,977,187 Aplitec ordinary shares in respect of which Aplitec shareholders elect the cash option, and which has been translated at the December 31 , 2003 exchange rate noted in (4) above, will not be acquired by Net 1, as described in the Sale Agreement. This column treats this amount as a cash distribution to Aplitec’s shareholders in advance of its acquisition by Net 1. $ 48,882 is calculated as follows:

	Fixed amount of cash to be distributed	ZAR	300,000,000
	Total number of Aplitec shares for which the cash
	option has been exercised		100,621,904
	Incremental cash distribution	ZAR	25,155,476
	Total cash distribution	ZAR	325,155,476
	Total cash distribution translated using the December
	31 , 2003 rate of exchange per (4) above ($’000)		$48,882

(13)	Represents the incremental cash paid to former Aplitec shareholders, comprising

Cash distribution in respect of:
Cash option	75,635	(i)
Reinvestment option	38,948	(ii)
Less: amount funded through non-acquisition of Aplitec
cash	(48,882)	(iii)
Cash element of purchase price	65,701

	(i)	100,621,904 of Aplitec shares for whom the cash option has been exercised, are paid ZAR 5.00 per share, which at the balance sheet exchange rate of ZAR 6.6518 = $1.00 amounts to $ 75,635

	(ii)	136,355,283 of Aplitec shares for which the reinvestment option has been exercised, are paid ZAR 1.90 per share, which at the balance sheet exchange rate of ZAR 6.6518 = $1.00 amounts to $ 38,948

	(iii)	As calculated in (11) above

(14)	Represents the effect of the Brait Consortium’s capital contribution of $52,831 into Net 1 in exchange for the issuance of 105,661,428 shares of Net 1 common stock, at a subscription price of $0.50 per share.

(15)	Represents the underwriting contribution by the Brait Consortium of ZAR 2.85 per Aplitec share in respect of which the cash option is exercised, amounting to $ 43,112 . In combination with $52,831 per (14) above, Brait’s total contribution is $ 95,943 .

(16)	Represents the amount owing in respect of the purchase price relating to transaction costs estimated at $ 12,433 . These costs do not include the effect of total estimated costs to be paid to professional advisors of $6,524, approximately $2,500 of which may be satisfied through the issuance of equity. These costs will be accounted for in accordance with the substance of the individual expenditures, as costs of acquisition, as costs of issuing capital, or as period expenses.

(17)	Included in the transaction costs adjusted for in (16) is an amount of South African Secondary Taxation on Companies (“STC”). This adjustment reflects $ 3,703 of STC which was historically provided for by Aplitec. Accordingly, the net assets of Aplitec have been increased by this amount.

(18)	Represents the elimination of historic common stock of Aplitec, as the legal acquiree.

(19)	Represents the acquisition of special convertible preferred shares by reinvesting holders of Aplitec common stock at a distribution ratio of 0.814286.

(20)	Represents the elimination of retained earnings of Aplitec, as the accounting acquiree.

(21)	Goodwill was determined based on a provisional purchase price allocation and is equal to the difference between the purchase price and the fair value of net assets acquired, as set forth below:

Purchase price
Incremental cash paid to former Aplitec shareholders (13)	$65,701
Distribution of special convertible preferred shares (19)	55,516
Transaction costs to be paid by Net 1 (16)	12,433
$133,650

Net assets acquired
Historic net assets of Aplitec	$90,943
Add: Fair value adjustments to Aplitec intangibles (10)	27,742
Less: Aplitec cash not acquired (12)	(48,882)
Add: STC provided by Aplitec, to be utilised by Net 1 (17)	3,703
73,506
Goodwill pro-forma adjustment	60,144
Add: historical goodwill	9,036
Goodwill	$69,180

(22)	Represents the issuance of B Class preference shares by New Aplitec, which are, in substance, considered to be common stock of Net 1 for financial reporting purposes.

PRO FORMA CONSOLIDATED INCOME STATEMENT
(unaudited—in thousands of U.S. dollars, except per share data or unless otherwise indicated)
For the year ended June 30, 2003

Option 2

	Aplitec			Net 1
	(ZAR '000)	Aplitec	Net 1	Holdings	Pro forma		Pro forma
	(1)	(3)	(5)	(7)	adjustments	Notes	combined

Revenue	678,567	74,924	41	134	-		75,099
Cost of sales	(234,885)	(25,935)	-	(24)	(323)	10	(26,282)

Gross profit	443,682	48,989	41	110	(323)		48,817
Other operating income	5,373	593	-	-	-		593
Operating expenses –
continuing operations
Distribution costs	(6,155)	(680)	-	-	-		(680)
Administration expenses	(72,063)	(7,957)	(8)	-	(1,992)	9	(9,957)
Other operating expenses	(196,334)	(21,678)	(142)	-	-		(21,820)

Total operating expenses	(274,552)	(30,315)	(150)	-	(1,992)		(32,457)
Operating profit/(loss)	174,503	19,267	(109)	110	(2,315)		16,953
Interest income/(expense),
net	23,546	2,600	-	-	(2,160)	1	440

Profit before taxation	198,049	21,867	(109)	110	(4,475)		17,393
Taxation	(85,794)	(9,473)	-	(17)	816		(8,674)

Profit after taxation	112,255	12,394	(109)	93	(3,659)		8,719
Minority interests	(4,095)	(452)	-	-	-		(452)

Net profit from continuing
operations	108,160	11,942	(109)	93	(3,659)		8,267
Earnings per share ($)
Basic and diluted
Common stock							0.03
Special convertible preferred
shares							0.03
Number of common shares
used to calculate earnings
per share							130,235,220
Number of special
convertible preferred
shares used to calculate
earnings per share							192,967,138

PRO FORMA CONSOLIDATED INCOME STATEMENT
(unaudited—in thousands of U.S. dollars, except per share data or unless otherwise indicated)
For the six months ended December 31 , 2003

Option 2

	Aplitec			Net 1
	(ZAR '000)			Holdings	Pro forma		Pro forma
	(2)	Aplitec (4)	Net 1 (6)	(8)	adjustments	Notes	combined

Revenue	390,742	55,022	-	10			55,032
Cost of sales	(129,363)	(18,216)	-	(400)	(162)	10	(18,778)

Gross profit	261,379	36,806	-	(390)	(162)		36,254
Other operating (expense)
income	(159)	(22)	-	-	-		(22)

Operating expenses -
continuing operations
Distribution costs	(7,053)	(993)	-	-	-		(993)
Administration expenses	(36,540)	(5,145)	(7)	-	(560)	9	(5,712)
Other operating expenses	(97,226)	(13,691)	(197)	(25)	-		(13,913)

Total operating expenses	(140,819)	(19,829)	(204)	(25)	(560)		(20,618)

Operating profit/(loss)	120,401	16,955	(204)	(415)	(722)		15,614

Interest Income/(expense), net	11,160	1,571	-	-	(1,000)	11	571

Profit before taxation	131,561	18,526	(204)	(415)	(1,722)		16,185

Taxation	(53,284)	(7,503)	-	(8)	378		(7,133)

Net profit from continuing
operations	78,277	11,023	(204)	(423)	(1,344)		9,052

Earnings per share ($)
Basic and diluted
Common stock							0.03
Special convertible preferred
shares							0.03

Number of common shares
used to calculate earnings
per share							130,235,220
Number of special convertible
preferred shares used to
calculate earnings per
share							192,967,138

PRO FORMA CONSOLIDATED BALANCE SHEET
(unaudited—in thousands of U.S. dollars, except per share data or unless otherwise indicated)
As at December 31, 2003

Option 2

	Historical
	Aplitec (ZAR			Pro forma		Pro forma
	'000) (2)	Aplitec (4)	Net 1 (6)	adjustments	Notes	combined

Assets
Current assets
Inventory	5,620	845	-	-		845
Trade and other receivables	138,543	20,828	-	-		20,828
Cash and cash equivalents	503,169	75,644	12	(22,589)	13	60,797
				(45,101)	12
				52,831	14
Total current assets	647,332	97,317	12	(14,859)		82,470
Non-current assets
Goodwill	60,104	9,036	-	3,822	21	14,603
				1,745	10
Intangible assets	24,906	3,744	1	4,620	10	8,365
Property, plant and equipment	58,355	8,772	-	-		8,772
Deferred tax	30,657	4,609	-	-		4,609
Total non-current assets	174,022	26,161	1	10,187		36,349
Total assets	821,354	123,478	13	(4,672)		118,819
Liabilities
Current liabilities
Trade and other payables	75,951	11,418	529	11,960	16	23,907
Tax	70,152	10,546	-	(3,703)	17	6,843
Total current liabilities	146,103	21,964	529	8,257		30,750
Long-term liabilities
Deferred taxes	70,314	10,571	-	1,745	10	12,316
Total long-term liabilities	70,314	10,571	-	1,745		12,316
Total liabilities	216,417	32,535	529	10,002		43,066
Shareholders' equity
Aplitec common stock, $0.001 par value	237	36	-	(36)	18	-
Net 1 common stock, $0.001 par value	-	-	16	106	14	122
Special Convertible Preferred Stock,
$0.001 par value	-	-	-	193	19	193
B class preference shares, ZAR0.001 par
value	-	-	-	36	22	36
Additional paid in Capital	267,838	40,265	1,992	36	18	78,118
				(22,589)	13
				3,822	21
				4,620	10
				52,831	14
				(106)	14
				(193)	19
				(36)	22
				(2,524)	20
Retained earnings	336,862	50,642	(2,524)	2,524	20	(2,716)
				(45,101)	12
				(8,257)	16, 17
Total shareholders' Equity	604,937	90,943	(516)	(14,674)		75,753
Total shareholders' equity and liabilities	821,354	123,478	13	(4,672)		118,819

(1)	Based on the audited financial statements of Aplitec for the year ended June 30, 2003 on a US GAAP basis (see paragraph (d) of Note 23 to Aplitec’s audited financial statements).

(2)	Based on the unaudited financial statements of Aplitec as at and for the six month period ended December 31 , 2003 on a US GAAP basis. See note 10 to the unaudited financial statements of Aplitec for the six month period ended December 3 1, 2003.

(3)	Translates the audited financial statements of Aplitec for the year ended June 30, 2003 on a US GAAP basis (see Note 23 to Aplitec’s audited financial statements) at a rate of ZAR 9.0568 = $1.00 for the income statement, which approximates the average daily exchange rate for the twelve months in the period ended June 30, 2003 as reported by an independent external source (www.oanda.com).

(4)	Translates the unaudited financial statements of Aplitec for the six month period ended December 31 , 2003 on a US GAAP basis at an exchange rate of ZAR 6.6518 = $1.00 for the balance sheet, which approximates the closing exchange rate as reported by an independent external source (www.oanda.com) on December 31 , 2003 and ZAR 7.10152 = $1.00 for the income statement, which approximates the average daily exchange rate for the six months in the period ended December 31 , 2003 as reported by an independent external source (www.oanda.com).

(5)	Based on the audited US GAAP financial statements of Net 1 included in its annual report on Form 10-KSB for the year ended December 31, 2002, adding subsequent interim periods and deducting comparable preceding year interim results, as reflected in the unaudited financial statements of Net 1 included in its quarterly reports on Forms 10-QSB, as appropriate.

(6)	Based on the audited US GAAP financial statements of Net 1, deducting comparable preceding interim results, as reflected in the unaudited financial statements of Net 1 included in its quarterly reports on Form 10-QSB , as appropriate.

(7)	Based on the unaudited management financial statements of Net 1 Holdings for the year ended June 30, 2003 on a US GAAP basis. Net 1 Holdings is incorporated in Luxembourg as a limited liability, 1929 type company. Under Luxembourg law, such companies are patent holding and/or investment companies only and are not allowed to trade, other than to receive royalty/license fees on patents and/or investment income. As such, the only expenses incurred by such companies are principally those associated with keeping patents and/or investments current. Aside from these expenses, Net 1 Holdings has no administrative expenses, operating expenses or interests. The revenue of Net 1 Holdings is comprised entirely of license fees received and the costs of maintaining the patents are reflected as costs of sales.

(8)	Based on the unaudited management financial information of Net 1 Holdings for the six month period ended December 31, 2003 on a US GAAP basis. Net 1 Holdings is incorporated in Luxembourg as a limited liability, 1929 type company. Under Luxembourg law, such companies are patent holding and/or investment companies only and are not allowed to trade, other than to receive royalty/license fees on patents and/or investment income. As such, the only expenses incurred by such companies are principally those associated with keeping patents and/or investments current. Aside from these expenses, Net 1 Holdings has no administrative expenses, operating expenses or interests. The revenue of Net 1 Holdings is comprised entirely of license fees received and the costs of maintaining the patents are reflected as costs of sales.

(9)	Represents the stock compensation charge for 8,720,936 ordinary shares in Net 1 that are to be allocated for issuance to management under the 2004 Stock Incentive Plan. It is currently contemplated that these stock awards will vest in increments of 1,744,187 per year over a period of five years. The compensation charge in year one is $1,992. The compensation charge for the first six months of year two is $ 560 .

(10)	Represents the recognition at estimated fair values, of intangible assets in the acquiree which at present have no carrying value in the financial statements of the acquiree. As noted above, this identification and estimation of fair value is provisional and may change if and when a final purchase price allocation is made. The estimated tax bases of these identifiable intangible assets are nil, and consequently, the recognition of these assets results in the recognition of additional deferred taxes of $1,745.

Fair value	Asset life	Annual amortization charge
Asset	(US$)	(years)	(US$)
Licensing rights	114	5.0	23
FTS patent and UEPS marketing rights	4,506	15.0	300
	4,620		323

(11)	Represents estimated interest earned by Aplitec in the year ended June 30, 2003 and in the six month period ended December 31 , 2003 on existing Aplitec cash of $ 45,100 that would have been distributed to shareholders and therefore not have been held by Aplitec had the transaction been consummated on July 1, 2002. An estimated pre-tax interest rate of 5.4 % has been used in respect of the year ended June 30, 2003 and of 4.4% in respect of the six month period ended December 31 , 2003, based on the actual interest earned by and year-end cash balance of Aplitec on a US GAAP basis. The adjustment has been tax-effected at 37.78%.

(12)	The reinvesting shareholders receive ZAR 1.90 per share, which is treated as a capital distribution. This is equal to $ 67,689 , of which $ 45,101 is funded from existing cash of Aplitec. This distribution from existing cash is reflected here.

(13)	Represents the distribution to reinvesting shareholders of the balance of cash described in (12).

(14)	Represents the effect of the Brait Consortium’s capital contribution of $52,831 into Net 1 in exchange for the issuance of 105,661,428 shares of Net 1 common stock, at a subscription price of $0.50 per share.

(15)	[Not used under Option 2]

(16)	Illustrates the effect of liabilities estimated at $ 11,960, including taxes arising on the cash distribution to Aplitec shareholders. These costs do not include the effect of total estimated costs to be paid to professional advisors of $6,524, approximately $2,500 of which may be satisfied through the issuance of equity. Such costs do not qualify as acquisition costs of Aplitec and will be therefore be expensed in the period incurred. Although effect has not been given to these expenses in the pro forma income statement in light of their non-recurring nature, these costs will be included in the post-acquisition income statement.

(17)	The total amount of liabilities described in (16), is reduced by a historic STC provision carried by Aplitec of $ 3,703 , which can be offset against taxes arising on the transaction included in (16).

(18)	Represents the elimination of historic common stock of Aplitec, as the legal acquiree.

(19)	Represents the acquisition of Special Convertible Preferred Shares by reinvesting holders of Aplitec common stock at a distribution ratio of 0.814286.

(20)	Represents the elimination of retained deficit of Net 1, as the accounting acquiree.

(21)	Goodwill was determined based on a provisional purchase price allocation and is equal to the difference between the purchase price and the fair value of net assets acquired, as set forth below:

Purchase price	US$
Existing shares of Net 1 immediately prior to transaction	121,514,000
Fair value per Net 1 share[1]	0.50
Total value	60,757,00

	Net 1 assets acquired
	Historic net liability value of Net 1	$(516,000)
	Add: Capital contribution by Brait prior to transaction (14)	52,831,000
	Add: Fair value adjustments to Net 1 intangibles (10)	4,620,000
		56,935,000
	Goodwill pro-forma adjustment	$3,822,000

[1]	The fair value of the shares of Net 1 common stock used in determining the purchase price was $0.50, which is the price per share paid by the Brait Consortium under the Common Stock Purchase Agreement. The transaction for the acquisition of shares closes before the transaction whereby Aplitec acquires Net 1 (in the Option 2 scenario).

(22)	Represents the issuance of B Class preference shares by New Aplitec, which are, in substance, considered to be common stock of Net 1 for financial reporting purposes.

BUSINESS

THE TECHNOLOGY

                    Net 1’s and Aplitec’s technological platforms are based upon two fundamental components:

•	FTS patents; and

•	the UEPS technology.

                    The FTS patents were first filed by Dr. Serge Belamant and the late Andre Mansvelt in 1989. The patents in South Africa and its surrounding territories were subsequently assigned to Net 1 (Pty), which is currently a wholly owned subsidiary of Aplitec. The patents in Europe and the United States were assigned to Net 1 Holdings.

                    Description of the FTS Patents. The FTS patents describe a method for the safe and secure transfer of funds from one “smart card” to another without the need for contact with the card issuer or authorization center at the time of the transaction. It also incorporates how these cards can be loaded or re-loaded with funds as well as how these funds can be redeemed for value in a banking or non-banking environment.

                    Status of FTS Patents. The FTS patents are registered in the United States, South Africa, Botswana, Namibia and Swaziland.

     The European patent was filed in October 1990 and granted in December 1994. The European Patent Convention provides for an opposition period of nine months following the grant of a European patent, and six parties filed an opposition to the grant of the FTS patent. The case was heard before a Board of the Opposition Division in March 1998 and the patent was upheld. Following this decision, a number of the original opponents filed an appeal. The oral proceedings for the appeal were heard on October 10, 2002 and the Appeal Board reversed the earlier decision. The formal written decision from the Appeal Board was received on December 24, 2002. Consequently, the European patent has been revoked and there is no possibility of any further appeal.

                    As a result of this ruling, Net 1 will not be able to collect any patent royalties in the European Union. However, our business plan and forecast do not account for such royalties as a major source of revenue in the medium to long-term, as the key to Net 1’s operations in Europe is based on its know-how and ability to exploit the technology rather than on its proprietary right. Accordingly, while Net 1 is disappointed in this ruling, it has not and is not expected to have a material adverse effect on Net 1 in the medium or long-term.

                    The FTS patents in South Africa, Botswana, Namibia and Swaziland were granted on September 25, 1991, March 9, 1993, April 7, 1993 and December 9, 1992, respectively. These patents, held by Net 1 (Pty), remain in full force and effect, and Aplitec is not aware of any challenges to their enforceability.

                    The FTS patent in the United States was granted on December 29, 1992. A reissue patent was granted under number Re. 36,788 on July 25, 2000. It currently remains in full force and effect, and Net 1 is not aware of any challenges to its enforceability.

                    Description of the UEPS Technology. The UEPS technology is a suite of software programs that incorporates the FTS patents into a fully integrated payment and settlement system. The primary strengths of UEPS are its affordability, security and flexibility. The system is affordable because transactions occur between the computer chips embedded in the two smart cards involved. Because the computer chips on the smart cards contain the software necessary to enable UEPS transactions, the terminals required to enable these transactions contain far fewer components and circuitry compared to traditional Point of Sale terminals. There is also a reduced need for processing power and on-board memory and, therefore, on-line communication (i.e. internal modem) is not necessary. As a result, the UEPS terminals are relatively inexpensive, and do not require specialized technical expertise for installation. This eliminates the need for existing infrastructures such as electricity, telephone or data transmission. The payment system is secure because all transactions are verified (i.e. confirmation of the actual transfer of the funds) between the two smart cards, which are involved in the transaction using advanced hardware tamper protection and cryptographic systems, together with protocols and techniques developed by the founders of the technology. The UEPS also allows for pin code or biometric (fingerprint) verification of the cardholder at the time of transacting, which further enhances the security of the system. Finally, UEPS is flexible because transactions are completed off-line, thus eliminating virtually all restrictions on where verified transactions can occur.

                    The first version of UEPS was released in 1991, and included software to both operate each smart card as well as the main payment system network. UEPS provides all of the functions necessary to issue and manage a smart card and terminal base as well as those needed to effect settlement between all of the operators and participants. UEPS is fully traceable and auditable and can provide advanced facilities such as loss tolerance and interest distribution. Finally, UEPS is scalable and can be made available to well established market leaders or as a starter kit to smaller organizations.

                    Rights to the technology. Net 1 owns the exclusive rights to market and sell the technology worldwide, excluding South Africa and its surrounding territories and the rights to license the U.S. FTS patent. Net 1 (Pty) owns similar rights in South Africa and its surrounding territories.

NET 1’S BUSINESS

Overview

                    Net 1 is a development stage company engaged in the commercialization of the UEPS technology and FTS patent through the development of strategic alliances with national and international banks and card service organizations. To date, our activities have consisted of acquiring certain rights to the above-mentioned technology from Net 1 Holdings and entering into outsourcing and distribution relationships with Aplitec. Net 1 has one full-time employee, its Chief Executive Officer, Mr. Claude Guerard, who provides services to Net 1 pursuant to a consulting agreement. Net 1’s web site address is www.net1ueps.com.

Strategy

                    Following the development of a detailed business plan and marketing strategy, Net 1’s management team has devoted most of its activities to the raising of the funds required to develop and operate the business successfully.

History

                    Net 1 was incorporated in the State of Florida in May 1997 to acquire and exploit a non-exclusive worldwide license to the UEPS payment system. Net 1 entered into a license agreement, dated May 19, 1997 (the “License Agreement”), with Net 1 Holdings, Net 1 Operations S.a.r.l. and Net 1 (Pty) (collectively, the “Licensors”), whereby the licensors granted a non-exclusive license to Net 1 for the UEPS technology in exchange for 5,412,244 shares of Net 1 common stock. On October 1, 1997, the License Agreement was amended to transfer ownership of the UEPS technology and FTS patents world wide (except for South Africa and its surrounding territories), and to assign the Technology License Agreement between Visa International Service Association and Net 1 Holdings, dated July 31, 1997 (the “Visa Agreement”) to Net 1 in exchange for 4,729,612 shares of Net 1 common stock. This transaction was never completed because certain conditions precedent were never satisfied.

                    On May 3, 2000, Net 1 entered into a Patent and Technology Agreement with Net 1 Holdings, whereby Net 1 was granted a license for the U.S. FTS patent and the now invalid European patent. The 4,729,612 shares of Net 1 common stock previously offered in the above-referenced amended License Agreement were issued to Net 1 Holdings. At December 31, 2003 , Net 1 Holdings beneficially owned 8,520,578 shares of Net 1 common stock, or 53.75% of the shares then outstanding. In addition, Net 1 obtained the exclusive marketing rights for the UEPS technology in all countries other than South Africa and its surrounding territories.

                    On February 26, 2001, Net 1 entered into an Outsourcing Agreement with Net 1(Pty). In October 2002, this agreement was replaced by a Distribution Agreement, effective as of July 1, 2002, pursuant to which Net 1 (Pty)

was retained to provide Net 1 with marketing, sales, administrative and technical support as an accredited UEPS integrator in Net 1’s designated territories. As part of this agreement, Net 1 (Pty) receives 9.5% of fees collected by Net 1 on all new licenses and upgrades of existing licenses.

Business

                    As a development stage company, Net 1 is principally focused on trying to commercially exploit the FTS patents and UEPS technology in its designated territories. Net 1’s management has developed a detailed business plan and marketing strategy involving the development and implementation of the smart card system as an alternative to existing payment systems such as cash, checks, credit cards and debit cards, utilizing the proprietary technology and operating under the “Net 1” brand.

                    Management has also focused its efforts on attracting the necessary capital to implement the business plan. On October 23, 2002, Net 1 retained Investec Bank Limited (“Investec”), an international merchant banking group, to provide corporate finance services and assistance in order to raise equity and/or debt funding for the company. This was unsuccessful and Investec and the company mutually agreed to terminate the engagement.

                    Management continues to strive to meet the following two business strategies:

•	Build partnerships. Net 1 hopes to establish partnership agreements with IT services and financial services entities, which would provide the total technical support required by Net 1 licensees to launch and develop their own applications based on the FTS patents and UEPS technology. The only partnership established thus far has been the relationship with Aplitec pursuant to the Distribution Agreement.

•	Develop license revenue. Net 1 hopes to increase revenue by developing its licensee network on a worldwide basis. Net 1 already receives revenues under the Patent and Technology Agreement from UEPS licensees in Latvia, Burundi, Ghana, Rwanda and Malawi and it is in negotiations with potential licensees in various other countries.

                    The aforementioned Patent and Technology Agreement entitles Net 1 to receive all of Net 1 Holdings’ license sales revenue in an amount equal to Net 1 Holdings annual net profit before amortization. This agreement has produced minimal revenues and Net 1 has suffered recurring operating losses as is normal in development stage companies. At December 31, 2003 , Net 1 had a working capital deficiency of $ 517,463. These factors raise doubts about Net 1’s ability to continue as a going concern beyond the second quarter of 2004. The ability of Net 1 to complete its long-term business plan depends on whether it is successful in raising the capital it requires through equity financing and developing a market for its products.

Properties

                    Net 1 does not own any properties. We currently rent office facilities and services on an as-needed basis at 744 West Hastings Street, Vancouver B.C. Canada from Gilmour, McKay Roberts Consulting Limited, one of our financial consultants. We rent this office on a month-to month basis at a rate of $1,000 per month.

Legal Proceedings

                    Net 1 is not involved in, nor is it aware of, any significant legal or arbitration proceedings which are pending or threatened and which may have, or have had in the twelve month period preceding this proxy statement/prospectus, a material effect upon the financial position of Net 1 and its affiliates.

APLITEC’S BUSINESS

Overview

                    Aplitec is an investment holding company established and existing under the laws of South Africa. Aplitec’s subsidiaries employ specialized smart card technologies to add efficiency to a myriad of commercial activities that involve money transfers, payment systems and other electronic data applications.

                    Aplitec’s mission is to provide a secure, universal and affordable transacting system, utilizing existing infrastructure within the financial services industry, that will enable people, regardless of income, to have access to goods and services that were previously unattainable. Access to these goods and services should result in improved lifestyles and provide access to new, low-risk and profitable markets for suppliers that use Aplitec’s systems.

                    Through its subsidiaries, Aplitec is involved in the administration, management and payment of social welfare grants and handles the payment of pensions on behalf of provincial governments in five of the nine provinces of South Africa. Aplitec also operates micro-lending businesses with more than 100 micro-lending branches throughout South Africa, and develops, markets and licenses administrative and payment solutions for the micro-finance industry. Aplitec also provides financial services to pensioners through its proprietary smart card platform.

                    Aplitec, through its subsidiary Net 1 (Pty), holds the FTS patents for South Africa and its surrounding territories and, through the Distribution Agreement with Net 1, provides integrated software and hardware services to customers outside its designated territories. Aplitec also provides technical, operational and outsourcing services to companies.

                     Aplitec and its subsidiaries currently employ 2,044 persons. Aplitec’s web site address is www.aplitec.co.za. The Aplitec website contains information about customers and suppliers who have historically been involved with Aplitec but may not currently use Aplitec’s technology or act as suppliers. Aplitec will update its website as soon as possible to more clearly indicate which of the listed customers and suppliers are current and which are historical.

Strategy

                    Aplitec’s principal goal is to deploy a national payment system that will provide an affordable and secure financial services and transacting platform to the un-banked and under-banked citizens within South Africa. As commerce and industry in South Africa continues to seek secure and cost-effective solutions that minimize the risk of performing cash transactions and provide access to consumers who may have limited access to traditional financial services, Aplitec is well-positioned to offer effective solutions through its wide range of secure smart card payment system applications. Aplitec believes that its infrastructure will extend the existing commercial banking networks and enable it to provide access to financial and transacting services for all South Africans.

                    The UEPS is ideally suited to South Africa and other developing countries as it is able to operate in an offline environment. It thus offers a cheaper, more effective option for transacting by poor segments of the population. The UEPS applications developed by Aplitec deliver practical, affordable and inter-operable solutions in various fields including transportation, wage and utility payments, pension distribution, premium collections, retailing and third party transfers.

                    The UEPS provides a secure and affordable channel through which financial and other services can be administered to persons with lower incomes. Aplitec’s strategy is to provide and promote the channel, facilitate services using the channel and participate in the transaction fees based on the services that are rendered through the channel. Aplitec still retains the flexibility of selectively providing services to the channel itself where it is strategic to do so, the resources are available and the returns are commensurate with the risks taken.

                    The first stage of Aplitec’s strategy was to build a critical mass in smart card users. This has been achieved through the administration and distribution of state pensions and social welfare grants to more than 2.2 million beneficiaries. The proliferation of cards in the hands of consumers has generated increased demand for additional services. Going forward, Aplitec will focus on developing UEPS applications that facilitate the introduction of additional services to the channel and will seek opportunities to provide services directly to the channel.

History

                    Aplitec was incorporated on May 14, 1997 under the name Javelin Housing (Proprietary) Limited. On September 12, 1997, the company adopted its current name, and it also converted into a public company to facilitate the subscription of shares by the public on its listing. Aplitec debuted on the Venture Capital list of the JSE on December 11, 1997 and raised ZAR 30 million ($ 4.69 million) through a private placement of 30 million ordinary shares. In April 2000, Aplitec transferred its listing to the main board of the JSE.

                    Net 1 Southern Africa Acquisition

                    In May 1998, Aplitec acquired Net 1 Southern Africa (Proprietary) Limited, a business focused on supplying and servicing the point of sale, or “POS” terminal network of Nedcor, a major South African banking group. The purchase price for Net 1 Southern Africa was 4,560,000 Aplitec ordinary shares.

                    CPS Acquisition

                    In 1999, Aplitec acquired CPS, a business engaged in the distribution of social welfare grants, for ZAR 54 million ($ 8.44 million). This acquisition achieved two critical objectives. First, CPS’s customer base of approximately 1.5 million people were issued UEPS smart cards, which helped Aplitec to achieve a critical mass of smart card users. Second, Aplitec acquired a logistics/implementation infrastructure that was unparalleled in reach, expertise and experience at the time. Strengthened by Aplitec’s technological platform, CPS was able to renew its existing contracts and secure new ones. CPS also entered into a strategic alliance with the South African Post Office to distribute pensions through its branches in the KwaZulu-Natal province utilizing the UEPS smart cards. A key element of the awarding of this contract was the technological advances that Aplitec brought to bear in the provision of services sought. CPS is currently Aplitec’s principal operating subsidiary.

                    Micro-lending Acquisitions

                    During the course of 1999 and 2000, Aplitec acquired 100% of Moneyline (Proprietary) Limited (“Moneyline”) for ZAR 43.5 million ($ 6.80 million) and 100% of NewWorld Finance (Proprietary) Limited (“New World”) for ZAR 25.3 million ($ 3.95 million). Through these acquisitions, Aplitec gained access to a network of approximately 100 micro-lending branches in South Africa through which its micro-lending administration and payment solutions could be deployed.

                    Nedcor Relationship

                    In July 2000, Nedcor Limited (“Nedcor”) acquired 26.2% of Aplitec. As part of the transaction, Aplitec acquired Net 1 (Pty), the entity housing the FTS patents for South Africa and its surrounding territories, for ZAR 19.5 million ($ 3.05 million). This acquisition consolidated the ownership of and rights to the technology for South Africa and its surrounding territories into Aplitec.

Market Opportunity

                    Aplitec operates in markets that contain large untapped populations of people who have no access to banking facilities (the “un-banked”) or very limited access to banking facilities (the “under-banked”). According to research done by ACNielson (FutureFact Marketscape Survey 2002) and the South African Reserve Bank (Labour Markets and Social Frontiers April 2003), only 40% of South African adults have access to at least one form of basic bank account, compared to approximately 90% of adults in the United States. Furthermore, the distribution of bank accounts is significantly skewed towards higher income groups. This is largely due to the high relative costs associated with maintaining a bank account in South Africa. Aplitec’s payment and transacting systems are ideally suited to meet the needs of the un-banked and under-banked in South Africa. The ability to execute offline transactions not only reduces the cost of a transaction, but is also essential in the rural and informal areas with limited or no communication infrastructure, where approximately 60% of South Africa’s population live. These markets present a substantial opportunity for Aplitec to increase its user base and the volume of transactions processed using its systems.

                    Aplitec expects significant growth from its existing businesses in the future. To date, social welfare beneficiaries have not been able to transact with merchants using the value stored on their smart cards and most beneficiaries have withdrawn their full value of the grant in cash. With the rollout of terminals at selected merchants, it is expected that more beneficiaries will use their smart cards for transacting with merchants. In addition, it has been well publicized that the South African government is accelerating its social security program to provide more South Africans with social grants, in order to combat poverty. This will result in an ever-increasing number of customers for Aplitec and significantly increase the total value of grants distributed.

                    Aplitec’s existing applications and services have largely focused on the un-banked segment of the population. However, several applications have been developed to target the under-banked market segment. These include wage payment systems that allow employees to pay salaries and wages of their employees onto smart cards, and canteen systems. These systems provide all of the benefits of cash transactions without the related fraud and security risks. Aplitec also recently launched a money transfer system that provides a fund transfer mechanism between clients in various countries. Aplitec’s role is to facilitate the distribution of a secure electronic payment using biometric fingerprint technology for beneficiary identification and the loading of funds onto the beneficiaries’ smart card.

                    UEPS systems can also be used to service higher income clients. UEPS applications have been developed for the administration of national health insurance and Internet payments. UEPS can also be adapted to operate in closed environments such as casinos, hotels and gyms.

Business

                    Aplitec’s business is organized into three divisions: Transaction-based Activities, Financial Services and Technology Sales and Outsourcing.

                    Transaction-based Activities

                    Aplitec’s transaction-based activities are operated through CPS. CPS uses the UEPS to administer and distribute eight different social welfare grants in South Africa, including pensions, child grants and disability grants on behalf of the provincial government. Provincial contracts are typically awarded for a period of three years with an option by the provincial government to extend the contract for two additional years. Currently CPS holds five provincial government contracts, three of which are in the extension periods.

                    The system uses a smart card based biometric (fingerprint) identification system to verify beneficiaries and effect payments of social welfare grants onto individual smart cards. The beneficiary then has the choice of either converting the electronic value to cash using automated cash dispensers or effecting payments for a range of services such as loan payments and insurance premium payments. The system effectively combats the problems associated with traditional cash payment systems such as fraud and theft as a result of the biometric verification and audit trails.

                    Due to the limited number of services currently provided, almost all of the beneficiaries download the value onto their smart cards and then immediately withdraw the full amount as cash. Aplitec’s revenue is therefore currently dependent on fees earned on the loading or redemption of value on the cards as well as the registration of beneficiaries rather than the provision of services. The direct costs associated with this business are primarily cash handling costs such as security, transport of cash, banking fees and insurance. Fixed costs comprise salaries and property rental.

                    CPS’s competitors include Allpay, which is responsible for payments in the Free State, Gauteng, Western Cape provinces and a small portion of the Eastern Cape, and Empilweni which is responsible for payments in the Mpumalanga province.

                    Financial Services

                    Traditional Micro-lending. Aplitec operates a traditional micro-finance business with more than 100 branches under the New World Finance and Moneyline brand names. These businesses extend cash loans for periods ranging from 30 days up to 3 months, with the majority of loans being 30-day loans. The average interest rates charged to customers are 18-20% per month. These businesses operate on Aplitec’s Milpay Pay System, or “MPS”, of which more than 1,000 have been sold to the industry. The system is unique in that it enables the micro-lender to set up a “salary budget account”, or “SBA”, for the client into which the employer deposits its employees’ net salary. The SBA allows the loan deductions that are pre-authorized by the client to be electronically transferred to the authorized party. This ensures that loan repayments are made every month and substantially lowers bad debt provisions, which provides an overall benefit to the micro-lender. The remaining sum can then be retained in the bank account or transferred to another account. Aplitec believes that marketing this system to an entire industry could result in significant annuity revenue.

                    The MPS module is linked to the National Loans Register, a database of micro-lending customers with existing loans, which was established by the Micro Finance Regulatory Council of South Africa to encourage responsible lending by microlenders and prevent customers from overextending themselves. The module also ensures that loans are not granted to persons with existing loans. In addition, payment slips are checked for other deductions before an affordability and lifestyle score are given to the potential customer. Based on these scores, the decision to grant a loan is made at the branch level.

                    At December 31 , 2003, the net debtors book amounted to ZAR 28.05 million ($ 4.38 million). As this is not a core business, Aplitec does not intend to actively grow the debtors book in the future.

                    Age Secure. Towards the end of 2001, Aplitec developed a suite of financial services targeted at social welfare beneficiaries, utilizing Aplitec’s issued base of smart cards as a delivery channel. The products are marketed under the Age Secure brand and include micro-loans, insurance and food parcels. Age Secure has only been implemented in the KwaZulu-Natal province and has approximately 85,000 clients. Going forward, Aplitec plans to grow and develop the Age Secure business by launching new products and into provinces where it administers social welfare grants.

                    Following initial start-up losses, Age Secure grew rapidly and is now profitable and cash generative with a net debtors book of ZAR 33.0 million ($ 5.16 million). The growth in Age Secure’s client base demonstrates that Aplitec’s technology can be used to effectively manage the credit and collection risks inherent in the micro-lending industry.

                    Technology Sales and Outsourcing

                    Aplitec has developed a range of technological competencies to service the company’s internal needs, including the development of the UEPS to provide services directly to smart card holders, and to provide the link between Aplitec and its client enterprises. Technology sales refer to the supply of the hardware and software required to implement Aplitec’s UEPS systems. Aplitec has to date implemented systems on behalf of Net 1 and Net 1 Holdings in Malawi, Ghana, Burundi, Rwanda, Mozambique and the Commonwealth of Independent States or “CIS”.

                    The Malawi contract was significant breakthrough for Aplitec because it was the first time that an African central bank selected a smart card program for use with a national payment system. It was also the first use of the UEPS technology in a national switching environment (i.e. a system that allows for country-wide settlement of financial transactions between participating individuals and a central banking system) using the biometric finger print identification methodology. The system provides solutions for both the banked and un-banked market segments of Malawi. To date, six financial institutions and British Petroleum (“BP”), a bulk fuel supplier, have joined the system. A total of 200,000 smart cards, seven automated teller machines, or “ATMs”, and 350 POS terminals have been purchased and the issuance of smart cards has commenced. The BP Application was launched in April 2003 and is currently being deployed throughout Malawi. A total of 54 BP service stations have been equipped with the necessary POS equipment. The government of Malawi recently committed to pay the salaries of 150,000 government employees through the use of Net 1 smart cards.

                    When a system is implemented in a country, Aplitec provides the hardware required to receive, allocate and forward transactions to the correct financial institution, customizes the UEPS software for the network (UEPS management system, ATM integrations, POS integration), customizes the applications suite for the client’s specific requirements (e.g. banking, retail, wage payment) and supplies the smart cards and terminals. All technology sales include an element of support services as programmers and technicians need to adapt or tailor interfaces to the client’s existing systems. Ongoing services including maintaining smart card equipment, consulting and support services, and software development are provided to these clients.

                    The division continues to pursue opportunities to implement UEPS technologies internationally. Aplitec have been awarded a tender in Kenya to install a UEPS-based national health system requiring two million cards. The implementation of the tender has however been delayed due to the change of government in Kenya.

                    The outsourcing aspect of the division refers to the services Aplitec provides to Nedcor. Aplitec has a rolling contract with Nedcor relating to the outsourcing of its entire terminal management system, Stratus switching modules, software development, smart cards and terminal maintenance. Aplitec also supplies hardware to Nedcor in the form of POS terminals and card readers.

Properties

                    Aplitec does not own any properties. Aplitec leases certain premises under operating leases. For the fiscal year ending June 30, 2003, lease payments totaled ZAR 19.6 million ($ 3.06 million). Aplitec’s principal offices are located at 4th Floor, President Place, 148 Jan Smuts Avenue, Rosebank 2128 South Africa.

Legal Proceedings

                    Aplitec is not involved in, nor is it aware of, any significant legal or arbitration proceedings which are pending or threatened and which may have, or have had in the twelve month period preceding this proxy statement/prospectus, a material effect upon the financial position of Aplitec and its subsidiaries or affiliates.

THE COMBINED COMPANY

                    The proposed transactions will combine the worldwide rights to the FTS patents and UEPS technology into a single entity along with the unique implementation skills, business models and applications for UEPS systems developed by Aplitec. In addition, they will raise sufficient capital to implement Net 1’s international expansion business plan.

                    If the proposed transactions are consummated, Net 1 intends to focus on implementing the business plan described below. However, we can give no assurance that the transactions will be consummated as planned, or that we will be successful in meeting the business plan objectives in the future.

Market Focus

                    In an effort to efficiently allocate Net 1’s resources, we have identified two distinct markets for Net 1’s products, based on the benefits that cardholders, merchant cardholders and others would find desirable from the payment system. Each of these markets will require different marketing strategies.

                    The first and primary set of markets for the technology is the “less developed markets”, which are characterized by a lack of reliable, extensive and inexpensive telecommunications and related infrastructure systems. These markets have relatively little penetration of credit or debit cards, and a large portion of the population does not have access to traditional banking services. Aplitec has substantial experience in developing and tailoring UEPS applications to meet the specific needs of potential clients in these environments. Net 1 intends to leverage Aplitec’s experience to secure new contracts in other less developed markets.

                    The second set of markets is the “more developed markets.” These markets have reliable, extensive and inexpensive telecommunications networks, a considerable penetration of credit and debit card services, and the vast majority of their populations have access to banking products.

                    Less Developed Markets. Net 1’s present competition in the less developed markets is principally cash. In addition, other companies are developing smart-card based systems for these markets, some of which may become competitive. The less developed markets comprise the great majority of the world’s population, and there is generally no alternative to cash in these markets. Due to their lack of infrastructure, these markets have not been particularly attractive to alternative payment systems such as debit and credit cards. Net 1 believes that its product is particularly well suited for these markets, and while individual transactions may be smaller than in developed markets, the volume of these transactions is potentially much greater, representing a significant opportunity for attaining licensing fees and joint ventures.

                    Net 1’s goal in these markets is to provide a payment system to the population as an alternative to cash. Cash is expensive to handle in terms of the costs associated with administering a cash float and is particularly prone to theft. Moreover, since people in less developed markets do not have access to traditional banking products, they therefore do not deposit their money in secure savings accounts on which they earn interest. The Net 1 UEPS system can enhance the lives of the populations of these developing markets by affording them much greater security with respect to their money and making available banking products such as interest bearing savings accounts. In addition, by simplifying the administrative burden and removing the costs associated with handling cash, Net 1’s system will result in significant savings to employers, governments and merchants. A significant focus of Net 1 in these markets, therefore, is to identify local licensees and/or joint venture partners that it believes will be in a position to effectively market the payment system to employers and governments.

                    Net 1’s general strategy is to market the UEPS system to those who presently transfer money to others, like employee wages or government benefits. These entities would enter into arrangements with a card issuer, who would then issue cards to their employees or beneficiaries. The wages or benefits for these cardholders would then be loaded onto their cards, thus avoiding the need for the distribution of cash or checks. The funds loaded onto the cards could then be used at local merchants that accept the card for purchases of goods and services. Cash could also be obtained from the card at local banks or retail establishments. The goal is to develop a large installed cardholder base in the most efficient manner. Once a region has a sufficient number of cardholders, additional merchants can be solicited and the payment system expanded. As the cardholder base grows, additional benefits inherent in the UEPS will become recognized and the system will continue to grow. Net 1 is also exploring initiatives in these markets to utilize the UEPS in connection with public transportation, taxis and prepaid utility services such as telephones, electricity and water.

                    The proposed transactions will allow Net 1 to leverage Aplitec’s experience and skills to develop, customize and implement the UEPS in other parts of the world. Over the last five years, Aplitec has successfully implemented systems in South Africa, Malawi, Ghana, Burundi, Mozambique and Rwanda in applications ranging from the distribution of social welfare grants to integrated national switching systems. Net 1 intends to actively pursue opportunities in less developed markets after completion of the proposed transactions.

                    The Developed Markets. Our principal competition in the developed markets is the existing base of credit and traditional debit cards, as well as cash, checks and other forms of payment. In addition, several other companies are developing smart card-based payment systems. In order to effectively compete in this market, an alternative payment system must offer some identifiable benefit to the cardholder and the merchant cardholder. We believe that our product offers substantial benefits over existing payment systems in connection with payments for goods and services over the Internet and other selected environments.

                    One significant impediment to the growth of commerce over the Internet is the reluctance of consumers to broadcast sensitive credit or debit account information. Moreover, Internet transactions settled by credit card are not generally verified, resulting in increased costs for the on-line merchant. There is a need in this market for a payment system which can provide on-line merchants with instant, verified transfers of payments from customers, while not requiring the customer to transmit any information over the Internet which can identify the customer’s payment account. We believe that the Net 1 FTS/UEPS payment system can meet these objectives as well as provide additional benefits to on-line consumers and merchants.

                    We envision a system in which consumers can use their existing account at a financial institution to load their cards with funds. This procedure will be able to operate in many different ways, depending on the relationship between Net 1 and the specific financial institution. If no relationship exists, a simple debit or stop order could be used to allow the cardholder to load his or her UEPS smart card through a simple Internet application, utilizing any personal computer equipped with a smart card reader. In the case where the financial institution is a licensee of Net 1, the debit or stop order would not be required to achieve the above mentioned result. Interest rates and other incentives could be offered to cardholders as an incentive to maintain higher balances on their UEPS smart cards. Internet merchants would then be able to accept guaranteed payments for the goods or services they offer over the Internet. Merchants and service providers would be able to deposit these payments in any financial institution on a daily basis. Cardholders would be protected against the unauthorized use of their card and would always maintain a full audit trail of all their transactions.

                    Our Internet payment solution is similar to our standard off-line POS transaction. Our ability to readily adapt UEPS to Internet transactions is due to the patented end-to-end security protocol that ensures that any active communication can only be interpreted by the cardholder and the merchant cardholders. We believe that the risk of fraud, repudiation or non-payment is less than competing systems.

                    Net 1 intends to have a system that can provide payment functionality in pay-as-you-use services. These services include, for example, access to databases or other information systems, professional advice or advanced software or special application systems. There are other competing systems that have been proposed for these markets. Our continuous debit function could ensure that payment is made while the service is being used. This same functionality can be used in applications such as fuel dispensing and telephonic communication.

                    We intend to market this product to on-line retailers and service providers and will develop a final product based on the specifications for the system required by these entities. Once there is a sufficient installed base of cards, Net 1 will then broaden its focus to conventional banking and retail applications in these markets.

Identified Sources of Revenue

                    Net 1 has identified several potential general sources of revenue, including:

•	manufacture licensing;

•	software licensing;

•	usage licensing;

•	joint ventures; and

•	hardware sales.

                    In 2002, Net 1’s revenue consisted of license fees collected by Net 1 Holdings (see below) from UEPS system users in Burundi, Latvia, Ghana, CIS and Malawi, as well as license usage fees from Visa International Service Association. While none of the other sources of revenue have yet been developed, the proposed transactions will:

•	provide Net 1 with sufficient capital to actively market the technology and secure new business;

•	provide Net 1 with a history of successful UEPS implementations as proof of the concept; and

•	allow Net 1 to leverage Aplitec’s experience and skills to design and implement financially viable UEPS systems.

                    Manufacture Licensing. As part of our business plan, Net 1 will license manufacturers to produce UEPS smart cards. We will collect a licensing fee for each card manufactured, and we will further generate fees for access to product information and workshop materials.

                    Manufacturers of POS terminals and prepaid utility meter terminals who wish to produce terminals capable of supporting FTS based applications will be licensed by Net 1. It is anticipated that these manufacturer licenses will be based on a variety of payment systems, including annual payments, per-terminal payments or transaction fees. Generally, the terminals used in connection with the FTS/UEPS-based payment system, unlike other payment systems, do not require a great deal of technology as the security process used by the payment system is managed in its entirety by the two smart cards transacting at the time. Manufacturers, therefore, can mass-produce low cost terminals for the Net 1 FTS/UEPS payment systems. These potential revenues have now been limited to U.S.-based manufacturers, as the European FTS patent has been revoked. The proposed transactions will extend this potential revenue stream to manufacturers in South Africa and its surrounding territories.

                     Neither Net 1 nor Aplitec currently has any material manufacturing licenses in place. Aplitec’s smartcards are currently manufactured in France by Gemplus and Sagem, and in the United States by Atmel, and its terminals are manufactured in France by by Sagem Monetel and Xiring.

                     Software Licensing. Net 1 will require that all ultimate users of the software supporting the UEPS smart cards receive a license, for which Net 1 will charge a fee. It is anticipated that this software license will include an annual fee as well as a transaction-based fee.

                    Usage Licensing. We will license entities that will operate specific applications that use FTS intellectual property or the combined FTS/UEPS payment system. We anticipate that the license fees for these licenses will include a combination of annual fees as well as transaction fees.

                    The proposed transactions will consolidate the ownership of and rights to the technology under Net 1. Using Aplitec’s track record of successful UEPS implementations and its skills in developing and modifying the UEPS to meet client specific needs, Net 1 will be able to effectively market the UEPS payment system to potential customers across the world.

                    Joint Ventures. We will explore opportunities to form joint ventures with entities within particular geographic territories. The joint venture partner will act as a system operator in that territory. Under this scenario, we will act as a licensor and may have an equity interest or other participation in the licensee. It is contemplated that we will enter into technology and know-how transfer agreements in exchange for our interest in the joint venture and the other joint venture partner or partners will contribute capital and other expertise necessary to exploit the technology in the given territory. Joint ventures will create ongoing revenue streams resulting from the profits of the joint venture and ongoing license fees referred to above.

                    To date, Net 1 has had no experience in implementing UEPS systems, which necessitated the Distribution Agreement with Aplitec. As a result, these joint venture opportunities have not arisen. Should the proposed transactions be consummated, there will be significant scope for Net 1 to enter into these joint venture arrangements in territories in which Aplitec has either implemented UEPS systems or has been awarded contracts to implement these systems.

                    Neither Net 1 nor Aplitec currently has any joint ventures in place.

                    Hardware Sales. We will pursue arrangements with smart card and terminal manufacturers, which will enable us to purchase these items in volumes at preferential prices. Aplitec does not currently have any manufacturing facilities, but rather outsources hardware manufacturing to third parties . Aplitec then licenses this hardware within South Africa and its surrounding territories. For the fiscal year ending June 30, 2003, Aplitec generated UEPS related hardware sales of ZAR 61.4 million ( $9.59 million). Similarly, we contemplate selling these items to our licensees, passing along a portion of the price savings.

Competition

                    In addition to competition that we face from the use of cash, checks, credit and debit cards and other existing payment systems, we have identified a number of other products currently being produced that use smart card technology in connection with a fund transfer system. These include Mondex, Proton and EMV, which represent products from Visa, MasterCard and Europay. We believe that the UEPS technology can be distinguished from these competitors in a number of significant ways.

                    The most significant advantages of Net 1’s products are the following:

•	Lower Manufacturing Costs. Since the terminals required for UEPS transactions act only as a power supply and communication channel for smart cards, thus requiring a minimal amount of processing capacity and memory, they can be manufactured at a fraction of the cost of other similar terminals, which generally require sophisticated security and communication hardware components. Furthermore, the UEPS terminals do not require specialized technical expertise to be installed as these terminals can be bought “off the shelf” and installed by the vendor by following a few simple steps;

•	Flexibility. Net 1’s terminal network stores all of the relevant information required to perform a financial transaction on a holder’s smart card, and thus can operate “off-line” (i.e. without the need for a data communication session to be active during the transaction) or “on line” through the use of any communications infrastructure, including satellite, microwave, radio, landlines or any other distribution channel. By contrast, the terminals utilized by our competitors store all relevant information on a host computer and therefore must operate “on line”;

•

Increased Security. Each transaction utilizes a unique sequencing algorithm that allows verifiable auditing of the transaction creating a loss tolerant system. This enables the detection and subsequent elimination of fraudulent activity and an ability to replace lost or stolen cards. In addition, UEPS supports pin code and biometric verification of the cardholder at the time of transacting, thus reducing the risks of fraud; and

•	Ease of Transferring Funds. The encryption security protocols enable cardholders to receive fund-loading instructions from a third party through any unsecured communications channel such as word of mouth, telephone, newspaper or any analogue or digital network. Such loading instructions consist of ten-digit codes that the cardholder enters into any UEPS-enabled terminal. The code, along with the amount to be transferred, the cardholder’s PIN or biometric identifier and the smart card’s unique serial number (which is encrypted on the card) is then verified by the card and the requested financial transaction is processed.

In addition, the UEPS technology includes functionality that allows:

•	transparent and automatic recovery in the event of transaction failure resulting from terminal hardware or software problems;

•	the smart card itself can be used as proof of purchase, replacing the need for a separate ticket and ticketing system, for example, on buses, trains or the lottery;

•	continuous debiting of value off the smart card, which in turn allows for simultaneous vending and debiting in unattended environments such as fuel dispensing and telephony;

•	speed of processing that is mandatory in applications such as transportation and access control; and

•	open or restricted purses that are required to implement certain applications such as pension and welfare distribution and specific funding initiatives.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

                    The following are the managements’ discussions and analyses of Net 1 and Aplitec, respectively. The following discussions and analyses should be read in conjunction with the financial statements of Net 1 and Aplitec and the notes thereto and the pro forma combined financial information appearing elsewhere in this proxy statement/prospectus.

NET 1

                    Net 1 is a development stage company, has a limited operating and financial history and is subject to the risks, uncertainties and problems frequently encountered by companies in early stages of operation. Net 1’s historical results of operations are not necessarily indicative of the results of operations to be expected in the future.

Introduction to Results of Operations

                    Net Revenues

                    Net 1 has identified several potential general sources of revenue including:

•	manufacture licensing,

•	usage licensing,

•	joint ventures, and

•	hardware sales.

                    Net 1 Holdings has received license usage fees during 2003 from Visa International Service Association and FTS licensees for Latvia, Burundi, Malawi, Rwanda and Nigeria.

                    None of the other sources of revenue has yet been developed and there can be no assurance that any will develop.

                    Manufacture Licensing

                    Licenses will be required by all manufacturers that produce smart cards that incorporate into their embedded computer chip applications that utilize the FTS patents. Net 1 intends to charge a fee to smart card manufacturers for each smart card produced by such manufacturer that includes the FTS application. In addition, it is anticipated that a yearly fee will also be charged which will entitle the manufacturers to product information and workshop materials from Net 1.

                    Manufacturers of POS terminals and prepaid utility meter terminals who wish to produce terminals capable of supporting FTS based applications will be licensed by Net 1. It is anticipated that these manufacturer licenses will be based on a variety of payment systems including, for example, annual payments, per-terminal payments or transaction fees, depending upon the particular circumstances. Generally, the terminals used in connection with the FTS/UEPS based payment system, unlike other payment systems, do not require a great deal of technology as the security process used by the payment system is managed in its entirety by the two smart cards transacting at the time. Manufacturers, therefore, can mass-produce low cost terminals for the Net 1 FTS/UEPS payment systems. These potential revenues have now been limited to manufacturers that are U.S.-based as the European FTS patent has been revoked.

                    Usage Licensing

                    We will license entities that will operate specific applications that use FTS patent or the UEPS technology. We anticipate that the license fees for these licenses will include a combination of annual fees as well as transaction fees.

                    Net 1 receives revenue from Net 1 Holdings from all sales of licenses equal to Net 1 Holdings annual net profit before amortization. Net 1 will recognize the revenue in the period when the financial statements of Net 1 Holdings become available and will report the revenue on a net basis as Net 1 is acting as an agent for Net 1 Holdings as per the Patent and Technology Agreement dated May 3, 2000.

                    Net 1 Holdings has received license usage fees during 2003 from Visa International Service Association and FTS licensees for Latvia, Burundi, Malawi, Rwanda and Nigeria.

                     In 2003 , Net 1 recorded revenues of $ 41,017 from Net 1 Holdings.

                    Joint Ventures

                    We will explore opportunities to form joint ventures with entities within particular geographic territories. The joint venturer would then act as a system operator in that territory. Under this scenario we will act as a licensor and may have an equity interest or other participation in the licensee. It is contemplated that we will enter into technology and know-how transfer agreements in exchange for our interest in the joint venture and the other joint venture partner or partners will contribute capital and other expertise necessary to exploit the technology in the given territory.

                    Hardware Sales

                    Net 1 will pursue arrangements with smart card and terminal manufacturers which will enable us to purchase these items of hardware in volumes at preferential prices. We contemplate selling these items to our licensees, passing along a portion of the price savings. These revenues will only become possible if we are able to raise the funds we require to operate Net 1 as per the business plan.

                    Operating Expenses

                    Net 1’s operating expenses consist primarily of statutory expenses, administrative expenses , business development expenses and travel expenses. In addition, Net 1 historically has incurred operating expenses related to its outsourcing agreements and a consulting agreement with Claude Guerard, its Chief Executive Officer.

Results of Operations

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

                    Management continues to be actively involved in negotiations to secure sufficient equity and/or debt financing to fund Net 1’s business plan.

                    On April 30, 2003, Net 1 retained the Brait Group to provide advisory services and assistance in order to raise equity and/or debt funding for Net 1. On October 24, 2003, the Company announced that it is completing financial arrangements for the securing of approximately $150 million, including amounts from the Brait Consortium . The financing, comprising the capital raising of approximately $53 million and a share issuance, in connection with the reinvestment option, of approximately $97 million will enable Net 1 to make an offer to acquire Aplitec, as well as providing working capital to enable Net 1 to expand its operations and develop its internal infrastructure on an international basis. Net 1, through the Brait Group, will raise the capital through sales of its common stock at $0.50 per share.

                    Net 1, through the Brait Group, has provided the board of directors of Aplitec with an offer to acquire substantially all the assets and all of the liabilities of Aplitec (excluding ZAR 300 million of cash plus enough cash as is necessary to pay holders of Aplitec shares an additional amount equal to ZAR 0.25 ($0.04) for each ordinary Aplitec share for which such Aplitec shareholder elects the cash option) for approximately $129 million through a combination of cash and share exchange offer to Aplitec’s shareholders also at a purchase price per share of $0.50. Aplitec is engaged in the sales, maintenance and development of UEPS smart card based products in South Africa and its surrounding territories with revenues of approximately $100 million. Aplitec has approximately 2,100 employees. Completion of the financing is subject to compliance with regulatory requirements in South Africa and in the United States, including an increase in the authorized capitalization of Net 1 to permit the shares to be issued.

                    In the short term, management has continued the suspension of various expenses, including its consulting agreement with its chief executive officer, Claude Guerard.

                    Management continues to be actively involved in negotiations with potential clients in view of reaching two main targets:

•	To establish partnership agreements with IT services and financial services entities, which would provide the total technical support required by Net 1’s licensees to launch and develop their own applications based on the FTS and the related UEPS technology and service.

•	To develop Net 1’s licensee network on a worldwide basis. We have granted licenses in Latvia, Burundi, Ghana, Rwanda and Malawi, and are currently in negotiations with potential licensees in other countries of Africa. An Australian organization has approached Net 1 for an FTS license for Australia and New Zealand. Negotiations continue regarding the possible grant of licenses for territories in the Pacific Rim.

Revenue

                    Net 1 received revenue from Net 1 Holdings from all sales of licenses equal to Net 1 Holdings’ annual net profit before amortization. Net 1 recognized the revenue in the period when the financial statements of Net 1 Holdings become available and will report the revenue on a net basis as Net 1 is acting as an agent for Net 1 Holdings pursuant to a Patent and Technology Agreement dated May 3, 2000. Effective July 1, 2002, Net 1 entered into a new Distribution Agreement with Net 1 (Pty), which replaced a previous agreement. Under this Agreement, Net 1 (Pty) markets, sells and implements UEPS systems on behalf of Net 1. Any license fees arising from sales by Net 1 (Pty) are paid to Net 1 via Net 1 Holdings, for which Net 1 (Pty) receives a commission of 9.5% of all license fees paid by the customer for the duration of the license’s existence. This fee is only applicable for new licenses and upgrades of existing licenses.

                     Net 1’s revenue decreased by $116,548 in 2003 from $157,565 to $41,017. This is due to a decrease in license fees and an increase in related expenses, as shown in the following chart:

	Year ended	Year ended
	December 31, 2002	December 31, 2001	Increase /
	(included in Net 1	(included in Net 1	(Decrease) in
	fiscal 2003)	fiscal 2002)	Net 1 revenue

Revenue – License fees
Latvia	0	50,000	(50,000)
Burundi	5,000	5,000	—
Malawi	61,532	61,308	224
Rwanda	5,000	5,000	—
CIS States	0	68,123	(68,123)
VISA	2,000	0	2,000
Multichoice Nigeria	10,000	0	10,000
Total Revenue	83,532	189,431	(105,899)
General and administrative expenses	25,239	15,866	(9,373)
Taxation	17,276	16,000	(1,276)
Profit before amortization; attributable to Net 1	41,017	157,565	(116,548)

                     The loss of license fees from the CIS States is due to a dispute with the local system operator, BGS Smart Card Systems Ges.m.b.H., who claims that the revocation of the European FTS patent relieves it from the obligation to pay licensee fees to Net 1. Net 1 is currently evaluating its options on this matter. The loss of license fees from Latvia relates to the issuing of a credit note during Net 1 Holdings fiscal 2002 for an invoice raised during Net 1 Holdings fiscal 2001 for $50,000 as a result of a dispute between Net 1 and the system operator in Latvia, Netcard. The parties agreed to waive the license fees raised by Net 1 Holdings during fiscal 2001 and that an invoice for license fees totaling $50,000 for fiscal 2002 should be raised. The net effect of the credit note and the new invoice raised is therefore zero.

                     The increase in general and administrative expenses was due to payments totaling $3,325 to Net 1 (Pty) under the Distribution Agreement, as well as costs related to Net 1’s patent registrations.

Administrative Expenses

                     Administrative expenses decreased in 2003 from $324,507 to $322,886. This was due to the following:

•	Professional fees increased by $101,632 in connection with the independent fairness opinion obtained from Stenton Leigh Capital Corp., as well as legal fees related to the proposed transactions;

•	Subcontract fees decreased from $75,047 to zero due to the cancellation of the Outsourcing Agreement with Net 1 (Pty);

•	Travel expenses decreased by $24,530 due to management’s efforts to minimize operating expenses.

Net Loss

                     The significant decrease in revenue combined with the slight reduction in administrative expenses resulted in a net loss of $281,869 in 2003. This compares with a net loss of $166,942 for 2002. The potential benefits of income tax losses, amounting to $95,880 in 2003 and $56,541 in 2002, have not yet been recognized, and there is significant uncertainty as to whether we will realize these benefits.

Liquidity and Capital Resources

                     Cash used for operating activities in 2003 was $136,399, compared to $54,468 in 2002. This increase was primarily due to higher operating losses, partially offset by an increase in accounts payable and accrued liabilities due to the postponement of the payment of consulting fees to our Chief Executive Officer.

                     Cash from financing activities was $127,802 in 2003, compared to cash used in financing activities of $91,703 in 2002. This reversal is due to the cash flow constraints experienced by Net 1 during 2003 and the subsequent payment of $36,099 of Net 1's administrative expenses by Net 1 Holdings, which Net 1 now owes to Net 1 Holdings. This amount does not accrue interest and is due on demand.

                    The primary source of Net 1’s cash has been through the sale of equity. Net 1 anticipates raising $52.8 million from the sale of 105,661,428 shares of Net 1 common stock to the Brait Consortium during the current fiscal year. Currently, Net 1 does not have available any established lines of credit with banking institutions.

                    Net 1 believes that its current cash position, as well as payments due from Net 1 Holdings, are not sufficient to meet its cash needs on a short-term basis or to implement any part of its business plan. Additionally, Net 1’s management believes that it is currently unable to meet its long-term liquidity needs. Should the proposed transactions not be completed, Net 1 expects that it will be forced to cease all business operations by the end of the second quarter of 2004.

                    Net 1’s ability to continue as a going concern is dependent upon the Company’s ability in the near future to (i) raise additional funds through equity financings involving affiliates, controlling shareholders, and unrelated parties, and (ii) further develop markets for its products.

Contingent Liabilities, Commitments and Contractual Obligations

                     Net 1 does not have any capital commitments. Net 1’s only contractual obligations and contingent liabilities arise from its appointment of an affiliate of the Brait Group as its financial advisor in connection with the Aplitec acquisition. For its services, the Brait Group will receive a fee based on a percentage of the capital raised to finance the Aplitec acquisition, in addition to a corporate finance fee of ZAR 1.15 million ($170,750). If the proposed transactions are consummated, the Brait Group will be paid a fee of approximately $3.9 million. The Brait Group has the option of applying up to $2.5 million of its capital raising fee to purchase 5 million shares of Net 1 common stock at a purchase price of $0.50 per share.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

                    During 2002, management was actively involved in negotiations to secure sufficient equity and/or debt financing to fund Net 1’s business plans. On October 23, 2002, Net 1 retained Investec Limited (“Investec”), an international merchant banking group, to provide corporate finance services and assistance in order to raise equity and/or debt funding for Net 1. Subsequently, on February 12, 2003, Investec and Net 1 mutually agreed to terminate the engagement. During 2002, Net 1 continued to pursue various negotiations to secure necessary funding either through equity/debt financing or a joint venture arrangement to develop its business.

                    In the short term, management has postponed various expenses including the consulting agreement with Claude Guerard and its outsourcing agreement with Net 1 (Pty).

                    In October 2002, Net 1 cancelled its Outsourcing Agreement with Net 1 (Pty) and both companies entered into a Distribution Agreement with an effective date of July 1, 2002. Net 1 (Pty), at its entire discretion and when it deems appropriate and under the terms and conditions as stipulated in the Distribution Agreement, will provide Net 1, with marketing, sales, administrative and technical support as an accredited UEPS integrator for any country in the world other than South Africa, Namibia, Botswana, Lesotho, Swaziland, Mozambique and Zimbabwe. Net 1 will pay Net 1 (Pty) an amount equal to 9.5% of the license fee paid by the customer for the duration of the license’s existence. This fee is only applicable for new licenses and upgrades of existing licenses. Net 1 also settled its indebtedness to Net 1 (Pty) for services rendered up to July 2002 for an amount of $50,000.

                    Management continues to be actively involved in negotiations in view of reaching two main targets :

•	To establish a partnership agreement with IT services and financial services entities that would provide the total technical support required by Net 1’s licensees to launch and develop their own applications based on the FTS patent and the related UEPS technologies and services. Net 1’s first partnership agreement was the Distribution Agreement which became effective July 1, 2002 with Net 1 (Pty), for any country in the world expect South Africa and its surrounding territories.

•	To develop Net 1’s licensee network on a worldwide basis. We have granted licenses in Latvia, Burundi, Ghana, Rwanda and Malawi, and are currently in negotiations with potential licensees in several countries of Africa . An Australian organization has approached Net 1 for an FTS license for Australia and New Zealand. Negotiations continue regarding the possible granting of licenses for territories in the Pacific Rim.

Revenue

                    Net 1 is still in its development stage, and principal activities have produced revenues of $157,673, which represent license fees collected by Net 1 Holdings during 2001. License fees collected by Net 1 Holdings, during calendar year 2002 total $41,017 and have been accounted for during Net 1’s 2003 fiscal year.

                    Net 1 receives revenue from Net 1 Holdings from all sales of licenses equal to Net 1 Holdings annual net profit before amortization as certified by its auditors in its annual financial statement. Net 1 recognized the revenue in the period when the audited financial statements of Net 1 Holdings become available and will report the revenue on a net basis as Net 1 is acts as an agent for Net 1 Holdings under the Patent and Technology Agreement dated May 3, 2000.

Administrative Expenses

                    Administrative expenses have decreased $353,088 from $677,595 in the year 2001 to $324,507 during the year 2002. This decrease resulted primarily from a reduction in business development expenses and travel costs, as well as the cancellation of the above-referenced Outsourcing Agreement with Net 1 (Pty). The fees paid under this Agreement reduced from $356,938 in 2001 to $75,047 in 2002 (prior to its cancellation). Management intends to keep operating expenses at the lowest possible level by developing outsourcing policies.

Other

                    Management continues its efforts to secure the funding required to exploit the FTS/UEPS technology on a worldwide basis. During 2002, Net 1 held meetings with Jones Gable Securities, Gruntal Securities and Thompson Kernaghan to explore possible funding opportunities. None of these meetings were successful.

                    Strategic alliances, joint ventures and/or investments in companies having expertise in IT services, financial services and proven market penetration are currently being explored.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Results of Operations

                    In 2001 and 2000 , management of Net 1 was intensively involved in negotiations to secure sufficient equity and/or debt financing to fund Net 1’s business plans. In 2001, management suspended payments under the Consulting Agreement with its chief executive officer, Claude Guerard and terminated its Outsourcing Agreement with Net 1 (Pty), Net 1’s UEPS integrator for the Central Europe, Middle East and African regions.

                    Management sought to enter into strategic alliances to achieve two main targets :

•	To establish a partnership agreement with information technology and financial service providers that would provide the total technical support required by Net 1’s licensees to launch and develop their own applications based on the FTS patent and the related UEPS technologies and services. To that end, the first partnerships agreement was signed in February 2001, retroactive to January 1, 2001 with Net 1 (Pty), a South African company for the CEMEA area (Central Europe, the Middle East and Africa region).

•	To develop Net 1’s licensee network on a worldwide basis. During 2001, Net 1 appointed new licensees in Latvia, Burundi, and Malawi, and negotiated new licensees in various African countries (Kenya, Democratic Republic of the Congo, Uganda, Tanzania) as well as Australia and other countries in South America and the Middle East. The Australian licensee subsequently sought to implement FTS-based systems in Australia, Hong Kong, the Philippines, and Indonesia. On April 6, 2001, Net 1 issued the Reserve Bank of Malawi, Malawi’s central bank, with a license to operate Net 1’s FTS/UEPS technology on its behalf and to market the technology to the banks in Malawi. A national switching and smart card system “Malswitch”) was installed by Net 1’s UEPS integrator. Malswitch’s initial launch is expected to total approximately 200,000 smart cards with initial applications in banking services.

Revenue

                    During 2001 and 2000 , Net 1 was in its development stage. Planned principal activities did not generate revenues in 2001 or 2000.

                    Net 1 received revenue from Net 1 Holdings from all sales of licenses equal to Net 1 Holdings annual net profit before amortization as certified by its auditors in its annual financial statement. Net 1 recognized the revenue in the period in which the audited financial statements of Net 1 Holdings became available and reported such revenue on a net basis as Net 1 acted as an agent for Net 1 Holdings as per the Patent and Technology agreement dated May 3, 2000.

                    Net 1 Holdings did not receive license usage fees during calendar years 2001 or 2000 from FTS/UEPS licensees. Consequently, Net 1 was not able to generate any fees from these licenses.

Administrative Expenses

                    Administrative expenses increased $341,385 from $336,210 in 2000 to $677,595 during 2001. The increase resulted primarily from an increase in business development expenses, administrative costs, consulting fees, and fees paid to Net 1 (Pty) pursuant to an Outsourcing Agreement, under which Net 1 (Pty) provided certain advertising, marketing, bookkeeping and technical advisory services to Net 1. Management succeeded in keeping operating expenses at the lowest possible level during 2000 and 2001 by outsourcing for necessary services.

Other

                    In October 2000, Net 1 raised $1,000,000 by issuing 250,000 shares at $4.00 per share by way of a private placement.

Liquidity and Capital Resources

                    The primary source of Net 1’s cash has been through the sale of equity. As of December 31, 2002, Net 1 did not have available any established lines of credit with banking facilities.

                    Net 1 recognized revenue of $157,673 for the fiscal year ended December 31, 2002 from license fees collected through December 31, 2001 by Net 1 Holdings. For the fiscal year ending December 31, 2003, Net 1 expects to receive $41,017 from sales of licenses.

                    Net 1’s cash position decreased $37,235 from $57,289 at December 31, 2001 to $20,054 at December 31, 2002. The cash was used to fund operating expenses.

                    Net 1 anticipates raising additional funds from the sale of equity during 2003 and 2004. To the extent raised, such capital will be used for working capital.

                    Net 1 believes that its current available cash position and revenues due from Net 1 Holdings is sufficient to meet its cash needs on a short-term basis, but Net 1 will need a substantial amount of additional capital to pursue its business plans in any meaningful manner.

                    Net 1’s ability to continue as a going concern is dependent upon Net 1’s ability in the near future to (i) raise additional funds through equity financings, loans or joint venture agreements, involving affiliates, controlling shareholders, and related or unrelated parties, and (ii) further develop markets for its products.

Quantitative and Qualitative Disclosures about Market Risk

                     Market risk generally represents the risk of loss that may result from the potential change in value of a financial instrument as a result of fluctuations in interest rates and market prices. We have not traded or otherwise transacted in derivatives nor do we expect to do so in the future. We have established policies and internal processes related to the management of market risks, which we will use in the normal course of our business operations.

                     Interest Rate Risk

                     The fair value of long-term debt is subject to interest rate risk. As we currently do not have any long-term debt, and do not anticipate incurring such, we believe a change in interest rates would not have a material impact on our financial condition, future results of operations or cash flows.

                     Foreign Currency Exchange Risk

                     Our revenues to date have been from Net 1 Holdings and have been denominated in U.S. dollars. In the future and as our business develops, our results of operations may be impacted by the fluctuating exchange rates of foreign currencies. Unfavorable changes in the exchange rate of a foreign currency against the U.S. dollar will result in lower revenue when translated into U.S. dollars. If in the future currency fluctuations were to become significant, we would engage in hedging activities to reduce our foreign currency exposure, including the possible use of foreign exchange contracts.

APLITEC

                    You should read the following discussion and analysis together Aplitec’s annual financial statements and related Notes included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis below includes forward-looking statements that involve risk and uncertainties.

                     Aplitec has prepared its primary financial statements historically in South African GAAP (or “SA GAAP”) which differ in material respects from U.S. GAAP. The discussion represented below is on the basis of SA GAAP. Please see Note 23 to Aplitec’s financial statements for a discussion of the material differences between SA and U.S. GAAP. For purposes of convenience, Aplitec has provided certain amounts in both South African Rand (ZAR) and U.S. dollars. Unless otherwise noted, the rate of exchange used in determining these U.S. dollar amounts was ZAR 6.40 = $1.00, which was the noon buying rate for customs purposes of the Rand as reported by the Federal Reserve Bank of New York on March 29 , 2004.

Introduction

                    For the purposes of financial segment reporting, Aplitec’s business is organized into three divisions: Transaction-based activities, Technology Sales and Outsourcing and Financial Services.

          Transaction-based activities

                    This division consists primarily of Aplitec’s contracts to distribute social welfare payments in South Africa through CPS, its primary operating subsidiary. CPS utilizes the UEPS technology to administer and distribute social welfare grants in five of South Africa’s nine provinces. South African social welfare grants consist of eight different grant types, including social security, child support and disability grants. Provincial contracts are typically awarded for a period of three years, with an option by the provincial government to extend the contract for an additional two years. The current status of these contracts is:

	Contract Expiration		Number of Beneficiaries
	Date (including	Further Possible	paid by CPS (as of June
Province	extensions granted)	Extensions	2003)

Eastern Cape	November ‘05	2 years	469,918
KwaZulu-Natal	December ‘04	Negotiable	1,023,019
Limpopo	November ‘06	2 years	620,909
Northern Cape	December ‘05	–	105,961
North West	June ‘05	–	253,857
Total			2,473,664

                    Aplitec currently has a 45% market share in South Africa for the distribution of social welfare grants (including grants distributed by the South African Post Office and through electronic funds transfer).

                    A smart card-based biometric (fingerprint) identification system is used to verify beneficiaries and effect payments of social welfare grants onto individual smart cards. The beneficiary then has the choice of either converting the electronic value to cash using automated cash dispensers or effecting electronic payments through the smart card for a range of services such as the purchase of goods, loan repayments and insurance premium payments.

                    The system’s biometric verification and audit capabilities effectively combat the risks of fraud and theft traditionally associated with cash.

                    Due to the limited number of services currently available, almost all of the beneficiaries download the value onto their smart cards and then immediately withdraw the full amount as cash. Aplitec’s revenue is therefore currently limited to fees earned on the loading and redemption of value on the cards as well as the registration of beneficiaries rather than the provision of services. The direct costs associated with this business are primarily cash handling costs such as security, transport of cash, banking fees and insurance. Fixed costs consist of salaries and property rental.

          Technology Sales and Outsourcing

                    Aplitec has developed a range of technological competencies to service its internal needs and to provide links with its client enterprises. Technology sales refer to the supply of the hardware and software required to implement Aplitec’s UEPS systems. Aplitec has, to date, implemented UEPS systems on behalf of Net 1 and Net 1 Holdings in Malawi, Ghana, Burundi, Rwanda, Mozambique and Latvia.

                    When a UEPS system is implemented in a country, Aplitec normally provides the hardware for the back-end switching, customizes the UEPS software for the network (UEPS management system, ATM integrations, POS integration), customizes the applications suite for the client’s specific requirements (e.g. banking, retail, wage payment) and supplies the smart cards and terminals. All technology sales include an element of support services as programmers and technicians need to adapt or tailor interfaces to the client’s existing systems. Ongoing ad hoc services, including maintaining smart card equipment, consulting and support services, and software development are provided to these clients who pay for these services as and when delivered.

                    A major local customer serviced by this division is Nedcor, South Africa’s largest bank by asset size. Aplitec has an arrangement with Nedcor relating to the outsourcing of its entire terminal management system, Stratus switching modules, software development, smart cards and terminal maintenance. Aplitec also supplies hardware to Nedcor in the form of POS terminals and card readers.

          Financial Services

                    Traditional Micro-lending. Aplitec operates a traditional micro-finance business, with more than 100 branches throughout South Africa, under the New World Finance and Moneyline brand names. These branches extend short-term loans for periods ranging from 30 days up to 3 months, with the majority of loans being 30-day loans.

                    These businesses operate on Aplitec’s Milpay Pay System, or “MPS”, which is also marketed to third party micro-lenders. The system is unique in that it enables the micro-lender to set up a “salary budget account”, or “SBA”, for the client into which the employer deposits its employees’ net salary. The SBA can be either a traditional bank account with any banking institution or a smart card. The SBA allows a loan deduction, which is pre-authorized by the client, to be electronically transferred to the authorized party. This ensures that loan repayments are made every month and substantially lowers the risk of bad debts. The remaining sum can then be retained in the bank account or smart card, or transferred to another account.

                    The MPS includes a credit-vetting module that is linked to the National Loans Register. This ensures that loans are not granted to people with existing loans. In addition, payment slips are checked for other deductions before an affordability (i.e. loan as a percentage of net income) and lifestyle score are given to the potential customer. Based on these scores, the decision to grant a loan is made at the branch level.

                    Age Secure. Towards the end of fiscal 2001, Aplitec developed a suite of financial services targeted at social welfare beneficiaries, utilizing Aplitec’s issued base of smart cards as a delivery channel. The products are marketed under the Age Secure brand and include micro-loans, insurance and food parcels. Age Secure has been implemented in the KwaZulu-Natal and Northern Cape provinces and has approximately 85,000 clients. Aplitec plans to grow and develop the Age Secure business by launching new products into provinces where it administers social welfare grants.

Results of Operations

Six months Ended December 31 , 2003 Compared to Six months Ended December 31, 2002

Revenue and Operating Profit

                    Revenue comprises sales to customers, fees and interest earned on loans granted. For the six months ended December 31, 2003, revenue increased by 25.7 % from ZAR 310.8 million ($ 48.6 million) to ZAR 390.7 million ($ 61.0 million), primarily due to higher volumes in our transaction-based activities.

                    Operating profit takes into account cost of goods sold and selling, general and administrative expenses. For the six months ended December 31 , 2003, operating profit increased by 40.9% from ZAR 74.7 million ($11.7 million) to ZAR 105.2 million ($16.4 million), which increased operating profit margins from 24.0% to 26.9%. Employee costs, Aplitec’s largest single expense, increased marginally compared to the same period in 2002 from ZAR 71.2 million ($11.1 million) to ZAR 72.4 million ($11.3 million).

                     The relative growth in revenue, and the contributions of Aplitec’s business divisions to operating profit, are illustrated below:

	Six months ended December 31,
	2003			2002
			% of			% of
			consolidated			consolidated
Business Division	ZAR '000	US$ '000	total	ZAR '000	US$ '000	total

Consolidated revenue:
Transaction-based
activities	312,998	4 8 , 906	80.1	214,648	3 3 , 539	69.1
Technology sales and
outsourcing	21,078	3, 293	5.4	35,683	5, 575	11.5
Financial services	56,666	8, 854	14.5	60,503	9 , 454	19.5
Total consolidated
revenue	390,742	61 ,0 53	100.0	310,834	4 8 , 568	100.0
Consolidated operating
profit:
Transaction-based
activities	72,945	1 1 , 398	69.3	58,529	9 , 145	78.3
Technology sales and
outsourcing	8,108	1,2 67	7.7	3,367	5 26	4.5
Financial services	24,182	3, 778	23.6	18,159	2, 837	24.3
Other	(0)	(0)	(0)	(5,349)	(836)	(7.2)
Total consolidated
operating profit	105,237	1 6 , 443	100.0	74,706	11, 673	100.0

           Transaction-based activities

                     Revenue from transaction-based activities increased by 45.8% to ZAR 312.9 million ($48.9 million) for the six month period ended December 31, 2003. This was due to the following key drivers in Aplitec’s social welfare grant payments business:

•	Full operation of Eastern Cape contract: The implementation of Aplitec’s social welfare grant payment system in the Eastern Cape Province became fully operational in 2003, which dramatically increased the number of benefits processed in the six month period ended December 31, 2003 to 1,918,415 persons, compared with 149,519 in the prior six month period.

•	Significantly higher volumes in existing contracts: Aplitec experienced significant growth in most of the other provinces where it administers payments of social welfare grants. This growth is mainly due to new qualifying criteria announced in 2003 by the South African government that increased the eligibility for child support grants. In total, the volume of payments processed during the interim period to December 31, 2003 increased by 32.0% to 14,657,256 compared to the same period in 2002.

•	Annual price increase adjustments: Under its Service Level Agreements with provincial governments, Aplitec is entitled to annual price increases based upon factors such as average grant size, volumes and the South African Consumer Price Index, or “CPI” rates.

                    The higher volumes in existing contracts, as well as the price increases relative to the six months ended December 31, 2002, are detailed below:

	Six months ended December 31,
	Number of payments			Average price per payment
Province	2003	2002	2003 (ZAR)	2003 (US$)	2002 (ZAR)	2002 (US$)
KwaZulu-Natal	6,092,307	5,390,324	23.26	3. 6	19.32	3.0
Limpopo	4,426,359	3,545,333	19.00	3.0	16.14	2. 5
North West	1,542,715	1,446,561	21.60	3. 4	20.99	3. 3
Northern Cape	677,460	571,505	26.47	4.1	23.58	3. 7
Eastern Cape	1,918,415	149,519	22.13	3. 5	22.13	3. 5
Total	14,657,256	11,103,242

                     The operating profit margin of Aplitec’s transaction-based activities for the six months ended on December 31, 2003 declined to 23.3% from 28.0% in the same period in 2002. This decline is due to costs incurred in connection with the conversion in November 2003 of the Limpopo province to a full, smart card-based payment system. Aplitec also incurred increased costs in connection with the process of optimizing the logistics of the Eastern Cape implementation (i.e., number of vehicles, number of payment points and number of beneficiaries at each payment point), while maintaining service levels. As capital expenditures in the Limpopo and Eastern Cape provinces get depreciated and the logistical planning in the Eastern Cape is improved, Aplitec expects its operating profit margins from transaction-based activities to improve.

           Technology sales and outsourcing

                     Revenue from the technology sales and outsourcing division for the six months ended December 31, 2003 declined by 40.9% compared to the corresponding period in 2002. This business division has limited annuity-based revenues and is dependent on signing new contracts to sustain its revenues.

                     This revenue decrease was expected due to a significant change in the division’s product mix, from low margin hardware sales to high margin software sales. As a result, the operating profit for the division improved by 40.8% to ZAR 8.1 million ($1.3 million) and the margin increased to 38.5% from 8.2% in the same period in 2002.

                     A significant local customer serviced by this division is Nedcor, which outsources certain processing and development services to Aplitec. The Nedcor business remained fairly static during the six months ended December 31, 2003.

           Financial services

                     Revenue from the financial services division declined by 6.3% for the six months ended December 31, 2003 compared to the same period in 2002, strategic decision by Aplitec not to aggressively grow its traditional micro-lending businesses.

The revenue of the Age Secure businesses improved as a result of strong growth in our loan portfolio, which increased 15.8% to ZAR 33.1 million ($5.2 million) at December 31, 2003. By contrast, the loan portfolio of the traditional micro-lending businesses declined by 26.1% to ZAR 28.1 million ($4.4 million) at December 31, 2003. The key indicators of these businesses are illustrated below:

	Six months a t December 31,
	2003	2003	2002	2002	% Increase/
	ZAR '000	US$ '000	ZAR '000	US$ '000	(Decrease)
Debtors book: Age Secure -
net and gross (i.e. no
provisions)	33,034	5,162	28,517	4, 456	15.8
Debtors book: Moneyline and
New World Finance – gross..	78,191	1 2,217	84,635	1 3 , 224	(7.6)
Provisions	(50,133)	(7, 833)	(46,675)	(7,293)	7.4
Debtors book: Moneyline and
New World Finance – net of
provisions	28,058	4, 384	37,968	5, 931	(26.1)

                     Operating profit margin for the financial services division increased during this period to 42.7%, compared to 30.0% in the prior year, primarily due to the change in the mix of the debtors book from the lower margin and higher risk traditional micro-lending to the higher margin and lower risk Age Secure business. At December 31, 2003, the Age Secure net debtors book comprised 54.1% of the total net debtors book compared with 42.9% at December 31, 2002.

           Other

                     The results for the six months ended December 31, 2002 include a loss related to unexercised share options issued to empowerment groups at the time of Aplitec’s listing, which expired on December 31, 2002. An aggregate amount of ZAR 5.3 million ($0.8 million) was paid to holders of these options.

Interest received and finance costs

                     Interest received consists of interest received on surplus cash, while finance costs consists of interest paid on short-term borrowings. Aplitec has a unique cash flow cycle due to its obligations to pre-fund the payments of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. Aplitec provides the funds required for the grant payments on behalf of these provincial governments from its own cash resources and is reimbursed within two weeks by the KwaZulu-Natal and Eastern Cape governments, thus exposing it to these provinces’ credit risk. These obligations result in a peak funding requirement, on a monthly basis, of approximately ZAR 200 million ($31.3 million) for the KwaZulu-Natal contract and ZAR 180 million ($28.1 million) for the Eastern Cape contract. The funding requirements are at peak levels for the first two weeks of every month during the year. The significantly higher payment volumes in KwaZulu-Natal during the period, as well as full operational implementation of the Eastern Cape contract, increased Aplitec’s pre-funding requirements that resulted in an increase in finance costs from ZAR 13.9 million ($2.2 million) to ZAR 39.4 million ($6.2 million).

                     Interest on surplus cash increased for the six months ended December 31, 2003 from ZAR 27.4 million ($4.3 million) to ZAR 50.5 million ($7.9 million), primarily due to an increase of ZAR 178.1 million ($27.8 million) in cash on hand compared with December 31, 2002. Surplus cash is invested in overnight call accounts in the South African money market.

Taxation

                     Total tax expense for the six months ended December 31, 2003 increased from ZAR 31.3 million ($4.9 million) in the comparable period in 2002 to ZAR 42.7 million ($6.7 million), mainly due to Aplitec’s increased profitability and the larger STC payment as a result of the larger dividend of ZAR 0.15 per share ($0.02) declared in fiscal 2003, compared with ZAR 0.11 per share ($0.02) in fiscal 2002.

Minority interests

                     No income was attributable to minority interests in the six months ended December 31, 2003, as Aplitec acquired all of its minority interests during 2002.

Fiscal Year Ended June 30, 2003 Compared to Fiscal Year Ended June 30, 2002

Revenue and Operating Profit

                     Revenue increased in fiscal 2003 by 31.6% from ZAR 525.6 million ($82.1 million) in fiscal 2002 to ZAR 691.5 million ($108.0 million), mainly due to higher volumes in our transaction-based activities. Operating profit increased by 30.3% from ZAR 135.0 million ($21.1 million) in fiscal 2002 to ZAR 175.9 million ($ 27.5 million) and operating profit margin decreased from 25.69% in fiscal 2002 to 25.43%. Employee costs, Aplitec’s largest single expense, increased 6.94% in fiscal 2003 from ZAR 129.3 million ($ 20.2 million) to ZAR 138.3 million ( $21.6 million), following a 7.5% annual inflation adjustment to employees’ salaries in October 2002.

                    The relative growth in revenue, and the contributions of our business divisions to operating profit, are illustrated below:

	Fiscal Year ended June 30,
	2003			2002
			% of			% of
			consolidated			consolidated
Business Division	ZAR '000	US$ '000	revenue	ZAR '000	US$ '000	revenue
Consolidated revenue:
Transaction-based
activities	523,550	81,805	75.7	363,164	56,744	69.1
Technology sales and
outsourcing	46,509	7,267	6.7	56,224	8,785	10.7
Financial services	121,426	18,973	17.6	106,197	16,593	20.2
Total consolidated
revenue	691,485	108,045	100.0	525,585	82,123	100.0
Consolidated operating
profit:
Transaction-based
activities	138,222	21,597	78.6	95,583	14,935	70.8
Technology sales and
outsourcing	8,344	1,304	4.7	22,763	3,557	16.9
Financial services	34,651	5,414	19.7	16,654	2,602	12.3
Other	(5,349)	(836)	(3.0)	—	—	—
Total consolidated
operating profit	175,868	27,479	100.0	135,000	21,094	100.0

          Transaction-based activities

                    The increase in revenue in the transaction-based activities division during fiscal 2003 is due to the following key drivers in Aplitec’s social welfare grant payments business:

•	New Eastern Cape contract: In November 2002, Aplitec commenced the implementation of a social welfare grant payment system in the Eastern Cape Province. At year-end, Aplitec processed benefits for 469,918 beneficiaries. The Eastern Cape contract generated revenue of ZAR 47.1 million ($ 7.4 million) in the last eight months in fiscal 2003.

•	Significantly higher volumes in existing contracts: Aplitec experienced significant growth in most of the other provinces where it administers payments of social welfare grants. This growth is mainly due to new qualifying criteria announced by the South African government aimed at increasing the number of citizens eligible for social welfare grants.

•	Annual price increase adjustments : Under its Service Level Agreements with provincial governments, Aplitec is entitled to annual price increases based upon factors such as average grant size, volumes and the South African Consumer Price Index, or “CPI” rates.

                   The higher volumes in our existing contracts, as well as the fiscal 2003 price increases, are detailed below:

	Fiscal year ended June 30,
	Number of payments			Average price per payment
Province	2003	2002	2003 (ZAR)	2003 (US$)	2002 (ZAR)	2002 (US$)

KwaZulu-Natal	11,125,544	8,834,917	20.82	3.3	16.98	2.7
Limpopo	7,613,864	6,025,866	17.64	2.8	15.32	2.4
North West	3,008,165	2,992,402	20.99	3.3	19.93	3.1
Northern Cape	1,138,967	1,005,813	25.07	3.9	23.16	3.6
Total	22,886,540	18,858,998

                    The operating profit margin of our transaction-based activities improved marginally in fiscal 2003 to 2 6.40 % from 26.32% in fiscal 2002 .

                     Aplitec incurred significant costs in connection with the commencement of the Eastern Cape social welfare payment system. This is typical for businesses that have significant up-front implementation costs but cannot begin collecting revenue until implementation is complete. This business model exerts pressure on Aplitec’s operating profit margin during the early stages of a new contract. Efficiency and profitability will increase over time as more customers are converted to Aplitec’s payment system. Aplitec expects the conversion period in the Eastern Cape to take 14 months to complete.

                    The losses experienced in the Eastern Cape were offset by the improved profitability of Aplitec’s social welfare payment contracts in other provinces. As these contracts are now well beyond their establishment phases, Aplitec continues to improve the efficiencies of these systems through strict cost control measures and improved logistical planning. Aplitec tries to keep any increases in operational, selling, general and administrative expenses below the total annual price increase rates under these contracts. A further positive effect on this division’s operating profit margin is the fact that Aplitec’s selling, general and administrative expenses remained predominantly fixed in fiscal 2003, while its revenue from these contracts benefited from the significant increase in volumes.

          Technology sales and outsourcing

                    Revenue from the technology sales and outsourcing division in fiscal 2003 declined 17.3% compared to fiscal 2002. This decrease was expected given the very successful UEPS implementation in Malawi in 2002. While Aplitec successfully implemented systems in Mozambique and Latvia in 2003, these were much smaller than the Malawi system. The implementation of the Malawi system resulted in some additional revenue in fiscal 2003 as Aplitec continues to provide smart cards and related equipment to that system.

                     Nedcor, a significant local customer serviced by this division, outsources certain processing and development services to Aplitec. The Nedcor business remained fairly static during fiscal 2003.

                    Operating profit margin of this division declined from 40.49% in fiscal 2002 to 17.94% in fiscal 2003, mainly due to a significant change in our product mix. The implementation of the national UEPS-based payment system in Malawi, which dominated the 2002 results for this division, yielded significantly high margin revenue for that year. During fiscal 2003, systems were implemented in Latvia and Mozambique, but these were much smaller than the Malawi system. As a result, our low-margin products such as hardware sales and our outsourcing business with Nedcor, which remained fairly static during the year, had a significant impact on the margins reported for fiscal 2003.

          Financial services

                    Revenue from the financial services business division grew 14.3% during fiscal 2003 compared to fiscal 2002, mainly due to the inclusion of the Age Secure initiative for a full financial year. The revenue of the traditional micro-lending businesses remained fairly static as the result of a conscious decision by Aplitec not to aggressively grow these businesses. The most important key indicators of these businesses are illustrated below:

	Fiscal Year ended June 30,
					%
	2003	2003	2002	2002	Increase/
	ZAR '000	US$ '000	ZAR '000	US$ '000	(Decrease)
Debtors book: Age Secure – net and
gross (i.e. no provisions)	23,861	3,728	20,174	3,152	18.3
Debtors book: Moneyline and New
World Finance – gross	81,890	12,795	82,664	12,916	(0.9)
Provisions	(48,771)	(7,620)	(42,102)	(6,578)	16.8
Debtors book: Moneyline and New
World Finance – net of provisions	33,119	5,175	40,563	6,338	(18.3)

                    Operating profit margin for the financial services division increased significantly to 28.54 % in fiscal 2003 from 15.68% in fiscal 2002 , primarily due to the following:

•	The Age Secure initiative was profitable, on a monthly basis, for the entire 2003 fiscal year. During the first half of fiscal 2002, this business was in the start-up stage and therefore incurred significant costs. Accordingly, the operating profit margin of this initiative improved significantly from the break-even result achieved during fiscal 2002.

•	The traditional micro-lending businesses exhibited significant improvements in operating profit margins following a management change in the latter part of fiscal 2002. This new management focused heavily on cost controls and managing bad debt. A dedicated collection department was also established, which produced significant cost savings for this division during fiscal 2003 as the amount of doubtful accounts written off and provisions for doubtful debts (calculated on the same basis as in previous years) was significantly reduced , while meaningful progress was made with the recovery of debts written-off in prior fiscal periods. The cost of running an internal department is also considerably less than our previous practice of outsourcing this function.

          Other

                    The outstanding share options issued to empowerment groups at the time of Aplitec’s listing, which expired on December 31, 2002, were not exercised. As a result, an aggregate of ZAR 5.3 million ($0.8 million) was paid to holders of these options.

Interest received and finance costs

                     The significantly higher payment volumes in KwaZulu-Natal during fiscal 2003, as well as the implementation of the Eastern Cape contract, increased Aplitec’s pre-funding requirements, which resulted in an increase in finance costs in fiscal 2003 from ZAR 19 million ($ 3.0 million) to ZAR 49.5 million ($ 7.7 million).

                    Interest on surplus cash increased in fiscal 2003 from ZAR 33.1 million ($ 5.2 million) to ZAR 73.1 million ($ 11.4 million), primarily due to an increase of ZAR 106 million ($ 16.6 million) in cash on hand, as well as significantly higher interest rates earned on deposits. Aplitec also maximized its interest income through the commencement in fiscal 2002 of a cash management system, which allows for the overnight set-off of all cash balances and overdrafts across all of Aplitec’s subsidiaries except for micro-lending subsidiaries. Any cash balances related to unpaid social welfare grants received from provincial governments where Aplitec does not pre-fund such grants (i.e. North West Province, Northern Cape Province and Limpopo) are excluded from the Aplitec cash management system and overnight set-off, as the ownership of these accounts remains with the provincial governments. The surplus cash as determined by the cash management system is automatically invested into an overnight call account, as discussed above. Although interest is calculated on Aplitec’s net cash balance, the interest cost of the overdraft pre-funding accounts for the KwaZulu-Natal and Eastern Cape contracts are calculated as part of the set-off calculation and disclosed as finance costs in our financial statements. The full benefit of this cash management arrangement was realized in fiscal 2003.

Taxation

                    Total taxes paid in fiscal 2003 increased from ZAR 43.3 million ($ 6.8 million) to ZAR 69.1 million ($ 10.8 million), mainly due to Aplitec’s increased profitability.

                    Aplitec’s effective tax rates for fiscal years 2002 and 2003 were 29.1% and 34.7%, respectively, compared to the standard South African corporate tax rate of 30%. The increase in the effective tax rate for fiscal 2003 was mainly due to the following:

•	The payment of ZAR 3.2 million ($0.5 million) Secondary Taxation on Companies or “STC” on dividends declared and paid during that year. Since no dividends were declared in fiscal 2002, no STC was owed that year.

•	Non-deductible expenses of ZAR 10.2 million ( $1.6 million), including ZAR 5.3 million ($0.8 million) due to the settlement of share options.

Minority interests

                    Income attributable to minority interests increased in fiscal 2003 from ZAR 1.7 million ($0.3 million) to ZAR 4.1 million ($0.6 million), due to the increased profitability of four subsidiaries that are involved in the social welfare payment business with outside shareholders. During the 2003 fiscal year, the minority interests in three of these subsidiaries were acquired for a total consideration of ZAR 12.4 million ( $1.9 million), which should lead to a significant reduction in income attributable to minority interests in fiscal 2004.

Results of Operations

Fiscal Year Ended June 30, 2002 Compared to Fiscal Year Ended June 30, 2001

Revenue and Operating Profit

                    In fiscal 2002, revenue decreased by 5.7% from ZAR 557.4 million ($ 87.1 million) in fiscal 2001 to ZAR 525.6 million ($ 82.1 million), mainly due to the loss of a material hardware sales contract.

                    In fiscal 2002, operating profit increased by 7.4% from ZAR 125.8 million ($ 19.7 million) in fiscal 2001 to ZAR 135.0 million ($ 21.1 million) and operating profit margin increased from 22.56% in fiscal 2001 to 25.69%. Employee costs decreased by 3.5% from ZAR 134 million ($ 20.9 million) in fiscal 2001 to ZAR 129.3 million ($ 20.2 million), mainly due to decrease in staff from 2,392 to 1,884 employees in connection with the sale of our security guarding business, offset by a 6% annual inflation adjustment to salaries in October 2001.

                    The relative growth in revenue, and the contributions of our business divisions to operating profit, are illustrated below:

	Fiscal Year ended June 30,
	2002			2001
	ZAR	US$	% of	ZAR	US$	% of
Business Division	'000	'000	consolidated	'000	'000	consolidated

Consolidated revenue:

Transaction-based activities	363,164	56,744	69.1	366,538	57,272	65.8
Technology sales and
Outsourcing	56,224	8,785	10.7	98,993	15,468	17.8
Financial services	106,197	16,593	20.2	91,914	14,362	16.4
Total consolidated revenue	525,585	82,123	100.0	557,445	87,101	100.0

Consolidated operating profit:
Transaction-based activities	95,583	14,935	70.8	77,314	12,080	61.5
Technology sales and
Outsourcing	22,763	3,557	16.9	33,749	5,273	26.8
Financial services	16,654	2,602	12.3	14,693	2,296	11.7
Total consolidated
operating profit	135,000	21,094	100.0	125,756	19,649	100.0

          Transaction-based activities

                    The slight decrease in revenue in the transaction-based activities division during fiscal 2002 is due to the following key drivers in our social welfare grant payments business:

•	Loss of contracts: During fiscal 2001, contracts totaling ZAR 29.7 million ($ 4.6 million) expired in the Gauteng and Mpumalanga provinces (see table below).

•	Price and contract deviation payments: During fiscal 2001, contracts in Limpopo, North West and KwaZulu-Natal generated unusual, one-time price adjustments and contract deviations worth ZAR 46.5 million ($ 7.3 million).

•	Higher volumes in existing contracts: Aplitec experienced significant growth in most of the other provinces where it renders social welfare grant payment services. This growth, together with the price increases detailed below and one-time payments referenced above, partially offset the loss in revenue from the termination of the Mpumalanga and Gauteng contracts.

•	Annual price increase adjustments: Under its Service Level Agreements with provincial governments, Aplitec is entitled to annual price increases based on factors such as average grant size, volumes and the South African CPI rates.

                    The higher volumes in Aplitec’s existing contracts, as well as the fiscal 2002 price increases, are detailed below:

	Number of payments		Average price per payment
Province	2002	2001	2002 ZAR	2002 US$	2001 ZAR	2001 US$
KwaZulu–Natal	8,834,917	5,400,044	16.98	2.7	16.69	2.6
Limpopo	6,025,866	5,351,519	15.32	2.4	14.62	2.3
North West	2,992,402	2,790,518	19.93	3.1	18.76	2.9
Northern Cape	1,005,813	1,016,658	23.16	3.6	21.68	3.4
Gauteng	–	736,667	–	–	17.86	2.8
Mpumalanga	–	592,709	–	–	11.03	1.7
Total	18,858,998	15,888,115

                    * Excludes the special price adjustments and contract deviation payments received during fiscal 2001.

          Technology sales and outsourcing

                    Revenue from technology sales and outsourcing declined 43.2% during fiscal 2002. This business division has limited annuity-based revenues and is dependent on signing new contracts to sustain its revenues.

                    This decrease in revenue is primarily due to extraordinary revenue in fiscal 2001 from the sale of POS terminals to Nedcor. These terminals are replaced every five to ten years, and during fiscal 2000 and 2001, Aplitec replaced all of Nedcor’s POS terminals. The major component of this division’s revenue for fiscal 2002 was the implementation of a national UEPS-based payment system in Malawi, which contributed ZAR 20 million ($ 3.1 million) to revenue.

                    The outsourcing by Nedcor of certain processing and development services to Aplitec remained fairly static during fiscal 2002.

                    Operating profit margin increased in fiscal 2002 from 34.09% in fiscal 2001 to 40.49%, mainly due to a significant change in the division’s product mix. The sale of POS terminals to Nedcor during fiscal 2001 was a high-volume, low-margin project, as is generally the case with IT-related hardware. By contrast, the implementation of the national UEPS-based payment system in Malawi, which dominated the 2002 results for this division, yielded significant high-margin revenue as most of the costs associated with the research and development of the core UEPS software had been expensed in prior years.

          Financial services

                    Revenue from this division increased 15.5% in fiscal 2002, mainly due to the commencement in fiscal 2002 of the Age Secure initiative. The revenue of the traditional micro-lending businesses in fiscal 2002 declined by 9.5% from the prior fiscal year , due to a decision by Aplitec not to aggressively grow these businesses and to discontinue its medium-term loan products. The most important key indicators of these businesses are illustrated below:

	Fiscal Year at June 30,
	2002		2001
					%
					Increase/
	ZAR '000	US$ '000	ZAR '000	US$ '000	(Decrease)
Debtors book: Age Secure – net and gross
(i.e. no provisions)	20,174	3,152	–	–	100.0
Debtors book: Moneyline and New World
Finance – gross	82,664	12,916	74,744	11,679	10.6
Provisions	(42,102)	(6,578)	(27,316)	(4,268)	61.5
Debtors book: Moneyline and New World
Finance – net of provisions	40,563	6,338	47,428	7,411	14.5

                    Operating profit margin decreased marginally to 15.68% in fiscal 2002 from 15.99% in fiscal 2001 , mainly due to the following:

•	The Age Secure initiative had a break-even year following the commencement of operations during fiscal 2002 ; and

•	There was no significant improvement in the operating profit margin of the traditional micro-lending businesses, as these businesses continued to battle sluggish demand conditions in an over-traded market and suffered from inadequate operational management. As in fiscal 2001, these conditions resulted in significant provisions for doubtful debts and bad debt write-offs.

Interest received and finance costs

                    Interest on surplus cash increased in fiscal 2002 from ZAR 11.9 million ($ 1.9 million) in fiscal 2002 to ZAR 33.1 million ($ 5.2 million), primarily due to the increase of ZAR 120.9 million ($ 18.9 million) in cash on hand, as well as higher interest rates earned on deposits. Aplitec also successfully started a cash management system to allow for the overnight set-off of balances across Aplitec’s subsidiaries.

                    The effect of Aplitec’s 2002 pre-funding obligations under the KwaZulu-Natal contract, together with significantly higher payment volumes in KwaZulu-Natal and higher interest rates, resulted in the increase in 2002 finance costs from ZAR 1 million ( $0.2 million) in fiscal 2001 to ZAR 19.1 million ( $3.0 million).

Taxation

                    Tax paid increased from ZAR 42.5 million ($ 6.6 million) in fiscal 2001 to ZAR 43.3 million ($ 6.8 million) in fiscal 2002 , mainly due to Aplitec’s increased profitability.

                     Aplitec’s effective tax rates were 30.5% and 29% for fiscal 2001 and 2002, respectively, compared to the standard South African corporate tax rate of 30%. The decrease in 2002 is mainly due to the inclusion of ZAR 5 million ( $0.8 million) of tax-exempted income.

Minority interests

                    Income attributable to minority interests increased from ZAR 1.1 million in fiscal 2001 ($0.2 million) to ZAR 1.7 million ($ 0.3 million) in fiscal 2002 , due to the increased profitability of four subsidiaries involved in the social welfare payment business that had outside shareholders.

Liquidity and capital resources

          Operations

                    Cash flows from operating activities in fiscal 2003 totaled ZAR 172 million ($ 26.9 million), compared to ZAR 124.5 million ($ 19.5 million) in fiscal 2002. This increase is primarily due to higher levels of operating profit, a decrease in working capital (decreased inventory and increased payables, partially offset by increased receivables) and an increase in net interest earned, partially offset by higher taxes and the payment of dividends during fiscal 2003. The decrease in inventory was due to the write-off of specifically identified slow moving items. The increase in receivables was due to the inclusion of the Eastern Cape contract, which resulted in amounts owing to Aplitec at year end by the Eastern Cape government, as well as higher pre-payments for smart cards bought for the Eastern Cape contract, which are paid for monthly, as part of the service fee, over the duration of the contract period. The Eastern Cape contract also increased payables in fiscal 2003 as the accruals for insurance, staff-related costs and equipment/services were included for the first time.

          Investing

                    Cash for investing activities in fiscal years 2003 and 2002 was ZAR 70.4 million ($ 11.0 million) and ZAR 8.9 million ( $1.4 million), respectively. This increase was due to the following:

•	A ZAR 56.9 million ($ 8.9 million) capital expenditure in fiscal 2002 related to start-up costs on the Eastern Cape contract; and

•	The purchase of minority interests in three subsidiaries for a total consideration of ZAR 12.4 million ( $1.9 million). These purchases resulted in ZAR 5.1 million ($ 0.8 million) of goodwill, which will be amortized over the remaining lifespan of the government contracts being carried out in each subsidiary. As a result of these acquisitions, the minority interests’ liability on Aplitec’s balance sheet reduced from ZAR 3.3 million ($0.5 million) in fiscal 2002 to zero in fiscal 2003.

          Financing

                    Net cash from financing activities was ZAR 5.2 million ($0.8 million) in fiscal 2003 , compared with ZAR 5.3 million ($0.8 million) in fiscal 2002. These amounts were due to the issuance in fiscal 2003 of ordinary shares under the Aplitec employee share incentive scheme at a share price of ZAR 1.475 ($0.2) per share. The slight decrease from fiscal 2002 to fiscal 2003 was due to fewer participants in the scheme in fiscal 2003, as certain employees resigned before their shares vested.

                    Since Aplitec is highly cash generative and maintains large cash reserves (ZAR 321.8 million ($ 50.3 million) at the end of fiscal 2002 , ZAR 428.5 million ($ 67.0 million) at the end of fiscal 2003 and ZAR 492.8 million ($77.0 million) at the end of the six month period ended December 31 , 2003), it finances all operations, research and development, working capital, capital expenditure and acquisitions through its internally generated cash reserves. It has no debt to service and only requires external funding when its pre-funding requirements in the KwaZulu-Natal and Eastern Cape provinces exceed the available cash on hand. Aplitec has various debt facilities, including a ZAR 450 million ($ 70.3 million) revolving credit facility (which it did not utilize in fiscal 2003) .

                    Aplitec has access to capital from a range of external sources, including share issuances and debt facilities. Aplitec takes the following factors into account when considering external financing:

•	cost of capital;

•	cost of financing;

•	opportunity cost of utilizing surplus cash; and

•	availability of tax efficient structures to moderate financing costs.

                    The significant increase in social welfare grant beneficiaries in the KwaZulu-Natal and Eastern Cape provinces may require external financing in the medium to long-term for the pre-funding of these grant payments. Aplitec is confident that its cash reserves, current overdraft facilities and access to external financing will be sufficient to fund its medium to long-term activities and expansion plans.

Off-Balance Sheet Arrangements

                     Aplitec has entered into certain finance arrangements that are not included in its annual financial statements under SA GAAP. These off-balance sheet arrangements relate to the existence of an insurance cell captive under the management of Mutual & Federal Limited. Aplitec utilizes the cell captive as part of its strategy to insure certain risks for which commercial insurance is not readily available. These risks relate mainly to cash losses suffered as a result of cash-in-transit heists and robberies at our depots. At the end of fiscal 2003, the cell captive had a cash balance of ZAR 10.7 million ($ 1.7 million).

Capital Expenditures

                    Capital expenditures in fiscal years 2003, 2002 and 2001 were as follows:

	Fiscal Year ended June 30,
	2003	2003	2002	2002	2001	2001
Business Division	ZAR '000	US$ '000	ZAR '000	US$ '000	ZAR '000	US$ '000
Transaction-based
activities	59,696	9,328	11,078	1,731	20,385	3,185
Technology sales and
outsourcing	135	21	99	15	159	25
Financial services	960	150	8,295	1,296	1,412	221
Consolidated total	60,791	9,499	19,472	3,043	21,956	3,431

                     Aplitec operates in an environment where its contracts for the payment of social welfare grants require substantial capital investment to establish its operational infrastructure when a contract commences. Further capital investment is required when the number of beneficiaries increase to the point where the maximum capacity of the original infrastructure is exceeded.

                     Aplitec’s fiscal 2003 spending was mainly due to start-up costs in the Eastern Cape Province. Its 2002 and 2001 spending was mainly due to expansion in the KwaZulu-Natal and Limpopo provinces, where Aplitec experienced significant growth in the number of customers it had to service.

                     Aplitec’s other business divisions require relatively little capital investment. The most notable exception was the capital expenditure incurred to establish the Age Secure initiative within the financial services division during fiscal 2002.

                    All of Aplitec’s capital expenditures for the past three fiscal years were funded through internally generated funds.

                     Aplitec had no outstanding capital commitments at the end of fiscal 2003.

                    Capital spending for fiscal 2004 is expected to be incurred primarily in connection with start-up costs related to Aplitec’s new social welfare grant program in the Limpopo province. The renewal of Aplitec’s contract in that province will require substantial investment to modernize its existing infrastructure. Aplitec estimates that capital expenditures for this project will be ZAR 35 million ($ 5.5 million) through the fiscal year ended 2005. This capital spending is expected to be funded through internally generated funds. For the six months ended December 31, 2003, Aplitec incurred capital spending of ZAR 13.7 million ($2.1 million).

Contingent Liabilities, Commitments and Contractual Obligations

                    Aplitec leases certain premises under operating leases. The minimum future commitments of Aplitec for lease premises are as follows:

	Due Within	Due Within	Due After 5	Total Amount	Total Amount
	1 Year	2-5 Years	Years	Due	Due
	ZAR '000	ZAR '000	ZAR '000	ZAR '000	US$ '000
2003	7,967	5,586	81	13,634	2,130
2002	8,062	3,551	–	11,613	1,815
2001	15,964	9,411	–	25,375	3,965

                    Aplitec’s outstanding capital commitments at the end of fiscal years 2003, 2002 and 2001 are ZAR 0, 12,643 and 3,200. These commitments will be funded from cash generated from operations. There are no other purchase commitments , obligations or specific capital commitments for the next three years.

Dividends

                    Aplitec’s dividend policy is to declare regular annual dividend payments of between 25% to 33% earnings. Aplitec declared a dividend of ZAR 0.15 ($0.02) per share in fiscal 2003 and ZAR 0.11 ($0.02) per share in fiscal 2002.

                     Pursuant to Excon’s approval of the Aplitec acquisition, dividends may be declared by the New Aplitec board of directors only if (i) such declaration is approved by a majority of the holders of New Aplitec B class preference shares, (ii) all loan accounts have been paid by New Aplitec and (iii) certain dividend-to-earnings ratios are maintained. However, because the New Aplitec board will be appointed by Net 1, Net 1 will ultimately determine whether any dividends are declared by New Aplitec, subject to the above conditions. Any dividends declared by New Aplitec will be distributed to the holders of A class and B class preference shareholders pro rata in accordance with their respective ownership interests in New Aplitec.

Acquisitions and Dispositions

•	Acquisition of Net 1 Investment Holdings: On July 15, 2000, Aplitec announced the acquisition of Net 1 Holdings in consideration for the issuance of 9.75 million Aplitec ordinary shares with a market value of ZAR 19.5 million ($ 3.0 million). The effect of this acquisition was that Aplitec acquired the FTS patent for South Africa and its surrounding territories.

•	Disposal of security guarding business: During January 2002, Aplitec sold the assets and liabilities of its security guarding business for a total cash consideration of ZAR 4.913 million ($0.8 million).

•	Acquisition of remaining CPS interests: During January 2003, Aplitec acquired the minority interests in CPS (KwaZulu-Natal), CPS (Northern Cape) and CPS (Northern). These acquisitions consolidated Aplitec’s social welfare payment businesses under a single holding company, thus improving operating and tax efficiency. Profits (attributable to the minority interests acquired) were recognized and consolidated from January 1, 2003.

Employee benefits

                    Aplitec does not provide health or retirement benefits to any of its employees.

Insurance

                    Aplitec annually assesses its risk exposure. During fiscal years 2003, 2002 and 2001, all risks were adequately covered by third party insurers, except where the cost of insurance coverage was considered excessive in relation to the probability and extent of loss. This is true with respect to Aplitec’s cash and cash-in-transit risks, which has become virtually impossible to procure from local and international underwriters. Aplitec self-insures its cash and cash-in transit risks through a cell captive structure, administered and managed by Mutual & Federal Limited. The periodic contributions to the cell captive are calculated by the group’s independent insurance consultant. At the end of fiscal 2003, the cell captive had a value of ZAR 10.7 million ($ 1.7 million).

                    The main categories of Aplitec’s insurance are:

•	loss of /damage to vehicles, electronic equipment and other assets;

•	business interruption;

•	motor vehicle third party claims;

•	group personal accident;

•	employment practices liability; and

•	directors and officers liability.

Critical accounting policies

                    Aplitec’s annual financial statements have been prepared in accordance with South African GAAP, which requires management to make estimates and assumptions about future events that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities. As future events and their effects cannot be determined with absolute certainty, the determination of estimates requires management’s judgment based on a variety of assumptions and other determinants such as historical experience, current and expected market conditions and certain scientific evaluation techniques. Management believes that the following accounting policies are critical due to the degree of estimation required and the impact of these policies on the understanding of the results of our operations.

Deferred taxation

                     Aplitec estimates its tax liability through the calculations done for the determination of its current tax liability when tax returns are filed, together with assessing temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities which are disclosed on Aplitec’s balance sheet. Management then has to assess the likelihood that deferred tax assets will be recovered from future taxable income. To the extent that Aplitec believes recovery is likely, a valuation reserve will be created. The carrying value of Aplitec’s net deferred tax assets assumes that it will be able to generate sufficient future taxable income, based on estimates and assumptions. Management has considered future taxable income and ongoing feasible tax strategies in determining the need for the valuation allowance, but in the event that Aplitec was to determine that it would be able to realize deferred tax assets in the future, a valuation allowance may not be required which would reduce net income in the period that such determination is made.

Accounts receivable and provision for doubtful debts

                     Aplitec maintains a provision for doubtful debts in its micro-lending business resulting from the inability of certain of its clients to make the required payments. Aplitec’s current policy is to provide for the full outstanding amount for all debts which are outstanding for 150 days and longer which as of December 31 , 2003 totaled ZAR 50.1 million ($ 7.8 million). Aplitec considers this policy to be appropriate taking into account factors such as historical bad debts, current economic trends and changes in our customer payment patterns. Should the ability of Aplitec’s clients to make payments when due deteriorate in the future, additional provisions may be required. A significant amount of judgment is required to assess the ultimate recoverability of these receivables, including ongoing evaluation of the creditworthiness of each client.

Research and development

                     Aplitec’s business activities and product offerings depend on its proprietary UEPS software. As a result, Aplitec has a large group of software engineers and developers who are constantly revising and improving the core UEPS software. Aplitec accounts for the development cost of software intended for sale in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” SFAS 86 requires product development costs to be charged to expenses as incurred until technological feasibility is attained. Technological feasibility is attained when our software has completed system testing and has been determined viable for its intended use. The time between the attainment of technological feasibility and completion of software development has been short with immaterial amounts of development costs incurred during this period. Accordingly, Aplitec did not capitalize any development costs in fiscal 2003 or fiscal 2002, particularly because the main part of our development is the enhancement and upgrading of existing products.

                    A significant amount of judgment is required to separate research costs, new development costs and ongoing development costs based as the transition between these stages. A multitude of factors need to be considered by management, including an assessment of the state of readiness of the software and the existence of markets for the software. The possibility of capitalizing development costs in the future, within the criteria set by SFAS 86, may have a material impact on the group’s profitability in the period when the costs are capitalized, and in subsequent periods when the capitalized costs are amortized.

Qualitative and quantitative risk factors

Financial instruments

                    Aplitec seeks to reduce its foreign currency exposure through a policy of matching, to the extent possible, assets and liabilities denominated in foreign currencies. In addition, Aplitec uses financial instruments in order to economically hedge its exposure to exchange rate and interest rate fluctuations arising from its operations. As discussed in the notes to Aplitec’s financial statements included elsewhere in this proxy statement/prospectus, Aplitec had elected to account for these instruments as hedging arrangements. Aplitec is also exposed to credit risks.

                    All risks described above and how Aplitec seeks to protect itself is discussed below.

Foreign exchange risk

                    Aplitec has used forward contracts in order to limit its exposure to the ZAR/USD and ZAR/EUR exchange rate fluctuations from foreign currency transactions. As of June 30, 2003 and 2002, the outstanding foreign exchange contracts are as follows:

	Fiscal 2003	Fiscal 2002
Forward purchase contracts		(FX Rate – 1:10.9943)
Notional amount	–	USD 1,150,000

Strike price	–	ZAR 12,643,445
Maturity	–	08/01/2003

Interest rate risk

                    As a result of its normal borrowing and leasing activities, Aplitec’s operating results are exposed to fluctuations in interest rates, which Aplitec manages primarily through its regular financing activities. Aplitec generally maintains limited investment in cash equivalents and has occasionally invested in marketable securities. Typically, for every 1% increase in the South African Reserve Bank’s REPO rate, Aplitec’s interest expense on pre-funding social welfare grants in the KwaZulu Natal and Eastern Cape provinces increases by ZAR 110,000 ($ 17,188 ) per month, while interest earned per month on any surplus cash increases by ZAR 83,333 per ZAR 100 million (or $ 13,021 per $ 15.6 million).

Credit risk

                    Credit risk relates to the risk of loss that Aplitec would incur as a result of non-performance by counterparties. Aplitec maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies include an evaluation of a potential counterparty’s financial condition, credit rating, and other credit criteria and risk mitigation tools as deemed appropriate.

                    In regards to credit risk on financial instruments, Aplitec maintains the policy to enter into such transactions only with South African and European financial institutions that have a credit rating of BBB or better, as determined by Standard & Poor’s.

Microlending credit risk

                    Aplitec is exposed to credit risk in its microlending business, which provides unsecured short-term loans to qualifying customers. Aplitec manages this risk by assigning each prospective customer a “creditworthiness score,” which takes into account a variety of factors such as employment status, salary earned, other debts and total expenditures on normal household and lifestyle expenses.

DESCRIPTION OF NET 1’S CAPITAL STOCK

                    The following is a description of the material terms of Net 1’s capital stock under its proposed articles of amendment to its articles of incorporation. Because the terms of Net 1’s articles of amendment are more detailed than the information contained in this summary, you should carefully consider the provisions contained in the articles of amendment, a copy of which is attached as Annex A to this proxy statement/prospectus.

Share Capital

                    The authorized shares of Net 1 will consist of:

››	500,000,000 common shares, par value $0.001 per share; and

››	300,000,000 preferred shares, par value $0.001 per share.

                    As of the completion of the proposed transactions, Net 1 will have outstanding and issued approximately 138,956,156 shares of common stock and 192,967,138 shares of special convertible preferred stock. The Brait Group has the option to purchase up to 5 million additional shares of Net 1 common stock, which will increase the number of shares outstanding.

Common Stock

                    Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by shareholders. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock according to its terms.

                    Upon voluntary or involuntary liquidation, dissolution or winding up of Net 1, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock according to its terms. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

                    The rights of holders of Net 1’s common stock may be adversely affected by the rights of holders of preferred stock that is outstanding or that may be issued in the future. See “—Preferred Stock” below.

                    The transfer agent and registrar for Net 1’s common stock is Florida Atlantic Stock Transfer Inc. Its common stock is quoted on the OTC Bulletin Board.

Preferred Stock

                    Net 1’s board of directors may authorize the issuance of new classes or series of preferred stock from time to time, each of which class or series will have those voting powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be specified by the board of directors. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.

Special Convertible Preferred Stock

                    The proposed articles of amendment will establish a class of special convertible preferred stock. This class shall consist of 192,967,138 shares, par value $0.001 per share, and it will rank:

•	on parity, without preference and priority, with Net 1’s common stock with respect to dividend rights ( except as described below) or rights upon liquidation, dissolution or winding up of Net 1; and

•	junior in preference and priority to each other class or series of preferred stock or other equity security of Net 1 under terms that may be determined by the board of directors to expressly provide that such other security will rank senior in preference or priority to the special convertible preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Net 1.

Dividends

                    Provided that shares of special convertible preferred stock are outstanding, Net 1’s board will determine immediately prior to the declaration of any dividend or distribution (i) the portion, if any, of Net 1’s assets available for such dividend or distribution that is attributable to funds or assets from New Aplitec, regardless of the manner received (the “South African Amount”), and (ii) the portion of such funds or assets that is not from New Aplitec (the “Non-South African Amount”). The South African Amount will not include amounts received from New Aplitec due to its liquidation, distribution or dividend after an insolvency or winding up.

                    Provided that shares of special convertible preferred stock are outstanding, (i) any dividends or distributions by Net 1’s board of Non-South African Amounts must be paid pro rata to all holders of common stock and special convertible preferred stock, and (ii) any dividends or distributions by Net 1’s board of South African Amounts can be paid only to holders of common stock. Net 1’s board has complete discretion to declare a dividend or distribution with respect to South African Amounts or Non-South African Amounts.

Liquidation, Dissolution and Winding Up

                    In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of Net 1, all outstanding shares of special convertible preferred stock will automatically convert and holders of such stock will be entitled to receive pari passu with holders of common stock, any assets of Net 1 distributed for the benefit of its shareholders.

Voting Rights

                    Holders of special convertible preferred stock have the right to receive notice of, attend, speak and vote at general meetings of Net 1, and are entitled to vote on all matters on which holders of common stock are entitled to vote. Holders of special convertible preferred stock will vote together with the holders of common stock as a single class. Each holder of special convertible preferred stock present in person, or the person representing such holder, is entitled to a number of votes equal to the number of shares of common stock that would be issued upon conversion of the special convertible preferred stock held by such holder on the record date.

                    Net 1 may not take any of the following actions without the prior vote or written consent of holders representing at least a majority of the then outstanding shares of special convertible preferred stock, voting together as a separate class:

•	any increase (including by way of merger, consolidation or otherwise) in the total number of authorized or issued shares of special convertible preferred stock; or

•	any amendment, alteration or change to the powers, designations, preferences, rights, qualifications, limitations or restrictions of the special convertible preferred stock in the articles of incorporation in any manner that adversely affects the holders of such stock.

Conversion

                    Special convertible preferred stock is convertible into shares of common stock on a one-for-one basis. With each converted share of special convertible preferred stock that is to be converted, Net 1 must receive:

•	1.228070 New Aplitec B class preference shares; and

•	such holder’s interest in the New Aplitec B loan accounts, which is equal to (A) the aggregate principal amount of New Aplitec B loans, plus any accrued interest, minus any repayment or previous transfer of New Aplitec B loans to Net 1, divided by (B) the number of the shares of special convertible preferred stock outstanding at such time.

                    No fractional shares of common stock shall be issued upon conversion of the special convertible preferred stock, unless Net 1’s board of directors shall otherwise determine to issue fractional shares. In lieu of fractional shares, Net 1 will pay cash equal to such fractional amount multiplied by the fair market value per share of common stock on the date of conversion. If more than one share of special convertible preferred stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares converted at that time.

                    Net 1 will reserve and keep available out of its authorized but unissued shares of common stock the full number of shares of common stock deliverable upon the conversion of all outstanding special convertible preferred stock.

                    Upon conversion, all rights with respect to shares for special convertible preferred stock will cease. Converted shares will be cancelled and have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors.

Transfer Restrictions

                    Special convertible preferred stock may not be sold, assigned, transferred, pledged, or encumbered, except in connection with a conversion into shares of Net 1 common stock. The shares of special convertible preferred stock may not be held by any person other than the Cayman Trust for the benefit of the South African Trust and indirectly for the benefit of reinvesting shareholders of Aplitec, or directly by the South African Trust for the benefit of reinvesting shareholders of Aplitec in connection with a conversion into Net 1 common stock.

MANAGEMENT OF NET 1 AFTER THE PROPOSED TRANSACTIONS

Board of Directors of Net 1

                    Net 1’s board of directors currently consists of two directors: Dr. Serge Belamant and Claude Guerard.

                    Pursuant to the Common Stock Purchase Agreement, Net 1 will take all steps necessary to increase the size of its board of directors to 10 members. After the closing of the proposed transactions, Net 1’s board will consist of 10 members, including, among them, Dr. Serge Belamant, who currently is Net 1’s chairman of the board and the chief executive officer of Aplitec. Net 1 has not yet determined who will join its board of directors.

                    Net 1 intends to appoint a number of independent directors to its board prior to the consummation of the proposed transactions. Future vacancies of independent directors between annual meetings will be filled by a majority vote of Net 1’s board of directors.

Executive Officers of Net 1

                    The following table sets forth the names, ages and positions of each of Net 1’s executive officers upon completion of the proposed transactions.

Name	Age	Position

Dr. Serge Belamant	50	Chief Executive Officer and Chairman of the Board
Herman Gideon Kotze	34	Chief Financial Officer
Brenda Stewart	46	Senior Vice President – Marketing and Sales
Nitin Soma	37	Senior Vice President – Information Technology

                    Executive officers are appointed by, and serve at the discretion of, Net 1’s board of directors.

                    Biographical Information

                    Dr. Serge Belamant has been a director of Net 1 since its inception in May 1997, and was its chief executive officer until October 2000. From June 1997 to present, Dr. Belamant has also served as chief executive officer and a director of Aplitec. From 1996 to 1997, Dr. Belamant served as a consultant in the development of COPAC (Chip Off-Line Pre-Authorized Card), a product currently being marketed internationally by Visa International. From October 1989 to September 1995, Dr. Belamant served as the managing director of Net 1 (Pty), a privately owned South African company specializing in the development of advanced technologies in the field of transaction processing and payment systems. Dr. Belamant also serves on the board of a number of other companies that are closely related to the smart card business. Dr. Belamant spent ten years working as a computer scientist for Control Data Corporation where he won a number of international awards. Later, he was responsible for the design, development, implementation and operation of the Saswitch ATM network in South Africa that rates today as the third largest ATM switching system in the world. Dr. Belamant has patented a number of inventions besides the FTS ranging from biometrics to gaming related inventions . Dr. Belamant has more than twenty years of experience in the fields of operations research, security, biometrics, artificial intelligence and on-line and off-line transaction processing systems.

                    Herman Gideon Kotze is currently the financial director of Aplitec and a member of the Aplitec executive committee. Mr. Kotze is a Chartered Accountant who joined Aplitec in December 1998 as a strategic financial analyst. He was appointed to the board as Group Financial Director in January 2000. Mr. Kotze served his articles from 1993 to 1997 at KPMG in Pretoria, where he was the audit manager for several major corporations in the manufacturing, mining, retail and financial services industries. During 1998, he joined the Industrial Development Corporation of South Africa Limited (“IDC”) as a business analyst. His main duties at the IDC were the evaluation and investigation of ventures requiring funding from the IDC, from small manufacturing concerns to huge multinational projects, as well as the structuring and implementation of loan and equity products for these concerns.

                    Brenda Stewart is currently a director of Net 1 Investment Holdings and Net 1 Holdings. She is also a member of the Aplitec executive committee. Mrs. Stewart has worked for the last 20 years with Dr. Belamant while at Volkskas Industrial Bank, SASWITCH, Net 1 Southern Africa, Net 1 Solutions and Net 1 (Pty). Her primary function is to manage all marketing and sales activities for the Aplitec Group. Her secondary function is to oversee implementation and operation of country-wide projects, such as Malawi and Mozambique, as well as pension and welfare systems. Her skills involve in-depth knowledge of marketing sales, project management, operations, implementation, maintenance/repair, customer support, financial management, administration and tax, as well as a vast understanding of the UEPS technology.

                    Nitin Soma is a member of the Aplitec executive committee. Mr. Soma joined Aplitec in 1997, specializing in transaction switching and interbank settlements. He has represented Nedcor Bank in the development of technical specifications for the South African Interbank Standards. He is also responsible for the ATM settlement process to balance ATMs with the host as well as other card users. Mr. Soma designed the Stratus Back-End System for Aplitec.

Committees of the Board of Directors

                    Net 1’s board intends to form standing audit and compensation committees soon after the consummation of the proposed transactions. The audit committee will have the following functions:

•	make recommendations to the board of directors regarding the selection of independent auditors;

•	review the results and scope of the audit and other services provided by Net 1’s independent auditors;

•	review Net 1’s financial statements; and

•	review and evaluate Net 1’s internal control functions.

                    Net 1’s compensation committee will consist of a majority of independent directors. The compensation committee will make recommendations to the board of directors regarding the following matters:

•	executive compensation;

•	salaries and incentive compensation for Net 1’s employees and consultants; and

•	the administration of the 2004 Stock Incentive Plan.

Compensation of Directors and Executive Officers

                    Net 1 expects that directors who are also full-time employees of Net 1 will not receive additional compensation for their service as directors. Each non-employee director of Net 1 will receive compensation for service on Net 1’s board of directors as determined by the board of directors.

                     In connection with the proposed transactions, Net 1 and New Aplitec will enter into employment agreements with each of Dr. Belamant, Herman Kotze, Brenda Stewart and Nitin Soma, which agreements will set forth certain terms and conditions of these individuals’ employment, including the amount and form of their compensation. Otherwise, the form and amount of compensation that Net 1 will pay to each of its executive officers in any future period will be determined by the compensation committee of the Net 1 board of directors.

                    Our executive officers did not receive any compensation for the year ended December 31, 2003 . Net 1 did not set aside or accrue any amounts for pension, retirement or similar benefits, as it did not provide such benefits for its executive officers.

2004 Stock Incentive Plan

                     Net 1 plans to adopt, subject to the approval of its shareholders, the 2004 Stock Incentive Plan. The 2004 Stock Incentive Plan will permit Net 1 to grant to our employees, directors and consultants incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance-based awards and other awards based on our common stock. The following description summarizes the material terms of the 2004 Stock Incentive Plan, but is qualified in its entirety by reference to the full text of the 2004 Stock Incentive Plan, which is set forth as Annex B to this proxy statement/prospectus.

                    Administration

                    The board of directors of Net 1 (or its delegate) will administer the 2004 Stock Incentive Plan, and is referred to below as the “committee.” The committee may delegate its authority under the 2004 Stock Incentive Plan in whole or in part as it determines, but will consist, unless otherwise determined by the board of directors, (1) during any period that Net 1 is subject to Section 16 of the U.S. Securities Exchange Act of 1934, solely of at least two non-employee directors, and (2) during any period that Net 1 is subject to Section 162(m) of the Code, solely of at least two outside directors. The committee will determine who will receive awards under the 2004 Stock Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the award consistent with the terms of the 2004 Stock Incentive Plan. The committee is authorized to interpret the 2004 Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2004 Stock Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2004 Stock Incentive Plan. The committee also may correct any defect, supply any omission or reconcile any inconsistency in the 2004 Stock Incentive Plan in the manner and to the extent that the committee deems it necessary or desirable.

                    Term

                    No awards may be granted under the 2004 Stock Incentive Plan after the tenth anniversary of the effective date of the 2004 Stock Incentive Plan, but awards granted before such tenth anniversary may extend beyond that date.

                    Shares Reserved for Awards and Limits on Awards

                    The total number of shares of Net 1 common stock available under the 2004 Stock Incentive Plan initially will be 17,441,872, of which 8,720,936 shares may be used with respect to stock options, and 8,720,936 shares may be used in respect of other stock-based awards, which may include grants of restricted shares. The maximum number of shares for which stock options and stock appreciation rights, or for which other stock-based awards may be granted during a calendar year to any participant is 2,616,281, which is approximately 30% of the total number of shares that may be used with respect to stock options or stock-based awards under the 2004 Stock Incentive Plan. Net 1 will issue stock-based awards in the form of restricted shares in respect of all 8,720,936 shares available for such awards to certain key employees upon completion of the proposed transactions.

                    The number and kind of shares of Net 1 common stock issued or reserved pursuant to the 2004 Stock Incentive Plan or outstanding awards, the maximum number of shares issuable pursuant to awards, the exercise price for awards, and other affected terms of awards, are subject to adjustment on account of stock splits, stock dividends, reorganizations, recapitalizations, mergers, consolidations, spin-offs and other corporate events. Shares covered by awards that expire, terminate or lapse without payment will again be available for the grant of awards under the 2004 Stock Incentive Plan, as well as shares that are used by the holder to pay withholding taxes or as payment for the exercise price of an award, if permitted by the committee.

                    In the event of certain corporate events, including stock sales, mergers, and sales of substantial assets, the committee may, but shall not be obligated to, cancel outstanding awards for fair value, waive vesting requirements, provide for the issuance of substitute awards, and/or provide that, for a period of time prior to such corporate event, options will be exercisable for all shares subject to the option and that upon the occurrence of the corporate event the options will terminate.

                    Stock Options

                    The 2004 Stock Incentive Plan will permit the committee to grant employees incentive stock options, which qualify for special tax treatment in the United States, and will permit the committee to grant employees, directors and consultants nonqualified stock options. The committee will establish the duration of each option at the time it is granted. The maximum duration of an incentive stock option is ten years after the date of grant. The committee will establish the exercise price of each option at the time it is granted. Initial grants of nonqualified stock options to certain members of management may be made at an exercise price of $0.50 per share, which is based on the price per share of Net 1 common stock being issued to the Brait Consortium . The exercise price of an incentive stock option may not be less than the fair market value of the underlying common stock on the date of grant. The committee may establish vesting and performance requirements that must be met prior to the exercise of options. Unless otherwise determined by the committee, stock options will vest ratably, on an annual basis, over a period of five years, commencing with the first anniversary of the grant date.

                    The exercise price of stock options may be paid in cash by the holder. Stock option grants may include provisions that permit the option holder, to the extent permitted by the committee, to exercise all or part of the holder’s vested options, or to satisfy withholding tax liabilities, by tendering mature shares of our common stock already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules) with a fair market value equal to the exercise price. Stock option grants also may include provisions that permit the option holder, to the extent permitted by the committee and only if there is a public market for the shares, to exercise all or part of the holder’s vested options through a cashless exercise procedure, which requires the delivery of irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to Net 1 the proceeds of the sale equal to the exercise price of the common stock being purchased.

                    Stock Appreciation Rights

                    The committee also may grant stock appreciation rights, either singly or in tandem with underlying stock options. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash or shares of our common stock (as determined by the committee) equal in value to the excess of the fair market value of the shares covered by the right over the grant price.

                    Other Stock-Based Awards

                    The 2004 Stock Incentive Plan also will permit the committee to grant awards that are valued by reference to, or otherwise based on the fair market value of, our common stock. These awards will be in such form and subject to such conditions, as the committee may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of events.

                     Net 1 will issue stock-based awards in the form of restricted shares in respect of all 8,720,936 shares available for such awards to Dr. Belamant, Herman Kotze, Brenda Stewart and Nitin Soma upon completion of the proposed transactions. These will be grants of restricted common stock for no cash consideration, which will be subject to such risks of forfeiture and other restrictions as may be set forth in the individuals’ employment agreements or determined by the committee at the time of grant. These restricted stock awards will vest ratably, on an annual basis, over a period of four years, commencing with the grant date.

                    Performance Standards and Section 162(m)

                    Performance criteria for performance-based awards under the 2004 Stock Incentive Plan may relate to any combination of the total corporation, a subsidiary, and/or any business unit. Performance targets may be set at a specific level or may be expressed relative to measures at comparison companies or a defined index. The committee will establish specific targets for recipients.

                    In general, Section 162(m) of the Code prevents the deductibility for U.S. income tax purposes of compensation in excess of one million dollars paid in any taxable year to an individual who on the last day of that year is the company’s chief executive officer or is among its four other most highly compensated executive officers, except that a deduction may be taken for compensation that qualifies as performance-based compensation under Section 162(m). Options granted at fair market value ordinarily satisfy the performance-based requirements of Section 162(m), if shareholder disclosure and approval requirements are met. If restricted stock or performance-based awards are intended to satisfy Section 162(m) deductibility requirements, payments under such awards must be conditioned on attainment of pre-established objective performance measures that have been established and certified by a committee of outside directors and approved by shareholders. The performance criteria under the 2004 Stock Incentive Plan include: consolidated earnings before or after taxes, net income, operating income, earnings per share, book value per share, return on shareholder’s equity, expense management, return on investment, improvements in capital structure, profitability, profit margins, stock price, market share, revenues, costs, cash flow, working capital, and return on assets.

                    Transferability

                    Unless otherwise determined by the committee, awards may not be transferred or assigned by the holder otherwise than by will or the laws of descent and distribution.

                    Amendment

                    Our board may amend the 2004 Stock Incentive Plan at any time, provided that no amendment will be made without the consent of the affected holder that diminishes the rights of the holder of any award, and except that the Board may amend the plan in such manner as it deems necessary to permit awards to meet the requirements of the Internal Revenue Code or other applicable laws. No amendment to the 2004 Stock Incentive Plan by our board may be made without the approval of shareholders if it would increase the total number of shares reserved for issuance under the 2004 Stock Incentive Plan or change the maximum number of shares for which awards may be granted to participants, except for such changes in accordance with the 2004 Stock Incentive Plan’s adjustment provisions described above.

                    United States Federal Income Tax Consequences

                    The following discussion of the United States federal income tax consequences relating to the 2004 Stock Incentive Plan is based on present United States federal tax laws and regulations and does not purport to be a complete description of the United States federal tax laws. Participants may also be subject to certain U.S. state and local taxes and non-U.S. taxes, which are not described below.

                    When a non-qualified stock option is granted, there are generally no U.S. income tax consequences for the option holder or Net 1. hen a non-qualified stock option is exercised, in general, the option holder recognizes compensation equal to the excess, if any, of the fair market value of the underlying class of common stock on the date of exercise over the exercise price. Net 1 is entitled to a deduction equal to the compensation recognized by the option holder.

                    When an incentive stock option is granted, there are no U.S. income tax consequences for the option holder or Net 1. When an incentive stock option is exercised, the option holder does not recognize income and Net 1 does not receive a deduction. The option holder, however, must treat the excess, if any, of the fair market value of the underlying class of common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder disposes of the shares after the option holder has held them for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain to the option holder. Net 1 is not entitled to a deduction. If the option holder makes a “disqualifying disposition” of the stock by disposing of the stock before the stock has been held for the holding period described above, the option holder generally recognizes compensation income equal to the excess, if any, of (1) the fair market value of the stock on the date of exercise, or, if less, the amount received on the disposition, over (2) the exercise price. Net 1 is entitled to a deduction equal to the compensation recognized by the option holder.

                    When a stock appreciation right is granted, there are no U.S. income tax consequences for the participant or Net 1. When a stock appreciation right is exercised, in general, the participant recognizes compensation equal to the cash and/or the fair market value of the stock received on exercise. Net 1 is entitled to a deduction equal to the compensation recognized by the participant.

                    In general, other types of awards that may be issued under the 2004 Stock Incentive Plan are taxable to the holder upon receipt, except that awards of restricted stock are taxable to the holder on the date the shares vest, or on the date of receipt if the individual makes an election under Section 83(b) of the Code

PRINCIPAL SHAREHOLDERS AFTER THE PROPOSED TRANSACTIONS

                    The following table presents, as of the date of completion of the proposed transactions, the anticipated beneficial ownership of shares of Net 1 common stock and special convertible preferred stock by:

•	each person or entity which, to our knowledge, will own beneficially more than 5% of the outstanding shares of Net 1 common stock or special convertible preferred stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

                    Unless otherwise indicated, to Net 1’s knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent applicable law gives spouses shared authority.

				Percentage of	Percentage
				shares of	ownership of
	Number of		Number of	special	shares of Net 1
	Shares of	Percentage of	shares of special	convertible	common stock
	Common	Shares of	convertible	preferred	on fully
Beneficial Owner	Stock	Common Stock	preferred stock	stock	diluted basis

Net 1 Holdings	8,520,578	6.13	—	—	2.57
Brait Consortium(1)(2)	105,661,428	76.04	—	—	31.83
Nedbank Ltd	—	—	56,524,278	29.29	17.03
Allan Gray Inv. Mgmt	—	—	42,914,210	22.24	12.93
Serge Belamant	—	—	11,593,671	6.01	3.49
All directors and
executive officers as a
group	—	—	11,963,289	6.20(3)	3.60
______________________

(1)	Assumes that 100% of Aplitec’s current shareholders elect the reinvestment option. The Brait Group, which is a member of the Brait Consortium, has committed to acquire all of the interests in New Aplitec not taken up by Aplitec’s shareholders.

(2)	Assumes that the Brait Group does not apply any portion of its capital raising fee due from Net 1 to purchase shares of Net 1 common stock. If the Brait Group elects to purchase 5 million shares of Net 1 common stock (the maximum allowable under this option), then its percentage of shares of common stock would increase to 76.87% and its percentage ownership on a fully diluted basis would increase to 32.84%.

(3)	Assumes that Brenda Stewart and Nitin Soma, each of whom owns shares of Aplitec, elect the reinvestment option.

                    For reference, the following table shows the same information as of February 23, 2003. This table also appears in the Company’s annual report on Form 10- KSB for the year ended December 31, 2002.

	Number of Shares of	Percentage of Shares
Beneficial Owner	Common Stock	of Common Stock

Net 1 Holdings	8,520,578	53.75%
Gemplus SCA	1,521,278	9.59%
All directors and executive officers as a group	0	0%

RELATED PARTY TRANSACTIONS

                    On October 1, 1999, Net 1 entered into a consulting agreement with Claude Guerard, pursuant to which Mr. Guerard was retained in part to advise Net 1 on a possible corporate restructuring and the implementation of a worldwide partnership network for the UEPS technology. Under this agreement, Mr. Guerard was also given the title of Chief Executive Officer of Net 1. Total fees paid to Mr. Guerard under this agreement were $150,000 in 2001 and $12,500 in 2002. Additionally, Net 1 still owes Mr. Guerard $ 287,500 under this agreement. The parties have no formal agreement regarding the payment of this amount, but Net 1 intends to pay Mr. Guerard when it improves its liquidity position.

                    On February 26, 2001, Net 1 signed a one-year agreement effective January 1, 2001, with Net 1 (Pty) to provide Net 1 with marketing, sales, administrative, financial reporting and technical support services at a rate of $30,000 per month. On January 29, 2002, pursuant to a resolution of Net 1’s board of directors, the payment of these consulting fees was postponed until Net 1 has sufficient funds to cover operating expenses. To date, Net 1 has not made any payment under this agreement.

                    In 2002, Net 1 recorded realized revenue of $157,653 from Net 1 Holdings pursuant to the Patent and Technology Agreement. See “Business—Net 1’s Business—History.”

EXPERTS

                    The financial statements of Net 1 as of December 31, 2003, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2003 included in this proxy statement/prospectus have been audited by Manning Elliott, chartered accountants, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    The consolidated financial statements of Aplitec as of June 30, 2003 and 2002 and for each of the fiscal years in the three-year period ended June 30, 2003 included in this proxy statement/prospectus have been audited by Fisher Hoffman PKF (Jhb) Inc., chartered accountants, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

                    If the proposed transactions are not approved, Net 1 will hold an annual meeting of shareholders in 2004. If you are a Net 1 shareholder and want to have a shareholder proposal considered for inclusion in the proxy statement for that meeting, you must submit the proposal in writing to the secretary of Net 1 at Suite 325-744 West Hastings Street, Vancouver, British Columbia Canada V6C 1A5 on or before the date set forth in the proxy statement distributed in advance of that meeting. Any shareholder proposal that is not submitted as described above will be subject to the discretionary authority of the persons named on the proxy for Net 1’s 2004 annual meeting of shareholders.

LEGAL MATTERS

                    The legality of the Net 1 securities offered hereby will be passed upon for Net 1 by Schneider Weinberger LLP.

WHERE YOU CAN FIND MORE INFORMATION

                    Net 1 has filed a registration statement on Form S-4 to register with the SEC the shares of common stock to be delivered in connection with the transactions. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Net 1 in connection with the issuance of the Net 1 securities in the Aplitec acquisition, in addition to being a proxy statement of Net 1 for the meeting of its stockholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

                    Net 1 is subject to the information reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, under the Exchange Act, files reports and other information with the SEC. Net 1 files annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Rooms at 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. You may also request copies of these documents, upon payment of the duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Rooms. Net 1’s SEC filings are, and Net 1’s future filings will also be, available to the public on the SEC’s Internet site (http://www.sec.gov).

                    Net 1 has not authorized anyone to give any information or make any representation about the transactions that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

Independent Auditors’ Report

To the Stockholders and Board of Directors
of Net 1 UEPS Technologies, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Net 1 UEPS Technologies, Inc. (A Development Stage Company) as of December 31, 2003 and 2002 and the related statements of operations, shareholders’ equity and cash flows for the period from May 8, 1997 (Inception) to December 31, 2003 and the years ended December 31, 2003, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Net 1 UEPS Technologies, Inc. (A Development Stage Company), as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the period from May 8, 1997 (Inception) to December 31, 2003 and the years ended December 31, 2003, 2002 and 2001, in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues or profitable operations since inception. Although the initial absence of revenues or profitable operations is normal for companies in the development stage, these factors may raise doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result due to going concern uncertainties.

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 31, 2004

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Balance Sheets

	December 31,
	2003	2002

Assets

Current Assets
Cash	$11,457	$20,054
Due from related party (Note 6(d))	-	91,703

Total Current Assets	11,457	111,757

Property, Plant and Equipment (Note 3)	-	9

Intangible Assets (Note 4)	1,327	2,273

Total Assets	$12,784	$114,039

Liabilities and Stockholders’’ Deficit

Current Liabilities
Accounts payable (Note 6(b))	$488,321	$337,503
Accrued liabilities	4,500	10,803
Due to related party (Note 6(e))	36,099	-

Total Current Liabilities	528,920	348,306

Stockholders’ Deficit
Share capital
Authorized
3,000,000 preferred shares with $0.10 par value
100,000,000 common shares with $0.001 par value
Issued
15,852,856 common shares	15,853	15,853
Additional paid-in capital	1,991,519	1,991,519
Deficit accumulated during the development stage	(2,523,508)	(2,241,639)

Total Stockholders’ Deficit	(516,136)	(234,267)

Total Liabilities and Stockholders’ Deficit	$12,784	$114,039

(See accompanying notes)

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Statements of Operations

				Accumulation
				from
				May 8, 1997
	Years ended			(Inception)
	December 31,			to December 31,
	2003	2002	2001	2003

Revenue from a Related Party (Note 6(d))	$41,017	$157,565	$-	$198,582

Expenses
Amortization	955	1,331	2,396	10,155
Bank charges	1,644	822	2,906	9,325
Consulting (Note 6(a))	186,000	191,000	186,000	1,206,433
Foreign exchange	-	-	-	8,098
Investor relations	-	-	612	61,093
Office, rent and telephone	9,764	6,880	4,514	145,923
Professional fees	125,561	23,929	49,148	497,469
Subcontract (Note 6(c))	-	75,047	356,938	455,972
Transfer agent and regulatory fees	(2,093)	-	378	23,014
Travel	1,076	25,606	74,987	305,496
Less interest income	(21)	(108)	(284)	(888)

Total Expenses	322,886	324,507	677,595	2,722,090

Net Loss	$(281,869)	$(166,942)	$(677,595)	$(2,523,508)

Net Loss Per Share	$(0.02)	$(0.01)	$(0.04)

Weighted Average Shares Outstanding	15,853,000	15,853,000	15,853,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

(See accompanying notes)

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Statements of Stockholders’ Equity

	Common Stock
				Deficit
			Additional	Accumulated During
	Number of		Paid-in	the Development
	Shares	Amount	Capital	Stage	Total

Initial capitalization (May 8, 1997)
Stock issued for license to
specific technology (Notes 1 & 4)	2,706,122	$2,706	$-	$-	$2,706
Stock issued to change license to
exclusive (Note 1 & 4)	2,364,806	2,365	-	-	2,365

Less cancelled in a
subsequent year	(438,694)	(439)	-	-	(439)

Stock issued for cash:
at $0.0576 per share	2,600,000	2,600	147,160	-	149,760
at $6.50 per share	130,500	131	848,119	-	848,250

Net (loss) for the period	-	-	-	(134,729)	(134,729)

Balance - December 31, 1997	7,362,734	7,363	995,279	(134,729)	867,913

Stock issued for stock split
net of shares cancelled	3,510,510	3,510	(3,510)	-	-

Net (loss) for the year	-	-	-	(659,002)	(659,002)

Balance - December 31, 1998	10,873,244	10,873	991,769	(793,731)	208,911

Net (loss) for the year	-	-	-	(267,161)	(267,161)

Balance - December 31, 1999	10,873,244	10,873	991,769	(1,060,892)	(58,250)

Stock issued for cash:
at $4.00 per share	250,000	250	999,750	-	1,000,000

Stock issued for license
(Notes 1 and 4)	4,729,612	4,730	-	-	4,730

Net (loss) for the year	-	-	-	(336,210)	(336,210)

Balance - December 31, 2000	15,852,856	15,853	1,991,519	(1,397,102)	610,270

Net (loss) for the year	-	-	-	(677,595)	(677,595)

Balance - December 31, 2001	15,852,856	15,853	1,991,519	(2,074,697)	(67,325)

Net (loss) for the year	-	-	-	(166,942)	(166,942)

Balance - December 31, 2002	15,852,856	15,853	1,991,519	(2,241,639)	(234,267)

Net (loss) for the year	-	-	-	(281,869)	(281,869)

Balance - December 31, 2003	15,852,856	$15,853	$1,991,519	$(2,523,508)	$(516,136)

(See accompanying notes)

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Statements of Cash Flows

				Accumulation
				from
				May 8, 1997
		Years ended		(Inception)
		December 31,		to December 31,
	2003	2002	2001	2003

Cash Flows From Operating Activities
Net Loss	$(281,869)	$(166,942)	$(677,595)	$(2,523,508)
Adjustments to reconcile net loss to cash
Amortization	955	1,331	2,396	10,155

Changes in non-cash working capital items
Increase in accounts payable
and accrued liabilities	144,515	190,079	(27,125)	492,823
Decrease in prepaid expenses	-	30,000	(30,000)	-

Net Cash Provided by (Used in)

Operating Activities	(136,399)	(54,468)	(732,324)	(2,020,530)

Cash Flows from Financing Activities

Proceeds from issuance of common stock	-	-	-	1,998,010
Advances to (from) related party	127,802	(91,703)	-	36,099

Net Cash Provided by (Used in)

Financing Activities	127,802	(91,703)	-	2,034,109

Cash Flows to Investing Activities

(Increase) in property, plant and equipment	-	-	-	(2,122)

Net Cash Used in Investing Activities	-	-	-	(2,122)

Increase (Decrease) in Cash in the Period	(8,597)	(37,235)	(732,324)	11,457

Cash - Beginning of Period	20,054	57,289	789,613	-

Cash - End of Period	$11,457	$20,054	$57,289	$11,457

Non-Cash Financing Activities

9,361,846 shares issued for
a license (Note 4)	$-	$-	$-	$9,362

Supplementary Disclosure

Interest paid	$-	$-	$-	$-
Income tax paid	-	-	-	-

(See accompanying notes)

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Notes to the Financial Statements

1.

Development Stage Company

Net 1 UEPS Technologies, Inc. herein (the “Company”) was incorporated in the State of Florida on May 8, 1997. The Company is a development stage company engaged in the business of commercializing the smart card technology based Universal Electronic Payment System (“UEPS”) and Funds Transfer System (“FTS”) through the development of strategic alliances with national and international bank and card service organizations. The FTS parents were first filed by Serge Belamant and the late Andre Mansvelt in 1989. The patents in South Africa and surrounding territories were subsequently assigned to Net 1 Investment Holdings (Pty) Ltd. or “Net 1 (Pty)”, a company which was acquired by Aplitec in July 2000. The patents in Europe and the United States were assigned to Net 1 Holdings S.a.r.l. or “Net 1 Holdings”. See Note 4 for a discussion on the FTS European patent being revoked.

The Company entered into a license agreement, dated May 19, 1997 (the “License Agreement”), with Net 1 Holdings, Net 1 Operations S.a.r.1. and Net 1 Pty (collectively, the “Licensors”), where the licensors granted a non-exclusive license to the Company for the UEPS technology for the issuance of 5,412,244 shares at a fair market value of $0.001 per share. On October 1, 1997 an Amendment to the License Agreement was signed that provided for the transfer of the ownership of the UEPS technology and FTS and for the assignment of the Technology License Agreement between VISA International Service Association and Net 1 Holdings, dated July 31, 1997 (the “Visa Agreement”) to the Company in consideration of 4,729,612 shares. The assignment of the Visa Agreement and the transfer of the ownership of the UEPS technology and FTS patents to the Company were never consummated because certain conditions precedent were never satisfied.

On May 3, 2000 an agreement entitled “Patent and Technology Agreement” was entered into between the Company and Net 1 Holdings that granted the Company licensing rights in respect of the U.S. and European patents No conditions precedent were stipulated. The 4,729,612 shares of the Company previously issued into trust in consideration for the Amendment to the License Agreement were thus released to Net 1 Holdings. Effective July 1, 2002, the Company entered into a distribution agreement with Net 1 (Pty), which replaced the previous Outsourcing Agreement. As a condition of this agreement, Net 1 (Pty) received $50,000 in full settlement of $154,953 of fees due as at June 30, 2002. The Company wrote off the remaining $104,953 of the debt as a reduction of subcontract costs in that year.

Net 1 Holdings as at December 31, 2003 owns 8,520,578 common shares of 15,852,856 issued and outstanding common shares, or 53.75%. The Company is a subsidiary of Net 1 Holdings.

In a development stage company, management devotes most of its activities to establishing a new business primarily, the development of a detailed business plan, marketing strategy and the raising of funds required to develop and operate the business successfully. Planned principal activities have not yet produced revenues and the Company has suffered recurring operating losses as is normal in development stage companies. These factors raise doubt about the Company’s ability to continue as a going concern. The ability of the Company to emerge from the development stage with respect to its planned principal business activity is dependent upon its successful efforts to raise additional equity financing, receive funding from affiliates and controlling shareholders, and develop a market for its products.

In order to meet expenses over the next twelve months the Company is actively searching for additional equity financing. For fiscal 2003, the Company recorded as revenues $41,017 from sales of licenses (2002 - $157,565) in accordance with the Company’s revenue recognition policy. For fiscal 2004, the Company will be recording as revenues and receiving $18,612 from sales of licenses during 2003, in accordance with the Company’s revenue recognition policy.

See Note 5 regarding future financing and related acquisition of Net 1 Applied Technology Holdings Limited.

2.	Summary of Significant Accounting Policies

(a)

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As at October 31, 2002, the Company has no items that represent comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Notes to the Financial Statements

2.	Summary of Significant Accounting Policies (continued)

(b)

Recent Accounting Pronouncements

FASB has issued SFAS No. 147, 148 and 149 but they will not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company’s operations have not been disclosed.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers’ classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of non-public entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principal for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

	(c)	Property, Plant and Equipment Computer equipment is amortized over five years on a straight-line basis.

(d)

Long-Lived Assets

Costs to acquire exclusive license rights to specific technology are considered “Long-Lived” assets and are capitalized as incurred. These costs are being amortized on a straight line basis over five years. Intangible assets are evaluated in each reporting period to determine if there were events or circumstances which would indicate a possible inability to recover the carrying amount. Such evaluation is based on various analyses including assessing the Company’s ability to bring the commercial applications to market, related profitability projections and undiscounted cash flows relating to each application which necessarily involves significant management judgment.

(e)

Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share” (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per shares (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is antidilutive.

(f)

Foreign Currency Transactions/Balances

Transactions in currencies other than the U.S. dollar are translated at the rate in effect on the transaction date. Any balance sheet items denominated in foreign currencies are translated into U.S. dollars using the rate in effect on the balance sheet date.

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Notes to the Financial Statements

2.	Summary of Significant Accounting Policies (continued)

(h)

Financial Instruments

The Company’s financial instruments consist of cash, accounts payable, accrued liabilities and advances from a related party. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of cash, accounts payable and accrued liabilities and advances from a related party approximates their carrying value due to immediate or short-term maturity of these financial instruments.

(i)

Tax Accounting

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.

The Company has adopted Statement of Financial Accounting Standards No. 109 (“SFAS 109”) as of its inception. The Company has incurred net operating losses as scheduled below:

		Year of
Year of Loss	Amount	Expiration

1997	$135,000	2012
1998	659,000	2013
1999	267,000	2014
2000	336,000	2015
2001	674,000	2016
2002	166,000	2017
2003	282,000	2018
	$2,519,000

Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at the end of December 31, 2003, 2002 and 2001, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	2003	2002	2001
	$	$	$

Net Operating Loss	282,000	166,297	673,575
Statutory	34%	34%	34%
Effective Tax Rate	-	-	-
Deferred Tax Asset	95,880	56,541	229,022
Valuation Allowance	(95,880)	(56,541)	(229,022)

Net Deferred Tax Asset	-	-	-

(j)

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements.” Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.

The Company had applied, up until June 30, 2002, Emerging Issues Task Force Issue 99-19 (EITF 99-19), “Reporting Revenue Gross as a Principal versus Net as an Agent”. The Company sold licenses on behalf of Net 1 Holdings, and acting as an agent recorded revenue on a net basis in accordance with EITF 99-19. Revenue, up to June 30, 2002, was equal to Net 1 Holdings prior year annual after tax net profit before amortization as certified by its independent auditors.

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Notes to the Financial Statements

3.	Property, Plant and Equipment Property and equipment are stated at cost less accumulated depreciation and amortization.

	December 31,			December 31,
	2003			2002
		Accumulated	Net Book	Net Book
	Cost	Depreciation	Value	Value

Computer equipment and software	$2,181	$2,181	$-	$9

4.	Intangible Assets

	December 31,			December 31,
	2003			2002
		Accumulated	Net Book	Net Book
	Cost	Depreciation	Value	Value

Exclusive License	$9,361	$8,034	$1,327	$2,273

See Note 1 for description of the license.

The Funds Transfer System patents were first filed in 1989. The European patent was granted on December 28, 1994, with effect in Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Great Britain, Greece, Italy, Liechtenstein, Luxembourg, Netherlands and Sweden. The European Patent Convention provides for an opposition period immediately following the grant of a European patent, and six parties filed an opposition to the grant of the patent on the grounds that the invention was not patentable. The case was heard before a Board of the Opposition Division in March 1998, when the patent was upheld. Following the issue of the formal decision, a number of the original opponents filed an appeal. The appeal proceedings were heard on October 10, 2002 and the appeal board reversed its earlier decision. Consequently, the European patent has been revoked and there is no possibility of any further appeal. As a result, the Company will be unable to collect royalties or fees for patent infringement in Europe.

The U.S. patent was first issued on May 17, 1991, and it is set to expire on May 11, 2011.

5.

Proposed Business Acquisition

The Company is completing financial arrangements for the securing of approximately US$ 150 million through Brait SA (“Brait”) on behalf of funds under its management. The financing, comprising the capital raising of US$ 53 million and a share exchange of US$ 97 million, will enable Net 1 to make an offer to acquire Net 1 Applied Technology Holdings Limited (“Aplitec”), a public Johannesburg Stock Exchange (JSE) listed company, as well as providing working capital to enable Net 1 to expand its operations and develop its internal infrastructure on an international basis. The Company, through Brait, will raise the capital through sales of its common stock at US$ 0.50 per common share.

The Company, through Brait, has provided the Board of Directors of Aplitec with an offer to acquire all the assets and liabilities of Aplitec (excluding approximately ZAR 300 million of cash) for approximately US$ 129 million through a combination of cash and share exchange offer to Aplitec shareholders also at a purchase price of US$ 0.50. Aplitec is engaged in the sales, maintenance and development of UEPS smart card based products in South Africa and its surrounding territories with revenues of approximately US$ 100 million. Aplitec has approximately 2,200 employees. Completion of the financing is subject to compliance with regulatory requirements in South Africa and in the United States, including an increase in the authorized capitalization of the Company to permit the common shares to be issued.

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Notes to the Financial Statements

6.	Related Party Transactions

	(a)	Consulting fees include $150,000 (2002 - $150,000, 2001 - $150,000) paid or payable to the CEO of the Company.

	(b)	Pursuant to a Directors’ Resolution of January 29, 2002, $287,500 (2002 - $137,500) of consulting fees have been postponed until the Company has sufficient funds.

(c)

Pursuant to the distribution section of the previous Patent and Technology Agreement, subcontract costs include $nil (2002 - $75,047, 2001 - $356,938) paid to Net 1 (Pty), a company with a common director.

Effective July 1, 2002, the Company entered into a distribution agreement with Net 1 (Pty), which replaced the previous distribution section contained within the previous Patent and Technology Agreement. Subcontract costs will now be determined based on a fixed rate of 9.5% of the license fees received of which there were none for fiscal 2003. As a condition of this agreement, Net 1 (Pty) received $50,000 in full settlement of $154,953 of fees due as at June 30, 2002. The Company wrote off the remaining $104,953 of the debt as a reduction of subcontract costs in the year.

(d)
Under the terms of the previous distribution agreement with Patent and Technology Agreement dated May 3, 2000, the Company recorded revenues of $41,017 (2002 - $157,565, 2001 - $nil) from Net 1 Holdings for sales made during the previous year. A total of $nil (2002 - $91,703, 2001 - $nil) remains receivable without interest and is due on demand.

	(e)	During the year Net 1 Holdings made payments on the Company’s behalf. A total of $36,099 remains outstanding without interest and is due on demand.

31 March 2004 Our Ref: RJL/mn/3788 The Directors Net 1 UEPS Technologies Inc. 5th Floor, North Wing President Place Cnr. Jan Smuts Ave & Bolton Road ROSEBANK

FISHER HOFFMAN PKF (JHB) INC.
(REG. NO. 1994/001166/21)
CHARTERED ACCOUNTANTS (SA)
REGISTERED ACCOUNTANTS & AUDITORS

FHS House 15 Girton Road
Parktown 2193 South Africa

Postnet Suite 200
Private Bag X30500 Houghton 2041

Email info@fhpkfjhb.co.za
Website www.fhpkf.co.za
Docex 135, Jhb

Fax (+27 11) 484-1721
Telephone (+27 11) 480-2300

Dear Sirs

INDEPENDENT AUDITORS’ CONSENT

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and the related Proxy Statement/Prospectus of Net 1 Technologies Inc. for the registration of shares of its common stock and special convertible preferred stock.

Yours faithfully

FISHER HOFFMAN PKF (JHB) INC.

Directors: IG Abbott A Berkowitz JM Borowitz G Chaitowitz JA Craner A Cilliers SS Gamsu AJ Hannington WJ Impey PJ Katzenellenbogen FH Kluever RJ Lawson
Practising consultants: Dr RJE Beale RC Hoffman A van den Berg J Ware Consultants: Dr L Konar DL Rose
Fisher Hoffman PKF is a member firm of PKF International Limited. The regional network of independant financial services providers practising under the style of| “Fisher Hoffman PKF” are separate incorporated entities and practise entirely independently of each other in Benoni, Bloemfontein, Cape Town, Durban, Johannesburg, Newlands, Port Elizabeth, Pretoria, Welkom, Botswana, Namibia and Swaziland.

Balance sheets at June 30, 2003, 2002 and 2001

(In Thousands of Rands)

	Notes	2003	2002	2001

ASSETS

Non-current assets		R 96,050	R 62,512	R 74,289

Property, plant and equipment	2	65,075	33,192	39,751
Intangible assets	3	12,043	18,284	24,298
Deferred tax	4	18,932	11,036	10,240

Current assets		586,478	448,205	317,966

Inventory	5	6,437	15,521	16,611
Trade and other receivables	6	151,492	110,870	100,474
Cash and cash equivalents		428,549	321,814	200,881

Total assets		682,528	510,717	392,255

EQUITY AND LIABILITIES

Capital and reserves		524,120	418,455	309,075

Share capital	7	237	233	230
Share premium		134,497	129,342	123,998
Accumulated profit		389,386	288,880	184,847

Minority interests		–	3,275	1,580

Current liabilities		158,408	88,987	81,600

Trade and other payables	8	107,474	58,591	52,805
Tax		50,934	30,396	28,795

Total equity and liabilities		R 682,528	R 510,717	R 392,255

Income statements for the year ended June 30, 2003, 2002 and 2001.

(In Thousands of Rands)

	Notes	2003	2002	2001

Revenue	9	R 691,484	R 525,585	R 557,445

Cost of sales		234,885	143,795	167,312

Gross profit		456,599	381,790	390,133

Other operating income		3,743	1,872	1,215
Operating expenses		284,474	248,662	265,592

Distribution costs		6,155	2,797	2,583
Administration expenses		70,895	57,551	73,493
Other operating expenses		207,424	188,314	189,516

Profit/(Loss) from operations	10	175,868	135,000	125,756

Interest received		73,086	33,086	11,940
Finance cost		(49,540)	(19,072)	(954)

Profit/(Loss) before tax		199,414	149,014	136,742

Income tax expense	12	69,132	43,286	42,471

Profit/(Loss) after tax		130,282	105,728	94,271

Minority interests		4,095	1,695	1,084

Net profit/(Loss) for year		R 126,187	R 104,033	R 93,187

Earnings per share (Rands)	13	0.53	0.45	0.41

Statements of changes in equity

(In Thousands of Rands)

	Share	Share	Accumulated
	capital	premium	profit	Total

Balance at June 30, 2000	R 199	R 63,684	R 91,660	R 155,543

Issue of share capital	31	60,495	–	60,526
Share issue cost written-off against share
premium	–	(181)	–	(181)
Net profit for year	–	–	93,187	93,187

Balance at June 30, 2001	230	123,998	184,847	309,075

Issue of share capital	3	5,380	–	5,383
Share issue cost written-off against share
premium	–	(36)	–	(36)
Net profit for year	–	–	104,033	104,033

Balance at June 30, 2002	233	129,342	288,880	418,455

Issue of share capital	4	5,179	–	5,183
Share issue cost written-off against share
premium	–	(24)	–	(24)
Net profit for year	–	–	126,187	126,187
Dividends paid to shareholders	–	–	(25,681)	(25,681)

Balance at June 30, 2003	237	134,497	389,386	524,120

Cash flow statements for the year ended June 30, 2003, 2002 and 2001.

(In Thousands of Rands)

	Notes	2003	2002	2001

Cash flows from operating activities		R 171,958	R 124,512	R 136,468

Cash receipts from customers		665,211	503,476	594,094
Cash paid to suppliers and employees		(434,627)	(350,497)	(429,869)

Cash generated from/(utilised by)
operations	18	230,584	152,979	164,225
Interest received		73,086	33,086	11,940
Finance cost		(49,540)	(19,072)	(954)
Tax paid	19	(56,491)	(42,481)	(38,743)
Dividends paid		(25,681)	–	–

Cash flows from investing activities		(70,382)	(8,926)	(27,702)

Additions to property, plant and
equipment		(60,791)	(19,472)	(21,956)
Proceeds from disposal of property,
plant and equipment		2,841	6,335	282
Cash inflow from disposal of business	20	–	4,211	(66)
Acquisition of minority
interests/subsidiaries	21	(12,432)	–	(5,962)

Cash flows from financing activities		5,159	5,347	36,691

Proceeds from issue of share capital		5,159	5,347	40,845
Repayment of interest-bearing
borrowings		–	–	(4,154)

Net increase in cash and cash
equivalents		106,735	120,933	145,457

Cash and cash equivalents at beginning
of year		321,814	200,881	55,424

Cash and cash equivalents at end of
year		R 428,549	R 321,814	R 200,881

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED
JUNE 30, 2003, 2002 AND 2001.
(In Thousands of Rands)

1.	ACCOUNTING POLICIES The principal policies are set out below and are consistent in all material respects with those which were applied in the previous year:

1.1

Basis of presentation

The financial statements of the Group are prepared in conformity with Statements of Generally Accepted Accounting Practice on the historical cost basis, except where otherwise stated.

1.2

Basis of consolidation and goodwill

The consolidated financial statements include those of the holding company and its subsidiaries. The results of subsidiaries are included from the effective dates of their acquisition until the effective dates of their disposal. Goodwill represents the excess of cost of an acquisition over the fair value of the Group’s share of the net assets of the acquired subsidiary at the date of acquisition. Goodwill is capitalised as an intangible asset and amortised on the straight-line basis over the period of the expected benefit, which is estimated at 10 years. Inter-company transactions and balances are eliminated on consolidation. Separate disclosure is made of minority interests.

1.3

Property, plant and equipment

Property, plant and equipment are shown at cost less accumulated depreciation. Property, plant and equipment are depreciated on the straight-line basis at rates which are estimated to amortise the assets to their anticipated residual values over their useful lives. Within the following asset classifications, the expected economic lives are approximately:

Computer equipment	3 years

Office equipment	3 years

Vehicles	4 to 5 years

Furniture and fittings	5 to 10 years

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in income.

1.4

Leasehold improvement costs

Costs incurred in the adaptation of leased properties to serve the requirements of the Company are capitalised and amortised over the shorter of the term of the lease and the contract for which the lease has been entered into. Where the Company is required to restore a property to its original condition upon termination of a lease, the related costs are expensed as incurred.

1.5	Intangible assets Intangible assets are shown at cost less accumulated amortisation and are amortised over their useful lives, which is estimated at five years.

1.6	Deferred tax Deferred tax is provided at current rates on the comprehensive allocation basis, using the liability method. Deferred tax assets are raised to the extent that it is probable that taxable income will be available against which deductible temporary differences and accumulated tax losses can be utilised.

1.7	Inventory Inventory is valued at the lower of cost and net realisable value. Cost is determined on a first-in, first-out basis and includes transport and handling costs.

1.8

Financial instruments

Initial recognition and measurement

Financial instruments are recognised when the Group becomes a party to the transaction. Initial measurements are at cost, which includes transaction costs subsequent to initial recognition. These instruments are measured as set out below:

	1.8.1	Trade and other receivables: Trade and other receivables originated by the Group are stated at cost less provision for doubtful debts.

	1.8.2	Cash and cash equivalents: Cash and cash equivalents are stated at the bank statement balances.

	1.8.3	Trade and other payables: Trade and other payables are carried at their estimated fair value.

1.8.4
The company uses derivative financial instruments including currency forward contracts to hedge its exposure to foreign currency fluctuations. It is the policy of the group not to trade in derivative financial instruments. The company is also exposed to credit risk.

1.8.4.1

Foreign exchange risk

The company has used forward contracts in order to limit its exposure to the ZAR/USD and ZAR/EUR exchange rate fluctuations from foreign currency transactions. As of June 30, 2003 and 2002, the outstanding foreign exchange contracts are as follows:

	2003	2002	2001

Forward purchase contracts

National amount	–	USD 1.150	–

Strike price	–	ZAR 12.643	–

Maturity	–	January 8, 2003	–

1.8.4.2

Interest rate risk

As a result of its normal borrowing activities, the Company’s operating results are exposed to fluctuations in interest rates, which the Company manages primarily through its regular financing activities. The Company generally maintains investment in cash equivalents.

1.8.4.3

Credit risk

Credit risk relates to the risk of loss that the Company would incur as a result of non-performance by counterparties. The Company maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies include an evaluation of a potential counterparty’s financial condition, credit rating, and other credit criteria and risk mitigation tools as deemed appropriate.

In regards to credit risk on financial instruments, the Company maintains the policy to enter into such transactions only with highly rated financial institutions.

1.9

Foreign exchange transactions

Foreign exchange transactions are translated at the spot rate ruling at the date of the transaction. Monetary items are translated at the closing spot rate at the balance sheet date. Exchange differences occurring on the settlement of monetary items or on the reporting of outstanding monetary items, are brought into account as income for the period. Non-monetary items are translated at the spot rate at the date of the transaction or the spot rate on the valuation date if carried at fair value.

1.10

Revenue recognition

Fees and commissions

The Company provides a State pension and welfare benefit distribution service to provincial governments in South Africa. Fees are computed based on the number of beneficiaries included in the Government payfile. Fee income received for these services is recognised in the income statement when distributions have been made.

The Company provides an automated payment collection service to third parties, for which it charges monthly fees. These fees are recognised in the income statement as the collections are made.

Interest income

Interest income earned from micro-lending activities is recognised in the income statement as it falls due, using the effective interest rate method by reference to the constant interest rate stated in each loan agreement. Interest receivable over the term of a loan is recognised as a receivable on inception of the loan and a corresponding amount recorded as deferred income.

For loans in arrears where recovery is determined to be doubtful, an expense is recorded for amounts of interest previously recognised in the income statement that have not been collected. An expense is also charged for future interest recorded as a receivable on the balance sheet. Subsequently, interest income is recorded in the income statement as it falls due under the original terms of the loan agreement.

Systems implementation projects

The Company undertakes smart card system implementation projects. The hardware and software installed in these projects are in the form of customised systems, which ordinarily involve modification to meet the customer’s specifications. Software delivered under such arrangements is available to the customer permanently, subject to the payment of annual license fees. Revenue for such arrangements is recognised under the completed contract method, no income and profit being recognised until the contract is completed, save for annual license fees, which are recognised in the period to which they relate. Up-front and interim payments received are recorded as client deposits until customer acceptance.

Other income

Revenue from service and maintenance activities is charged to customers on a time-and-materials basis and is recognised in the income statement as services are delivered to customers.

1.11

Research and development expenditure

Research expenditure is written-off in the period in which it is incurred. Development expenditure is capitalised until the operation to which it relates commences trading. The expenditure is then written-off on the straight-line basis over the life of the product, which is estimated at no longer than four years. Where the project is terminated, the related development expenditure is written-off immediately.

1.12

Provisions

Provisions are recognised when the Group has a present obligation as a result of a part event and it is probable that this will result in an outflow of economic benefits that can be reliably estimated.

1.13

Cost deferrals

The cost of purchasing and initialising smart cards is capitalised and amortised over the term of the benefits distribution contract, subject to a limit of there being probable future revenues to match the costs deferred.

1.14

Loan provisions

A specific provision is established for all loans where it is considered likely that some of the capital will not be repaid by the borrower. Where the loan capital is insured, the amount due to be recovered from the insurer is recorded as a receivable. Default is taken to be likely after a specified period of repayment default, which is generally taken to be not more than 150 days. This assessment is made based on previous experience and on management judgement of economic conditions.

		2003	2002	2001

2.	PROPERTY, PLANT AND
	EQUIPMENT

	Cost
	Computer equipment	R 85,482	R 54,075	R 49,436
	Furniture and office equipment	17,983	20,715	19,240
	Motor vehicles	59,606	35,236	71,524
		163,071	110,026	140,200
	Accumulated depreciation
	Computer equipment	59,535	38,095	29,746
	Furniture and office equipment	9,229	13,743	11,753
	Motor vehicles	29,232	24,996	58,950
		97,996	76,834	100,449
	Carrying amount
	Computer equipment	25,947	15,980	19,690
	Furniture and office equipment	8,754	6,972	7,487
	Motor vehicles	30,374	10,240	12,574
		65,075	33,192	39,751
	The carrying amount of property, plant
	and equipment can be reconciled as
	follows:

	Carrying amount at beginning of year	33,192	39,751	38,915
	Additions	60,791	19,472	22,412
	Disposals	(2,642)	(5,656)	(30)
	Depreciation	(26,266)	(20,375)	(21,546)
	Carrying amount at end of year	R 65,075	R 33,192	R 39,751

3.	INTANGIBLE ASSETS

	Cost
	Capitalised development costs	R 15,076	R 15,076	R 15,076
	Trademarks	–	2,718	2,718
	Goodwill	23,093	18,031	18,031
		38,169	35,825	35,825
	Accumulated amortization
	Capitalised development costs	15,076	12,797	9,081
	Trademarks	–	1,088	544
	Goodwill	11,050	3,656	1,902
		26,126	17,541	11,527
	Carrying amount
	Capitalised development costs	–	2,279	5,995
	Trademarks	–	1,630	2,174
	Goodwill	12,043	14,375	16,129
		R 12,043	R 18,284	R 24,298
	The carrying amount of intangible assets
	can be reconciled as follows:

	Carrying amount at beginning of year	R 18,284	R 24,299	R 12,020
	Acquisition of minority
	interests/subsidiaries	5,062	–	18,676
	Disposal of trademark	(1,630)	–	–
	Amortisation	(9,673)	(6,015)	(6,398)
	Carrying amount at end of year	R 12,043	R 18,284	R 24,298

		2003	2002	2001
4.	DEFERRED TAX

	Balance at the beginning of year	R 11,036	R 10,240	R 8,630
	Acquisition of subsidiaries	–	–	(193)
	Movement during year attributable to
	temporary differences	7,896	796	1,803
	Balance at the end of year	18,932	11,036	10,240

	Deferred tax on temporary differences
	arising from:

	Assessed losses	8,496	8,468	16,909
	Capitalised development costs	990	990	(125)
	Provisions and accruals	16,764	4,048	1,869
	Pre-paid expenses	(8,099)	(3,251)	(8,625)
	Property, plant and equipment	582	582	13
	Other	199	199	199
		R 18,932	R 11,036	R 10,240

5.	INVENTORY

	Merchandise	R 6,437	R 15,521	R 16,611
		R 6,437	R 15,521	R 16,611

6.	TRADE AND OTHER RECEIVABLES

Trade and other receivables are stated net
of the following provisions for non-recoverable loans	R 50,770	R 42,442	R 25,174
Balance of provision at beginning of year	42,442	25,174	10,616
Additional provisions charged to the
income statement.	8,383	19,275	15,142
Amounts utilized	(55)	(2,007)	(584)

7.	SHARE CAPITAL

	Authorised:
	500,000,000 ordinary shares of 0.1 cent
	each	R 500	R 500	R 500
	500,000,000 “N” ordinary shares of 0,001
	cent each	5	5	5
	Issued:
	236,977,187 (2002: 233,463,846) ordinary
	shares of 0,1 cent each	R 237	R 233	R 230

	Share options
	Unexercised at beginning of year	3,550	7,250	11,025
	Cancelled during year	(37)	(50)	(150)
	Exercised during year	(3,513)	(3,650)	(3,625)
	Unexercised at end of year	—	3,550	7,250

		2003	2002	2001
8.	TRADE AND OTHER PAYABLES

	Trade payables	R 47,233	R 23,403	R 27,305
	Accruals	32,897	18,657	5,189
	Value-added tax payable	4,938	3,632	5,579
	Other payables	3,160	2,444	153
	Provisions	19,246	10,455	14,579
	Balance at beginning of year	10,455	14,579	17,803
	Additional provisions charged to the
	income statement	12,040	6,171	12,868
	Unused amounts credited to the income
	statement	(882)	(2,338)	(7,694)
	Utilised in year	(2,367)	(7,957)	(8,398)
		R 107,474	R 58,591	R 52,805

Provisions consist of the following:

	Bonus	Leave pay	Other	Total
Balance at beginning of year	R 564	R 6,514	R 3,377	R 10,455
Additional provisions charged to the
income statement	6,926	3,738	1,376	12,040
Unused amounts credited to the income
statement	(32)	(850)	–	(882)
Utilised in year	(988)	(1,379)	–	(2,367)
	R 6,470	R 8,023	R 4,753	R 19,246

		2003	2002	2001

9.	REVENUE

	Sale of goods	R 72,259	R 63,082	R 98,993
	Services rendered	619,225	462,503	458,452
		R 691,484	R 525,585	R 557,445

10.	PROFIT/(LOSS) FROM OPERATIONS

	Profit/(Loss) from operations is stated after:
	Auditor’s remuneration:	R 991	R 930	R 632
	Audit fees	603	615	600
	Other services	388	315	32
	Depreciation and amortization:	35,939	26,390	27,944
	Amortisation – capitalised
	development costs	2,279	3,716	3,953
	Amortisation – trademarks	–	545	543
	Amortisation – goodwill	7,394	1,754	1,902
	Depreciation – computer equipment	15,569	10,487	7,908
	Depreciation – furniture and office
	equipment	2,833	3,298	2,056
	Depreciation – motor vehicles	7,864	6,590	11,582
	Directors’ emoluments:	2,949	2,023	1,855
	For services as directors	75	100	25
	For managerial and other services	2,874	1,923	1,830
	Employee costs	138,287	129,315	134,002
	Operating lease rentals – leased premises	20,315	19,627	19,555
	Profit on disposal of property, plant and
	equipment	200	679	252
	Profit on disposal of business	1,086	2,713	–
	Loss on disposal of joint venture	–	–	188
	Other costs:	10,224	–	–
	Settlement of share options	5,349	–	–
	Provision for loss on loan	4,875	–	–

11.	DIRECTORS’
	EMOLUMENTS	2001			2003			2002
				Basic			Basic			Basic
		Bonus	Total	Salaries	Bonus	Total	Salaries	Bonus	Total	Salaries

	Fees and salaries
	Paid to executive
	directors	R 2,294	R 580	R 2,874	R 1,873	R 50	R 1,923	R 1,830	–	R 1,830
	S C P Belamant	1,431	400	1,831	1,200	–	1,200	1,200	–	1,200
	H G Kotzé	863	180	1,043	673	50	723	630	–	630
	Fees paid to non-
	executive directors:
	J C Livingstone			75			75			–
	D A J Donald			–			25			25
	B J S Hore			–			–			–
	D G S Muller			–			–			–

		‘000
		Shares
		exercised	Sold		Exercise	Average
	Opening	during	during	Closing	price per	sale price
	balance	year	year	balance	share	per share

Share options
Executive directors
– S C P Belamant	600	600	1,200	–	R 1.475	R 3.51
– H G Kotzé	600	600	1,200	–	R 1.475	R 3.51

Non-executive directors
– J C Livingstone	600	600	600	600	R 1.475	R 2.98
– D A J Donald	–	–	–	–	–	–
– D G S Muller	–	–	–	–	–	–
– B J S Hore	–	–	–	–	–	–

		2003	2002	2001

12.	INCOME TAX EXPENSE

	South African normal tax
	Current year	R 73,818	R 44,082	R 44,014
	Deferred tax	(7,896)	(796)	(1,803)
	Secondary Tax on Companies	3,210	–	260
		R 69,132	R 43,286	R 42,471
		%	%	%

	Reconciliation of rate of tax:
	South African normal tax rate	30.0	30.0	30.0
	Permanent differences	3.1	(1.1)	0.7
	Secondary Tax on Companies	1.6	–	0.2
	Deferred tax not provided on tax losses	–	0.1	0.2
	Effective rate of tax	34.7	29.0	31.1

	Gross estimated tax losses of certain subsidiaries
	available for utilisation against
	Future taxable income	R 46,040	R 32,337	R 18,211
	Applied to increase deferred tax asset	(28,320)	(28,227)	(18,211)
		R 17,720	R 4,110	R –

13.	EARNINGS PER SHARE		2003	2002	2001

		Number of shares in issue at end of year
	13.1	(‘000)	236,977	233,464	229,814

	13.2	Earnings per share (Rands)	0.53	0.45	0.41
		The calculation of earnings per share is based
		on consolidated net profit attributable to
		ordinary shareholders of R126,187 (2002:
		R104,033 / 2001: R83,187) and the weighted
		average number of shares
		Weighted average number of issued shares
		(‘000)	236,977	230,001	225,004

		Aplitec has no other equity instruments outstanding at the balance sheet date.

14.	OPERATING LEASE COMMITMENTS

		Within	Within	After
	Due	1 year	2-5 years	5 years	Total

The Group leases certain premises under operating leases. The minimum future commitments of the Group for leased premises are:

2003		R 7,967	R 5,586	R 81	R 13,634
2002		8,062	3,551	–	11,613
2001		15,964	9,411	–	25,375

15.	CAPITAL COMMITMENTS

		Group
	2003	2002	2001

The Group’s outstanding capital commitments
at the year-end, which have been approved
by the directors and contracted for amounted to:	R –	R 12,643	R 3,200

These commitments will be funded from cash generated from operations.

16.

RETIREMENT BENEFITS

The Group Provident Fund was a defined contribution fund, registered in terms of the Pension Funds Act (1965), of which membership was optional. The fund was discontinued and currently the Group provides no retirement benefits.

17.	RELATED PARTY TRANSACTIONS Light & Livingstone Financial Services CC, in which Mr. J C Livingstone (a non-executive director) is a member, performs the Company Secretarial function for the Group.

			2003		2002		2001

18.	CASH GENERATED FROM/(UTILISED BY)
	OPERATIONS

	Profit/(Loss) before interest and tax	R	175,868	R	135,000	R	125,756
	Depreciation and amortisation		35,939		26,390		27,944
	Unpaid on disposal of joint venture		–		–		–
	Income from subsidiaries		–		–		–
	Profit on disposal of property, plant and equipment		(200)		(679)		(252)
	Profit on disposal of business		(1,086)		(2,713)		188
	Profit/(Loss) from operations before working capital
	changes		210,521		157,998		153,636
	Working capital changes		20,063		(5,019)		10,589
	Inventory		9,084		1,078		(98)
	Trade and other receivables		(42,906)		(12,019)		34,331
	Trade and other payables		53,885		5,922		(23,644)
		R	230,584	R	152,979	R	164,225

19.	TAX PAID

	Unpaid at beginning of year	R	(30,396)	R	(28,795)	R	(23,101)
	Unpaid on acquisition of subsidiary		–		–		(246)
	Unpaid on disposal of joint venture		–		–		83
	Current tax and secondary tax charged to the income
	statement		(77,029)		(44,082)		(44,274)
	Unpaid at end of year		50,934		30,396		28,795
		R	(56,491)	R	(42,481)	R	(38,743)

20.	DISPOSAL OF BUSINESS

	Goodwill	R	1,630	R	–	R	–
	Inventory		–		11		–
	Trade and other receivables		2,284		1,623		–
	Cash and cash equivalents		–		702		–
	Trade and other payables		(5,000)		(136)		–
	Profit on disposal of business		1,086		2,713		–
	Cash and cash equivalents received		–		4,913		–
	Cash and cash equivalents paid		–		(702)		–
	Net cash inflow	R	–	R	4,211	R	–

21.	PURCHASE OF MINORITY
	INTERESTS/SUBSIDIARIES

	Cash and cash equivalents	R	–	R	–	R	–
	Property, plant and equipment		–		–		1,101
	Inventory		–		–		29
	Trade and other receivables		–		–		715
	Trade and other payables		–		–		(293)
	Tax		–		–		(246)
	Deferred tax		–		–		(193)
	Goodwill		12,432		–		17,886
	Minority interests		–		–		6,317
	Acquisition costs incurred		–		–		146
	Cost price		12,432		–		25,462
	Shares issued at a premium		–		–		(19,500)

	Net cash outflow	R	12,432	R	–	R	5,962

22.	CASH AND CASH EQUIVALENTS

	Bank balances and cash	R	428,549	R	321,814	R	200,881

23.

US GAAP INFORMATION

RECONCILIATION OF NET INCOME, SHAREHOLDERS’ EQUITY AND CASH FLOWS FROM SA GAAP TO US GAAP

The financial statements have been prepared in accordance with South African Generally Accepted Accounting Principles (SA GAAP), which differs in certain respects from Generally Accepted Accounting Principles in the United States (US GAAP). The effect of applying US GAAP principles to net profit and shareholders’ equity is set out below along with an explanation of applicable differences between SA GAAP and US GAAP:

	Notes	2001	2002	2003
Net profit as reported in accordance with SA
GAAP		R 93,187	R 104,033	R 126,187

Items increasing / (decreasing) net profit:
Goodwill - capitalization	(a)	(11,909)	(11,909)	—
Goodwill - non-amortization	(b)	—	—	5,660
Goodwill - purchase price adjustment	(c)	1,510	1,510	—
Intangible assets - purchase price adjustment	(c)	(630)	(630)	(630)
Goodwill - purchase price adjustment -
compensation	(d)	1,089	1,089	—
Goodwill - treatment of negative goodwill	(e)	93	371	—
Goodwill - date of acquisition	(f)	(5,883)	—	(11,204)
Goodwill - self insurance	(i)	1,400	1,400	—
Goodwill - acquisition of Net 1 Investment
Holdings intangible asset	(g)	(1,448)	(1,448)	(1,448)
Deferred taxes - acquisition of Net 1 Investment
Holdings intangible asset	(g)	1,448	1,448	1,448
Development expenditure	(h)	3,307	3,716	2,279
Self-insurance	(i)	2,832	4,751	7,901
Stock compensation - employees	(j)	(11,233)	(3,904)	(5,553)
Derivatives	(k)	116	—	—
Internally developed intangible asset	(l)	543	543	1,630
Income tax - rate differences	(m)	(10,687)	(11,361)	(13,886)
Income tax - effect of US GAAP adjustments	(n)	(2,330)	(3,166)	(4,224)

Net profit in accordance with US GAAP before
extraordinary item and cumulative effect of
change in accounting principle		61,405	86,443	108,160
Extraordinary item - SFAS 142	(e)	—	—	7,764
Change in accounting policy upon adoption of
SFAS 142	(e)	—	—	2,879
Net profit in accordance with US GAAP after
extraordinary item and cumulative effect of
change in accounting principle		R 61,405	R 86,443	R 118,803
Earnings per share before extraordinary item
and cumulative effect of a change in
accounting principle computed in accordance
with US GAAP
Basic (ZAR)		0.27	0.38	0.46
Diluted (ZAR)		0.27	0.37	0.46
Earnings per share after extraordinary item
and cumulative effect of a change in
accounting principle computed in accordance
with US GAAP
Basic (ZAR)		0.27	0.38	0.50
Diluted (ZAR)		0.27	0.37	0.50

	Notes	2001	2002	2003

Shareholders’ equity as reported in accordance
with
SA GAAP		R 309,075	R 418,455	R 524,120
Items increasing / (decreasing) shareholders’ equity:
Goodwill - capitalization	(a)	93,973	82,064	82,064
Goodwill - non-amortization	(b)	—	—	5,660
Goodwill - purchase price adjustment	(c)	(11,299)	(9,789)	(9,789)
Intangible asset - purchase price adjustment	(c)	5,669	5,039	4,409
Goodwill - purchase price adjustment -
compensation	(d)	(8,440)	(7,351)	(7,351)
Goodwill - treatment of negative goodwill	(e)	93	464	464
Goodwill - date of acquisition	(f)	(5,883)	(5,883)	(17,087)
Goodwill - self insurance	(i)	3,150	4,550	4,550
Goodwill - acquisition of Net 1 Investment
Holdings intangible asset	(g)	13,028	11,581	10,133
Deferred taxes - impact of acquisition of Net 1
Investment Holdings intangible asset	(g)	(13,028)	(11,581)	(10,133)
Development expenditure	(h)	(5,995)	(2,279)	—
Self-insurance	(i)	2,832	7,583	15,484
Derivatives	(k)	(125)	(125)	(125)
Internally developed intangible asset	(l)	(2,173)	(1,630)	—
Income tax - rate differences	(m)	(20,261)	(31,622)	(45,508)
Income tax - effect of US GAAP adjustments	(n)	2,063	(1,103)	(5,327)
Change in accounting policy on adoption of SFAS
142	(e)	—	—	2,879
Dividends declared but not paid		—	(25,681)	(35,547)
Extraordinary item		—	—	7,764
Shareholders’ equity in accordance with US
GAAP		R 362,679	R 432,692	R 526,660

Movements in shareholders’ equity in accordance
with US GAAP

Balance at beginning of period		R 229,696	R 362,679	R 432,692
Issue of share capital		60,526	5,383	5,183
Share issue costs		(181)	(36)	(24)
Net profit for the year		61,405	86,443	118,803
Stock-based compensation		11,233	3,904	5,553
Dividends declared		—	(25,681)	(35,547)
Balance at end of period		R 362,679	R 432,692	R 526,660

The cash flow statement is presented in accordance with SA GAAP, which in this respect is the same as IAS No 7, Cash flow statements and consequently the SEC does not require a reconciliation to US GAAP to be presented.

A summary of the principal differences between SA GAAP and US GAAP applicable to the Company is set forth below:

(a) Goodwill - capitalization

Under SA GAAP up to and including the financial year ended June 30, 2000, goodwill arising in a business combination was written off immediately against shareholders’ equity. With effect from July 1, 2000, SA GAAP changed and entities were required to capitalize goodwill arising on business combinations and to amortize the goodwill over its useful life.

The Company wrote off the following amounts of goodwill directly to reserves:

1998	17,110
1999	71,154
2000	32,778
Total	R 121,042

Under US GAAP until July 1, 2002 goodwill should have been capitalized and amortized over its useful life not to exceed 40 years.

The adjustment therefore gives effect to the amount of goodwill that would have been required to be recognized in a US GAAP balance sheet and the amount of amortization that would have arisen thereon, which has been calculated on the basis of a useful life of 10 years.

(b) Goodwill - non-amortization

Under current SA GAAP since July 1, 2000 (see a above), positive purchased goodwill should be capitalized as an asset. If it is regarded as having a limited useful life it should then be amortized over that useful live which is generally presumed not to exceed 20 years. If it is regarded as having a useful life in excess of 20 years the goodwill is amortized over the best estimate of its useful life and the recoverable amount of the goodwill is assessed at least annually in order to identify any impairment loss. If goodwill is regarded as having an indefinite useful live it should not be amortized. Goodwill that is not amortized should be tested for impairment at the end of each reporting period and, if necessary, written down.

Under US GAAP, accounting for goodwill and intangible assets was substantially the same as current SA GAAP until the adoption of SFAS No. 141, Business Combinations (SFAS 141) and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires all business combinations consummated after June 30, 2001 to be accounted for under the purchase method. SFAS 141 also sets forth guidelines for applying the purchase method of accounting in the determination of intangible assets, including goodwill, acquired in a business combination.

SFAS 142 addresses the initial and ongoing financial accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 requires that goodwill be separately disclosed from other intangible assets in the balance sheet, and no longer be amortized but tested for impairment at least annually (or more frequently if impairment indicators arise). SFAS 142 is effective for financial statements for periods beginning on or after December 15, 2001. Additionally, the amortization provisions of SFAS 142 are applicable to goodwill arising in all business acquisitions consummated after June 30, 2001 regardless of the adoption date of SFAS 142.

The Company adopted SFAS 142 generally with effect from July 1, 2002. From that date all goodwill is no longer amortized.

This adjustment therefore reverses the amount of goodwill amortization charged after July 1, 2002 in the SA GAAP financial statements. This adjustment excludes R1,754 of expense recorded as goodwill amortization for SA GAAP purposes that would be considered to be intangible asset amortization expense under US GAAP in accordance with adjustment (g) below.

The Company has carried out the initial impairment testing of goodwill required by SFAS 142 as at July 1, 2002. Fair value was determined based on discounted cash flows using reasonable and appropriate assumptions that are consistent with internal forecasts. As a result, the Company determined that goodwill was not impaired and no adjustments were recorded.

(c) Goodwill and intangible assets - purchase price adjustment

During the three year period ended June 30, 2000, the Company acquired controlling interests in Cash Paymaster Services (Proprietary) Limited, Country on a Card, Moneyline Financial Services (Proprietary) Limited, and Net 1 Southern Africa (Proprietary) Limited (Creative Logica). Purchase consideration was satisfied in each instance by the Company through the issuance of a fixed number of shares. The number of shares issued was determined based on a fixed share price and the value ascribed to the business being acquired. For the Company’s purpose, the purchase price was determined using that fixed share price.

US GAAP requires that shares issued in a purchase business combination should be accounted for at their fair value, which in the case of quoted shares should be determined using the market value at the date the terms of the acquisition are announced , and in the case of the acquisition of an intangible asset, at the date of acquisition.

This adjustment reduces the total amount of purchased goodwill for US GAAP purposes. Because the goodwill arising under SA GAAP was written off directly to reserves, the adjustment consequently reduces the amount of amortization expense arising as a consequence of adjustment (a) above until 2003 when goodwill ceased to be amortized for US GAAP purposes, and increases the amount of amortization expense recorded in respect of the Company’s intangible asset in accordance with adjustment (g) below.

(d) Goodwill - purchase price adjustment and compensation effect

In March 1999, the Company acquired 100% of Cash Paymaster Services (Proprietary) Limited. The consideration was payable in two tranches, and included the issuance of 5 million shares to employees of the acquired company to induce them to enter into new employment contracts. There were no provisions requiring the employees to return the shares if they left employment.

For US GAAP purposes, these shares represented compensation to employees which, absent any service period, should have been immediately expensed.

This adjustment therefore adjusts for US GAAP purposes the amount of goodwill that arose on the acquisition by reducing it and instead charging an amount of compensation expense to income in 1999 and thus reducing the amount of goodwill amortization arising from adjustment (a).

The Company also paid R4 million for consulting services to be provided by the selling shareholder. Under SA GAAP, the amount is being amortized over the period over which the services are to be rendered. For US GAAP, such payments are not additional purchase price consideration, and should be expensed in a manner consistent with SA GAAP.

(e) Treatment of negative goodwill

Under SA GAAP, negative goodwill is determined as the excess of the fair value of identifiable assets and liabilities acquired over the purchase price in a business combination. It is then amortized by crediting the income statement over an appropriate period.

Under SA GAAP, negative goodwill is included in the balance sheet and is credited to goodwill in two different methods. For negative goodwill that is related to anticipated future losses or expenditures, it is recognized as income when the losses or expenditure are incurred. For negative goodwill that relates to identifiable non-monetary assets, it is recognized in income on a straight-line basis over the useful economic life of the non-monetary assets.

Under US GAAP, until July 1, 2002, the excess of the fair value of identifiable assets and liabilities over purchase price was first applied to reduce pro-rata the fair value of long-lived intangible and tangible assets (with certain exceptions) and once the carrying value of such assets had been reduced to zero the remaining amount (“negative goodwill”) was then amortized by crediting the income statement over an appropriate period.

Under US GAAP for business combinations initiated after June 30, 2001, where the sum of the amounts assigned to assets acquired and liabilities assumed exceeds the cost of the acquired entity, that excess is allocated as a pro-rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets except (a) financial assets other than investments accounted for by the equity method, (b) assets to be disposed of by sale, (c) deferred tax assets, (d) prepaid assets related to pension or other post retirement benefit plans, and (e) any other current assets. If any excess remains after reducing to zero the amounts that otherwise would have been assigned to those assets, that remaining excess is recognized as an extraordinary gain. Any unamortized negative goodwill relating to a business combination which occurred prior to July 1, 2001 was required to be written off and recognized as a change in accounting principle upon adoption of SFAS 142.

Prior to July 1, 2002 no negative goodwill arose for SA GAAP purposes but because of adjustment (f) described below and the effect of reducing the purchase price for US GAAP purposes, negative goodwill arose for US GAAP purposes. This adjustment recognizes that amount of negative goodwill, amortizes it for US GAAP purposes up to July 1, 2002 and then recognizes the remaining amount as a cumulative adjustment .

Subsequent to June 30, 2002 negative goodwill arose for SA GAAP and US GAAP purposes. This adjustment also credits the amount of negative goodwill recognized under US GAAP to income as an extraordinary item and reverses the amortization credit recorded for SA GAAP purposes.

(f) Goodwill - date of acquisition adjustment

For the Company’s purposes, the date of acquisition of a minority interest in the year ended June 30, 2003 has been treated as being the beginning of the financial year and the results of the acquired business have been included in consolidated income statement from that date. Likewise, goodwill has been computed as the difference between the purchase price and the fair value of the identifiable assets and liabilities as of the same date.

For US GAAP purposes, the results of acquired businesses should be reflected in the income statement only as from the date of acquisition and the fair value of acquired assets and liabilities determined as of that date.

This adjustment therefore deducts from the income for the period the results of the acquired business from the beginning of the year until the date of acquisition and treats that amount as goodwill to be accounted for in accordance with SFAS 142. the relevant provisions of US GAAP at the time.

(g) Goodwill - Acquisition of Net 1 Investment Holdings

The Company obtained the patent for the Funds Transfer System (FTS) on its acquisition of Net 1 Investment Holdings (Proprietary) Limited (Net 1) on July 12, 2000. 100% of Net 1’s issued share capital was acquired for R3 million, which was satisfied through the issuance of 9,750,000 of Aplitec common shares. Net 1 was a holding company that did not generate significant revenues or expenses and did not have significant assets or liabilities other than the FTS patent rights for South Africa and surrounding territories, on which the Company’s smart card applications are now based.

For SA GAAP purposes, this was treated as the acquisition of a business as it was a corporate entity and the excess of the purchase price over the identifiable assets acquired was treated as goodwill and amortized over 10 years.

For US GAAP purposes, EITF 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, defines a business and the acquisition of Net 1 Investment Holdings was in substance the acquisition of an asset. As such, the treatment of the premium on acquisition over the net asset value is regarded as being attributable to the patent rights acquired and not treated as goodwill. The patent rights carrying value should be amortized over 10 years, which is the same period that would be used to amortize goodwill. Accordingly there would be no income statement effect if the patent were amortized as opposed to goodwill of the same amount.

However, while under SA GAAP, no deferred tax liability is recognized in respect of intangible assets acquired other than in a business combination where there is a difference at the date of acquisition between the assigned values and the tax bases of the assets, under US GAAP, a deferred tax liability (and corresponding increase in assets acquired) is recognized for all temporary differences between the assigned values and the tax bases of intangible assets acquired. The recording of such deferred tax liability has no net impact on net income or shareholders’ equity as determined under US GAAP as the decrease in income tax expense is offset by a corresponding increase in amortization.

(h) Development expenditure

The Company capitalised R15 million in development costs in 1998 and 1999 and has then amortised these over the four years ended June 30, 2003. Subsequent to 1999, development costs have been expensed as incurred.

Under SA GAAP, expenditure on development is charged to income in the year in which it is incurred except where a clearly defined project is undertaken and it is reasonably anticipated that development costs will be recovered through future commercial activity. Such development costs are capitalized as an intangible asset and amortized on a straight-line basis over the life of the project from the date when the developed asset is put into use. Research costs are generally expensed as incurred.

Under US GAAP, costs incurred to develop computer software to be used externally are expensed as incurred until the developed software has been proven to be technologically feasible, in accordance with SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (SFAS 86). Under SFAS 86, technological feasibility of a computer software produce is established when all planning, designing, coding, and testing activities that are necessary to establish that the produce can be produced to meet its design specifications including functions, features, and technical performance requirements. Costs to develop software for internal use by the Company are generally expensed as incurred, except in certain situations, as outlined in Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1), issued by the AICPA. Under SOP 98-1, only certain costs to develop internal-use computer software during the application development stage or costs to develop or obtain software that allows for access or conversion of old data by new systems are eligible for capitalization. All other costs, including those incurred in the project development and post-implementation stages are expensed as incurred.

The Company did not meet the relevant criteria for capitalization of software development costs under US GAAP and consequently the amounts capitalized under SA GAAP would not have been capitalized under US GAAP.

(i) Self-insurance provision and captive insurance company

The Company has established a provision in respect of self-insured losses (mainly attributable to cash in transit theft) based on an actuarially determined amount of such losses expected to arise in the next 12 months. The amount provided is R10 million in the year ended June 30, 2002 and a further R10 million in the year ended June 30, 2003. These provisions have not been claimed for tax purposes and accordingly a debit to deferred tax has been raised to account for the tax effect of such amounts.

In addition, the Company has an insurance captive with a current balance of around R10 million. This was acquired as part of the acquisition of Cash Paymaster Services in 1999. This asset was not recognised on acquisition and the amount at acquisition was R14 million.

For the purpose of US GAAP, self-insurance does not represent the transfer of risk and as such it is not possible to recognize a liability for future losses that will arise from events subsequent to the balance sheet date. In addition the captive insurance company should be consolidated for US GAAP purposes.

This adjustment therefore reverses that part of the charge in the income statement in respect of such losses that does not represent the losses of the period, consolidates the assets of the captive insurance company and decreases, for US GAAP purposes, the amount of goodwill amortization that is recorded under SA GAAP.

(j) Stock compensation - employees

Under SA GAAP there is currently no literature that regulates the accounting treatment of employee stock compensation. Accordingly, for SA GAAP purposes, the Company does not account for the stock options at the time of grant. Upon exercise, the issuance of the shares is accounted for at the exercise price of the stock option, with no effect on earnings. Options granted to directors are disclosed in the Company’s financial statements.

Under US GAAP, companies may elect to follow the accounting prescribed by either Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees (APB 25), or SFAS No 123, Accounting for Stock-Based Compensation (SFAS 123). Under US GAAP, compensation is recorded for the cost of providing warrants and options to the employee over the relevant service period. The costs can be determined based on either the intrinsic value method (APB 25) or the fair value method (SFAS 123).

Under the intrinsic value method, the compensation cost is the difference between the market price of the stock at the measurement date and the price to be contributed by the employee (exercise price).

Under the intrinsic method, the measurement date is the first date on which the employee knows the number of shares that such employee is entitled to receive and the exercise price. The measurement date is often the grant date; however, it may be later than the grant date in plans with variable terms that depend on events that occur after the grant date. These terms may be variable by design, may become variable due to their modification after the date of grant, or may be considered variable due to their relationship to other stock option features. In such cases, compensation is measured at the end of each reporting period until the measurement date or, in some cases, until exercise, forfeiture, or expiry of the stock option.

The Company has elected to apply the intrinsic value method in respect of grants to employees made in May 2000. While these grants of options were made at an exercise price that was equivalent to market value at date of grant the employees were permitted to exercise using a loan provided by the Company. These loans are non-recourse and bear interest at a variable rate. Consequently, under EITF 95-16, Accounting for Stock Compensation Arrangements with Employer Loan Features under APB Opinion No. 25 and FIN 44, Accounting for Certain Transactions involving Stock Compensation, these awards are accounted for as variable awards under US GAAP with the final measurement of the compensation expense only being determined when the loans are repaid or when the options are exercised without a loan.

(k) Derivative financial instruments

The Company has historically entered into foreign exchange forward contracts to hedge its exposure to fluctuations in foreign currency exchange rates on specific transactions. Under SA GAAP, prior to the adoption of AC133, Financial Instruments: Recognition and Measurement (AC 133) on July 1, 2002, gains and losses on forward contracts designated as hedges of identifiable foreign currency firm commitments were recognized in the measurement of the related foreign currency transactions.

Under SA GAAP, upon adoption of AC133, the difference between previous carrying amounts and the fair value of derivatives, which prior to the adoption of AC133 had been designated as either fair value or cash flow hedges but do not qualify as hedges under AC133, is recognized as an adjustment of the opening balance of retained earnings at the beginning of the financial year AC133 is initially applied. Changes in the fair value of derivatives not designated as hedges after July 1, 2002 are recorded in the income statement.

Under US GAAP, upon adoption of SFAS 133, the difference between previous carrying amounts and the fair values of derivatives, which prior to the adoption of SFAS 133 had been designated as cash flow type hedges but do not qualify as hedges under SFAS 133 is recognized as a cumulative effect adjustment of other comprehensive income in the year SFAS 133 is initially applied.

(l) Internally developed intangible asset

In 2000, the Company incurred costs of approximately R3 million to develop and promote a trademark. Under SA GAAP, these costs were capitalized as an intangible asset. Under US GAAP, only the costs of intangible assets acquired from other enterprises or individuals that provide a future discernible benefit are capitalized, whilst other costs of developing, maintaining, or restoring intangible assets which are not specifically identifiable, have indeterminate lives, or are inherent in a continuing business and related to an enterprise as a whole are deducted from income when incurred. The trademark developed by the Company would not be considered to have a determinate life under US GAAP, and would consequently be expensed as incurred.

This adjustment therefore treats the costs of developing the trademark as an expense in 2000 for US GAAP purposes and reverses the intangible asset amortization under SA GAAP from 2000.

(m) Income tax - rate differences and effect on tax charge

The tax rate in South Africa varies depending on whether income is distributed. The income tax rate is 30% but upon distribution an additional tax (Secondary Tax on Companies or “STC”) of 12.5% is due based on the amount of the dividends net of dividends received during a dividend cycle.

In conformity with SA GAAP, the Company reflects the STC as a component of the income tax charge for the period in which dividends are declared. SA GAAP also requires that deferred tax be provided for at the undistributed rate of 30%.

For the purpose of US GAAP, under SFAS No. 109, Accounting for Income Taxes (SFAS 109), temporary differences have been tax effected using the tax rate that will apply when income is distributed, i.e. an effective rate of 37.78% including STC.

The Company has therefore computed the estimated STC that would become payable upon distribution of relevant undistributed earnings and accrued that amount as an additional liability for US GAAP purposes.

(n) Deferred taxation

The tax effects of the US GAAP adjustments have been calculated based on the enacted tax rate of 37.78% (2002: 37.78%; 2001: 37.78%).

A reconciliation of the deferred tax balances under SA GAAP to the amounts determined under US GAAP is as follows:

	2001	2002	2003

Net deferred tax assets
(liabilities):

As reported under SA GAAP	R 10,240	R 11,036	R 18,932

Additional temporary difference	(13,028)	(11,580)	(10,132)

Income tax - rate difference	2,706	2,913	4,960

Tax effect of US GAAP	2,063	(1,103)	(5,327)
adjustments

As adjusted under US GAAP	R 1,981	R 1,266	R 8,433

Under US GAAP, long-term tax liabilities would be recognized as of June 30, 2001, 2002, and 2003 of $20,261, $31,622 and $ 45,508, respectively, in respect of the tax rate adjustment described in adjustment (m) above.

Other differences between SA GAAP and US GAAP not affecting the determination of shareholders’ equity or net income for the periods presented

Capitalized interest

Under SA GAAP, borrowing costs that are directly attributable to the acquisition, construction, or production of a qualifying asset are capitalized as part of the cost of that asset.

Under US GAAP, interest cost incurred during the construction period is capitalized. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the estimated useful life of the asset. Capitalized interest was nil for the years ended June 30, 2003, 2002 and 2001.

The Company has no material GAAP difference in this respect.

Revenue recognition

The Company recognizes revenue when all significant risks and rewards of ownership of the asset sold are transferred. Under SA GAAP, turnover represents the net invoice value of goods and services provided to third parties, deducting sales taxes and duties.

US GAAP has a number of specific pronouncements relating to aspects of revenue recognition in general and in particular industries. The SEC Staff has issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101). Under SAB 101 revenue is recognized when the following four criteria are all met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the sales price to the buyer is fixed or determinable, and (iv) collectibility is reasonably assured.

The Company has no material GAAP difference in this respect.

Inventory

Under SA GAAP, inventory is valued at the lower of cost and net realisable value. Under US GAAP inventory is valued at the lower of cost and market value. No material difference results

Impairment of assets

Under SA GAAP, the Company is required to annually assess at the balance sheet date or earlier should a triggering event occur, whether there are any indications that an asset may be impaired. Should there be such an indicator, the asset must be tested for impairment. An impairment loss must be recognized in the income statement, should the carrying amount of an asset exceed its recoverable amount. The impairment loss is the difference between the carrying amount of the asset and its recoverable amount. The recoverable amount is the higher of the net selling price of the asset and its value in use. Value in use is the future cash flows to be derived from the particular asset, discounted to present value using a pre-tax market-determined rate that reflects the current assessment of the time value of money and the risks specific to the asset. The reversal of an impairment loss in subsequent periods is permitted when there has been a change in economic conditions or the expected use of the asset.

Under US GAAP, the Company is required to test for impairment whenever there is an indication of impairment. For assets to be held and used, impairment is first measured by reference to undiscounted cash flows. If there is no impairment by reference to undiscounted cash flows, no further action is required but the useful life of the asset must be reconsidered. If impairment exists the Company must measure impairment by comparing the fair value of the asset to its carrying value. Fair value is either market value (if an active market for the asset exists) or the sum of discounted future cash flows. The discount rate reflects the risk that is specific to that asset. For assets to be disposed of, the loss recognized is the excess of the carrying amount of the asset over its fair value less costs to sell. The reversal of previously recognized impairment losses is prohibited.

The Company currently has no material GAAP difference for impairment of assets.

Business combinations - contingent purchase price

SA GAAP requires that when an acquisition agreement provides for an adjustment to the purchase consideration contingent on one or more future events, the amount of the adjustment should be included in the cost of the acquisition as at the date of acquisition if the adjustment is probable and the amount can be measured reliably. The cost of the acquisition should be adjusted when a contingency affecting the amount of the purchase consideration is resolved subsequent to the date of the acquisition, such that payment of the amount is probable and a reliable estimate of the amount can be made.

Under US GAAP contingent purchase consideration is usually only included in the measurement of purchase price, and hence goodwill, when the contingency is resolved and consideration becomes payable.

The Company currently has no material GAAP difference in this respect.

Business combinations - determination of fair value

Under SA GAAP, where it is not possible to complete the determination of fair values by the date on which the first post-acquisition financial statements are approved, a provisional assessment of fair values is made and any adjustments required to those provisional fair values, and the corresponding adjustments to purchased goodwill, are incorporated in the financial statements for the first full annual accounting period following the acquisition.

Under US GAAP, adjustments are likewise permitted subsequent to consummation of the acquisition, but the “allocation period” should usually not exceed one year from the consummation of a business combination.

The Company currently has no material GAAP difference in this respect.

Accounting for minority interest in a business combination

Under SA GAAP, minority interest in a business combination is either stated at the minority’s proportion of the fair values of the net identifiable assets of the acquired entity or at historical values.

Under US GAAP, minority interest is determined at historical values.

For SA GAAP purposes, the Company states minority interest at historical values. Accordingly, the Company has no GAAP difference in this respect.

Accounting for leases

Under SA GAAP, a lease is classified as a finance lease if the risks and rewards of ownership lie with the lessee.

Examples of situations that would normally lead to a lease being classified as a finance lease are:

(1)	The lease transfers ownership of the asset to the lessee by the end of the lease term.

(2)
The lessee has the option to purchase the asset at a price which is expected to be sufficiently lower than the fair value at the date the option becomes exercisable such that, at the inception of the lease, it is reasonably certain that the option will be exercised.

(3)	The lease term is for the major part of the economic life of the asset even if title is not transferred.

(4)	At the inception of the lease the present value of the minimum lease payments amounts to at least substantially all of the fair value of the leased asset.

(5)	The leased assets are of a specialized nature such that only the lessee can use them without major modifications being made.

(6)	If the lessee can cancel the lease, the lessor’s losses associated with the cancellation are borne by the lessee.

(7)	Gains or losses from the fluctuation in the fair value of the residual fall to the lessee (for example in the form of a rent rebate equaling most of the sales proceeds at the end of the lease).

(8)	The lessee has the ability to continue the lease for a secondary period at a rent that is substantially lower than market rent.

Under US GAAP, if any one of the following four criteria applies to a lease agreement, then the lease must be classified as a finance lease by the lessee:

(1)	The lease transfers ownership of the leased assets to the lessee at the end of the lease term.

(2)	The lease contains a bargain purchase option.

(3)	The lease term is greater than or equal to 75% of the economic useful life of the leased asset.

(4)	The present value of the minimum lease payments is greater than or equal to 90% of the fair value of the leased asset.

The Company currently has no material GAAP difference in this respect.

Restructuring costs

Under SA GAAP, a provision is required to be recognized when an entity has a present obligation as a result of a past event, it is probable that a transfer of economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Under US GAAP, restructuring costs are accounted for under SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. It also concludes that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Under SFAS 146, fair value is the objective for initial measurement of the liability. In respect to other exit costs, liabilities are simply recognized when they are incurred, which is normally when the goods or services associated with the activity are received.

The Company currently has no material GAAP difference in this respect.

Investments in securities

Under SA GAAP, accounting for investments in equity securities that have readily determinable fair values and for all debt securities is based on the particular security classification.

Debt securities that the entity has the positive intention and ability to hold to maturity are classified as “held to maturity” and reported at amortized cost.

Debt and equity securities that are held for current resale are classified as “held for trading securities” and reported at fair value, with unrealized gains and losses included in earnings.

All other debt and equity securities are classified as “available for sale” and should be reported at fair value, with unrealized gains and losses either included in earnings or recognized in equity until the debt or equity security is sold, collected, or otherwise disposed of, or until the financial asset is determined to be impaired.

A financial asset is impaired if its carrying amount is greater than its estimated recoverable amount. An enterprise should assess at each balance sheet date whether there is any objective evidence that a financial asset or group of assets may be impaired. If any such evidence exists, the enterprise should estimate the recoverable amount of that asset or group of assets and recognize any impairment loss in earnings. If a loss on a financial asset carried at fair value has been recognized directly in equity and there is objective evidence that the asset is impaired, the cumulative net loss that had been recognized directly in equity should be removed from equity and recognized in net profit or loss for the period even though the financial asset has not been derecognized.

Under US GAAP, investments in equity securities with no readily determinable fair values are recorded at historical cost. The accounting for investments in equity securities that have readily determinable fair values and for all debt securities is based on the particular security classification.

Debt securities that the entity has the positive intention and ability to hold to maturity are classified as “held to maturity” and reported at amortized cost. The requirements for use of this category are very restrictive.

Debt and equity securities that are held for current resale are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in earnings. All other debt and equity securities are classified as “available for sale” and reported at fair value, with unrealized gains and losses reported as other comprehensive income.

For securities classified as either “held to maturity” or “available for sale”, other than temporary declines in fair value require that the cost of the security be written down to the fair value and the adjustment be recorded through earnings.

The Company currently has no material GAAP difference in this respect.

Stock compensation - non-employees

In 1997 the Company granted certain stock options (the “call options”) to three black empowerment agencies whereby the agency had the right to acquire shares at a pre-determined price provided that they introduced certain levels of additional business to the Company.

These call options were not exercised because the Company believed that the required levels of additional business were not attained. However, in respect of one agency the Company decided to make cash settlement and that amount was recognized as an expense in 2002.

Under US GAAP, warrants and options granted to non-employees for services performed are accounted for at fair value. The fair value is measured at the earlier of the completion of the services or the date when the Company receives a commitment of performance with estimates of final compensation expense made in the intervening periods until final cost can be measured.

Because of the nature of the performance conditions, the Company does not believe it would have been required to recognize any compensation cost under these arrangements and as such a measurement date was never reached. Consequently, for the purpose of US GAAP the cash settlement appropriately measures the cost.

In addition to granting the call options to the black empowerment agencies, the Company also had the option to require the agencies to purchase shares at the same pre-determined price (the “put options”). Although the put options in respect of two of the agencies expired unexercised, the Company exercised its put option in respect of one agency in 1999 and issued 4 million shares. At the time of issuance, the market price of the Company’s share exceeded the option’s exercise price and the agency had no further obligation to provide any additional service.

Under SA GAAP, the issuance of the put option was recognized as the issuance of share capital at the option exercise price.

Under US GAAP, the option would be accounted for at fair value, with the excess between the option exercise price and the fair value of the shares recognized as a period expense. In 1999, therefore, an additional expense would have been recorded for US GAAP purposes, with an offsetting increase to additional-paid-in-capital. There is no impact of this entry on total shareholders’ equity, however, in any of the periods presented.

Derecognition of assets

Under SA GAAP, financial assets are derecognized when the Company realizes the rights to the benefits specified in the contract, the rights expire or the Company surrenders or otherwise loses control of the contractual rights that comprise the financial asset.

Under SA GAAP, financial liabilities are derecognized when the obligation specified in the contract is discharged, cancelled or expires.

Under US GAAP, a transfer of all or a portion of a financial asset in which the transferor surrenders control over such financial asset shall be accounted for as a sale to the extent that consideration other than beneficial interests in the transferred asset is received in exchange. The transferor has surrendered control over transferred assets if and only if all of the following conditions are met:

a.	The transferred assets have been isolated from the transferor - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership.

b.
transferee (or, if the transferee is a qualifying SPE, each holder of its beneficial interests) has the right to pledge or exchange the assets (or beneficial interests) it received, and no condition both constrains the transferee (or holder) from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the transferor.

c.
The transferor does not maintain effective control over the transferred assets through either (1) an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity or (2) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call

The Company currently has no material GAAP difference in this respect.

ADDITIONAL DISCLOSURES REQUIRED BY US GAAP

(a) Stock-based compensation

The Company accounts for stock-based compensation under the expense recognition provisions of APB 25 and provides disclosures of pro-forma stock compensation expense in accordance with SFAS 123. Included in net income for the Company’s share option plan under APB 25 was a charge of R11 million (2002: R4 million; 2001: R5 million). Had compensation expense for share options granted under the stock option plan been determined based on fair value at the grant dates consistent with the method required in accordance with SFAS 123, the Company’s net income and earnings per share in accordance with US GAAP for 2001, 2002 and 2003 would have been as presented in the pro-forma disclosures below:

Net income, as reported under
US GAAP	R 61,405	R 86,443	R 118,803
Add back: stock-based
compensation
expense included in
reported net income,
net of related tax
effects	11,233	3,904	5,553
Deduct: total stock-based
compensation expense
determined under fair
value based method for
all awards, net of
related tax effects	(3,934)	(2,122)	(902)

Pro-forma net income	R 68,704	R 88,225	R 123,454
Earnings per share, basic and
diluted (R):
Basic, as reported	0.27	0.38	0.50
Basic, pro forma	0.31	0.39	0.52
Diluted, as reported	0.27	0.37	0.50
Diluted, pro forma	0.30	0.38	0.52

The fair value for these options at the date of grant was estimated using a Black-Scholes model. The assumptions used in this valuation were as follows:

Risk-free interest rate	12.00%	13.00%	14.00%
Dividend yield	0.00%	0.00%	0.00%
Stock volatility	67.82%	67.82%	67.82%
Average expected life (years)	2.15	2.15	2.15

The movement in stock-based awards outstanding during the three years ended June 30, 2003 is summarized in the following table:

	2001		2002		2003
						Weighted
		Weighted		Weighted		average
	No. of shares	average	No. of shares	average	No. of shares	exercise
	under option	exercise price	under option	exercise price	under option	price

Outstanding at beginning of
year	11,025,000	1.475	7,250,000	1.475	3,550,008	1.475
Granted	—	—	—	—	—	—
Exercised	3,625,000	1.475	3,649,992	1.475	3,513,341	1.475
Lapsed or otherwise forfeited	150,000	1.475	50,000	—	36,667	—
Outstanding at end of year	—	7,250,000	1.475	3,550,008	1.475	—
Exercisable at end of year	—	—	—	—	—	—

(b) Goodwill and intangible assets

On July 1, 2002 the Company adopted SFAS 142 for US GAAP purposes, which requires that goodwill and certain intangible assets with indefinite useful lives, including those recorded in past business combinations, no longer be amortized, but instead be tested for impairment at least annually. The standard also requires the completion of a transitional impairment test with any resulting impairment identified treated as a cumulative effect of a change in accounting principle.

Prior to SFAS 142, the Company assessed goodwill for impairment based on the guidance in Accounting Principles Board Opinion No. 17, Intangible Assets and SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and had to evaluate the periods of amortization continually to determine whether later events and circumstances warranted revised estimates of useful lives; impairment had to be recognized when the carrying amount exceeded the fair market value of the asset.

In connection with the adoption of SFAS 142, the Company completed a transitional impairment test of its goodwill. Fair value was determined based on discounted cash flows using reasonable and appropriate assumptions that are consistent with internal forecasts. As a result, the Company determined that goodwill was not impaired and that no adjustment was required.

Summarized below is the carrying value and accumulated amortization of the intangible asset that will continue to be amortized under SFAS 142, as well as the carrying amount of goodwill, which will no longer be amortized.

		2002			2003
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	value	amortization	value	value	amortization	value

Goodwill	85,816	(30,172)	55,644	90,276	(30,172)	60,104
Finite-lived intangible assets:
FTS patent(1)	38,316	(7,663)	30,653	38,316	(11,494)	26,822

(1)	See note (g) to the description of quantified differences between US GAAP and SA GAAP for a discussion of the FTS patent.

Aggregate amortization expense for the year ended June 30, 2003 was R3.8 million. The Company estimates amortization expense to be R3.8 million each year for the next five years. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives and other relevant factors.

As required by SFAS 142, the standard has not been retroactively applied to the results for the period prior to adoption. Net profit on a pro-forma basis, as if SFAS 142 had been adopted as of July 1, 2000, is presented below:

	2001	2002	2003

Reported net profit	R 61,405	R 86,443	R 118,803
Add back: goodwill amortization	9,118	8,970	—
Recognition of negative goodwill	(5,688)	—	—
Adjusted net profit	R 64,835	R 95,413	R 118,803

(c)	Comprehensive income For each of the three years ended June 30, 2003, the Company’s total comprehensive income was equal to net income as reported under US GAAP.

(d)	Summarized income statements and balance sheets (Under US GAAP) (In thousands of Rands)

Balance sheets	2001	2002	2003

Current assets	R 334,673	R 459,663	R 596,768
Goodwill	63,535	55,644	60,104
Intangible assets	34,487	30,653	26,822
Other long-term assets	47,095	41,892	83,779
Total assets	479,790	587,852	767,473

Balance sheets	2001	2002	2003

Current liabilities	81,600	46,342	174,886
Long-term liabilities	33,931	105,544	65,927
Minority interests	1,579	3,274	—
Shareholders’ equity	R 362,679	R 432,692	R 526,660

Income statements	2001	2002	2003

Revenue	557,445	525,585	678,567
Cost of sales	(167,312)	(143,795)	(234,885)
Other operating income	1,215	1,872	5,373
Operating expenses	(279,922)	(253,172)	(274,552)
Interest income	10,986	14,014	23,546
Profit before taxation	122,412	144,504	198,049
Taxation	(54,040)	(56,365)	(85,794)
Profit after taxation	68,372	88,139	112,255
Income attributable to minority interests	(6,967)	(1,696)	(4,095)
Profit from continuing operations	61,405	86,443	108,160
Extraordinary item	—	—	7,764
Effect of accounting change	—	—	2,879
Net profit for the year	61,405	86,443	118,803

(e) Operating segments

The Company discloses segment information in accordance with SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information (SFAS 131), which requires companies to report selected segment information on a quarterly basis and to report certain entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues.

The Company has three reportable segments which each operate exclusively within South Africa: Transaction-based activities, Financial services and Technology sales and outsourcing. The Company’s reportable segments are strategic divisions that offer different products and services and are managed separately as each division requires different resources and marketing strategies.

The Transaction-based activities segment provides a state pension and welfare benefit distribution service to provincial governments in South Africa. Fee income is earned based on the number of beneficiaries included in the government payfile. This segment has individually significant customers that each provide more than 10 per cent of the total revenue of the Company. For the year ended June 30, 2003, there were two such customers, providing 35 per cent and 20 per cent of total revenue (2002: three customers providing 30, 18 and 13 per cent of total revenue; 2001: three customers providing 16, 14 and 12 per cent of total revenue).

The Financial services segment derives revenue from short-term personal lending activities. Interest income is recognized in the income statement as it falls due, using the interest method by reference to the constant interest rate stated in each loan agreement

The Technology sales and outsourcing segment markets, sells and implements the Universal Electronic Payment System. The segment undertakes smart card system implementation projects, delivering hardware and software in the form of customized systems. Revenue for such arrangements is recognized under the completed contract method, no income and profit being recognized until the contract is completed.

Corporate / eliminations include the Company’s head office cost centres in addition to the elimination of inter-segment transactions.

The accounting policies of the segments are consistent with those described in the summary of significant accounting policies in Note 1 and any intersegment sales or transfers are eliminated.

The Company evaluates segment performance based on net income after tax. The following tables summarize segment information:

	2003
	Transaction-	Financial	Technology Sales	Corporate/
	based Activities	Services	and Outsourcing	Eliminations	Total

Revenues from external customers	R 523,550	R 121,426	R 57,767	R (11,259)	R 691,484
Interest revenue	52,928	4,994	11,138	4,026	73,086
Interest expense	44,260	3,886	2	1,392	49,540
Depreciation and amortization	25,507	2,997	127	7,308	35,939
Income tax expense	46,005	14,170	5,868	3,089	69,132
Net profit after tax	101,580	32,824	13,612	(17,734)	130,282
Segment assets	448,986	116,760	95,161	21,621	682,528
Expenditures for long-lived assets	54,729	960	135	4,967	60,791

	2002
	Transaction-	Financial	Technology Sales	Corporate/
	based Activities	Services	and Outsourcing	Eliminations	Total

Revenues from external customers	R 371,498	R 106,196	R 56,224	R (8,333)	R 525,585
Interest revenue	25,582	2,807	4,976	(279)	33,086
Interest expense	16,406	4,093	-	(1,427)	19,072
Depreciation and amortization	14,653	2,547	502	8,688	26,390
Income tax expense	30,780	3,297	8,949	260	43,286
Net profit after tax	79,035	7,572	20,929	(1,808)	105,728
Segment assets	310,271	90,297	107,643	2,506	510,717
Expenditures for long-lived assets	9,574	8,295	54	1,549	19,472

	2001
	Transaction-	Financial	Technology Sales	Corporate/
	based Activities	Services	and Outsourcing	Eliminations	Total

Revenues from external customers	R 366,447	R 94,914	R 98,281	R (2,197)	R 557,445
Interest revenue	7,151	1,953	2,133	703	11,940
Interest expense	311	2,633	10	(2,000)	954
Depreciation and amortization	17,169	1,138	653	8,985	27,945
Income tax expense	25,900	7,541	8,581	449	42,471
Net profit after tax	57,863	17,660	20,008	(1,260)	94,271
Segment assets	221,936	72,388	75,998	21,933	392,255
Expenditures for long-lived assets	16,238	1,412	155	4,151	21,956

(f) Earnings per share

Basic earnings per common share has been calculated by dividing the net income, before and after the extraordinary item and the cumulative effect of a change in accounting principle, by the weighted average number of common shares outstanding during each period. Diluted earnings per share has been calculated to give effect to the number of additional common shares that would have been outstanding if the potential common shares that were dilutive had been issued in each period.

The following table details the weighted average number of common shares outstanding for the years ended June 30:

	2001	2002	2003

Weighted average number of shares – basic	225,004,299	230,001,354	236,977,187
Weighted average effect of dilutive securities:
Employee stock options	228,661,336	2,122,263	-
Weighted average number of shares – diluted	228,661,336	232,123,617	236,977,187

(g) Recent accounting pronouncements

New accounting pronouncements adopted at June 30, 2003 for US GAAP purposes.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This Statement supersedes SFAS 121. However, this Statement retains the fundamental provisions of SFAS 121 for recognition and measurement of the (a) impairment of long-lived assets to be held and used and (b) long-lived assets to be disposed of by sale. The Company adopted SFAS 144 effective July 1, 2002 , and it had no material impact on the Company’s results of operations and financial position.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (EITF 94-3). SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also concluded that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS 146 also establishes that fair value is the objective for initial measurement of the liability. SFAS 146 is effective for all exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS 146 on January 1, 2003. The adoption of SFAS 146 had no impact on the Company’s results of operations and financial position.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others (an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of Interpretation No. 34) (FIN 45). This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. This interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness to Others, (FIN 34), which is being superseded. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company adopted the disclosure requirements in the year ended June 30, 2003.

The interpretive guidance incorporated without change from FIN 34 continues to be required for financial statements for fiscal years ending after June 15, 1981 - the effective date of FIN 34. The Company adopted the initial recognition and initial measurement provisions of FIN 45 and it had no material impact on the Company’s results of operations and financial positions.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure (SFAS 148). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for fiscal years ended after December 15, 2002. The interim disclosure requirements of SFAS 148 are effective for interim periods beginning after December 15, 2002. As the Company has no stock-based compensation plans accounted for under SFAS 123, SFAS 148 is not applicable to the Company’s stock option plan accounting in the year ended June 30, 2003. The Company continues to apply the provisions in APB 25, as interpreted by FIN 28.

In April 2002, the FASB issued SFAS No. 145, Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections (SFAS 145). SFAS 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt (SFAS 4), SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and SFAS No. 64, Extinguishments of Debt made to satisfy Sinking-Fund requirements. As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. In addition, SFAS 145 amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.

SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company adopted all provisions of SFAS 145 in the year ended June 30, 2002. The adoption of SFAS 145 had no material impact on the Company’s results of operations or financial position.

New accounting pronouncements not adopted at June 30, 2003

In August 2001, the FASB issued SFAS No. 143, Accounting for Obligations, Associated with the Retirement of Long-Lived Assets (SFAS 143). SFAS 143 establishes accounting standards for recognition and measurement of a liability at fair value for an asset retirement obligation and an addition to the associated asset retirement cost. The accretion of interest expense each period is subsequently recorded as an expense and added to the liability. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company adopted SFAS 143 on July 1, 2003 and is currently evaluating the impact it will have on its results of operations and financial position. However, the Company does not believe that the adoption of SFAS 143 will have a material impact on its results of operations and financial position.

In November 2002, the EITF reached a final consensus related to Revenue Arrangement with Multiple Deliverables (EITF 00-21). The consensus requires that revenue arrangements with multiple deliverables should be divided into separate units of accounting if (a) a delivered item has value to the customer on stand alone basis, (b) there is objective and reliable evidence of the fair value of the undelivered item and (c) if the arrangement includes a general right of return, delivery or performance of the undelivered items is considered probable and substantially in the control of the vendor. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair value and appropriate revenue recognition criteria would be applied to each separate unit of accounting. The Company has not yet determined what effect, if any, EITF 00-21 would have on revenue and net income determined in accordance with US GAAP. The EITF agreed the effective date for the consensus will be for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The Company is still evaluating the impact of this EITF on its financial statements. This EITF will be effective for the Company for revenue arrangements entered into after July 1, 2004.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities - and Interpretation of ARB No. 51 (FIN 46). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics:

1.	The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity.

2.	The equity investors lack one or more of the following essential characteristics of a controlling financial interest:

	(a)	The direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights.

	(b)	The obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities.

	(c)	The right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Interpretation applies to public enterprises as of the beginning of the applicable interim or annual period.

FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The Company is still evaluating the impact of this interpretation on its financial statements. However, the Company does not believe that the adoption of FIN 46 will have a material impact on its results of operations and financial position.

In April 2003 the FASB issued SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities (SFAS 149). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FIN 45 and (4) amends certain other existing pronouncements.

SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003.

The provisions of SFAS 149 that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. SFAS 149 should be applied prospectively.

The Company does not expect that the adoption of this Statement will have a material impact on its results of operations and financial position.

In May 2003 the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that those instruments be classified as liabilities in statements of financial position.

SFAS 150 affects an issuer’s accounting for three types of freestanding financial instruments, namely:

  Mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.

  Financial instruments, other than outstanding shares, that do or may require the issuer to buy back some of its equity shares in exchange for cash or other assets.

  Unconditional obligations that can be settled with equity shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s equity shares.

SFAS 150 does not apply to features embedded in financial instruments that are not derivatives in their entirety.

In addition to its requirements for the classification and measurement of financial instruments within its scope, SFAS 150 also requires disclosures about alternative ways of settling such instruments and the capital structure of entities, all of whose shares are mandatorily redeemable.

SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company is currently evaluating the impact of SFAS 150 on its results of operations and financial position.

Net 1 Applied Technology Holdings Limited
Unaudited Interim Financial Statements as at and for the Six Month Period Ended December 31, 2003

Balance sheets at December 31, 2003
and June 30, 2003
(In Thousands of Rands)

			December 31,		June 30,
	Notes		2003		2003
			(Unaudited)		(Audited)
ASSETS

Non-current assets		R	95,444	R	96,050

Property, plant and equipment			63,241		65,075
Intangible assets	2		8,535		12,043
Deferred tax			23,668		18,932

Current assets			637,042		586,478

Inventory			5,745		6,437
Trade and other receivables			138,543		151,492
Cash and cash equivalents			492,754		428,549

Total assets			732,486		682,528

EQUITY AND LIABILITIES

Capital and reserves			561,999		524,120

Share capital	4		237		237
Share premium			134,497		134,497
Accumulated profit			427,265		389,386

Current liabilities			170,487		158,408

Trade and other payables			108,520		107,474
Tax			61,967		50,934

Total equity and liabilities		R	732,486	R	682,528

Income statements for the six month periods ended December 31, 2003 and December 31, 2002
(In Thousands of Rands)

			Six months		Six months
			ended		ended
			December 31,		December 31,
	Notes		2003		2002
			(Unaudited)		(Unaudited)

Revenue		R	390,742	R	310,834

Cost of sales			129,363		104,064

Gross profit			261,379		206,770

Other operating (expense) income			(159)		1,200
Operating expenses			156,213		133,264

Distribution costs			7,053		1,345
Administration expenses			36,540		27,073
Other operating expenses			112,620		104,846

Profit/(Loss) from operations			105,007		74,706

Interest received			50,548		27,388
Finance cost			(39,388)		(13,901)

Profit/(Loss) before tax			116,167		88,193

Income tax expense	3		42,740		31,349

Profit/(Loss) after tax			73,427		56,844

Minority interests			-		2,494

Net profit/(Loss) for the period		R	73,427	R	54,350

Earnings per share (Rands)	5		0.31		0.23

Cash flow statements for the six month periods ended December 31, 2003 and December 31, 2002
(In Thousands of Rands)

			Six months		Six months
			ended		ended
			December 31,		December 31,
	Notes		2003		2002
			(Unaudited)		(Unaudited)

Cash flows from operating activities		R	77,874	R	25,589

Cash receipts from customers			408,894		302,359
Cash paid to suppliers and employees			(270,192)		(236,562)

Cash (utilised by) / generated from
operations	8		138,702		65,797
Interest received			50,549		27,388
Finance cost			(39,388)		(13,901)
Tax paid			(36,442)		(28,014)
Dividends paid			(35,547)		(25,681)

Cash flows from investing activities			(13,669)		(32,779)

Additions to property, plant and
equipment			(13,798)		(33,422)
Proceeds from disposal of property,
plant and equipment			129		643

Cash flows from financing activities			-		(14)

Proceeds from issue of share capital			-		-
Share issue expenses			-		(14)

Net decrease in cash and cash
equivalents			64,205		(7,204)

Cash and cash equivalents at beginning
of period			428,549		321,814

Cash and cash equivalents at end of
period		R	492,754	R	314,610

NOTES TO THE INTERIM FINANCIAL STATEMENTS AS AT AND FOR THE SIX MONTH PERIOD ENDED
DECEMBER 31, 2003 (Unaudited)
(In Thousands of Rands)

1.

BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements (hereinafter referred to as the “Interim Financial Statements”) have been prepared in accordance with South African generally accepted accounting principles (“SA GAAP”). The Interim Financial Statements are unaudited but include all adjustments (consisting of normal recurring adjustments) which the Company’s management considers necessary for a fair presentation of the financial position as of such dates and the operating results and cash flows for those periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with SA GAAP have been condensed or omitted. The results of operations for the six month period ended December 31, 2003 may not necessarily be indicative of the operating results that may be incurred for the entire fiscal year.

The June 30, 2003 balance sheet was derived from audited financial statements but does not include all disclosures required by SA GAAP. The Company believes that the disclosures are adequate to make the information presented not misleading. These Interim Financial Statements should be read in conjunction with the Company’s audited consolidated balance sheets as of June 30, 2003, 2002 and 2001, and the related audited consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the three years in the period ended June 30,2003.

			December 31,		June 30,
			2003		2003

2.	INTANGIBLE ASSETS
	Cost
	Capitalised development costs	R	15,076	R	15,076
	Trademarks		-		-
	Goodwill		23,093		23,093
			38,169		38,169
	Accumulated amortization
	Capitalised development costs		15,076		15,076
	Trademarks		-		-
	Goodwill		14,558		11,050
			29,634		26,126
	Carrying amount
	Capitalised development costs		-		-
	Trademarks		-		-
	Goodwill		8,535		12,043
		R	8,535	R	12,043
	The carrying amount of intangible
	assets can be reconciled as follows:

	Carrying amount at beginning of year	R	12,043	R	18,284
	Acquisition of minority
	interests/subsidiaries		-		5,062
	Disposal of trademark		-		(1,630)
	Amortisation		(3,508)		(9,673)
	Carrying amount at end of year	R	8,535	R	12,043

			Six months		Six months
			ended		ended
			December 31,		December 31,
			2003		2002
3.	INCOME TAX EXPENSE
	South African normal tax
	Current year	R	43,033	R	22,837
	Deferred tax		(4,736)		5,302
	Secondary Tax on Companies		4,443		3,210
		R	42,740	R	31,349

			%		%
	Reconciliation of rate of tax:
	South African normal tax rate		30.0		30.0
	Permanent differences		3.0		1.9
	Secondary Tax on Companies		3.8		3.6
	Deferred tax not provided on tax
	losses		-		-

	Effective rate of tax		36.8		35.5

	Gross estimated tax losses of certain
	subsidiaries available for utilisation
	against
	Future taxable income	R	61,814	R	45,519
	Applied to increase deferred tax asset		(44,107)		(34,297)

		R	17,707	R	11,222

			December 31,		June 30,
			2003		2003
4.	SHARE CAPITAL
	Authorised:
	500,000,000 ordinary shares of 0.1 cent
	each	R	500	R	500
	500,000,000 “N” ordinary shares of
	0,001 cent each		5		5
	Issued:
	236,977,187 (2002: 233,463,846)
	ordinary shares of 0,1 cent each	R	237	R	237
	Share options
	Unexercised at beginning of year		-		3,550
	Cancelled during year		-		(37)
	Exercised during year		-		(3,513)
	Unexercised at end of year		-		-

			Six months	Six months
			ended	ended
			December 31,	December 31,
			2003	2002

5.	EARNINGS PER SHARE
		Number of shares in issue at end of year
	13.1	(‘000)	236,977	233,464

	13.2	Earnings per share (Rands)	0.31	0.23
		The calculation of earnings per share is based on
		consolidated net profit attributable to ordinary
		shareholders of R36,316 (2002: R30,295) and
		the weighted average number of shares.
		Weighted average number of issued shares
		(‘000)	236,977	230,001
		Aplitec has no other equity instruments outstanding at the balance sheet date.

6 .	OPERATING LEASE COMMITMENTS

Within
		Within	2-5	After
	Due	1 year	years	5 years	Total

The Group leases certain premises under operating leases. The minimum future commitments for leased premises are:

2003		R7,967	R 5,586	R81	R13,634
2002		8,062	3,351	-	11,613

7.	CAPITAL COMMITMENTS

		December 31,		June 30,
		2003		2003

The Group’s outstanding capital commitments
at the year-end, which have been approved
by the directors and contracted for amounted
to:	R	2,040	R	4,233

			Six months		Six months
			ended		ended
			December 31,		December 31,
			2003		2002

8.	CASH GENERATED FROM/(UTILISED BY) OPERATIONS

	Profit/(Loss) before interest and tax	R	105,007	R	74,709
	Depreciation and amortisation		19,013		12,033
	Unpaid on disposal of joint venture		-		-
	Income from subsidiaries		-		-
	Profit on disposal of property, plant and
	equipment		(3)		(875)
	Profit on disposal of business		-		-
	Profit/(Loss) from operations before working
	capital changes		124,017		85,867
	Working capital changes		14,685		(20,070)
	Inventory		691		2,650
	Trade and other receivables		12,948		(13,105)
	Trade and other payables		1,046		(9,615)
		R	138,702	R	65,797

9.	RELATED PARTY TRANSACTIONS Light & Livingstone Financial Services CC, in which Mr. J C Livingstone (a non-executive director) is a member, performs the Company Secretarial function for the Group.

10.    US GAAP INFORMATION

RECONCILIATION OF NET INCOME, SHAREHOLDERS’ EQUITY AND CASH FLOWS FROM SA GAAP TO US GAAP

The interim financial statements have been prepared in accordance with South African Generally Accepted Accounting Principles (SA GAAP), which differs in certain respects from Generally Accepted Accounting Principles in the United States (US GAAP). The effect of applying US GAAP principles to net profit and shareholders’ equity is set out below:

			Six months ended December 31
			2002		2003
			(Unaudited)		(Unaudited)
	Notes

Net profit as reported in accordance with SA GAAP		R	54,350	R	73,427

Items increasing / (decreasing) net profit:
Goodwill – non-amortization	(b)		10		1,226
Intangible assets - purchase price adjustment	(c)		(315)		(315)
Goodwill – date of acquisition	(f)		(7,868)		1,707
Goodwill – acquisition of Net 1 Investment Holdings intangible asset	(g)		(724)		(724)
Deferred taxes – acquisition of Net 1 Investment Holdings intangible asset	(g)		724		724
Development expenditure	(h)		1,367		-
Self-insurance	(i)		3,829		13,500
Stock compensation – employees	(j)		(1,889)		-
Internally developed intangible asset	(l)		1,630		-
Income tax – rate differences	(m)		(4,087)		(6,287)
Income tax – effect of US GAAP adjustments	(n)		(2,460)		(4,981)

Net profit in accordance with US GAAP from continuing operations			44,567		78,277

Extraordinary item – SFAS 142	(e)		7,764		-
Change in accounting policy upon adoption of SFAS 142	(e)		2,879		-

Net profit in accordance with US GAAP after extraordinary item and cumulative
effect of change in accounting principle		R	55,210	R	78,277

Earnings per share before extraordinary item and cumulative effect of a change in accounting principle computed in accordance with US GAAP
Basic and diluted			0.19		0.33
Earnings per share after extraordinary item and cumulative effect of a change in accounting principle computed in accordance with US GAAP
Basic and diluted			0.24		0.33

			June 30,		December 31,
			2003		2003
	Notes		(Audited)		(Unaudited)

Shareholders’ equity as reported in accordance with SA GAAP		R	524,120	R	561,999
Items increasing / (decreasing) shareholders’ equity:
Goodwill – capitalization	(a)		82,064		82,064
Goodwill – non-amortization	(b)		5,660		6,885
Goodwill - purchase price adjustment	(c)		(9,789)		(9,789)
Intangible asset - purchase price adjustment	(c)		4,409		4,094
Goodwill – purchase price adjustment - compensation	(d)		(7,351)		(7,351)
Goodwill – treatment of negative goodwill	(e)		464		464
Goodwill – date of acquisition	(f)		(17,087)		(15,380)
Goodwill – self insurance	(i)		4,550		4,550
Goodwill – acquisition of Net 1 Investment Holdings intangible asset	(g)		10,133		9,409
Deferred taxes – impact of acquisition of Net 1 Investment Holdings intangible
asset	(g)		(10,133)		(9,409)
Self-insurance	(i)		15,484		28,984
Derivatives	(k)		(125)		(125)
Income tax – rate differences	(m)		(45,508)		(51,793)
Income tax – effect of US GAAP adjustments	(n)		(5,327)		(10,308)
Change in accounting policy on adoption of SFAS 142	(e)		2,879		2,879
Dividends declared but not paid			(35,547)		-
Extraordinary item			7,764		7,764

Shareholders’ equity in accordance with US GAAP		R	526,660	R	604,937

The cash flow statement is presented in accordance with SA GAAP, which in this respect is the same as IAS No 7, Cash flow statements and consequently the SEC does not require a reconciliation to US GAAP to be presented.

A discussion of the material variations in the accounting principles, practices, and methods used in preparing the audited consolidated financial statements in accordance with SA GAAP from the principles, practices, and methods generally accepted in the United States is provided in Note 23 to the Company’s audited financial statements for the three years ended June 30, 2003. There are no new significant variations between SA GAAP and US GAAP accounting principles, practices, and methods used in preparing the unaudited consolidated interim financial statements.

ADDITIONAL DISCLOSURES REQUIRED BY US GAAP

(a) Goodwill and intangible assets

On July 1, 2002 the Company adopted SFAS 142 for US GAAP purposes, which requires that goodwill and certain intangible assets with indefinite useful lives, including those recorded in past business combinations, no longer be amortized, but instead be tested for impairment at least annually. The standard also requires the completion of a transitional impairment test with any resulting impairment identified treated as a cumulative effect of a change in accounting principle.

Prior to SFAS 142, the Company assessed goodwill for impairment based on the guidance in Accounting Principles Board Opinion No. 17,Intangible Assets and SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and had to evaluate the periods of amortization continually to determine whether later events and circumstances warranted revised estimates of useful lives; impairment had to be recognized when the carrying amount exceeded the fair market value of the asset.

In connection with the adoption of SFAS 142, the Company completed a transitional impairment test of its goodwill. Fair value was determined based on discounted cash flows using reasonable assumptions that are consistent with internal forecasts. As a result, the Company determined that goodwill was not impaired and that no adjustment was required.

Summarized below is the carrying value and accumulated amortization of the intangible asset that will continue to be amortized under SFAS 142, as well as the carrying amount of goodwill, which will no longer be amortized.

	June 30, 2003			December 31, 2003
	Gross carrying	Accumulated	Net carrying	Gross carrying	Accumulated	Net carrying
	value	amortization	value	value	amortization	value
Goodwill	R90,276	R(30,172)	R60,104	R90,276	R(30,172)	R60,104
Finite-lived intangible assets:
FTS patent	R38,316	R(11,494)	R26,822	R38,316	R(13,410)	R24,906

Aggregate amortization expense for the six month period ended December 31, 2003 was approximately R 1.9 million. The Company estimates amortization expense to be R3.8 million each year for the next five years. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives and other relevant factors.

(b) Comprehensive income

For each of the three month periods ended December 31, 2002 and December 31, 2003, the Company’s total comprehensive income was equal to net income as reported under US GAAP.

(c) Summarized income statements and balance sheets

	June 30,	December 31,
Balance sheets	2003	2003

Current assets	596,768	647,332
Goodwill	60,104	60,104
Intangible assets	26,822	24,906
Other long-term assets	83,779	89,012
Total assets	767,473	821,354

Current liabilities	153,435	146,103
Long-term liabilities	61,697	70,314
Shareholders' equity	552,341	604,937

Income statements	Six month period ended
	December 31
	2002	2003
Revenue	301,574	390,742
Cost of sales	(104,064)	(129,363)
Other operating (expense) income	1,200	(159)
Operating expenses	(127,964)	(140,819)
Interest income	13,487	11,160
Profit before taxation	84,233	131,561
Taxation	(37,172)	(53,284)
Profit after taxation	47,061	78,277
Income attributable to minority interests	(2,494)	-
Net profit from continuing operations	44,567	78,277
Extraordinary item	7,764	-
Effect of accounting change	2,879	-
Net profit for the year	55,210	78,277

(d) Operating segments

The Company discloses segment information in accordance with SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information (SFAS 131), which requires companies to report selected segment information on a quarterly basis and to report certain entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues.

The Company has three reportable segments which each operate exclusively within South Africa: Transaction-based activities, Financial services and Technology sales and outsourcing. The Company’s reportable segments are strategic divisions that offer different products and services and are managed separately as each division requires different resources and marketing strategies.

The Transaction-based activities segment provides a state pension and welfare benefit distribution service to provincial governments in South Africa. Fee income is earned based on the number of beneficiaries included in the government payfile. This segment has individually significant customers that each provide more than 10 per cent of the total revenue of the Company. For the year ended June 30, 2003, there were two such customers, providing 35 per cent and 20 per cent of total revenue (2002: three customers providing 30, 18 and 13 per cent of total revenue; 2001: three customers providing 16, 14 and 12 per cent of total revenue).

The Financial services segment derives revenue from short-term personal lending activities. Interest income is recognized in the income statement as it falls due, using the interest method by reference to the constant interest rate stated in each loan agreement

The Technology sales and outsourcing segment markets, sells and implements the Universal Electronic Payment System. The segment undertakes smart card system implementation projects, delivering hardware and software in the form of customized systems. Revenue for such arrangements is recognized under the completed contract method, no income and profit being recognized until the contract is completed.

Corporate / eliminations include the Company’s head office cost centers in addition to the elimination of inter-segment transactions.

The accounting policies of the segments are consistent with those described in the summary of significant accounting policies in Note 1 to the Company’s audited financial statements and any intersegment sales or transfers are eliminated.

The Company evaluates segment performance based on net income after tax. The following tables summarize segment information:

	December 31, 2003
	Transaction-		Technology
	based	Financial	sales and	Corporate /
	activities	services	outsourcing	Eliminations	Total
	R'000	R'000	R'000	R'000	R'000
Revenues from external customers	320,292	56,666	21,078	(7,294)	390,742
Interest revenue	39,156	1,939	4,446	5,007	50,548
Interest expense	37,207	411	-	1,770	39,388
Depreciation and amortization	14,603	1,522	4	2,884	19,013
Income tax expense	29,987	7,548	2,358	2,847	42,740
Net profit after tax	66,929	18,162	5,502	(17,166)	73,427
Segment assets	516,242	127,077	85,794	3,373	732,486
Expenditures for long-lived assets	9,854	496	4	3,443	13,797

	December 31, 2002
	Transaction-		Technology
	based	Financial	sales and	Corporate /
	activities	services	outsourcing	Eliminations	Total
	R'000	R'000	R'000	R'000	R'000
Revenues from external customers	212,539	60,503	42,548	(4,756)	310,834
Interest revenue	19,564	2,089	4,194	1,541	27,388
Interest expense	11,047	1,894	-	960	13,901
Depreciation and amortization	6,591	1,553	106	3,783	12,033
Income tax expense	19,274	6,248	4,260	1,567	31,349
Net profit after tax	45,249	14,928	9,940	(13,273)	56,844

(e) Recent accounting pronouncements

New accounting pronouncements adopted at Decenber 31, 2003 for US GAAP purposes

In August 2001, the FASB issued SFAS No.143, Accounting for Obligations, Associated with the Retirement of Long-Lived Assets (SFAS 143). SFAS 143 establishes accounting standards for recognition and measurement of a liability at fair value for an asset retirement obligation and an addition to the associated asset retirement cost. The accretion of interest expense each period is subsequently recorded as an expense and added to the liability. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company adopted SFAS 143 on July 1, 2003. The Company adopted SFAS 143 effective July 1, 2003, and it had no material impact on the Company’s results of operations or financial position.

In April 2003 the FASB issued SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities (SFAS 149). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FIN 45 and (4) amends certain other existing pronouncements.

SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003.

The provisions of SFAS 149 that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. SFAS 149 should be applied prospectively.

The Company adopted SFAS 149 effective July 1, 2003, and it had no material impact on the Company’s results of operations or financial position.

In May 2003 the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that those instruments be classified as liabilities in statements of financial position.

SFAS 150 affects an issuer's accounting for three types of freestanding financial instruments, namely:

  Mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.

  Financial instruments, other than outstanding shares, that do or may require the issuer to buy back some of its equity shares in exchange for cash or other assets.

  Unconditional obligations that can be settled with equity shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's equity shares.

SFAS 150 does not apply to features embedded in financial instruments that are not derivatives in their entirety.

In addition to its requirements for the classification and measurement of financial instruments within its scope, SFAS 150 also requires disclosures about alternative ways of settling such instruments and the capital structure of entities, all of whose shares are mandatorily redeemable.

SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted the SFAS 150 effective July 1, 2003, and it had no material impact on the Company’s results of operations or financial position.

New accounting pronouncements not adopted at December 31, 2003 for US GAAP purposes

In November 2002, the EITF reached a final consensus related to Revenue Arrangement with Multiple Deliverables (EITF 00-21). The consensus requires that revenue arrangements with multiple deliverables should be divided into separate units of accounting if (a) a delivered item has value to the customer on stand alone basis, (b) there is objective and reliable evidence of the fair value of the undelivered item and (c) if the arrangement includes a general right of return, delivery or performance of the undelivered items is considered probable and substantially in the control of the vendor. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair value and appropriate revenue recognition criteria would be applied to each separate unit of accounting. The Company has not yet determined what effect, if any, EITF 00-21 would have on revenue and net income determined in accordance with US GAAP. The EITF agreed the effective date for the consensus will be for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The Company is still evaluating the impact of this EITF on its financial statements. This EITF will be effective for the Company for revenue arrangements entered into after July 1, 2004.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities - and Interpretation of ARB No. 51 (FIN 46). This interpretation of Accounting Research Bulletin No.51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics:

1.
The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity.

2.	The equity investors lack one or more of the following essential characteristics of a controlling financial interest:

	(a)	The direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights.

	(b)	The obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities.

	(c)	The right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

In December 2003, the FASB issued a revision to Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46R" or the "Interpretation"). FIN 46R clarifies the application of ARB No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46R requires the consolidation of these entities, known as variable interest entities ("VIEs"), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies, to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the provisions of the Interpretation to entities that were previously considered "special-purpose entities" under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The Company does not anticipate that the adoption of FIN 46 will have a material impact on its financial position, cash flows and results of operations.

ANNEX A

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

NET 1 UEPS TECHNOLOGIES, INC.

                    Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida corporation adopts the following articles of amendment to the articles of incorporation:

                    FIRST: Amendment adopted (indicate articles number being amended, added or deleted)

                    ARTICLE IV, CAPITAL STOCK IS AMENDED TO READ AS FOLLOWS:

                    The maximum number of shares of capital stock (as defined in Section 6 herein) that the Corporation (as defined in Section 6 herein) shall be authorized to issue and have outstanding at any one time shall be eight hundred million (800,000,000), of which five hundred million (500,000,000) shares shall be designated as “common stock” (the “Common Stock”), par value $.001 per share, and three hundred million (300,000,000) shares shall be designated as “Preferred Stock” (the “Preferred Stock”) par value of $ 0.001 per share.

Blank Check Preferred Stock

                    Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and express in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

Special Convertible Preference Stock

                    The Corporation hereby establishes and designates a class of its Preferred Stock as follows:

                    Section 1. Number; Designation; Rank.

                    (a)      This series of convertible Preferred Stock is designated as the “Special Convertible Preference Stock” (the “Convertible Preference Stock”). The number of shares constituting the Convertible Preference Stock is 192,967,138 shares, par value $0.001 per share. The Convertible Preference Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation:

                    (i)      on parity, without preference and priority, to the Common Stock, par value $0.001 per share, of the Corporation (subject to Section 2), and each other class or series of Equity Security (as defined in Section 6 herein) of the Corporation, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Convertible Preference Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation (collectively, with the Common Stock, the “Parity Securities”); and

                    (ii)     junior in preference and priority to each other class or series of Equity Security of the Corporation the terms of which expressly provide that it will rank senior in preference or priority to the Convertible Preference Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation (collectively, the “Senior Securities”).

                    Section 2. Dividends.

                    (a)      So long as there are any shares of Convertible Preference Stock outstanding, immediately prior to the declaration of any dividend or distribution on the Common Stock or the Convertible Preference Stock, the Board of Directors shall determine the portion (if any) of the Corporation’s assets available for such dividend or distribution that is the result of funds or assets from New Aplitec (as defined in Section 6 herein), received by way of dividend, distribution, or other payment of earnings, capital, interest or principal or otherwise (the “South African Amount”) and shall determine what portion of such assets available for such dividend or distribution is not the South African Amount (the “Non-South African Amount”); provided that the South African Amount shall not include amounts received by way of any liquidation, distribution or dividend after an Insolvency Event on the part of New Aplitec has occurred.

                    (b)      So long as there are any shares of Convertible Preference Stock outstanding, the Directors may declare and pay a dividend or distribution on the shares of Convertible Preference Stock and the Common Stock solely from a Non-South African Amount (without declaring and paying a dividend from the South African Amount) and the Directors may declare and pay a dividend or distribution on the Common Stock solely from a South African Amount (without declaring and paying a dividend from the Non-South African Amount).

                    (c)      Any determination by the Board of Directors of a South African Amount or a Non-South African Amount shall be made in good faith and shall be final and binding on both the holders of Common Stock and the holders of Convertible Preference Stock.

                    (d)      So long as there are any shares of Convertible Preference Stock outstanding, each holder of issued and outstanding Convertible Preference Stock will be entitled to receive, when, as and if declared by the Board, for each share of Convertible Preference Stock a pro rata portion, together with the holders of Common Stock on a share for share basis, of the Non-South African Amount. The holders of Common Stock and Convertible Preference Stock shall rank pari passu in respect of dividends and distributions from Non-South African Amounts.

                    (e)      So long as there are any shares of Convertible Preference Stock outstanding, dividends and distributions from the South African Amounts shall be paid only to the holders of Common Stock and the holders of Convertible Preference Stock shall have no entitlement to participate in any such dividends or distributions from South African Amounts.

                    (f)      So long as there are any shares of Convertible Preference Stock outstanding, the Corporation shall take all actions necessary or advisable under the Florida Business Corporation Act to authorize and permit the payment of dividends to the holders of Common Stock in the maximum amount of the South African Amount, and to the extent permitted in the exercise of their fiduciary duties and under the Florida Business Corporation Act, the Board of Directors shall declare and cause the Corporation to pay a dividend on the Common Stock in the South African Amount promptly upon the receipt of proceeds representing the South African Amount after deducting therefrom the taxes payable by the Corporation on the amount so received.

                    Section 3. Liquidation, Dissolution and Winding Up.

                    In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of shares of Convertible Preference Stock shall be entitled to receive, share for share and pari passu with the holders of shares of Common Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of Senior Securities have been satisfied.

                    Section 4. Voting Rights.

                    (a)      Holders of Convertible Preference Stock have the right to receive notice of, attend, speak and vote at general meetings of the Corporation.

                    (b)      The holders of Convertible Preference Stock are entitled to vote on all matters on which the holders of Common Stock are entitled to vote, and except as otherwise provided herein or by law, the holders of Convertible Preference Stock will vote together with the holders of Common Stock as a single class. Each holder of Convertible Preference Stock present in person (as defined in Section 6 herein), or the person representing the holder of Convertible Preference Stock, is entitled to a number of votes equal to the number of shares of Common Stock that would be issued upon conversion of the Convertible Preference Stock held by such holder on the record date.

                    (c)      So long as there are any shares of Convertible Preference Stock outstanding, as adjusted for stock dividends, splits, combinations and similar events, and except as otherwise provided by law, the Corporation may not take any of the following actions without the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Convertible Preference Stock, voting together as a separate class:

                    (i)      any increase (including by way of merger, consolidation or otherwise) in the total number of authorized or issued shares of Convertible Preference Stock; or

                    (ii)     any amendment, alteration or change to the powers, designations, preferences, rights, qualifications, limitations or restrictions of the Convertible Preference Stock set forth in these Articles of Incorporation in any manner (including by way of merger, consolidation or otherwise) that adversely affects the holders of Convertible Preference Stock.

                    Section 5. Conversion.

                    Each share of Convertible Preference Stock is convertible into one share of Common Stock as provided in this Section 5.

                    (a)      General. Convertible Preference Stock is convertible upon the occurrence of a Trigger Event (as defined in Section 6 herein) into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock in the ratio of one share of Convertible Preference Stock for each one share of Common Stock. For each share of Convertible Preference Stock that is converted, the holder thereof shall transfer and deliver to the Corporation (i) 1.228070176 New Aplitec B Share (as defined in Section 6 herein) (the “Equity Payment Ratio”) and (ii) the Appropriate Principal Amount (as defined in Section 6 herein). The “Equity Payment Ratio” is the ratio of (i) the number of New Aplitec B Shares required to be delivered to the Corporation in connection with the conversion of shares of Convertible Preference Stock to (ii) one share of Convertible Preference Stock, and shall equal 1.228070176 but may be adjusted from time to time as provided herein.

                    (b)      Optional Conversion. Each holder of Convertible Preference Stock is entitled to convert, at any time and from time to time at the option and election of such holder, any or all shares of outstanding Convertible Preference Stock held by such holder into shares of Common Stock. In order to convert shares of Convertible Preference Stock into shares of Common Stock, the holder, or any trustee holding the Convertible Preference Stock and acting for the account of the holder upon receipt of written notice by such holder that such holder elects to convert any or all of such number of shares represented by such certificates as specified therein, must surrender (A) the certificates representing such shares of Convertible Preference Stock, (B) the certificates for the New Aplitec B Shares, and (C) an assignment and transfer, in favor of the Corporation, evidencing the New Aplitec B Loans, in each case in the appropriate amounts as described in Section 5(a), at the principal office of the Corporation, or if so designated by the Corporation, the Corporation’s transfer agent or other agent appointed by the Corporation for effectuating the conversion (the “Conversion Agent”).

                    (c)      Mandatory Conversion. Upon the notice of the Corporation that an Exchange Control Event (as defined in Section 6 herein) has occurred or without notice upon the occurrence of an Insolvency Event (as defined in Section 6 herein), the outstanding shares of Convertible Preference Stock shall automatically and without any further act by the holder thereof be converted into Common Stock. The Corporation shall provide written notice to all holders of Convertible Preference Stock and to New Aplitec stating that the Convertible Preference Stock has been converted to Common Stock, the Conversion Date (as defined below) and that the holders of Convertible Preference Stock are required to deliver to the Corporation on the date set out in the notice (which shall be a date not earlier than fourteen days from the date of notice) (i) the share certificates for the shares of Convertible Preference

Stock, (ii) the certificates for the New Aplitec B Shares, and (iii) an assignment and transfer in favor of the Corporation of the New Aplitec B Loans.

                    (d)      Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preference Stock, unless the Board of Directors of the Corporation shall otherwise determine to issue fractional shares. Subject to the foregoing, in lieu of fractional shares, the Corporation shall pay cash equal to such fractional amount multiplied by the Fair Market Value per share of Common Stock as of the Conversion Date (as defined below). If more than one share of Convertible Preference Stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares of Convertible Preference Stock converted by such holder at such time.

                    (e)      Mechanics of Conversion.

                    (i)      The Conversion Date shall be, (A) in the case of an optional conversion, the date of receipt of notice (together with certificates) by the Conversion Agent or the Corporation, (B) in the case of an Exchange Control Event, the date determined by the Board of Directors and set forth in the notice of mandatory conversion, and (C) in the case of an Insolvency Event, the date such event first occurred. If reasonably required by the Corporation, certificates surrendered for conversion in accordance with this Section 5 must be endorsed or accompanied by a written instrument of transfer, in a form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing. Within three business days after the relevant Conversion Date in the case of an optional conversion (or as soon as practical in case of other Trigger Events), the Corporation shall promptly issue and deliver or cause to be issued and delivered to such holder a certificate for the number of shares of Common Stock (the “New Common Stock”) to which such holder is entitled, together with a check or cash for payment of fractional shares, if any, but in no case shall such delivery exceed five business days (or 20 business days in the case of an Insolvency Event). Such conversion will be deemed to have been made on the Conversion Date, and the person (as defined in Section 6) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such Conversion Date. In the case of an optional conversion where fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares of Common Stock is issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new certificate for any shares of Convertible Preference Stock not converted other than any such tax due because shares of Common Stock or a certificate for shares of Convertible Preference Stock are issued in a name other than the name of the converting holder.

                    (ii)      The Corporation shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Common Stock for the purpose of effecting the conversion of the Convertible Preference Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Convertible Preference Stock (assuming for the purposes of this calculation that all outstanding shares of Convertible Preference Stock are held by one holder). The Corporation shall comply with all United States federal and state laws, rules and regulations and applicable rules and regulations of any securities exchange or automated quotation system on which the Common Stock is then listed or quoted. Before taking any action which would cause an adjustment in the Equity Payment Ratio that would result in the consideration received by the Corporation upon conversion per share of Common Stock to be below the then par value of the shares of Common Stock issuable upon conversion of the Convertible Preference Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock after taking such action.

                    (iii)    From and after the Conversion Date, dividends on the Convertible Preference Stock to be converted on such Conversion Date shall cease to accrue; such shares shall no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Convertible Preference Stock (except the right to receive from the Corporation the Common Stock upon conversion) shall cease and terminate with respect to such shares. Any shares of Convertible Preference Stock that have been converted will, after such conversion, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

                    (iv)      If the optional conversion is in connection with any public offering or other sale, the conversion may, at the option of any holder tendering any share of Convertible Preference Stock for conversion, be conditioned upon the closing of the sale of shares of Common Stock with the underwriter or other purchaser in such sale, in which event such conversion of such shares of Convertible Preference Stock shall not be deemed to have occurred until immediately prior to the closing of such sale.

                    (v)      The New Common Stock shall be credited as fully paid and shall rank pari passu in all respects and form once class with the shares of Common Stock then in issue.

                    (vi)     If the shares of Convertible Preference Stock remain capable of conversion into shares of Common Stock and there is a consolidation or stock-split of then outstanding shares of Common Stock, the shares of Convertible Preference Stock shall be consolidated or split in a similar manner in order, in the Directors’ fair and reasonable opinion, to maintain the relative economic benefits attributable to the shares of Convertible Preference Stock and the shares of Common Stock after the consolidation or stock-split with the position prior to such consolidation or stock-split. In any such event, the Equity Payment Ratio shall be adjusted in a similar manner in order, in the Directors’ fair and reasonable opinion, to maintain the relative economic benefits attributable to the shares of Convertible Preference Stock and the New Aplitec B Shares, New Aplitec B Loans and the shares of Common Stock.

                    (f)      Effect of Reclassification, Merger or Sale.

                    (i)      If any of the following events occur, namely (x) any reclassification of or any other change to the outstanding shares of Common Stock (other than a stock split or consolidation to which Section 5(e)(vi) applies), (y) any merger, consolidation or other combination of the Corporation with another person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, or (z) any sale, conveyance or other transfer of all or substantially all of the properties of the Corporation to any other person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, then shares of Convertible Preference Stock will be convertible into the kind and amount of shares of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Convertible Preference Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such Convertible Preference Stock) immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer.

                    (ii)      If the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer, then the holders of Convertible Preference Stock shall have the same election as to the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable in respect of each share of Common Stock issuable upon conversion of the Convertible Preference Stock.

                    (iii)    If a tender offer (which includes any exchange offer) is made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such tender offer, the maker thereof, together with members of any group (as defined in Section 6 herein) of which such maker is a part, and together with any affiliate or associate (as defined in Section 6 herein) of such maker and any members of any such group of which any such affiliate or associate is a part, own beneficially more than 50% of the outstanding shares of Common Stock, each holder of Convertible Preference Stock will be entitled to receive the highest amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) to which such holder would actually have been entitled as a holder of Common Stock if such holder had converted such holder’s Convertible Preference Stock prior to the expiration of such tender offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender offer.

                    (iv)     This Section 5(f) will similarly apply to successive reclassifications, changes, mergers, consolidations, combinations, sales, conveyances and transfers. If this Section 5(f) applies to any event or occurrence, Section 5(e) will not apply.

                    (g)      Notice of Record Date. In the event of:

                    (i)      any stock split or combination of the outstanding shares of Common Stock;

                    (ii)     any reclassification, change, merger, consolidation, combination, sale, conveyance or transfer to which Section 5(f) applies; or

                    (iii)    the dissolution, liquidation or winding up of the Corporation;

then the Corporation shall file with its corporate records and mail to the holders of the Convertible Preference Stock at their last addresses as shown on the records of the Corporation, at least 10 days prior to the record date specified in (A) below or 20 days prior to the date specified in (B) below, a notice stating:

                    (A)      the record date of such stock split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock split, combination, dividend or other distribution are to be determined, or

                    (B)      the date on which such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution or winding up.

                    (h)      Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Equity Payment Ratio pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof (as defined in Section 6 herein) and furnish to each holder of Convertible Preference Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, upon the reasonable written request of any holder of Convertible Preference Stock, furnish to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Equity Payment Ratio then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of Convertible Preference Stock.

                    (i)      No Impairment. The Corporation may not, whether by any amendment of these Articles of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Corporation, by any sale, conveyance or other transfer of any of its assets, by the liquidation, dissolution or winding up of the Corporation or by any other way, impair or restrict its ability to convert shares of Convertible Preference Stock and issue shares of Common Stock therefor, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Preference Stock against impairment to the extent required hereunder.

                    Section 6. Additional Definitions. For purposes of these articles of amendment, the following terms shall have the following meanings:

                     (a)      “affiliate” means, with respect to any specified person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, for so long as such other person remains so associated to such specified person.

                     (b)      “Aplitec” means Net 1 Applied Technology Holdings Limited, registration number 1997/007207/06, a public company incorporated in South Africa.

                     (c)      “Aplitec Holdings Participation Trust” means the Aplitec Holdings Participation Trust, a trust established in the Cayman Islands.

                     (d)      “Appropriate Principal Amount” means, as of any time, (i) the aggregate principal amount of the New Aplitec B Loans initially issued, plus any accrued interest, less (A) any repayments of such loans and (B) any of such loans transferred to the Corporation in connection with the conversion of shares of Convertible Preferred Stock into shares of Common Stock, divided by (ii) the number of shares of Convertible Preference Stock outstanding at such time.

                     (e)      “associate” has the meaning given such term in Rule 12b-2 under the Exchange Act.

                     (f)      “Board of Directors” or “Board” or “Directors” means the board of directors of the Corporation.

                     (g)       “capital stock” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all shares of Common Stock and the Preferred Stock.

                     (h)      “Corporation” means this Corporation.

                     (i)      “Equity Securities” means (x) any shares of capital stock of the Corporation, (y) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock of the Corporation, and (z) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of such the Corporation.

                     (j)      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                     (k)      “Exchange Control Event” means the relaxation or abolishment of exchange control regulations in the Republic of South Africa such that residents of South Africa are permitted to hold shares of Common Stock, provided that the Corporation may rely on the reasonable opinion of South African legal counsel as to the occurrence of an Exchange Control Event.

                     (l)      “Fair Market Value” of any property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules:

                    (i)      for a security traded or quoted on a national securities exchange or automated quotation system, the Fair Market Value will be the average of the closing prices of such security on such exchange or quotation system over a 20-trading day period ending on the trading day immediately prior to the date of determination;

                     (ii)     for Common Stock that is not so traded or quoted, the Fair Market Value shall be determined: (x) mutually by the Board and the holders of at least a majority of the then outstanding shares of Convertible Preference Stock, (y) by the Board based on a valuation of the Corporation not less than the implied valuation of the Common Stock based on an arms’-length sale of Equity Securities to a non-affiliate third-party within six months of the date of determination, or (z) by a nationally recognized investment bank or accounting firm (whose fees and expenses will be paid by the Corporation); or

                     (iii)    for any other property, the Fair Market Value shall be determined by the Board assuming a willing buyer and a willing seller in an arm’s-length transaction;

provided that if holders representing two-thirds of the then outstanding shares of Convertible Preference Stock object to a determination of the Board made pursuant to clause (ii)(y) or (z) or clause (iii), then the Fair Market Value of such property will be as determined by a nationally recognized investment banking or accounting firm (whose fees and expenses will be paid by the Corporation) selected by mutual agreement between the Board and the holders representing a majority of the then outstanding shares of Convertible Preference Stock.

                     (m)      “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

                     (n)      “hereof”, “herein” and “hereunder” and words of similar import refer to these resolutions as a whole and not merely to any particular clause, provision, section or subsection.

                     (o)      “Insolvency Event” means

                     (i)      any case, proceeding or other action commenced by either the Corporation or New Aplitec, and in each case, (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets;

                     (ii)     any case, action or proceeding or other action of relief of a nature referred to in clause (i) above against either the Corporation or New Aplitec, which, in each case, (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days;

                     (iii)    any case, proceeding or action against either the Corporation or New Aplitec, and in each case, seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

                     (iv)     any action by either the Corporation or New Aplitec, and in each case, in furtherance of, or indicating consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above.

                     (p)      “New Aplitec” means Newshelf 713 (Proprietary) Limited registration number is 2002/03144607, to be renamed “Net 1 Applied Technologies South Africa (Proprietary) Limited or a similar name, a private company incorporated in South Africa.

                     (q)      “New Aplitec B Loans” means B class loans in the capital of New Aplitec in an aggregate principal amount of ZAR 239,356,482, or ZAR 1.001004 per New Aplitec B Share which are linked by their terms to the New Aplitec B Shares.

                     (r)      “New Aplitec B Shares” means the B Class preference shares of New Aplitec of nominal value ZAR 0.001 each in the capital of New Aplitec which are linked by their terms to the New Aplitec B Loans.

                     (s)      “New Aplitec Participation Trust” means the New Aplitec Participation Trust, a trust established in South Africa.

                     (t)      “person” means any individual, corporation, limited liability Corporation, limited or general partnership, joint venture, association, joint stock Corporation, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity or any group comprised of two or more of the foregoing.

                     (u)      “Subsidiaries” means any of the Corporation’s majority or wholly owned subsidiaries.

                     (v)      “Trigger Event” means, any of:

                     (i)      the occurrence of notice from the holder of Convertible Preference Stock provided for in Section 5(a) of the determination to convert shares of Convertible Preference Stock into shares of Common Stock;

                     (ii)     the occurrence of an Insolvency Event; or

                     (iii)    the occurrence of an Exchange Control Event.

                     (w)      “ZAR” means the South African Rand.

                     Section 7. Transfer Restrictions.

                     The shares of Convertible Preference Stock may not be sold, assigned, transferred, pledged, or encumbered, except in connection with the conversion into shares of Common Stock. The shares of Convertible Preference Stock may not be held by any person other than the Aplitec Holdings Participation Trust for the benefit of the New Aplitec Participation Trust and indirectly for the benefit of former shareholders of Aplitec, and directly by the New Aplitec Participation Trust indirectly for the benefit of former shareholders of Aplitec.

                     Section 8. Miscellaneous.

                     (a)       Notices. Any notice, demand, offer, request or other communication required or permitted to be given by the Corporation to the holders of shares of Convertible Preference Stock shall be in writing and shall be deemed to be given upon the earliest to occur of:

                     (i)      the date actually received by the holder of Convertible Preference Stock;

                     (ii)     one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation);

                     (iii)    one (1) business day after being deposited with a nationally recognized overnight courier service; or

                     (iv)     three (3) business days after being addressed to each holder of record at such holder’s address appearing on the books of the Corporation and deposited in the United States mail (first class with postage prepaid and return receipt requested).

                     (b)      Status of Converted or Redeemed Shares. No shares of Convertible Preference Stock converted into shares of Common Stock or redeemed, repurchased or otherwise acquired by the Corporation or any of its Subsidiaries (as defined in Section 6 herein) shall be reissued as Convertible Preference Stock and shall have the status of undesignated Preferred Stock.

                     (c)      Amendments. Any amendment to this Article IV shall be subject to the terms hereof and shall comply with the Florida Business Corporation Act.

                     (d)      Reports. The Corporation shall mail to all holders of Convertible Preference Stock any reports, proxy statements and other materials that it mails to the holders of Common Stock.

                     (e)      Headings and Subheadings. The headings and subheadings of the sections, paragraphs, subparagraphs, clauses and sub clauses of this Article are for convenience of reference only and shall not define, limit or otherwise affect any of the provisions hereof.

[Rest of page intentionally left blank.]

                     SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provision for implementing the amendment if not contained in the amendment itself, are as follows: NONE.

                     THIRD: The date of each amendment’s adoptions is ____________ , 2004.

                     FOURTH: The date of the adoption of this Amendment ____________ , 2004:

                     The amendment was approved by the shareholders. The number of votes cast for the amendment was sufficient for approval.

Signed this ___ day of ________, 2004

By:
Name:
Title:

ANNEX B

2004 STOCK INCENTIVE PLAN OF
NET 1 UEPS TECHNOLOGIES, INC.
AND ITS SUBSIDIARIES

1. Purpose of the Plan

                     The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2. Definitions

                     The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Affiliate: With respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)	Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(d)	Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)	Board: The Board of Directors of the Company.

(f)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)	Committee: The Board, or such committee of the Board as it shall designate from time to time, in accordance with Section 4.

(h)	Company: Net 1 UEPS Technologies, Inc., a Florida corporation.

(i)	Disability: Inability of a Participant to perform in all material respects the Participant’s duties and responsibilities to the Company, or any Subsidiary of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or the Participant’s representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Committee.

(j)	Effective Date: The date the Board approves the Plan, or such later date as is designated by the Board.

(k)	Employment: The term “Employment” as used herein shall be deemed to refer to (i) a

Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, if the Participant is consultant to the Company or its Affiliates and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.

(l)	Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the Over-the-Counter Bulletin Board (or such market in which such prices are regularly quoted)(the “OTC
Bulletin Board”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the OTC Bulletin Board on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(m)	ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(n)	LSAR: A limited stock appreciation right granted pursuant to Section 7(d) of the Plan.

(o)	Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(p)	Option: A stock option granted pursuant to Section 6 of the Plan.

(q)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(r)	Participant: An employee, director or consultant of the Company or a Subsidiary who is selected by the Committee to participate in the Plan.

(s)	Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(t)	Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(u)	Plan: The 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. and its Subsidiaries.

(v)	Shares: Shares of common stock, par value $0.001 per share, of the Company.

(w)	Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(x)	Subsidiary: With reference to the Company, a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3. Shares Subject to the Plan

                     The total number of Shares which may be issued under the Plan is 17,441,872; provided, that, (i) the maximum number of Shares for which Options may be granted is 8,720,936, and (ii) the maximum number of

Shares for which Stock Appreciation Rights and Other Stock-Based Awards may be granted is 8,720,936. The maximum number of Shares for which Options and Stock Appreciation Rights (or Awards other than in Section 8(b)) may be granted during a calendar year to any Participant shall be 2,616,281 Shares . The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse without the payment of consideration may be granted again under the Plan. Shares delivered to the Company as part or full payment for the exercise of an Option or to satisfy withholding obligations upon the exercise of an Option, in each case if permitted by the Committee, may be granted again under the Plan.

4. Administration

                     The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof, which Committee shall consist, unless otherwise determined by the Board, (i) during any period that the Company is subject to Section 16 of the Act, solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and (ii) during any period that the Company is subject to Section 162(m) of the Code, solely of “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to grant awards consistent with the terms of the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant.

5. Limitations

                     No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6. Terms and Conditions of Options

                     Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted; provided, however, that the Committee may, in its sole discretion, initially grant Options following the Effective Date with an Option Price per Share of $.50.

(b)	Exercisability. Options granted under the Plan shall vest and become exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

Unless otherwise provided in an Award agreement, an Option shall vest with respect to twenty percent (20%) of the Shares initially covered by the Option on each of the first, second, third, fourth and fifth anniversaries of the date the Option was granted, subject to the Participant’s continued Employment with the Company and the other terms and conditions of the Plan and the Award agreement.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, except as otherwise provided in an Award agreement, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full, in accordance with Committee procedures, at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) to the extent permitted by the Committee, if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant owns ten percent or more of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or potion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the

Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

7. Terms and Conditions of Stock Appreciation Rights

(a)	Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) the minimum amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

(d)	Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

8. Other Stock-Based Awards

(a)	Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares,

Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). Unless otherwise provided in an Award agreement, Other Stock-Based Awards shall vest with respect to twenty percent (20%) of the Shares initially covered by such Other Stock-Based Award on each of the grant date and the first, second, third and fourth anniversaries of the date such Award was granted, subject to the Participant’s continued Employment with the Company and the other terms and conditions of the Plan and the Award agreement.

(b)	Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are Options, 2,616,281 Shares and (y) with respect to Performance-Based Awards that are not Options, $20,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the

Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

9. Adjustments Upon Certain Events

                     Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spinoff, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee, in its sole discretion and without liability to any person, may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant, (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any stock appreciation right and/or (v) any other affected terms of such Awards.

(b)	In the event a significant corporate transaction such a sale of voting stock, merger, sale of substantial assets, or other similar corporate event involving the Company, occurs after the Effective Date, (i) if determined by the Committee in the applicable Award agreement or otherwise, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Corporate transaction, and (ii) the Committee may, but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in such corporate transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights or (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the consummation of such corporate transaction, such Options shall be exercisable as to all shares subject thereto and that upon the consummation of such corporate transaction, such Options shall terminate and be of no further force and effect.

10. No Right to Employment or Awards

                     The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.   Successors and Assigns

                     The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.   Nontransferability of Awards

                     Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.   Amendments or Termination

                      The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

14.   International Participants

                     With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

15.   Choice of Law

                     The Plan shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws.

16.   Effectiveness of the Plan

                     The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

ANNEX C

January 30, 2004

Board of Directors
Net 1 UEPS Technologies, Inc.
744 West Hastings St., #325
Vancouver, BC V6C 1A5
Canada

Members of the Board:

Re: Fairness Opinion

You have requested our Opinion as independent business appraisers as to the fairness (“Opinion”) of the consideration to be received by Net 1 UEPS Technologies, Inc. (“NET” or the “Company”) for the issuance of approximately 105.6 million shares of common stock at a price of $0.50 per share (the “Issuance”) to Brait Private Equity (“BRAIT”) at January 30, 2004 (the “Valuation Date”). We have not been requested to opine as to, and our Opinion does not in any manner address, the underlying business decision of the Company to proceed with the contemplated acquisition of substantially all of the assets and the assumption of substantially all of the liabilities (the “Transaction”) of Net Applied Technology Holdings Limited (“APLITEC”). In addition, we have not been requested to explore any alternatives to the Issuance. The basis for our Opinion is supported by our Valuation Report addressed to Mr. Claude Guerard, Chief Executive Officer of NET dated January 30, 2004.

In arriving at our Opinion, we, among other things, included discussions, meetings, reliance and review of the following:

a)	Form 10Q for the quarter ended September 30, 2003 and Form 10K for the year ended December 31, 2002;

b)	Discussions with management and directors of NET were undertaken;

c)	Assumptions on NET’s market, competitive position and outlook as relayed by NET management at the Valuation Date;

d)	Relevant external and internal public information including economic, investment, industry, public market and transaction data as a background against which to assess findings specific to the business were considered;

e)	Major contracts both existing and anticipated in the very near future for NET, if any, were discussed with management, including any features or factors that may have an influence on value;

f)	Management’s forecast financial statements for the Company; and,

g)	Discussed with management of the Company the nature of the business, past operating results, future prospects with respect to operations, profitability and competition.

In arriving at our Opinion, we relied upon and assumed the accuracy and completeness of all of the financial and other information that was used, without assuming any responsibility for any independent verification of any such information, and further relied upon the assurances of NET’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading.

Further, we relied upon representations by NET management that there were no material changes to NET’s financial position, results of operations, or the forecast financial statements provided to us subsequent to September 30, 2003, the date of the most current available financial statements provided to us. We have not audited this information as part of our analysis and therefore, we do not express an opinion or other form of assurance regarding the information.

C-1

We assumed that the Issuance will comply, in all respects, with the securities laws, trade regulations and other applicable statutes and regulations of the various foreign jurisdictions under which the Issuance may be governed. Our Opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 30, 2004. Accordingly, although subsequent developments may affect our Opinion, we do not assume any obligation to update, review or reaffirm our Opinion.

In connection with our services, we received a fee for this engagement which was in no way contingent upon the results of our analysis. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this Opinion. This Opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote, if required to, with respect to either the Issuance or the Transaction.

Our Opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Issuance and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Stenton Leigh Capital Corp., except that this Opinion may be reproduced in full in, and references to the Opinion and to Stenton Leigh Capital Corp. and its relationship with the Company may be included in any proxy statement or registration statement relating to the Issuance that the Company files with the U.S. Securities and Exchange Commission and is distributed to holders of the Company’s Common Stock in connection with the Issuance.

Based upon and subject to the foregoing, it is our Opinion that, as of the date of this letter, (a) the value of NET is approximately $.004 per share at January 30, 2004, the Valuation Date and (b) the consideration to be received by NET from BRAIT, is fair.

Very truly yours,

STENTON LEIGH CAPITAL CORP.

Milton H. Barbarosh, CPA, CA, MBA, CBV, ASA
President

C-2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

                     Section 607.0850(1) of the Florida Business Corporation Act (“FBCA”) permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                     Section 607.0850(2) of the FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

                     Section 607.0850(4) of the FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.

                     Section 607.0850(3), however, provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to in Section 607.0850(1) or (2), or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him in connection therewith.

                     Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850. Expenses incurred by other employees or agents in such a proceeding may be paid in advance of final disposition thereof upon such terms or conditions that the board of directors deems appropriate.

                     The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

                     Net 1’s Bylaws provide that Net 1 shall indemnify any director or officer or any former director or officer against any liability arising from any action or suit to the full extent permitted by Florida law as referenced above.

Advances against expenses may be made under the Net 1 Bylaws and any other indemnification agreement that may be entered into by Net 1 and the indemnity coverage provided thereunder may include liabilities under the federal securities laws as well as in other contexts.

                     Reference is made to Article V of Net 1’s Bylaws filed as Exhibit 3.3 hereto.

Item 21. Exhibits and Financial Statement Schedules

               (a) Exhibits

Exhibit
Number		Description of Exhibit

2.1	—	Sale Agreement, dated October 31, 2003, between Net 1 Applied Technology Holdings Limited, Net 1 Investment Holdings (Proprietary) Limited, Net 1 Support Services (Proprietary) Limited and Newshelf 713 (Proprietary) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.2	—	Subscription Agreement, dated October 31, 2003, between Net 1 UEPS Technologies, Inc. and Newshelf 713 (Proprietary) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.3	—	Asset Purchase Agreement, dated as of January 30, 2004, between Net 1 Holdings S.a.r.l. and Net 1 UEPS Technologies, Inc. (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.4	—	Common Stock Purchase Agreement, dated as of January 30, 2004, between Net 1 UEPS Technologies, Inc. and SAPEF III International G.P. Limited (or its nominees) (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.5	—	Subscription Agreement, dated November 10, 2003, between the Trustees for the time being of the New Aplitec Participation Trust and Newshelf 713 (Proprietary) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.6	—	Trust Deed of the New Aplitec Participation Trust, dated October 31, 2003, entered into between Newshelf 713 (Proprietary) Limited and Brait Capital Partners Trustees (Proprietary) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.7	—	Trust Deed for the Aplitec Holdings Participation Trust, dated January 30, 2004, between Walkers SPV, SAPEF III International G.P. Limited (in its capacity as original enforcer), Brait Capital Partners Trustees (Proprietary) Limited (in its capacity as trustee of the New Aplitec Participation Trust) and Net 1 UEPS Technologies, Inc. (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.8	—	Umbrella Agreement, dated November 10, 2003, between SAPEF III International G.P. Limited, The Trustees of the South African Private Equity Trust III, Net 1 UEPS Technologies, Inc., The Trustees of the New Aplitec Participation Trust and Newshelf 713 (Proprietary) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.9	—	Underwriting Agreement, dated November 5, 2003, South African Private Equity Trust III and South African Private Equity Fund III L.P. and Newshelf 713 (Proprietary) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

3.1	—	Articles of Incorporation of Net 1 UEPS Technologies, Inc. (incorporated by reference to Exhibit 1 to the registrant’s registration on Form 10-SB dated August 1, 2000).

3.2	—	Articles of Amendment to Articles of Incorporation of Net 1 UEPS Technologies, Inc. (included as Annex A to the proxy statement/prospectus which is part of this Registration Statement and incorporated by reference herein).

3.3	—	By-Laws of Net 1 UEPS Technologies, Inc. (incorporated by reference to Exhibit 2 to the registrant’s Registration on Form 10-SB dated August 1, 2000).

5.1	—	Opinion of Schneider Weinberger LLP, Florida counsel to Net 1, as to the legality of the securities being registered (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

10.1	—	Distribution Agreement, dated July 1, 2002, between Net 1 UEPS Technologies, Inc. and Net 1 Investment Holdings (Pty) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

10.2	—	Patent and Technology Agreement, dated June 19, 2000, by and between Net 1 Holdings S.á.r.l. and Net 1 UEPS Technologies, Inc. (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

10.3	—	Service Level Agreement between The Limpopo Provincial Government in its Department of Health and Welfare and Cash Paymaster Services (Northern) (Pty) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

10.4	—	Service Level Agreement between the Department of Social Welfare and Population Development, Kwazulu Natal and Cash Paymaster Services Kwazulu Natal (Pty) Ltd. (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

10.5	—	2004 Stock Incentive Plan (included as Annex B to the proxy statement/prospectus which is part of this Registration Statement and incorporated by reference herein).

23.1	—	Consent of Manning Elliott, Chartered Accountants.

23.2	—	Consent of Fisher Hoffman PKF (Jhb) Inc.

23.3	—	Consent of Schneider Weinberger LLP (incorporated by reference to Exhibit 5.1 to the Registration Statement).

23.4	—	Consent of Paul Botha, Inc.

24.1	—	Power of Attorney (included on the signature page of the initial Registration Statement).

99.1	—	Fairness Opinion of Stenton Leigh Capital Corporation (included as Annex C to the proxy statement/prospectus and incorporated by reference herein).

99.2	—	Form of Proxy for Special Meeting of Net 1 Shareholders (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

Item 22. Undertakings

                     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                     The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Net 1 of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURE PAGE

                     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on March 31 , 2004.

NET 1 UEPS TECHNOLOGIES, INC.

By:	/s/ Claude Guerard
Name: Claude Guerard
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

		Signature	Title	Date

		/s/ Claude Guerard	Chief Executive	March 31 , 2004
		Claude Guerard	Officer and Director
(Principal Executive Officer)

		*	Non-Executive Chairman	March 31 , 2004
Serge Belamant

		*	Secretary and Treasurer	March 31 , 2004
		David Anthony	(Principal Financial and
Accounting Officer)

*	By:	/s/ Claude Guerard	_
Claude Guerard
Attorney-in-Fact

Exhibit
Number		Description of Exhibit

2.1	—	Sale Agreement, dated October 31, 2003, between Net 1 Applied Technology Holdings Limited, Net 1 Investment Holdings (Proprietary) Limited, Net 1 Support Services (Proprietary) Limited and Newshelf 713 (Proprietary) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.2	—	Subscription Agreement, dated October 31, 2003, between Net 1 UEPS Technologies, Inc. and Newshelf 713 (Proprietary) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.3	—	Asset Purchase Agreement, dated as of January 30, 2004, between Net 1 Holdings S.a.r.l. and Net 1 UEPS Technologies, Inc. (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.4	—	Common Stock Purchase Agreement, dated as of January 30, 2004, between Net 1 UEPS Technologies, Inc. and SAPEF III International G.P. Limited (or its nominees) (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.5	—	Subscription Agreement, dated November 10, 2003, between the Trustees for the time being of the New Aplitec Participation Trust and Newshelf 713 (Proprietary) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.6	—	Trust Deed of the New Aplitec Participation Trust, dated October 31, 2003, entered into between Newshelf 713 (Proprietary) Limited and Brait Capital Partners Trustees (Proprietary) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.7	—	Trust Deed for the Aplitec Holdings Participation Trust, dated January 30, 2004, between Walkers SPV, SAPEF III International G.P. Limited (in its capacity as original enforcer), Brait Capital Partners Trustees (Proprietary) Limited (in its capacity as trustee of the New Aplitec Participation Trust) and Net 1 UEPS Technologies, Inc. (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.8	—	Umbrella Agreement, dated November 10, 2003, between SAPEF III International G.P. Limited, The Trustees of the South African Private Equity Trust III, Net 1 UEPS Technologies, Inc., The Trustees of the New Aplitec Participation Trust and Newshelf 713 (Proprietary) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

2.9	—	Underwriting Agreement, dated November 5, 2003, South African Private Equity Trust III and South African Private Equity Fund III L.P. and Newshelf 713 (Proprietary) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

3.1	—	Articles of Incorporation of Net 1 UEPS Technologies, Inc. (incorporated by reference to Exhibit 1 to the registrant’s registration on Form 10-SB dated August 1, 2000).

3.2	—	Articles of Amendment to Articles of Incorporation of Net 1 UEPS Technologies, Inc. (included as Annex A to the proxy statement/prospectus which is part of this Registration Statement and incorporated by reference herein).

3.3	—	By-Laws of Net 1 UEPS Technologies, Inc. (incorporated by reference to Exhibit 2 to the registrant’s Registration on Form 10-SB dated August 1, 2000).

5.1	—	Opinion of Schneider Weinberger LLP, Florida counsel to Net 1, as to the legality of the securities being registered (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

10.1	—	Distribution Agreement, dated July 1, 2002, between Net 1 UEPS Technologies, Inc. and Net 1 Investment Holdings (Pty) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

10.2	—	Patent and Technology Agreement, dated June 19, 2000, by and between Net 1 Holdings S.á.r.l. and Net 1 UEPS Technologies, Inc. (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

10.3	—	Service Level Agreement between The Limpopo Provincial Government in its Department of Health and Welfare and Cash Paymaster Services (Northern) (Pty) Limited (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

10.4	—	Service Level Agreement between the Department of Social Welfare and Population Development, Kwazulu Natal and Cash Paymaster Services Kwazulu Natal (Pty) Ltd. (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).

10.5	—	2004 Stock Incentive Plan (included as Annex B to the proxy statement/prospectus which is part of this Registration Statement and incorporated by reference herein).

23.1	—	Consent of Manning Elliott, Chartered Accountants.

23.2	—	Consent of Fisher Hoffman PKF (Jhb) Inc.

23.3	—	Consent of Schneider Weinberger LLP (incorporated by reference to Exhibit 5.1 to the Registration Statement).

23.4	—	Consent of Paul Botha, Inc.

24.1	—	Power of Attorney (included on the signature page of the initial Registration Statement).

99.1	—	Fairness Opinion of Stenton Leigh Capital Corporation (included as Annex C to the proxy statement/prospectus and incorporated by reference herein).

99.2	—	Form of Proxy for Special Meeting of Net 1 Shareholders (incorporated herein by reference to the registrant’s registration statement (No. 333-112463) on Form S-4, as filed with the Commission on February 3, 2004).